Exhibit 10.6

Execution Version

CREDIT AGREEMENT

Among
HERC RENTALS INC. (f/k/a HERTZ EQUIPMENT RENTAL CORPORATION),
THE CANADIAN BORROWERS
PARTIES HERETO,

THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO,

CITIBANK, N.A.,
as Administrative Agent and as Collateral Agent,

CITIBANK, N.A.,
as Canadian Agent and as Canadian Collateral Agent,

BANK OF AMERICA, N.A.,
as Co-Collateral Agent,

CAPITAL ONE, NATIONAL ASSOCIATION, ING CAPITAL LLC and WELLS FARGO BANK, NATIONAL ASSOCIATION
as Senior Managing Agents,

and

BARCLAYS BANK PLC, BANK OF MONTREAL, BNP PARIBAS, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, GOLDMAN SACHS BANK USA, JPMORGAN CHASE BANK, N.A., ROYAL BANK OF CANADA and REGIONS BANK,
as Co-Documentation Agents

Dated as of June 30, 2016

Citigroup Global Markets Inc.,

Bank of America, N.A., Barclays Bank PLC, Bank of Montreal, BNP Paribas Securities Corp., Credit Agricole Corporate and Investment Bank, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A. and RBC Capital Markets(1)

as Joint Lead Arrangers and Joint Bookrunners

(1)           RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

		Page

SECTION 1.	DEFINITIONS	2
1.1	Defined Terms	2
1.2	Other Definitional Provisions	95
1.3	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	98
1.4	Currency Equivalents Generally	99

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	100
2.1	Commitments	100
2.2	Procedure for Revolving Credit Borrowing	106
2.3	Termination or Reduction of Commitments	108
2.4	Swing Line Commitments	118
2.5	Reserved	112
2.6	Reserved	112
2.7	Reserved	112
2.8	Repayment of Loans	112
2.9	Commitment Increases	114
2.10	Incremental Facility	115
2.11	Extension Amendments	117
2.12	Specified Refinancing Facilities	122

SECTION 3.	LETTERS OF CREDIT	124
3.1	L/C Commitment	124
3.2	Procedure for Issuance of Letters of Credit	126
3.3	Fees, Commissions and Other Charges	127
3.4	L/C Participations	128
3.5	Reimbursement Obligation of the Borrowers	131
3.6	Obligations Absolute	131
3.7	L/C Payments	132
3.8	Credit Agreement Controls	133
3.9	Additional Issuing Lenders	133

SECTION 4.	GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT	133
4.1	Interest Rates and Payment Dates	133
4.2	Conversion and Continuation Options	136
4.3	Minimum Amounts; Maximum Sets	137
4.4	Optional and Mandatory Prepayments	137
4.5	Commitment Fees; Administrative Agent’s Fees	142

i

4.6	Computation of Interest and Fees	142
4.7	Inability to Determine Interest Rate	146
4.8	Pro Rata Treatment and Payments	147
4.9	Illegality	152
4.10	Requirements of Law	153
4.11	Taxes	156
4.12	Indemnity	161
4.13	Certain Rules Relating to the Payment of Additional Amounts	162
4.14	Controls on Prepayment if Aggregate Outstanding Credit Exceeds Aggregate Revolving Credit Loan Commitments	165
4.15	Canadian Facility Lenders	165
4.16	Cash Receipts	166

SECTION 5.	REPRESENTATIONS AND WARRANTIES	173
5.1	Financial Condition	173
5.2	No Change; Solvent	173
5.3	Corporate Existence; Compliance with Law	174
5.4	Corporate Power; Authorization; Enforceable Obligations	174
5.5	No Legal Bar	175
5.6	No Material Litigation	175
5.7	No Default	175
5.8	Ownership of Property; Liens	175
5.9	Intellectual Property	175
5.10	No Burdensome Restrictions	176
5.11	Taxes	176
5.12	Federal Regulations	176
5.13	ERISA	177
5.14	Collateral	178
5.15	Investment Company Act; Other Regulations	179
5.16	Subsidiaries	179
5.17	Purpose of Loans	179
5.18	Environmental Matters	179
5.19	No Material Misstatements	180
5.20	Labor Matters	181
5.21	Insurance	181
5.22	Eligible Accounts	181
5.23	Eligible Rental Equipment; Eligible Spare Parts and Merchandise; Eligible Service Vehicles	181
5.24	Anti-Terrorism; Foreign Corrupt Practices	182

SECTION 6.	CONDITIONS PRECEDENT	183
6.1	Conditions to Initial Extension of Credit	183
6.2	Conditions to Each Other Extension of Credit	188

SECTION 7.	AFFIRMATIVE COVENANTS	188
7.1	Financial Statements	189
7.2	Certificates; Other Information	190
7.3	Payment of Taxes	192
7.4	Conduct of Business and Maintenance of Existence	192
7.5	Maintenance of Property; Insurance	192
7.6	Inspection of Property; Books and Records; Discussions	194
7.7	Notices	195
7.8	Environmental Laws	198
7.9	After-Acquired Real Property and Fixtures	198
7.10	[Reserved]	202
7.11	Maintenance of New York Process Agent	202

SECTION 8.	NEGATIVE COVENANTS	202
8.1	Consolidated Fixed Charge Ratio	202
8.2	Limitation on Indebtedness	202
8.3	Limitation on Liens	208
8.4	Limitation on Guarantee Obligations	214
8.5	Limitation on Fundamental Changes	216
8.6	Limitation on Sale of Assets	217
8.7	Limitation on Dividends	220
8.8	[Reserved]	223
8.9	Limitation on Investments, Loans and Advances	223
8.10	Limitations on Certain Acquisitions	228
8.11	Limitation on Transactions with Affiliates	230
8.12	[Reserved]	232
8.13	[Reserved]	232
8.14	Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents	232
8.15	Limitation on Changes in Fiscal Year	233
8.16	Limitation on Restrictive Agreements	234
8.17	Limitation on Lines of Business	236
8.18	Limitations on Currency, Commodity and Other Hedging Transactions	236

SECTION 9.	EVENTS OF DEFAULT	237

SECTION 10.	THE AGENTS AND THE OTHER REPRESENTATIVES	242
10.1	Appointment	242
10.2	Delegation of Duties	244
10.3	Exculpatory Provisions	244
10.4	Reliance by Agents	245
10.5	Notice of Default	245

10.6	Acknowledgements and Representations by Lenders	246
10.7	Indemnification	246
10.8	Agents and Other Representatives in Their Individual Capacity	247
10.9	Collateral Matters	248
10.10	Successor Agent	250
10.11	Other Representatives	252
10.12	Swing Line Lender	252
10.13	Withholding Tax	252
10.14	Application of Proceeds	252

SECTION 11.	MISCELLANEOUS	255
11.1	Amendments and Waivers	255
11.2	Notices	261
11.3	No Waiver; Cumulative Remedies	265
11.4	Survival of Representations and Warranties	265
11.5	Payment of Expenses and Taxes	265
11.6	Successors and Assigns; Participations and Assignments	267
11.7	Adjustments; Set-off; Calculations; Computations	273
11.8	Judgment	274
11.9	Counterparts	275
11.10	Severability	275
11.11	Integration	275
11.12	Governing Law	275
11.13	Submission To Jurisdiction; Waivers	275
11.14	Acknowledgements	277
11.15	Waiver Of Jury Trial	278
11.16	Confidentiality	278
11.17	USA Patriot Act Notice	279
11.18	Special Provisions Regarding Pledges of Capital Stock in, and Promissory Notes Owed by, Persons Not Organized in the U.S. or Canada	280
11.19	Joint and Several Liability; Postponement of Subrogation	280
11.20	Reinstatement	281
11.21	Language	282
11.22	Incremental Indebtedness; Additional Indebtedness	282
11.23	Electronic Execution of Assignments and Certain Other Documents	282

SCHEDULES

A	Commitments and Addresses
B	Designated Foreign Currencies
C	Unrestricted Subsidiary
D-1	Canadian Facility Issuing Lenders and Canadian Facility L/C Sublimit
D-2	U.S. Facility Issuing Lenders and U.S. Facility L/C Sublimit
E	Fiscal Periods
F	Existing Letters of Credit
G	Rollover Indebtedness
4.16(a)	DDAs
4.16(b)	Credit Card Arrangements
4.16(c)	Blocked Accounts
5.2	Material Adverse Effect Disclosure
5.4	Consents Required
5.6	Litigation
5.8	Real Property
5.9	Intellectual Property Claims
5.16	Subsidiaries
5.18	Environmental Matters
5.21	Insurance
6.1(e)	Lien Searches
6.1(f)	Local Counsel
6.1(j)	Title Insurance Policies
7.2	Website Address for Electronic Financial Reporting
7.10	Surveys
8.2(j)	Permitted Indebtedness
8.3(j)	Permitted Liens
8.4(a)	Permitted Guarantee Obligations
8.9(c)	Permitted Investments
8.11(e)	Permitted Transactions with Affiliates

v

EXHIBITS

A-1	Form of Revolving Credit Note
A-2	Form of Swing Line Note
B-1	U.S. Guarantee and Collateral Agreement
B-2	Canadian Guarantee and Collateral Agreement
C	Form of Mortgage
D-1	Form of Subsidiary Borrower Joinder
D-2	Form of Subsidiary Borrower Termination
E	Form of U.S. Tax Compliance Certificate
F	Form of Assignment and Acceptance
G	Form of Swing Line Loan Participation Certificate
H	Form of Borrowing Certificate
I	Reserved
J	Form of Closing Certificate
K	Form of L/C Request
L	Form of Borrowing Base Certificate
M-1	Form of Increase Supplement
M-2	Form of Lender Joinder Agreement
N-1	Form of Intercreditor Agreement
N-2	Form of First Lien Intercreditor Agreement
O	Dutch Auction Procedures
P	Form of Officer’s Certificate

CREDIT AGREEMENT, dated as of June 30, 2016, among HERC RENTALS INC., a Delaware corporation formerly known as HERTZ EQUIPMENT RENTAL CORPORATION (together with its successors and assigns, as further defined in Section 1.1, the “Parent Borrower”), the U.S. Subsidiary Borrowers (as hereinafter defined) from time to time party thereto, the Canadian Borrowers (as hereinafter defined) from time to time party hereto (the Canadian Borrowers together with the Parent Borrower and the U.S. Subsidiary Borrowers, being collectively referred to herein as the “Borrowers” and each being individually referred to as a “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (as further defined in Section 1.1, the “Lenders”), CITIBANK, N.A., as administrative agent and collateral agent for the Lenders hereunder (in such respective capacities, the “Administrative Agent” and the “Collateral Agent”), CITIBANK, N.A., as Canadian agent and as Canadian collateral agent for the Lenders hereunder (in such respective capacities, the “Canadian Agent” and the “Canadian Collateral Agent”) and BANK OF AMERICA, N.A., as co-collateral agent for the Lenders hereunder (in such capacity, the “Co-Collateral Agent”); with CAPITAL ONE, NATIONAL ASSOCIATION, ING CAPITAL LLC and WELLS FARGO BANK, NATIONAL ASSOCIATION, as senior managing agents (in such respective capacities, “Senior Managing Agent”), BARCLAYS BANK PLC, BANK OF MONTREAL, BNP PARIBAS, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, GOLDMAN SACHS BANK USA, JPMORGAN CHASE BANK, N.A., ROYAL BANK OF CANADA and REGIONS BANK, as co-documentation agents (in such respective capacities, “Documentation Agents”).  Capitalized terms are used herein as defined in Section 1.1 below.

The parties hereto hereby agree as follows:

W I T N E S S E T H:

WHEREAS, Hertz Global Holdings, Inc., a Delaware corporation that is to be renamed Herc Holdings Inc. (as further defined in Section 1.1, “HERC Holdings”) and the indirect parent of the Parent Borrower, will distribute, on the date hereof, all of the equity interests in Hertz Rental Car Holding Company, Inc., a Delaware corporation that is to be renamed Hertz Global Holdings, Inc. (as further defined in Section 1.1, “Hertz Holdings”), and, upon the Separation (as defined below), the new indirect parent of The Hertz Corporation, a Delaware corporation to the shareholders of HERC Holdings;

WHEREAS, Hertz (as defined in Section 1.1) has distributed all of the equity interests in the Parent Borrower to Hertz Investors, Inc., and Hertz Investors, Inc. has contributed all such equity interests to Holdings;

WHEREAS, in order to effect certain transactions in connection with the Separation and to finance the working capital and other business requirements and other general corporate purposes of the Parent Borrower and its Subsidiaries, including the refinancing of other indebtedness and the financing or refinancing of acquisitions, the Parent Borrower and the Canadian Borrowers have requested that the Lenders make the Loans and issue and participate in the Letters of Credit provided for herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.         DEFINITIONS.

1.1          Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“30-Day Specified Excess Availability”: as at any date the sum of (x) the quotient obtained by dividing (a) the sum of each day’s aggregate Available Loan Commitments of all Lenders during the thirty (30) consecutive day period immediately preceding any Specified Payment (calculated on a pro forma basis to include the borrowing or repayment of any Loans or issuance or cancellation of any Letters of Credit in connection with such Specified Payment) by (b) thirty (30) days plus (y) Specified Unrestricted Cash as at such date.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurocurrency Rate for an Interest Period of one month commencing on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) plus 1%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent (or another bank of recognized standing reasonably selected by the Administrative Agent and reasonably satisfactory to the Parent Borrower) as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). “Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the New York Fed based on such day’s federal funds transactions by depository institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as the federal funds effective rate, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. “New York Fed” means the Federal Reserve Bank of New York.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Eurocurrency Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the ABR shall be determined without regard to clause (b) or (c) above, as the case may be, of the first sentence hereof until the circumstances giving rise to such inability no longer exist.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR or, with respect to Canadian Facility Revolving Credit Loans, the Canadian Prime Rate.

“Acceleration”:  as defined in Section 9(e).

“Account Debtor”:  each Person who is obligated on an Account, chattel paper or a general intangible.

“Accounts”:  (x) “accounts” and “payment intangibles” as defined in the UCC or (to the extent governed thereby) the PPSA as in effect from time to time or (y) (to the extent governed by the Civil Code of Québec) all “claims” for the purposes of the Civil Code of Québec as in effect from time to time; in each case arising out of a sale, lease, or rental of goods or rendition of services and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts receivable created by or arising from all of such Person’s sales, leases or rental of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Additional ABL Indebtedness”:  as defined in the Intercreditor Agreement.

“Additional Assets”:  (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Parent Borrower or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent Borrower or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Commitment Lender”:  as defined in Section 2.9(a).

“Additional Commitments”:  as defined in Section 2.9(a).

“Additional Credit Facility”:  as defined in the Intercreditor Agreement.

“Additional Documents”:  as defined in the Intercreditor Agreement.

“Additional Indebtedness”:  as defined in the Intercreditor Agreement.

“Additional Lender”:  as defined in Section 2.10(b).

“Additional Specified Refinancing Lender”:  as defined in Section 2.12(b).

“Adjustment Date”:  (i) for purpose of determining whether the Applicable Margin in clause (a) or clause (b) of the definition of “Pricing Grid” is applicable, the date on which S&P or Moody’s effects the change in the Specified Rating requiring such a change and (ii) for purpose of determining the Applicable Margin that corresponds to the percentage of Average Available Loan Commitment on the Pricing Grid and for purpose of determining the Commitment Fee Rate, the last day of each March, June, September and December ended after the Closing Date.

“Administrative Agent”:  as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Section 10.10.

“Administrative Agent Account”:  as defined in Section 4.16(d).

“Affected BA Rate”:  as defined in Section 4.7.

“Affected Eurocurrency Rate”:  as defined in Section 4.7.

“Affected Loans”:  as defined in Section 4.9.

“Affiliate”:  as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Advance”:  as defined in Section 2.1(d).

“Agent Advance Period”:  as defined in Section 2.1(d).

“Agents”:  the collective reference to the Administrative Agent, the Collateral Agent, the Canadian Agent, the Canadian Collateral Agent, the Co-Collateral Agent, the Syndication Agent, Senior Managing Agents and the Co-Documentation Agents.

“Aggregate Canadian Facility Lender Exposure”:  the Dollar Equivalent of the sum of (a) the aggregate principal amount of all Canadian Facility Revolving Credit Loans then outstanding and (b) the aggregate amount of all Canadian Facility L/C Obligations at such time.

“Aggregate Outstanding Credit”:  as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate principal amount of all Revolving Credit Loans made by such Revolving Credit Lender then outstanding, (b) the aggregate amount equal to such Revolving Credit Lender’s U.S. Facility Commitment Percentage or Canadian Facility Commitment Percentage, as applicable, of the U.S. Facility L/C Obligations or the Canadian Facility L/C Obligations, respectively, then outstanding and (c) the aggregate amount equal to such Revolving Credit Lender’s U.S. Facility Commitment Percentage, if any, of the Swing Line Loans then outstanding.

“Aggregate U.S. Facility Lender Exposure”:  the sum of (a) the Dollar Equivalent of the aggregate principal amount of all U.S. Facility Revolving Credit Loans then outstanding, (b) the aggregate amount of all U.S. Facility L/C Obligations at such time and (c) the aggregate principal amount of the Swing Line Loans then outstanding.

“Agreement”:  this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Amendment”:  as defined in Section 8.16(c).

“Anti-Corruption Laws”:  the Foreign Corrupt Practices Act of 1977, as amended, and all laws, rules and regulations of the European Union and United Kingdom applicable to the Parent Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”:  the rate per annum determined as follows:  during the period from the Closing Date until the first Adjustment Date, the Applicable Margin shall equal (a) with respect to ABR Loans, 0.75% per annum, (b) with respect to Eurocurrency Loans, 1.75% per annum and (c) with respect to BA Equivalent Loans, 1.75% per annum.  The Applicable Margins will be adjusted on each Adjustment Date to the applicable rate per annum set forth under clause (a) or (b) of the definition of “Pricing Grid”, as applicable, under the heading “Applicable Margin for ABR Rate Loans”, “Applicable Margin for Canadian Prime Rate ABR Loans”, “Applicable Margin for Eurocurrency Loans” or “Applicable Margin for BA Equivalent Loans and BA Fees” on the applicable Pricing Grid which corresponds to the Average Available Loan Commitments for the fiscal quarter ending on (or, if the Adjustment Date changes pursuant to clause (i) of the definition thereof, the fiscal quarter ending immediately prior to) such Adjustment Date; provided, that, at all times while an Event of Default known to the Parent Borrower shall have occurred and be continuing, the Applicable Margin shall not decrease from that previously in effect.

“Applicable Rating Threshold”:  as defined in the definition of the term “Pricing Grid” in this Section 1.1.

“Approved Fund”:  as defined in Section 11.6(b).

“Arrangers”:  Citigroup Global Markets Inc., Bank of America, N.A., Barclays Bank PLC, Bank of Montreal, BNP Paribas Securities Corp., Credit Agricole Corporate and Investment Bank, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A. and Royal Bank of Canada, each in their capacity as joint lead arrangers of the Commitments hereunder.

“Asset Disposition”:  any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary, to the extent required by applicable law), property or other assets, including any Sale and Leaseback Transaction (each referred to for purposes of this definition as a “disposition”) by the Parent Borrower or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Parent Borrower or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms, as determined by the Parent Borrower in good faith) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) (a) any merger, consolidation or amalgamation permitted pursuant to Section 8.5 or Section 8.10, (b) any sale, lease, transfer or other disposition of any or all of the assets (upon voluntary liquidation or otherwise) of any Restricted Subsidiary of the Parent Borrower permitted pursuant to Section 8.5 or Section 8.10, (c) any dividend payment permitted pursuant to (or expressly not prohibited by) Section 8.7, (d) any Investment pursuant to Section 8.9 and (e) any payment, repurchase or redemption pursuant to Section 8.14, (vi) any Financing Disposition, (vii) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Parent Borrower or any Restricted Subsidiary, so

long as the Parent Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, including pursuant to any LKE Program, (ix) any financing transaction with respect to property built or acquired by the Parent Borrower or any Restricted Subsidiary after the Closing Date, including any sale/leaseback transaction or asset securitization, (x) any disposition arising from foreclosure, condemnation, eminent domain or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or necessary or advisable (as determined by the Parent Borrower in good faith) in order to consummate any acquisition of any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, or of non-core assets acquired in connection with any acquisition of any Person, business or assets or any Investment, (xi) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiii) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xiv) any disposition or series of related dispositions for aggregate consideration not to exceed $50,000,000, (xv)  the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the good faith determination of the Parent Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole, (xvi) any license, sublicense or other grant of rights in or to any trademark, copyright, patent or other intellectual property, (xvii) any lease or sublease of real or other property, (xviii)  any disposition for Fair Market Value, to any Franchisee or any Franchise Special Purpose Entity, (xix) any disposition of securities pursuant to an agreement entered into in connection with any securities lending or other securities financing transaction to the extent such securities were otherwise permitted to be disposed of at the time of entering into the agreement for such securities lending or other securities financing transaction or (xx) any other disposition if the Payment Conditions are satisfied.

“Assignee”:  as defined in Section 11.6(b).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit F.

“Availability Reserves”:  without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, (v) any

Damaged Equipment Reserves, (w) any Designated Hedging Reserve, (x) the Dilution Reserve, (y) any Cash Management Reserve and (z) such other reserves, subject to Section 2.1(c), as the Administrative Agent and Co-Collateral Agent, in their Permitted Discretion, determine as being appropriate to reflect any impairment to the value of, or the enforceability or priority of the Lien on, the Collateral consisting of Eligible Accounts, Eligible Rental Equipment, Eligible Spare Parts and Merchandise, Eligible Service Vehicles or Eligible Unbilled Accounts included in the U.S. Borrowing Base or Canadian Borrowing Base (including claims that such Agents, in their Permitted Discretion, determine will need to be satisfied in connection with the realization upon such Collateral).

“Available Amount”:  the sum, without duplication, of:

(a)                                 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on July 1, 2016 to the end of the most recent fiscal quarter for which consolidated financial statements of the Parent Borrower are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number); plus

(b)                                 (1)  the aggregate Net Proceeds and the fair value (as determined in good faith by the Parent Borrower) of property or assets received (x) by the Parent Borrower as capital contributions to the Parent Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Capital Stock) after the Closing Date (other than Excluded Contributions and any Specified Equity Contribution) or (y) by the Parent Borrower or any Restricted Subsidiary from the incurrence by the Parent Borrower or any Restricted Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock (other than Disqualified Capital Stock) of the Parent Borrower or Capital Stock of any Parent Entity, plus the amount of any cash and the fair value (as determined in good faith by the Parent Borrower) of any property or assets, received by the Parent Borrower or any Restricted Subsidiary upon such conversion or exchange plus (2) in the case of any disposition or repayment of any Investment made pursuant to Section 8.9(o), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the Parent Borrower or a Restricted Subsidiary and the initial amount of all such Investments; plus

(c)                                  $150,000,000; minus

(d)                                 the aggregate amount of (i) Restricted Payments made after the Closing Date pursuant to clause (y)(ii)(x) of the proviso to Section 8.7(f), (ii) outstanding Investments made after the Closing Date pursuant to clause (y)(ii)(x)

of the proviso to Section 8.9(o), (iii) cash consideration for acquisitions made after the Closing Date pursuant to Section 8.10(c)(y)(ii)(x) and (iv) optional payments made after the Closing Date pursuant to Section 8.14(a)(iv)(y)(ii)(x).

“Available Amount Payment Conditions”:  at any time of determination, means that (a) no Specified Default then exists or would arise as a result of making the subject Specified Payment, and (b) Available Loan Commitments and 30-Day Specified Excess Availability in each case are greater than 10% of the Total Commitment immediately after giving effect to the making of such Specified Payment.

“Available Canadian Facility Loan Commitment”:  as to any Canadian Facility Lender at any time, an amount equal to the excess, if any, of (a) the lesser of (i) the amount of such Canadian Facility Lender’s Canadian Facility Commitment at such time and (ii) the sum of (A) the amount equal to such Canadian Facility Lender’s Canadian Facility Commitment Percentage of the Canadian Borrowing Base and (B) the amount equal to such Canadian Facility Lender’s Canadian Facility Commitment Percentage of the U.S. Borrowing Base over (b) the sum of (i) the Dollar Equivalent of the aggregate unpaid principal amount at such time of all Canadian Facility Revolving Credit Loans made by such Canadian Facility Lender (or any Non-Canadian Affiliate of such Canadian Facility Lender), (ii) an amount equal to such Canadian Facility Lender’s Canadian Facility Commitment Percentage of the outstanding Canadian Facility L/C Obligations at such time, (iii) such Canadian Facility Lender’s Canadian Facility Commitment Percentage of the sum of (A) the aggregate unpaid principal amount at such time of all U.S. Facility Revolving Credit Loans (including in the case of U.S. Facility Revolving Credit Loans made in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof) and (B) an amount equal to the aggregate unpaid principal amount at such time of all Swing Line Loans, provided that for purposes of calculating Available Loan Commitments pursuant to Section 4.5(a) such amount under this clause (iii)(B) shall be zero, and (iv) such Canadian Facility Lender’s Canadian Facility Commitment Percentage of the amount equal to the outstanding U.S. Facility L/C Obligations at such time; collectively, as to all the Canadian Facility Lenders, the “Available Canadian Facility Loan Commitments”.

“Available Excluded Contribution Amount”:  the aggregate amount of Excluded Contributions, minus the sum of (i) the aggregate amount of Restricted Payments made after the Closing Date pursuant to clause (y)(ii)(z) of the proviso to Section 8.7(f), (ii) outstanding Investments made after the Closing Date pursuant to clause (y)(ii)(z) of the proviso to Section 8.9(o), (iii) cash consideration for acquisitions made after the Closing Date pursuant to Section 8.10(c)(y)(ii)(z) and (iv) optional payments made after the Closing Date pursuant to Section 8.14(a)(iv)(y)(ii)(z).

“Available Loan Commitments”:  without duplication of amounts calculated thereunder, the Available Canadian Facility Loan Commitments and the Available U.S. Facility Loan Commitments.

“Available U.S. Facility Loan Commitment”:  as to any U.S. Facility Lender at any time, an amount equal to the excess, if any, of (a) the lesser of (i) the amount of such U.S. Facility Lender’s U.S. Facility Commitment at such time and (ii) the amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the U.S. Borrowing Base over (b) the sum of (i) the aggregate unpaid principal amount at such time of all U.S. Facility Revolving Credit Loans made by such U.S. Facility Lender (including in the case of U.S. Facility Revolving Credit Loans made by such U.S. Facility Lender in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof), (ii) the amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans, provided that for purposes of calculating Available Loan Commitments pursuant to Section 4.5(a) such amount under this clause (ii) shall be zero, (iii) the amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the outstanding U.S. Facility L/C Obligations at such time and (iv) the amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the amount by the which the Dollar Equivalent of all Extensions of Credit to the Canadian Borrowers exceed the Canadian Borrowing Base; collectively, as to all the U.S. Facility Lenders, the “Available U.S. Facility Loan Commitments”.

“Average Available Loan Commitments” for any fiscal quarter, an amount (expressed as a percentage) equal to the quotient of (A) the daily average Available Loan Commitments for such fiscal quarter divided by (B) the daily average Total Commitments for such fiscal quarter.  The Administrative Agent shall provide its calculation of Average Available Loan Commitments to the Parent Borrower upon request, and in any event no later than 1 Business Day after the applicable Adjustment Date.

“Average Life”:  at the date of determination thereof, with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such principal payment by (b) the sum of all such principal payments.

“BA Equivalent Loan”:  any Loan in Canadian Dollars bearing interest at a rate determined by reference to the BA Rate in accordance with the provisions of Section 2.

“BA Fee”:  the amount calculated by multiplying the face amount of each Bankers’ Acceptance by the rate for the BA Fee specified in the Pricing Grid, and then multiplying the result by a fraction, the numerator of which is the duration of its term on the basis of the actual number of days to elapse from and including the date of acceptance of a Bankers’ Acceptance by the Lender up to but excluding the maturity date of the Bankers’ Acceptance and the denominator of which is the number of days in the calendar year in question.

“BA Proceeds”:  in respect of any Bankers’ Acceptance, an amount calculated on the applicable Borrowing Date which is (rounded to the nearest full cent, with one half of one cent being rounded up) equal to the face amount of such Bankers’ Acceptance multiplied by the price, where the price is calculated by dividing one by the sum of one plus the product of (i) the BA Rate applicable thereto expressed as a decimal fraction multiplied by (ii) a fraction, the numerator of which is the term of such Bankers’ Acceptance and the denominator of which is 365, which calculated price will be rounded to the nearest multiple of 0.001%.

“BA Rate”:  with respect to an issue of Bankers’ Acceptances in Canadian Dollars with the same maturity date, (a) for a Schedule I Lender, (i) the rate of interest per annum equal to the rates applicable to Bankers’ Acceptances having an identical or comparable term as the proposed BA Equivalent Loan or Bankers’ Acceptance displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at or about 10:15 A.M. of such day (or, if such day is not a Business Day, at or about 10:15 A.M. on the immediately preceding Business Day), or, (ii) if such rates do not appear on the CDOR Page at such time and on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) at or about 10:15 A.M. on such day at which such Lender is then offering to purchase Bankers’ Acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), and (b) for a Lender which is not a Schedule I Lender, the lesser of (i) the arithmetic average of the annual discount rates for Bankers’ Acceptances for such term quoted by such Lender at or about 10:15 A.M. and (ii) the annual discount rate applicable to Bankers’ Acceptances as determined for the Schedule I Lender in (a) above for the same Bankers’ Acceptances issue plus 10 basis points; provided, that, if such applicable rate described in clauses (a) or (b) above shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Bail-In Action”:  the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”:  with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products Agreement”:  any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Parent Borrower or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Obligations”:  of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Bankers’ Acceptance” and “B/A”:  a bill of exchange within the meaning of the Bills of Exchange Act (Canada), including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Canadian Borrowers and accepted by a Canadian Facility Lender in accordance herewith and includes a Discount Note.

“Benefited Lender”:  as defined in Section 11.7(a).

“Blocked Account Agreement”:  as defined in Section 4.16(c).

“Blocked Accounts”:  as defined in Section 4.16(c).

“Board”:  the Board of Governors of the Federal Reserve System.

“Board of Directors”:  for any Person, the board of directors or other governing body of such Person or, if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Parent Borrower.

“Borrowers”:  as defined in the Preamble hereto, and shall include any successor in interest thereto.

“Borrowing”:  the borrowing of one Type of Loan of a single Tranche by either the U.S. Borrowers (on a joint and several basis) or the Canadian Borrowers (on a joint and several basis), from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date)

having in the case of Eurocurrency Loans and BA Equivalent Loans the same Interest Period.

“Borrowing Base Certificate”:  a certificate setting forth the U.S. Borrowing Base and the Canadian Borrowing Base (in each case with supporting calculations) substantially in the form of Exhibit L or otherwise in a form reasonably satisfactory to the Parent Borrower, the Administrative Agent and the Co-Collateral Agent.

“Borrowing Date”:  any Business Day specified in a notice pursuant to Section 2.2, Section 2.4 or Section 3.2 as a date on which the Parent Borrower or any other Borrower requests the Lenders to make Loans hereunder or an Issuing Lender to issue Letters of Credit hereunder.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York (or, with respect only to Loans made by a Canadian Lender and Letters of Credit issued by an Issuing Lender not located in the City of New York, the location of such Canadian Lender or such Issuing Lender) are authorized or required by law to close, except that, when used in connection with a Eurocurrency Loan, “Business Day” shall mean, in the case of any Eurocurrency Loan in Dollars, any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York and, in the case of any Eurocurrency Loan in any Designated Foreign Currency, a day on which dealings in such Designated Foreign Currency between banks may be carried on in London, England, New York, New York and the principal financial center of such Designated Foreign Currency as set forth on Schedule B; provided, however, that, with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in Euros, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is open for settlement of payment in Euros.

“CAML Legislation”:  as defined in Section 11.17.

“Canadian Agent”:  as defined in the Preamble hereto.

“Canadian Agent Account”:  as defined in Section 4.16(d).

“Canadian Blocked Account”:  as defined in Section 4.16(c).

“Canadian Borrower Unpaid Drawing”:  drawings on Canadian Facility Letters of Credit that have not been reimbursed by the applicable Canadian Borrower.

“Canadian Borrowers”:  Matthews Equipment Limited, Western Shut-Down (1995) Limited, Hertz Canada Equipment Rental Partnership and each other Canadian Subsidiary that is a Wholly Owned Subsidiary that becomes a Borrower pursuant to a Subsidiary Borrower Joinder, in each case, together with their respective successors and assigns, and unless and until such time as the respective Canadian Borrower ceases to be a Borrower in accordance with the terms and provisions hereof.

“Canadian Borrowing Base”:  as of any date of determination, the result of, in each case using the Dollar Equivalent of all amounts in Canadian Dollars:

(a)                                 85% of the amount of Eligible Canadian Accounts, plus

(b)                                 50% of the amount of Eligible Unbilled Canadian Accounts (not to exceed 50% of the amount calculated under clause (a) above), plus

(c)                                  the lesser of:

(i)                                     95% times the then Net Book Value of Eligible Canadian Rental Equipment and Eligible Canadian Service Vehicles, and

(ii)                                  85% times the then extant Net Orderly Liquidation Value of Eligible Canadian Rental Equipment and Eligible Canadian Service Vehicles, plus

(d)                                 55% times the then Net Book Value of Eligible Canadian Spare Parts and Merchandise, minus

(e)                                  the amount of all Availability Reserves related to the Canadian Facility, minus

(f)                                   (1) the aggregate outstanding principal amount of Indebtedness incurred by any Canadian Loan Party (x) to refinance or replace the Canadian Facility in part pursuant to Section 8.2(a)(2) or pursuant to Section 8.2(x), (y) otherwise constituting Additional ABL Indebtedness or (z) to refinance or replace any Indebtedness referred to in clause (x) or (y) pursuant to Section 8.2(w)(y), in each case to the extent secured by the Collateral on a basis pari passu in priority with the Liens securing the amounts due under the Canadian Facility, pursuant to the Intercreditor Agreement, First Lien Intercreditor Agreement or Other Intercreditor Agreement and consented to by the Parent Borrower (and for the avoidance of doubt, not including Indebtedness under this Agreement) and (2) the aggregate outstanding principal amount of Indebtedness incurred by any Canadian Loan Party pursuant to Section 8.2(v) (and for the avoidance of doubt, not including Indebtedness under this Agreement), minus

(g)                                  the amount by which (i) the then Net Book Value of all Eligible Canadian Rental Equipment that is damaged or defective to the extent included in the Canadian Borrowing Base pursuant to the above exceeds (ii) 10% of the Canadian Borrowing Base, minus

(h)                                 to the extent not otherwise deducted from Available Canadian Facility Loan Commitments or Available Loan Commitments or otherwise from any calculation of amounts available to be borrowed under the Canadian Facility, the aggregate outstanding principal amount of any outstanding Incremental Loans and Specified Refinancing Loans (other than Incremental Loans or Specified Refinancing Loans, as applicable, pursuant to any FILO Tranche) incurred by any Canadian Loan Party, to the extent secured on a basis pari passu in priority with the Liens securing the Loans, minus

(i)                                     the FILO Canadian Overadvance.

“Canadian Collateral Agent”:  as defined in the Preamble hereto.

“Canadian DB Plan”:  any Foreign Plan required to be registered under Canadian federal or provincial law which contains a “defined benefit provision” as defined in subsection 147.1(l) of the Income Tax Act (Canada).

“Canadian Dollars”:  the lawful currency of Canada, as in effect from time to time.

“Canadian Extender of Credit”:  as defined in Section 4.15.

“Canadian Facility”:  the credit facility available to the Canadian Borrowers and, as provided in Section 2.1, the U.S. Borrowers hereunder.

“Canadian Facility Commitment”:  with respect to each Canadian Facility Lender, the commitment of such Canadian Facility Lender hereunder to make Extensions of Credit to the Borrowers in the amount set forth opposite its name on Schedule A hereto or as may subsequently be set forth in the Register from time to time.

“Canadian Facility Commitment Percentage”:  of any Canadian Facility Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Canadian Facility Commitment of such Canadian Lender at such time and the denominator of which is the Total Canadian Facility Commitment at such time, provided that if any such determination is to be made after the Total Canadian Facility Commitment (and the related Canadian Facility Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“Canadian Facility Issuing Lender”:  as the context may require, (i) each Lender designated as a Canadian Facility Issuing Lender on Schedule D-1 as of the Closing Date or (ii) any Canadian Facility Lender (and/or any Affiliate of such Canadian Facility Lender designated by it that is a Canadian Facility Lender) which, at the request of a Canadian Borrower and with the consent of the Canadian Agent, agrees, in such Canadian Lender’s (or Affiliate’s) sole discretion, to also become a Canadian Facility Issuing Lender for the purpose of issuing Canadian Facility Letters of Credit (including Existing Letters of Credit), in each case subject to each such financial institution’s Canadian Facility L/C Sublimit.

“Canadian Facility L/C Obligations”:  at any time, an amount equal to the Dollar Equivalent of the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Canadian Facility Letters of Credit and (b) the aggregate amount of drawings under Canadian Facility Letters of Credit which have not then been reimbursed pursuant to Section 3.5(a).

“Canadian Facility L/C Participants”:  the Canadian Facility Lenders (including any Non-Canadian Affiliate, as applicable).

“Canadian Facility L/C Sublimit”:  (i) with respect to each Canadian Facility Issuing Lender as of the Closing Date, the amount specified with respect to each such Canadian Facility Issuing Lender on Schedule D-1 hereto and (ii) with respect to any other Canadian Facility Issuing Lender, any amount as agreed in writing between such Canadian Facility Issuing Lender and the Canadian Borrowers, with the consent of the Canadian Agent.

“Canadian Facility Lender”:  each Lender which has a Canadian Facility Commitment (without giving effect to any termination of the Total Canadian Facility Commitment if there are any outstanding Canadian Facility L/C Obligations) or which has (or has any Non-Canadian Affiliate which has) any outstanding Canadian Facility Revolving Credit Loans (or a Canadian Facility Commitment Percentage in any then outstanding Canadian Facility L/C Obligations).  Unless the context otherwise requires, each reference in this Agreement to a Canadian Facility Lender includes each Canadian Facility Lender and shall include references to any Affiliate of any such Lender (including any Non-Canadian Affiliate, as applicable) which is acting as a Canadian Facility Lender.

“Canadian Facility Letters of Credit”:  Letters of Credit (including Existing Letters of Credit) issued by the Canadian Facility Issuing Lender to, or for the account of, the Borrowers, pursuant to Section 3.1.

“Canadian Facility Revolving Credit Loan”:  as defined in Section 2.1(b).

“Canadian Guarantee and Collateral Agreement”:  the Canadian Guarantee and Collateral Agreement delivered to the Canadian Collateral Agent as of the date hereof, substantially in the form of Exhibit B-2, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Canadian Lender”:  (i) each Canadian Facility Lender listed on Schedule A or the Subsidiary or Affiliate of such Canadian Facility Lender that is a Lender listed on Schedule A, and (ii) each additional Person that becomes a Canadian Facility Lender party hereto in accordance with the provisions hereof.  A Canadian Lender shall cease to be a “Canadian Lender” when it has assigned all of its Canadian Facility Commitment in accordance with Section 11.6 (or its related Canadian Facility Lender has assigned all of its Canadian Facility Commitment pursuant to Section 11.6).  For purposes of this Agreement, the term “Lender” includes each Canadian Lender unless the context otherwise requires.

“Canadian Loan Parties”:  the Canadian Borrowers and each Canadian Subsidiary Guarantor.

“Canadian Prime Rate”:  the greater of (a) rate of interest publicly announced from time to time by the Canadian Agent (or another bank of recognized standing reasonably selected by the Canadian Agent and reasonably satisfactory to the Parent Borrower) as its reference rate of interest for loans made in Canadian Dollars to Canadian customers and designed as its “prime” rate and (b) the one month BA Rate for Schedule I Lenders in effect on such day, plus 0.75% per annum.  Any change in the Canadian Prime Rate, due to a change in the Canadian Agent’s (or another bank of recognized standing reasonably selected by the Canadian Agent and reasonably satisfactory to the Parent Borrower) prime rate shall be effective on the effective date of such change in the Canadian Agent’s (or another bank of recognized standing reasonably selected by the Canadian Agent and reasonably satisfactory to the Parent Borrower) prime rate.

“Canadian Priority Payables”:  at any time, with respect to the Canadian Borrowers and Canadian Subsidiary Guarantors:

(a)                                 the amount past due and owing by such Person, or the accrued amount for which such Person has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) pension fund obligations; (ii) unemployment insurance; (iii) goods and services taxes, sales taxes, employee income taxes and other taxes payable or to be remitted or withheld; (iv) workers’ compensation; (v) vacation pay and wages; and (vi) other like charges and demands; in each case, in respect of which any Governmental Authority or other Person may claim a security interest, lien, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents; and

(b)                                 the aggregate amount of any other liabilities of such Person (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment or (ii) which are secured by a security interest, pledge, lien, charge, right or claim on any Collateral, in each case, pursuant to any applicable law, rule or regulation and which trust, security interest, pledge, lien, charge, right or claim ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents.

“Canadian Resident”:  (a) a person resident in Canada for purposes of the Income Tax Act (Canada), (b) an authorized foreign bank which at all times holds all of its interest in any obligations owed by the Canadian Borrowers hereunder in the course of its Canadian banking business for purposes of subsection 212(13.3) of the Income Tax Act (Canada) or (c) any Lender with respect to which payments to such Lender of interest, fees, commission or any other amount payable by any Canadian Borrower under the Loan Documents are not subject to any Non-Excluded Taxes imposed by Canada or any political subdivision or taxing authority thereof or therein and that is able to establish to the satisfaction of the Canadian Agent and the Canadian Borrowers that, based on applicable law in effect on the date such Lender becomes a Lender, any such payments to or for the benefit of such Lender are not subject to the withholding or deduction of any such Non-Excluded Taxes.

“Canadian Secured Parties”:  the “Secured Parties” as defined in the Canadian Guarantee and Collateral Agreement.

“Canadian Security Documents”:  the collective reference to the Canadian Guarantee and Collateral Agreement, the Hypothecs and all other similar security documents hereafter delivered to the Canadian Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Canadian Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Canadian Collateral Agent pursuant to Section 7.9(b) or Section 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Canadian Subsidiary”:  each Subsidiary of Parent Borrower that is incorporated or organized under the laws of Canada or any province thereof (other than any Excluded Subsidiary).

“Canadian Subsidiary Guarantor”:  each Canadian Subsidiary of a Canadian Borrower which executes and delivers the Canadian Guarantee and Collateral

Agreement, in each case, unless and until such time as the respective Canadian Subsidiary Guarantor ceases to constitute a Canadian Subsidiary of the Parent Borrower or is released from all of its obligations under the Canadian Guarantee and Collateral Agreement in accordance with the terms and provisions thereof.

“Capital Expenditures”:  for any period, (a) the aggregate of all expenditures by the Parent Borrower and its consolidated Subsidiaries for such period (to the extent otherwise included in such expenditures, exclusive of (i) expenditures made for Investments permitted by Section 8.9 or acquisitions permitted by Section 8.10, (ii) interest capitalized during such period, (iii) expenditures that are paid for by a third party (excluding the Parent Borrower and any of its consolidated Subsidiaries) and for which neither the Parent Borrower nor any of its consolidated Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person or (iv) expenditures made with the proceeds of any equity securities issued or capital contributions received, or Indebtedness incurred, by the Parent Borrower or any of its consolidated Subsidiaries) which, in accordance with GAAP, are included in “capital expenditures,” including any such expenditures made for purchases of Rental Equipment net of (b) Dispositions of (x) property, plant and equipment, (y) Rental Equipment and/or (z) Service Vehicles during such period.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Captive Insurance Subsidiary”:  any Subsidiary of the Parent Borrower that is subject to regulation as an insurance company (and any Subsidiary thereof).

“Cash Equivalents”:  (1) money and (2)(a) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union (in the case of any such member state, to the extent rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency)) or any agency or instrumentality of any thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any Lender or Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b)(i) or (b)(ii) above, (d) money market instruments, commercial paper or other short term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency), (e) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act, (f) investment funds investing at least 95% of their assets in cash equivalents of the types described in clauses (1) and (2)(a) through (e) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, and (h) solely with respect to any Captive Insurance Subsidiary, any investment that such Person is permitted to make in accordance with applicable law.

“Cash Management Reserves”:  such reserves as the Administrative Agent and the Co-Collateral Agent determine in their Permitted Discretion as being appropriate to reflect the reasonably anticipated monetary obligations of the Loan Parties with respect to any Bank Products Agreement then in effect that is secured by a Lien on the Collateral that is pari passu in priority with the Liens on such Collateral securing the amounts due under this Agreement, pursuant to the Intercreditor Agreement, First Lien Intercreditor Agreement or Other Intercreditor Agreement (for the avoidance of doubt, excluding any Bank Products Agreement that is secured under any of the Security Documents).

“Change in Law”:  as defined in Section 4.11(a).

“Change of Control”:  the occurrence of any of the following events:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent Entity, shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares of Voting Stock having more than 50% of the total voting power of all outstanding shares of the Relevant Parent Entity, (b) Holdings shall cease to own, directly or indirectly, 100% of the Capital Stock of the Parent Borrower (or any successor to the Parent Borrower permitted pursuant to Section 8.5) or (c) a “Change of Control” as defined in the Senior Notes Indenture shall have occurred.

“Chief Executive Office”:  with respect to any Person, the location from which such Person manages the main part of its business operations or other affairs.

“Closing Date”:  the date on which all the conditions precedent set forth in Section 6.1 shall be satisfied or waived.

“Co-Collateral Agent”: as defined in the Preamble hereto and shall include any successor thereto.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”:  as defined in the Preamble hereto and shall include any successor thereto.

“Collection Bank”:  as defined in Section 4.16(c).

“Commercial Letter of Credit”:  as defined in Section 3.1(a).

“Commitment”:  as to any Lender, its U.S. Facility Commitment and its Canadian Facility Commitment.  The original amount of the aggregate Commitments of the Revolving Credit Lenders is $1,750,000,000.

“Commitment Fee Rate”:  during the period from the Closing Date until the first Adjustment Date, 0.375% per annum.  Thereafter, the “Commitment Fee Rate” will be as set forth on the applicable Pricing Grid which corresponds to the Unutilized Commitments set forth therein.

“Commitment Percentage”:  of any Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Commitment of such Revolving Credit Lender at such time and the denominator of which is the Total Commitment at such time, provided that if any such determination is to be made after the Total Commitment (and the related Commitments of the Revolving Credit Lenders) has terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“Commitment Period”:  as to any Tranche of Commitments, the period from and including the Closing Date to but not including the Termination Date therefor, or such earlier date as such Commitments shall terminate as provided herein.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which (a) is under “common control” (within the meaning of Section 4001 of ERISA) with the Parent Borrower or (b) is part of a group of entities (whether or not incorporated), which includes the Parent Borrower, which (i) is treated as a “single employer” under Section 414(b) or (c) of the Code or (ii) solely for the purpose of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a “single employer” under Sections 414(b), (c), (m) or (o) of the Code.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Parent Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including Section 4.10, 4.11, 4.12, or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to any Borrower.

 “Consolidated Fixed Charge Coverage Ratio”:  as of the last day of the Most Recent Four Quarter Period, the ratio of (a) (i) EBITDA for such period minus (ii)  the unfinanced portion of all Capital Expenditures (excluding any Capital Expenditure made in an amount equal to all or part of the proceeds, of (x) any casualty insurance, condemnation or eminent domain or (y) any sale of assets of the Parent Borrower and its Restricted Subsidiaries (other than any Special Purpose Subsidiaries) during such period, to (b) the sum, without duplication, of (i) Debt Service Charges payable in cash by the Parent Borrower and its Restricted Subsidiaries (other than any Special Purpose Subsidiary) during such period plus (ii) federal, state and foreign income taxes paid in cash by the Parent Borrower and its Restricted Subsidiaries (other than Special Purpose Subsidiaries) (net of refunds received) for such period.

“Consolidated Indebtedness”:  at the date of determination thereof, an amount equal to (a) the sum (without duplication) of (i) Consolidated Long Term Debt plus (ii) Consolidated Short Term Debt, minus (b) to the extent included in clause (a) any amounts incurred to fund or cash collateralize or otherwise backstop or support any letter of credit facility or arrangement, minus (d) Unrestricted Cash as at such date.

“Consolidated Interest Expense”:  for any period, an amount equal to (a) interest expense (accrued for such period, and in any event excluding (u) amortization or write-off of financing costs, (v) accretion or accrual of discounted liabilities not constituting Indebtedness, (w) any expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, (x) any “additional interest” in respect of registration rights arrangements for any securities, (y) any expensing of bridge, commitment and other financing costs and (z) interest with respect to Indebtedness of any

Parent Entity appearing upon the balance sheet of the Parent Borrower solely by reason of push-down accounting under GAAP) on Indebtedness of the Parent Borrower and its Restricted Subsidiaries for such period minus (b) interest income (accrued for such period) of the Parent Borrower and its Restricted Subsidiaries for such period, in each case determined on a Consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio”:  as of the last day of the Most Recent Four Quarter Period, the ratio of (a) Consolidated Indebtedness on such day to (b) EBITDA for such period.

“Consolidated Long Term Debt”:  at the date of determination thereof, all long term debt of the Parent Borrower and its Restricted Subsidiaries as determined on a Consolidated basis in accordance with GAAP and as disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered under Section 7.1(a) or 7.1(b).

“Consolidated Net Income”:  for any period, net income (loss) of the Parent Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided that, without duplication, there shall not be included in such Consolidated Net Income:

(a)                                 any net income (loss) of any Person that is not the Parent Borrower or a Restricted Subsidiary of the Parent Borrower, except that (i) the Parent Borrower’s or any Restricted Subsidiary’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by or that (as determined by the Parent Borrower in good faith) could have been distributed by such Person during such period to the Parent Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below) and (ii) the Parent Borrower’s or any Restricted Subsidiary’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Parent Borrower or any of its Restricted Subsidiaries in such Person;

(b)                                 solely for purposes of determining the amount available for payments under clause (a) of the definition of “Available Amount”, any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Borrower or Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Parent Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than

(i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to the Senior Notes or the Senior Notes Indenture and (iii) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to any Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date (as determined by the Parent Borrower in good faith), except that (A) the Parent Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that (as determined by the Parent Borrower in good faith) could have been made by such Restricted Subsidiary during such period to the Parent Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Parent Borrower or any of its other Restricted Subsidiaries in such Restricted Subsidiary;

(c)                                  (x) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Parent Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Parent Borrower) and (y) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the Parent Borrower or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations (but if such operations are classified as discontinued because they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), including in each case any closure of any branch;

(d)                                 any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any related transactions, and any acquisition, merger or consolidation after the Closing Date or any accounting change);

(e)                                  the cumulative effect of a change in accounting principles;

(f)                                   all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(g)                                  any unrealized gains or losses in respect of any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations;

(h)                                 any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;

(i)                                     (x) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (y) income (loss) attributable to deferred compensation plans or trusts;

(j)                                    to the extent otherwise included in such Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness or other obligations of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary;

(k)                                 any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP;

(xii)                           the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost (including charges related to the implementation of strategic or cost-savings initiatives), including any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, future lease commitments, and costs related to the opening and closure and/or consolidation of facilities and to existing lines of business; and

(xiii)                        to the extent covered by insurance and actually reimbursed (or the Parent Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption,

provided, further, that the exclusion of any item pursuant to the foregoing clauses (i) through (xiii) shall also exclude the tax impact of any such item, if applicable.

“Consolidated Quarterly Tangible Assets”:  as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as at the end of any fiscal quarter of the Parent Borrower for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Short Term Debt”:  at the date of determination thereof, all short term debt of the Parent Borrower and its Restricted Subsidiaries as determined on a Consolidated basis in accordance with GAAP and as disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered under Section 7.1(a) or 7.1(b).

“Consolidated Tangible Assets”:  as of any date of determination, the amount equal to (x) the sum of Consolidated Quarterly Tangible Assets as at the end of each of the most recently ended four fiscal quarters of the Parent Borrower for which a calculation thereof is available, divided by (y) four.

“Consolidation”:  the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Parent Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Parent Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment.  The term “Consolidated” has a correlative meaning.

“Contractual Obligation”:  as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covered Liabilities”:  as defined in Section 1.3.

“Credit Card Notification”:  as defined in Section 4.16(c).

“Credit Facility”:  one or more of (i) the Senior Credit Facility and (ii) any other facilities or arrangements designated by the Parent Borrower, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables, fleet or other financings (including through the sale of receivables, fleet or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, fleet or other assets or the creation of any Liens in respect of such receivables, fleet or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, trademark or copyright security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise).  Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing or decreasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Damaged Equipment Reserves”:  reserves determined by the Administrative Agent and Co-Collateral Agent in their Permitted Discretion with respect to damaged Eligible Rental Equipment from time to time in an amount at any time equal to (x) the sum of (1) the aggregate Net Book Value of each such item of Eligible Rental Equipment with a repair cost estimated by the Parent Borrower to be greater than $250.00 individually, plus (2) the aggregate Net Book Value of each such item of Eligible Rental Equipment with a repair cost estimated by the Parent Borrower to equal or exceed the Net Book Value thereof, plus (3) the aggregate estimated repair cost of all such other damaged Eligible Rental Equipment or (y) such other amount determined as may be otherwise agreed by the Parent Borrower, the Administrative Agent and the Co-Collateral Agent at any time or from time to time.

“DDA Notification”:  as defined in Section 4.16(c).

“DDAs”:  any checking or other demand deposit account maintained by the Loan Parties (other than any such account (i) all of the proceeds of which are swept into any LKE Account, (ii) if such account is, or all of the funds and other assets owned by a Loan Party held in such account are, excluded from the Collateral pursuant to any Security Document, including Excluded Assets, or (iii) that is an Excluded Account) in which proceeds of Accounts, Rental Equipment, Service Vehicles, Spare Parts and Merchandise constituting Collateral are located or are expected to be located.  The Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the Security Documents and the Intercreditor Agreement, First Lien Intercreditor Agreement and Other Intercreditor Agreement.

“De Minimis Accounts”: any checking or deposit accounts the average monthly balance of which does not exceed $5,000,000 for any such account, provided that the aggregate average monthly balance for all such De Minimis Accounts shall not exceed $10,000,000, in each case other than as a result of inadvertent deposits made to such accounts.

“Debt Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Debt Service Charges”:  for any period, the sum of (a) Consolidated Interest Expense paid or payable in cash for such period plus (b) scheduled principal payments required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of Restricted Indebtedness of the Parent Borrower and its Restricted Subsidiaries, including the full amount of any non-recourse Indebtedness and any other obligations in respect of Financing Leases (but excluding for the avoidance of doubt the obligations hereunder, payments to reimburse any drawings under any commercial letters of credit, any payments with the proceeds of issuances of Capital Stock of (or capital contributions to) the Parent Borrower or Indebtedness permitted under Section 8.2, and any payments on Indebtedness required to be made on the final maturity date thereof) for such period, plus (c) scheduled mandatory payments on account of Disqualified Capital Stock of the Parent Borrower and its Restricted Subsidiaries (other than any Special Purpose Subsidiary) (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined on a consolidated basis in accordance with GAAP.

“Default”:  any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of Section 9(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 9, has been satisfied.

“Default Notice”:  as defined in Section 9(e).

“Defaulting Lender”:  any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Deposit Account”:  any deposit account (as such term is defined in Article 9 of the UCC or (to the extent governed thereby) any similar provision of the PPSA).

“Designated Foreign Currencies”:  (x) in the case of U.S. Facility Revolving Credit Loans or Letters of Credit, (1) Euro and Pounds Sterling and, solely with respect to U.S. Facility Letters of Credit, Australian dollars and New Zealand dollars and (2) each other currency designated by any U.S. Borrower, in each case in this clause (2), to the extent such currency is available to all U.S. Facility Lenders or agreed to by each U.S. Facility Issuing Lender and (y) in the case of Canadian Facility Revolving Credit Loans or Letters of Credit, (1) Euro and Pounds Sterling and, solely with respect to Canadian Facility Letters of Credit, Australian dollars and New Zealand dollars and (2) each other currency designated by any Borrower, in each case in this clause (2), to the extent such currency is available to all Canadian Facility Lenders or agreed to by each Canadian Facility Issuing Lender.

“Designated Hedging Agreements”:  Hedging Agreements that are (i) secured by a Lien on the Collateral that are pari passu in priority with the Liens on such Collateral securing the amounts due under this Agreement, pursuant to the Security Documents, the Intercreditor Agreement, First Lien Intercreditor Agreement or Other Intercreditor Agreement and (ii) designated by the Parent Borrower as a Permitted Hedging Arrangement to the Administrative Agent and the Co-Collateral Agent as contemplated by Section 8.3(w) or pursuant to any applicable Security Document and (except with respect to any determination of the MTM value on the Closing Date, which shall be as previously provided by the Hedging Party to the Parent Borrower and by the Parent Borrower to the Administrative Agent and the Co-Collateral Agent on or prior to the Closing Date) the Hedging Party shall have provided the MTM value on the date of such designation.

“Designated Hedging Reserves”:  such reserves as the Administrative Agent and the Co-Collateral Agent determine in their Permitted Discretion to reflect (and in no event to exceed) the then aggregate outstanding mark-to-market (“MTM”) exposure of all Loan Parties to the relevant Hedging Parties under all Designated Hedging Agreements.  Such exposure shall be the sum of the positive aggregate MTM values to each Hedging Party of all Designated Hedging Agreements with such Hedging Party outstanding at the time of the relevant calculation.  The aggregate MTM value to a Hedging Party of all Designated Hedging Agreements with such Hedging Party shall be calculated (i) on a net basis by taking into account the netting provision contained in the ISDA Master Agreement (or other similar agreement with netting provisions substantially similar to an ISDA Master Agreement) with such Hedging Party and (ii) if applicable, by taking into account any master netting agreement or arrangement in place among such Hedging Party, any Subsidiary or Affiliate thereof that is also party to a Designated Hedging Agreement and the relevant Loan Party, in which case the positive aggregate

MTM value of all relevant Designated Hedging Agreements to such Hedging Party and such Subsidiaries or Affiliates who are parties to such master netting agreements shall be calculated in respect of all of the relevant Designated Hedging Agreements on a net basis across all such Designated Hedging Agreements; provided that the Parent Borrower (i) certifies to the Administrative Agent and the Co-Collateral Agent that such master netting agreement shall apply to all such Designated Hedging Agreements in all cases including upon the occurrence of an event of default by the relevant Loan Party in respect of any such Designated Hedging Agreement and (ii) upon request, provides to the Administrative Agent and the Co-Collateral Agent a copy of the master netting agreement.  In calculating the positive aggregate MTM value to a Hedging Party, the value of collateral posted to such Hedging Party in respect of such Designated Hedging Agreements shall be taken into account, such that the value of such collateral shall reduce the MTM value of such Designated Hedging Agreements that is out-of-the-money to the relevant Loan Party by an amount equal to (x) the amount of cash collateral or (y) the value of non-cash collateral with such value as determined by the relevant Hedging Party or the relevant valuation agent in accordance with the relevant credit support annex or other collateral agreement (for the avoidance of doubt, taking into account any haircut provision applicable to such non-cash collateral); provided that the Parent Borrower shall provide any supporting documentation for such value as may be reasonably requested by the Administrative Agent or the Co-Collateral Agent.  For the avoidance of doubt, if the MTM value of all Designated Hedging Agreements with a Hedging Party is a negative amount to such Hedging Party (i.e., if all such Designated Hedging Agreements with such Hedging Party are in-the-money to the relevant Loan Party on a net basis), such MTM value shall be treated as zero in calculating the amount of the Designated Hedging Reserves.  The MTM value of a Designated Hedging Agreement for this purpose shall be calculated and provided to the Administrative Agent, the Co-Collateral Agent, the relevant Loan Party and the Parent Borrower together with the supporting calculations therefor promptly (but in any case not later than three Business Days) following (x) the last calendar day of each calendar month and (y) such other date on which a request was made by the Administrative Agent, the Co-Collateral Agent, the relevant Loan party or the Parent Borrower, as applicable, for such MTM value.  Upon receipt of such MTM value of a Designated Hedging Agreement from the relevant Hedging Party, the Parent Borrower may, within three Business Days of such receipt, notify the Administrative Agent and the Co-Collateral Agent that the Parent Borrower does not agree with such MTM value provided by such Hedging Party and seek a Dealer Polling (as defined below) with respect to the relevant Designated Hedging Agreement as set forth below.  In the event the Parent Borrower does not provide such notice to the Administrative Agent and the Co-Collateral Agent, the Administrative Agent and the Co-Collateral Agent shall use such MTM value in calculating the relevant portion of the Designated Hedging Reserves.  If a Hedging Party fails to provide the MTM value of a Designated Hedging Agreement within the relevant timeframe specified above, then the Administrative Agent and the Co-Collateral Agent (x) shall give the Parent Borrower notice thereof within three Business Days from the date such Hedging Party was required to provide such

MTM value and (y) may (but is not obligated to) provide, upon receiving from the Parent Borrower or the relevant Loan Party all of the information reasonably determined by the Administrative Agent and the Co-Collateral Agent as being necessary to determine the MTM value of the relevant Designated Hedging Agreement, a proposed MTM value of the relevant Designated Hedging Agreement within such three Business Day period.  If the Administrative Agent and the Co-Collateral Agent agree to provide such a proposed MTM value and the Parent Borrower does not notify the Administrative Agent or the Co-Collateral Agent within three Business Days from receipt thereof that it does not agree with such MTM value, then the Administrative Agent and the Co-Collateral Agent shall use such MTM value in calculating the relevant portion of the Designated Hedging Reserves.  If either (i) the Administrative Agent and the Co-Collateral Agent provide such a proposed MTM value within the timeframe contemplated by this paragraph and the Parent Borrower notifies the Administrative Agent and the Co-Collateral Agent within three Business Days of receipt thereof that it does not agree with such MTM value or (ii) the Administrative Agent and the Co-Collateral Agent have not provided a proposed MTM value within the timeframe contemplated by this paragraph, then the Parent Borrower shall commence a Dealer Polling within three Business Days of the occurrence of the latest event described in sub-clause (i) or (ii), as applicable.  Until Dealer Polling results in an alternative MTM value, the MTM value provided by the Hedging Party or the Administrative Agent and the Co-Collateral Agent (if such Agents have agreed to provide such MTM value) shall be used for purposes of calculating the Designated Hedging Reserves.  If a Hedging Party provides an MTM value in respect of the relevant Designated Hedging Agreement subsequent to the determination of an MTM value in accordance with a Dealer Polling or a calculation provided by the Administrative Agent and the Co-Collateral Agent, such MTM value so provided by the Hedging Party shall be used in calculating the relevant portion of the Designated Hedging Reserves provided that the Parent Borrower may disagree with such new MTM value and commence a new Dealer Polling in accordance with the above provisions.  A “Dealer Polling” for purposes hereof is a procedure by which the Parent Borrower seeks mid-market quotations (which may be firm or indicative) from at least two (and not more than three) recognized dealers in Hedging Agreements of the same or similar type of the MTM value of a Designated Hedging Agreement.  In seeking such quotations, the Parent Borrower shall (x) instruct each such dealer to calculate its mid-market valuation in a manner consistent with the manner in which such dealer would calculate such valuation for products of its own that are of the same or substantially similar type as the relevant Designated Hedging Agreement and (y) provide each such dealer with the transaction details and other information necessary for such dealer to provide such mid-market quotation.  The Parent Borrower shall provide a copy of all written communications with each such dealer and all information provided pursuant to clause (y) of the preceding sentence to the dealers participating in the Dealer Polling to the Administrative Agent, the Co-Collateral Agent and the relevant Hedging Party.  Upon notification to the Administrative Agent and the Co-Collateral Agent of the details and results of any such mid-market quotations from such other dealers, the Designated Hedging Reserves attributable to the Designated Hedging Agreement for which such additional dealer mid-market quotations have been obtained shall be adjusted to be equal to (i) the arithmetic average of the valuation provided by the relevant Hedging Party (or, if the Administrative Agent and the Co-Collateral Agent have agreed to provide such valuation, the valuation provided by the Administrative Agent and the Co-Collateral Agent) and the valuations provided by each of such other dealers in the event the Parent Borrower did not agree with the valuation provided by such Hedging Party (or, if the Administrative Agent and the Co-Collateral Agent have agreed to provide such valuation, the Administrative Agent and the Co-Collateral Agent) or (ii) the arithmetic average of the valuations provided by each of such other dealers in the event the relevant Hedging Party (and, if the Administrative Agent and the Co-Collateral Agent have agreed to provide such valuation, the Administrative Agent and the Co-Collateral Agent) has not provided its valuation.  In the event that (x) the Parent Borrower commenced the Dealer Polling but no third party dealer has provided any quotation within seven Business Days from the date on which the Parent Borrower notified the Administrative Agent and the Co-Collateral Agent of the commencement of the Dealer Polling, or (y) the Parent Borrower has failed to commence the Dealer Polling in a situation described above, then the MTM value of the relevant Designated Hedging Agreement for purposes of the determination of the relevant portion of the Designated Hedging Reserves shall be determined by the Administrative Agent and the Co-Collateral Agent in any manner acceptable to the Parent Borrower, provided that the use by the Administrative Agent and the Co-Collateral Agent of the MTM value provided by the relevant Hedging Party or, in absence of an MTM value provided by the relevant Hedging Party and if the Administrative Agent and the Co-Collateral Agent have agreed to provide such valuation, the MTM value calculated by the Administrative Agent and the Co-Collateral Agent for such purpose shall be deemed such determination by the Administrative Agent and the Co-Collateral Agent in such manner.

“Designated Noncash Consideration”:  the Fair Market Value of non-cash consideration received by the Parent Borrower or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate signed by a Responsible Officer of the Parent Borrower, setting forth the basis of such valuation.

“Designation Date”:  as defined in Section 2.11(f).

“Dilution”:  as of any date of determination, a percentage concerning dilution of Accounts of the Loan Parties as set forth in the most recent field examination with respect to Eligible Accounts included in the U.S. Borrowing Base or the Canadian Borrowing Base, in each case without duplication of any exclusion from the definition of “Eligible Accounts,” during the 12 month period covered by such report.

“Dilution Reserve”: as of any date of determination, an amount equal to (a) if Dilution is less than or equal to five percent (5%), $0, and (b) if Dilution is greater than five percent (5%), an amount sufficient to reduce the advance rate against Eligible Accounts set forth in the definition of U.S. Borrowing Base or Canadian Borrowing Base, as applicable, by 1 percentage point for each percentage point by which Dilution is in excess of five percent (5%).

“Discharge”:  repayment, repurchase, redeem, defease or otherwise acquire, retire or discharge.  Without limiting the foregoing, the issuance of an irrevocable notice of repayment, repurchase or redemption and deposit of related funds with a trustee, agent or other representative of the applicable creditor shall be deemed a Discharge.

“Discount Note”:  a promissory note denominated in Canadian Dollars, issued by the applicable Canadian Borrower to a Lender issuing BA Equivalent Loans to evidence a BA Equivalent Loan.

“Disinterested Director”:  as defined in Section 8.11.

“Disposition”:  any sale, lease, transfer or other disposition of shares of Capital Stock, property or other assets of a Person, including any disposition by means of a merger, consolidation or similar transaction.

“Disqualified Capital Stock”:  any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (other than a Change of Control or other similar event described under such terms as a “change of control,” or an “asset sale” or other disposition) (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable for Indebtedness or Disqualified Capital Stock or (c) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an “asset sale” or other disposition), in whole or in part, in each case on or prior to the Termination Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of any Parent Entity, Holdings, the Parent Borrower or any Subsidiary, shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lender”:  any competitor of the Parent Borrower and its Restricted Subsidiaries that is in the same or a similar line of business as the Parent Borrower and its Restricted Subsidiaries or any controlled affiliate of such competitor designated in writing by the Parent Borrower to the Administrative Agent from time to time; provided that no designation of any Person as a “Disqualified Lender” shall apply retroactively to disqualify a Person that has previously acquired an assignment or participation interest in the Loans to the extent such Person (or its Affiliates) was not a Disqualified Lender at the time of the applicable assignment or participation, as the case may be.  The Administrative Agent shall provide a current list of Disqualified Lenders to any Lender (other than a Disqualified Lender) upon written request for such list from such Lender.

“Disqualified Stock”:  as defined in the Senior Notes Indenture as in effect on the Closing Date.

“Documentation Agent”:  as defined in the preamble hereto.

“Dollar Equivalent”:  with respect to any amount denominated in Dollars, the amount thereof and, with respect to the principal amount of any Eurocurrency Loan made or outstanding in any Designated Foreign Currency or any amount in respect of any Letter of Credit denominated in any Designated Foreign Currency, the principal amount of any Canadian Facility Revolving Credit Loan or the amount of any Canadian Facility Letters of Credit at any date of determination thereof, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the Spot Rate of Exchange.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Domestic Subsidiary”:  any Restricted Subsidiary of the Parent Borrower which is not a Foreign Subsidiary.

“Dominion Event”:  the determination by the Administrative Agent and the Co-Collateral Agent that Specified Availability on any five consecutive Business Days (from and including the date the Administrative Agent or the Co-Collateral Agent has first notified the Parent Borrower) is less than 10% of the Total Commitment; provided that if after such notice while Specified Availability remains below 10% of the Total Commitment, any Borrower borrows any Loans, or has a Letter of Credit issued for its account, a Dominion Event shall begin immediately upon such Extension of Credit notwithstanding that five consecutive Business Days have not elapsed.  The occurrence of a Dominion Event shall be deemed continuing notwithstanding that Specified Availability may thereafter exceed the amount set forth in the preceding sentence unless and until the Specified Availability exceeds 10% of the Total Commitment for 20 consecutive days, in which event a Dominion Event shall no longer be deemed to be continuing.

“Earliest Refinancing Maturity Date”:  as defined in Section 8.2(w).

“EBITDA”:  for any period, the sum of (a) Consolidated Net Income for such period adjusted (i) to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income:  (A) Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clauses (a)(u) through (a)(z) thereof, and to the extent not reflected in Consolidated Interest Expense, costs of surety bonds in connection with financing activities,  (B) any non-cash expenses and charges, (C) total income tax expense, (D) depreciation expense, (E) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with Financial Accounting Standards Board Accounting Standards Codification Nos. 805 and 350), (F) non-cash provisions for reserves for discontinued operations, (G) any extraordinary, unusual or non-recurring gains or losses or charges or credits, including any expenses relating to the Transactions and any non-recurring or extraordinary items paid or accrued during such period relating to deferred compensation owed to any Management Investor that was cancelled, waived or exchanged in connection with the grant to such Management Investor of the right to receive or acquire shares of common stock of Holdings or any Parent Entity, (H) any gain or loss associated with the sale or write-down of assets (other than Rental Equipment) not in the ordinary course of business, (I) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions actually paid to the Parent Borrower or any Restricted Subsidiary by the entity accounted for by the equity method of accounting), (J) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, (K) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary, (L)  the amount of any loss or gain attributable to non-controlling interests and (M) the cumulative effect of a change in accounting principles, and (ii) by reducing EBITDA (as otherwise determined above) by the amount of all dividends paid by the Parent Borrower during the relevant period pursuant to any of clauses (a) and (b) of Section 8.7 (in each case, unless and to the extent (x) the amount paid with such dividends by Holdings or any Parent Entity would not, if the respective expense or other item had been incurred directly by the Parent Borrower, have reduced EBITDA determined in accordance with the foregoing provisions of this definition or (y) such dividend is paid by the Parent Borrower in respect of an expense or other item that has resulted in, or will result in, a reduction of EBITDA, as calculated pursuant to clause (a) above) plus (b) without duplication of any other amounts under this definition of EBITDA, the amount of net cost savings projected by the Parent Borrower in good faith to be realized as the result of actions taken or to be taken on or prior to the date that is 24 months after the Closing Date, or 24 months after the consummation of any operational change, respectively, and prior to or during such period (calculated on a pro forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions (provided that the aggregate amount of such net cost savings included in EBITDA pursuant to this clause (b) for any four-quarter period shall not exceed 20.0% of EBITDA (calculated after giving operation to this clause (b) and such cost savings are reasonably identifiable and factually supportable) plus (c) only with respect to determining compliance with Section 8.1 hereof, any Specified Equity Contribution.

Notwithstanding anything to the contrary, EBITDA (before giving effect to any pro forma adjustments or other adjustments contemplated in the paragraph below or in the definition of “Pro Forma Compliance” but after giving pro forma effect to the Transactions) shall be deemed to be $139,125,000 for the fiscal quarter ended June 30, 2015, $139,125,000 for the fiscal quarter ended September 30, 2015, $139,125,000 for the fiscal quarter ended December 31, 2015 and $139,125,000 for the fiscal quarter ended March 31, 2016.

For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Parent Borrower or any Restricted Subsidiary (other than any Special Purpose Subsidiary) shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Parent Borrower or any Restricted Subsidiary (other than any Special Purpose Subsidiary) shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X or in such other manner acceptable to the Administrative Agent as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Parent Borrower or any Restricted Subsidiary in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Parent Borrower or any Restricted Subsidiary in excess of $5,000,000 (but excluding for the avoidance of doubt any Disposition to any Franchisee or any Franchise Special Purpose Entity).

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts”:  those Accounts that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below.  In determining the amount to be included, Eligible Accounts shall be calculated net of related customer deposits (or any other customer deposit that such customer may set-off or apply against such Account) and related unapplied cash.  Eligible Accounts shall not include the following:

(a)                                 Accounts that the Account Debtor has failed to pay within 120 days of original invoice date, provided that, notwithstanding the foregoing, up to $20,000,000 of Accounts on extended terms shall not be deemed ineligible under this clause so long as the Account Debtor has not failed to pay within 150 days of the original invoice date,

(b)                                 Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of the total amount of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)                                  [reserved],

(d)                                 Accounts with respect to which the Account Debtor is (i) an Affiliate of any Loan Party or (ii) an employee or agent of any Loan Party or any Affiliate of such Loan Party,

(e)                                  Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional (other than, for the avoidance of doubt, a rental or lease basis),

(f)                                   Accounts that are not payable in Dollars; provided that Eligible Canadian Accounts may be payable in Canadian Dollars,

(g)                                  Accounts with respect to which the Account Debtor is a Person other than a Governmental Authority unless:  (i) the Account Debtor (A) is a natural person with a billing address in the United States or Canada, (B) maintains its Chief Executive Office in the United States or Canada, or (C) is organized under the laws of the United States, Canada or any state, territory, province or subdivision thereof; or (ii) (A) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent and the Co-Collateral Agent, in their Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent and the Co-Collateral Agent, in their Permitted Discretion,

(h)                                 Accounts with respect to which to the knowledge of the Parent Borrower the Account Debtor is the government of any country or sovereign state (other than the United States and Canada), or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (i) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent and the Co-Collateral Agent in their Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent and the Co-Collateral Agent in their Permitted Discretion,

(i)                                     Accounts with respect to which to the knowledge of the Parent Borrower the Account Debtor is (i) the federal government of Canada or any department, agency or instrumentality of Canada or (ii) the federal government of the United States or any department, agency or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Loan Party has complied, to the reasonable satisfaction of the Administrative Agent and the Co-Collateral Agent, in the case of clause (i) with the Financial Administration Act (Canada), and, in the case of clause (ii), the Assignment of Claims Act of 1940 (31 USC Section 3727)),

(j)                                    (i) Accounts with respect to which the Account Debtor is a creditor of any Loan Party or any Subsidiary of a Loan Party, has or has asserted a right of setoff with respect to, or has disputed its obligation to, pay all or any portion of such Accounts, to the extent of such claim, right of setoff, or dispute and (ii) Accounts which are subject to a rebate that has been earned but not taken or a chargeback, to the extent of such rebate or chargeback,

(k)                                 Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 15% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent and the Co-Collateral Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(l)                                     Accounts with respect to which the Account Debtor is Insolvent, is subject to a proceeding related thereto, has gone out of business, or as to which a Loan Party has received notice of an imminent proceeding related to such Account Debtor being or alleged to be Insolvent or which proceeding is reasonably likely to result in a material impairment of the financial condition of such Account Debtor unless (x) such Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent and the Co-Collateral Agent in their Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent or (y) such Account Debtor has received debtor-in-possession financing sufficient as determined by the Administrative Agent and the Co-Collateral Agent in their Permitted Discretion to finance its ongoing business activities and, solely with respect to Accounts that constitute prepetition claims, the Parent Borrower or other Loan Party is designated as a “critical vendor” of the Account Debtor,

(m)                             Accounts with respect to which the Account Debtor is located in a state, province or jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Loan Party has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges).  The foregoing shall not apply to the extent that the applicable Loan Party may qualify subsequently as a foreign entity authorized to transact business in such state, province or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the Administrative Agent and the Co-Collateral Agent, in their Permitted Discretion, to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account (including, for greater certainty, the requirement for a creditor to extra-provincially register in a province or territory of Canada for such purposes),

(n)                                 Accounts, the collection of which the Administrative Agent and the Co-Collateral Agent, in their Permitted Discretion, believe to be doubtful by reason of the Account Debtor’s financial condition, upon notice thereof to the Parent Borrower,

(o)                                 Accounts that are not subject to a valid and perfected first priority Lien in favor of the Collateral Agent or the Canadian Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Accounts hereunder)),

(p)                                 Accounts that have not been billed to the Account Debtor, or

(q)                                 Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Loan Party of the subject contract for goods or services.

“Eligible Canadian Accounts”:  the Eligible Accounts owned by the Canadian Borrowers and the Canadian Subsidiary Guarantors.

“Eligible Canadian Rental Equipment”:  the Eligible Rental Equipment owned by the Canadian Borrowers and the Canadian Subsidiary Guarantors.

“Eligible Canadian Service Vehicles”:  Eligible Service Vehicles owned by the Canadian Borrowers and the Canadian Subsidiary Guarantors.

“Eligible Canadian Spare Parts and Merchandise”:  the Eligible Spare Parts and Merchandise owned by the Canadian Borrowers and the Canadian Subsidiary Guarantors.

“Eligible Rental Equipment”:  (x) Rental Equipment of the Loan Parties or (y) equipment of the Loan Parties available for sale, in each case that complies in all material respects with each of the representations and warranties respecting Eligible Rental Equipment made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. An item of Rental Equipment shall not be included in Eligible Rental Equipment if:

(a)                                 a Loan Party does not have good and valid title thereto,

(b)                                 it is not located in the United States or Canada,

(c)                                  it is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent or the Canadian Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Rental Equipment hereunder)); provided that this clause (c) will not apply to Rental Equipment represented by a certificate of title or subject to the parenthetical at the end of clause (f) (such Rental Equipment being subject to clause (f) below),

(d)                                 it consists of Spare Parts and Merchandise or Service Vehicles,

(e)                                  it is reflected on the books and records of the Parent Borrower and its Subsidiaries maintained in accordance with GAAP and consistently with the Parent Borrower’s and its Subsidiaries’ then current practices as, or has been written off as, or is determined in the most recent appraisal to be, damaged or defective and not repairable; or

(f)                                   it is U.S. Rental Equipment represented by a certificate of title unless for all periods after the 150-day period following the Closing Date, a Loan Party has caused the certificate of title for such Rental Equipment to be registered with the applicable Governmental Authority showing “Citibank, N.A., as Collateral Agent” or “Citibank, N.A., as Canadian Collateral Agent”, as applicable, (or a successor Collateral Agent or Canadian Collateral Agent in such capacity, or a trustee or agent reasonably acceptable to the Collateral Agent or Canadian Collateral Agent, as applicable) as the lienholder thereon, such that such Rental Equipment is subject to a valid and perfected first priority Lien in favor of the Collateral Agent or the Canadian Collateral Agent, as applicable (or such certificate of title or the requisite application therefor has been submitted to the applicable Governmental Authority for such registration or for issuance of such certificate of title as so registered); provided for the avoidance of doubt that on or prior to the 150-day period following the Closing Date, Rental Equipment shall be included in Eligible Rental Equipment notwithstanding this clause (f), and the eligibility criteria specified in this clause (f) shall not apply during such period.

“Eligible Service Vehicles”:  Service Vehicles of the Loan Parties that comply in all material respects with each of the representations and warranties respecting Eligible Service Vehicles made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below.  A Service Vehicle shall not be included in Eligible Service Vehicles if:

(a)                                 a Loan Party does not have good and valid title thereto,

(b)                                 it is not located in the United States or Canada,

(c)                                  it is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent or the Canadian Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Service Vehicles hereunder)); provided that this clause (c) will not apply to Service Vehicles represented by a certificate of title or subject to the parenthetical at the end of clause (f) (such Service Vehicle being subject to clause (f) below); provided further that with respect to Service Vehicles of any Canadian Loan Party, in order to perfect such valid and perfected first priority Lien it will not be necessary to perfect it by describing the vehicle identification number so long as there is no competing PPSA registration that does so,

(d)                                 it is reflected on the books and records of the Parent Borrower and its Subsidiaries maintained in accordance with GAAP and consistently with the Parent Borrower’s and its Subsidiaries’ then current practices as, or has been written off as, or is determined in the most recent appraisal to be, damaged or defective and not repairable; or

(e)                                  it is not reflected in the records of a Loan Party regularly maintained for recording the existence of Service Vehicles;  or

(f)                                   it is a Service Vehicle owned by U.S. Borrower or a U.S. Subsidiary Guarantor represented by a certificate of title unless for all periods after the 150-day period following the Closing Date, a Loan Party has caused the certificate of title for such Service Vehicle to be registered with the applicable Governmental Authority showing “Citibank, N.A., as Collateral Agent” or “Citibank, N.A., as Canadian Collateral Agent”, as applicable, (or a successor Collateral Agent or Canadian Collateral Agent in such capacity, or a trustee or agent reasonably acceptable to the Collateral Agent or Canadian Collateral Agent, as applicable) as the lienholder thereon, such that such Service Vehicle is subject to a valid and perfected first priority Lien in favor of the Collateral Agent or the Canadian Collateral Agent, as applicable (or such certificate of title or the requisite application therefor has been submitted to the applicable Governmental Authority for such registration or for issuance of such certificate of title as so registered); provided for the avoidance of doubt that on or prior to the 150-day period following the Closing Date, Service Vehicles shall be included in Eligible Service Vehicles notwithstanding this clause (f), and the eligibility criteria specified in this clause (f) shall not apply during such period.

“Eligible Spare Parts and Merchandise”:  Spare Parts and Merchandise of the Loan Parties that comply in all material respects with each of the representations and warranties respecting Eligible Spare Parts and Merchandise made in the Loan Documents and that are not excluded as ineligible by virtue of one or more of the excluding criteria below. Any piece of Spare Parts and Merchandise shall not be included in Eligible Spare Parts and Merchandise if:

(a)                                 a Loan Party does not have good and valid title thereto;

(b)                                 it is not located within the United States or Canada;

(c)                                  it is reflected on the books and records of the Parent Borrower and its Subsidiaries maintained in accordance with GAAP and consistently with the Parent Borrower’s and its Subsidiaries’ then current practices as, or has been written off as, damaged or defective and not repairable; or

(d)                                 it is not reflected in the records of a Loan Party regularly maintained for recording the existence of Spare Parts and Merchandise; or

(e)                                  it is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent or the Canadian Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Spare Parts and Merchandise hereunder)).

“Eligible Unbilled Accounts”:  Accounts (which are Eligible Accounts except for their failure to comply with clause (p) of the definition of “Eligible Accounts”) (a) which have not been billed but for which services have been rendered, (b) which have not been billed solely because either (i) the services were rendered pursuant to a customer agreement which provides for monthly billing at a date other than month-end, or (ii) the services were rendered pursuant to a customer agreement which provides for billing at the completion of the rental term, and such rental term has not yet ended, and (c) which shall be billed not more than 30 days after such Account is first included on the Borrowing Base Certificate or otherwise reported to the Collateral Agent as Collateral.

“Eligible Unbilled Canadian Accounts”:  the Eligible Unbilled Accounts owned by the Canadian Borrowers and the Canadian Subsidiary Guarantors.

“Eligible Unbilled U.S. Accounts”:  the Eligible Unbilled Accounts owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“Eligible U.S. Accounts”:  the Eligible Accounts owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“Eligible U.S. Rental Equipment”:  the Eligible Rental Equipment owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“Eligible U.S. Service Vehicles”:  the Eligible Service Vehicles owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“Eligible U.S. Spare Parts and Merchandise”:  the Eligible Spare Parts and Merchandise owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“Employee Matters Agreement”: the Employee Matters Agreement, dated as of June 30, 2016, by and between Hertz Holdings and HERC Holdings.

“Environmental Costs”:  any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws.  Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”:  any and all U.S., Canadian or foreign federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”:  any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equipment”:  (a) any Vehicles and (b) any equipment owned by or leased to the Parent Borrower or any of its Subsidiaries that is revenue earning equipment, or is classified as “revenue earning equipment” in the consolidated financial statements of the Parent Borrower, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) earthmoving, material handling, compaction, aerial and electrical equipment, (iii) air compressors, pumps and small tools, and (iv) other personal property.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded upward to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars or (in the case of Loans made in a Designated Foreign Currency) in the applicable Designated Foreign Currency with a term comparable to such Interest Period that appears on the Reuters LIBOR Rates Page (as defined below) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; provided, that, if such rates appearing on the Reuters LIBOR Rates Page shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, however, that if any such Interest Period is not available, the rate per annum shall be determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits are available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits are available is the period next longer than the length of such Interest Period as reasonably determined by the Administrative Agent; provided, further, that if there shall at any time no longer exist a Reuters LIBOR Rates Page, “Eurocurrency Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum equal to the rate at which the Administrative Agent (or, in the event there is a successor Administrative Agent at the time, any other commercial bank of recognized standing reasonably selected by the Administrative Agent and reasonably satisfactory to the Parent Borrower) is offered deposits in Dollars or in the applicable Designated Foreign Currency at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where the eurocurrency and foreign currency and exchange operations in respect of Dollars or such Designated Foreign Currency, as the case may be, are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurocurrency Loan to be outstanding during such Interest Period.  “Reuters LIBOR Rates Page” shall mean, with respect to Dollars, the Reuters Monitor Money Rates Service page designated as “LIBO” or, with respect to any Designated Foreign Currency, the display page applicable to such Designated Foreign Currency on the Reuters Monitor Money Rates Service (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits or deposits in any Designated Foreign Currency are offered by leading banks in the London interbank market).

“Eurocurrency Loans”:  Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System in New York City.

“Euros” and the designation “€”:  the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty.

“Event of Default”:  any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Accounts”:  (a) deposit accounts the balance of which consists exclusively of and used exclusively for (i) withheld income taxes and federal, provincial, territorial, state or local employment taxes in such amounts as are required in the reasonable judgment of the Parent Borrower to be paid to the Internal Revenue Service or state or local government agencies or the Canada Revenue Agency or provincial, territorial or local government agencies within the following two months with respect to employees of any of the Loan Parties and (ii) amounts required to be paid over to a Plan pursuant to Department of Labor Regulation Section 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties, (b) deposit accounts constituting (and the balance of which consists solely of funds set aside to be used in connection with) taxes accounts and payroll accounts and zero balance disbursement accounts and (c) any De Minimis Account.

“Excluded Assets”:  as defined in the U.S. Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement.

“Excluded Contribution”:  Net Proceeds, or the Fair Market Value of property or assets, received by the Parent Borrower as capital contributions to the Parent Borrower after the Closing Date, or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock (as defined in the Senior Notes Indenture as in effect on the Closing Date)) of the Parent Borrower, in each case (x) to the extent designated as an Excluded Contribution by the Parent Borrower and not previously included in the calculation of Available Amount for purposes of determining whether a dividend, payment or distribution may be made pursuant to clause (y)(ii)(x) of the proviso to Section 8.7(f) and (y) not including any Specified Equity Contribution.

“Excluded Liability”: any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Excluded Subsidiary”:  (a) any Special Purpose Subsidiary or any Subsidiary thereof, (b) any Subsidiary of a Foreign Subsidiary; provided that solely with respect to the obligations of the Canadian Loan Parties hereunder and under each other Loan Document, none of the Canadian Borrowers, the Canadian Subsidiary Guarantors or Canadian Subsidiaries of any Canadian Loan Party shall be Excluded Subsidiaries pursuant to this clause (b) (it being understood that any such Canadian Subsidiary may be an Excluded Subsidiary pursuant to other clauses of this definition), (c) any Immaterial Subsidiary, (d) any Captive Insurance Subsidiary, (e) any Unrestricted Subsidiary, (f) any Domestic Subsidiary or Canadian Subsidiary that is not permitted by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) or law or regulation to guarantee or grant Liens to secure the Obligations or would require governmental (including regulatory) consent, approval, license or authorization to guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received), or for which the provision of a guarantee of or the granting of Liens to secure the Obligations would result in a material adverse tax consequence to the Parent Entity and Borrower or one of its Subsidiaries (as determined by the Parent Borrower in good faith), (g) joint ventures or any non-Wholly Owned Subsidiaries, (h) any Subsidiary with respect to which the Parent Borrower and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (i) any Subsidiary that is formed solely for the purpose of (x) becoming a Parent Entity, or (y) merging with the Parent Borrower in connection with another Subsidiary becoming a Parent Entity, in each case to the extent such entity becomes a Parent Entity or is merged with the Parent Borrower within 60 days of the formation thereof, or otherwise creating or forming a Parent Entity.  Any Subsidiary that fails to meet the foregoing requirements as of the last day of the period of the Most Recent Four Quarter Period shall continue to be deemed an Excluded

Subsidiary hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to Section 7.1 with respect to such Most Recent Four Quarter Period (or the last quarter thereof, as applicable).

“Existing Commitment”:  as defined in Section 2.11(a).

“Existing Letter of Credit”:  each letter of credit issued prior to, and outstanding, on the Closing Date and listed on Schedule F.

“Existing Loans”: as defined in Section 2.11(a).

“Existing Tranche”:  as defined in Section 2.11(a).

“Extended Commitments”:  as defined in Section 2.11(a).

“Extended Loans”:  as defined in Section 2.11(a).

“Extended Maturity Date”:  as defined in Section 2.11(a).

“Extending Lender”:  as defined in Section 2.11(b).

“Extension Amendment”:  as defined in Section 2.11(c).

“Extension Date”:  as defined in Section 2.11(d).

“Extension Election”:  as defined in Section 2.11(b).

“Extension of Credit”:  as to any Lender, the making of, or, in the case of Section 2.4(d)(ii), participation in, a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Extension Request”:    as defined in Section 2.11(a).

“Extension Request Deadline”:    as defined in Section 2.11(b).

“Facility”:  each of (a) the Commitments and the Extensions of Credit made thereunder and (b) any other committed facility hereunder and the Extensions of Credit made thereunder.

“Fair Market Value”:  with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Parent Borrower.

“FATCA”:  Sections 1471 through 1474 of the Code (or any amended or successor provisions that are substantially comparable), and any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate”:  as defined in the definition of the term “ABR” in this Section 1.1.

“Fee Letters”:  collectively, (a) each of the fee letters entered into by the Parent Borrower, the Arrangers and the Other Representatives dated on or about May 23, 2016 and (b) the agency fee letter entered into by the Parent Borrower and the Agents dated on or about May 23, 2016, in each case in respect of fees to be paid to such Arrangers and Agents in connection with the Facility.

“FILO Canadian Borrowing Base”: as defined in Section 2.10(c).

“FILO Borrowing Base”: as defined in Section 2.10(c).

“FILO Canadian Overadvance”:  as of any date of determination, the amount by which the unpaid principal amount of loans and letters of credit obligations of the Loan Parties with respect to any FILO Tranche incurred by the Canadian Borrowers is in excess of the then applicable FILO Canadian Borrowing Base established pursuant to Section 2.10(c).

“FILO Tranche”:  as defined in Section 2.10(c).

“FILO US Borrowing Base”: as defined in Section 2.10(c).

“FILO US Overadvance”: as of any date of determination, the amount by which the unpaid principal amount of loans and letters of credit obligations of the Loan Parties with respect to any FILO Tranche incurred by the U.S. Borrowers is in excess of the then applicable FILO US Borrowing Base established pursuant to Section 2.10(c).

“Financial Covenant Event”:  any date on which Specified Availability is less than 10% of the Total Commitment.  The occurrence of a Financial Covenant Event shall be deemed continuing notwithstanding that Specified Availability may thereafter exceed the amount set forth in the preceding sentence unless and until (x) the Specified Availability exceeds 10% of the Total Commitment for 20 consecutive days or (y) the Specified Availability exceeds 15% of the Total Commitment for 5 consecutive days, in which event under clause (x) or (y), a Financial Covenant Event shall no longer be deemed to be continuing.

“Financing Disposition”:  any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Parent

Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets provided, that, after any Financing Disposition with respect to Eligible Accounts of any Loan Party in excess of $100,000,000, if the Parent Borrower wishes to include the remaining Eligible Accounts of such Loan Party in the Borrowing Base Certificate, then the Administrative Agent and the Co-Collateral Agent shall be entitled to an update to the most recent field exam with respect to such Eligible Accounts (which update shall be disregarded for purposes of calculating the number of field exams conducted under Section 7.6(b) unless such update is, or is conducted as part of, a field exam).

“Financing Lease”:  any lease by a Person of property, real or personal, for which the obligations of such lessee are required in accordance with GAAP to be capitalized on a balance sheet of such lessee.

“FIRREA”:  the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“First Lien Intercreditor Agreement”:  an intercreditor agreement substantially in the form of Exhibit N-2 or otherwise in form and substance reasonably satisfactory to the Parent Borrower and the Administrative Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“first priority”:  with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens).

“Fiscal Period”:  each fiscal month of the Parent Borrower and its Subsidiaries as described on Schedule E.

“Fiscal Year”:  any period of twelve consecutive months ending on December 31 of any calendar year.

“Fixed GAAP Date”:  December 31, 2015, provided that at any time after the Closing Date, the Parent Borrower may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”:  the covenants contained in Section 8.1 and Section 8.2 and the defined term “Pro Forma Compliance” and in each case all defined terms relating thereto, the defined terms “Consolidated Net Income,” “Consolidated

Quarterly Tangible Assets” and “Consolidated Tangible Assets,” and any other term or provision of this Agreement or any other Loan Document that, at the Parent Borrower’s election, may be specified by the Parent Borrower by written notice to the Administrative Agent from time to time.

“Foreign Backstop Letter of Credit”:  any Standby Letter of Credit issued to any Person for the account of the Parent Borrower to provide credit support for Indebtedness of any Foreign Subsidiary to such Person which is permitted under Section 8.2(p).

“Foreign Pension Plan”:  a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Restricted Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”:  each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Parent Borrower or any of its Restricted Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”:  any Restricted Subsidiary of the Parent Borrower that is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco.  For the avoidance of doubt, any Subsidiary of the Parent Borrower which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco”:  any Subsidiary of the Parent Borrower designated a Foreign Subsidiary Holdco by the Parent Borrower, so long as such Subsidiary has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating solely to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets (including cash, Cash Equivalents, Investment Grade Securities or Temporary Cash Investments) relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.  As of the Closing Date, CCMG HERC Sub, Inc. is a Foreign Subsidiary Holdco.

“Franchise Equipment”: (a) any Franchise Vehicles and (b) any equipment owned by or leased to any Franchisee that is revenue earning equipment, or is of a type that would be classified as “revenue earning equipment” in the consolidated financial statements of the Parent Borrower, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) earthmoving, material handling, compaction, aerial and electrical equipment, (iii) air compressors, pumps and small tools and (iv) other personal property.

“Franchise Equipment Indebtedness”: as of any date of determination (a) Indebtedness of any Franchise Special Purpose Entity directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Franchise Equipment and/or related rights and/or assets, (b) Indebtedness of any Franchisee or any Affiliate thereof that is attributable to the financing or refinancing of Franchise Equipment and/or related rights and/or assets, as determined in good faith by the Parent Borrower and (c) Indebtedness of any Franchisee.

“Franchise Financing Disposition”: any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Parent Borrower or any Subsidiary thereof to or in favor of any Franchise Special Purpose Entity, in connection with the Incurrence by a Franchise Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Franchise Lease Obligation”: any Financing Lease, and any other lease, of any Franchisee relating to any property used, occupied or held for use or occupation by any Franchisee in connection with any of its Franchise Equipment operations.

“Franchise Special Purpose Entity”: any Person (a) that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code, PPSA, or similar law, as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, and/or (ii) acquiring, selling, leasing, financing or refinancing Franchise Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets) and (b) is designated as a “Franchise Special Purpose Entity” by the Parent Borrower.

“Franchise Vehicles”: vehicles owned or operated by, or leased or rented to or by, any Franchisee, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

“Franchisee”: any Person that is a franchisee or licensee of the Parent Borrower or any of its Subsidiaries (or of any other Franchisee), or any Affiliate of such Person.

“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms)

and as in effect from time to time (for all other purposes of this Agreement), as set forth in the Financial Accounting Standards Board Accounting Standards Codification and subject to the following:  If at any time the Securities and Exchange Commission permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Parent Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“Guarantors”:  the collective reference to Holdings, the U.S. Borrowers (solely with respect to the obligations of the Canadian Borrowers hereunder and under each other Loan Document) and each Subsidiary of the Parent Borrower (other than any Canadian Borrower and any Excluded Subsidiary) which is from time to time party to the U.S. Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable; individually, a “Guarantor”.

“Hedging Affiliate”:  as defined in the Intercreditor Agreement.

“Hedging Agreement”:  as defined in the Intercreditor Agreement.

“Hedging Obligations”:  of any Person, the obligations of such Person pursuant to any Interest Rate Protection Agreement or other Permitted Hedging Arrangement.

“Hedging Party”:  any Hedging Affiliate or Hedging Provider.

“Hedging Provider”:  any Additional ABL Hedging Provider (as defined in the Intercreditor Agreement).

“HERC Holdings”:  Hertz Global Holdings, Inc., a Delaware corporation that is to be renamed Herc Holdings Inc., and any successor in interest thereto.

“Hertz”:  The Hertz Corporation, a Delaware corporation, and any successor in interest thereto.

“Hertz Holdings”:  Hertz Rental Car Holding Company, Inc., a Delaware corporation that is to be renamed Hertz Global Holdings, Inc., and any successor in interest thereto.

“Holdings”:  Herc Intermediate Holdings, LLC, a Delaware limited liability company, and any successor in interest thereto.

“Hypothecs”:  as defined in Section 10.1(b).

“IFRS”:  International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the Securities and Exchange Commission, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”:  any Subsidiary of the Parent Borrower designated by the Parent Borrower to the Administrative Agent in writing that had

(a) total consolidated revenues of less than 2.5% of the total consolidated revenues of the Parent Borrower and its Subsidiaries during the Most Recent Four Quarter Period and (b) total consolidated assets of less than 2.5% of the total consolidated assets of the Parent Borrower and its Subsidiaries as of the last day of such period; provided, that at the time of such designation (x) the aggregate total consolidated revenues of all Immaterial Subsidiaries shall not exceed 10.0% of the total consolidated revenue of the Parent Borrower and its Subsidiaries during the Most Recent Four Quarter Period and (y) the aggregate total consolidated assets of all Immaterial Subsidiaries shall not exceed 10.0% of the total consolidated assets of the Parent Borrower and its Subsidiaries as of the last day of such period.  Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of the Most Recent Four Quarter Period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to Section 7.1 with respect to such Most Recent Four Quarter Period (or the last quarter thereof, as applicable).

“Increase Supplement”:  as defined in Section 2.9(b).

“Incremental Canadian Revolving Commitments”:  as defined in Section 2.10(a).

“Incremental Commitment Amendment”:  as defined in Section 2.10(c).

“Incremental Commitments”:  as defined in Section 2.10(a).

“Incremental Indebtedness”:  Indebtedness incurred under any Incremental Commitments.

“Incremental Loan”:  as defined in Section 2.10(c).

“Incremental Revolving Commitments”:  as defined in Section 2.10(a).

“Incremental Term Loan Commitments”:  as defined in Section 2.10(a).

“Incremental U.S. Revolving Commitments”:  as defined in Section 2.10(a).

“Incurrence”:  creation, assumption or incurrence; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.  Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will be deemed not to be an Incurrence of Indebtedness.  Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness”:  of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than (x) trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and (y) any earn-out obligations until such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 60 days after becoming due and payable), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person (except to the extent such obligations relate to trade liabilities and such obligations are expected to be satisfied within 30 days of becoming due and payable), (e) for purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, and (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof; provided that the amount of indebtedness of such Person under this clause (f) shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons.  Indebtedness shall exclude any Indebtedness of any Person appearing on the balance sheet of the Parent Borrower solely by reason of push-down accounting under GAAP.

“Indemnified Liabilities”:  as defined in Section 11.5.

“Indemnitee”:  as defined in Section 11.5

“Individual Canadian Facility L/C Exposure”:  of any Canadian Facility Lender, at any time, the sum of such Canadian Facility Lender’s Canadian Facility Commitment Percentage in each then outstanding Canadian Facility Letter of Credit multiplied by the Dollar Equivalent of the sum of the Stated Amount of the respective Canadian Facility Letters of Credit and any Unpaid Drawings relating thereto.

“Individual Canadian Facility Lender Exposure”:  of any Canadian Facility Lender, at any time, the sum of (a) the Dollar Equivalent of the aggregate principal amount of all Canadian Facility Revolving Credit Loans made by such

Canadian Facility Lender and then outstanding and (b) such Canadian Facility Lender’s Individual Canadian Facility L/C Exposure.

“Individual L/C Exposure”:  of any Revolving Credit Lender, at any time, the sum of such Lender’s (a) Individual U.S. Facility L/C Exposure and (b) Individual Canadian Facility L/C Exposure.

“Individual Lender Exposure”:  of any Revolving Credit Lender, at any time, the sum of such Lender’s (a) Individual U.S. Facility Lender Exposure and (b) Individual Canadian Facility Lender Exposure.

“Individual Swingline Exposure”:  of any Revolving Credit Lender, at any time, such Revolving Credit Lender’s U.S. Facility Commitment Percentage of the Swing Line Loans then outstanding.

“Individual U.S. Facility L/C Exposure”:  of any U.S. Facility Lender, at any time, the sum of such U.S. Facility Lender’s U.S. Facility Commitment Percentage in each then outstanding U.S. Facility Letter of Credit multiplied by the sum of the Stated Amount of the respective U.S. Facility Letters of Credit and the Dollar Equivalent of any Unpaid Drawings relating thereto.

“Individual U.S. Facility Lender Exposure”:  of any U.S. Facility Lender, at any time, the sum of (a) the Dollar Equivalent of the aggregate principal amount of all U.S. Facility Revolving Credit Loans made by such U.S. Facility Lender and then outstanding, (b) such U.S. Facility Lender’s Individual U.S. Facility L/C Exposure and (c) such U.S. Facility Lender’s Individual Swingline Exposure.

“Initial Agreement”:  as defined in Section 8.16(c).

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  as defined in Section 5.9.

“Intellectual Property Agreement”: the Intellectual Property Agreement, dated as of June 30, 2016, by and among Hertz, Hertz Systems, Inc. and the Parent Borrower.

“Intercreditor Agreement”:  the Intercreditor Agreement dated as of the date hereof, substantially in the form of Exhibit N-1, among the Administrative Agent, the Collateral Agent and the administrative agent and the collateral agent under the Senior Notes Indenture, and acknowledged by certain of the Loan Parties, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Intercreditor Agreement Supplement”:  as defined in Section 10.9(a).

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December to occur on or after September 30, 2016, while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan having an Interest Period longer than three months, (i) each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”:  with respect to any Eurocurrency Loan or BA Equivalent Loan:

(a)                                 initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan and ending one, two, three or six months (or, if agreed by each affected Lender, one week, two weeks, nine months, twelve months or a shorter period) thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)                                 thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan and ending one, two, three or six months (or, if agreed by each affected Lender, one week, two weeks, nine months, twelve months or a shorter period) thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent or the Canadian Agent, as applicable, not less than three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  any Interest Period that would otherwise extend beyond the Termination Date shall (for all purposes other than Section 4.12) end on the Termination Date;

(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)                              the applicable Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan, Bankers’ Acceptance or BA Equivalent Loan during an Interest Period for such Loan.

“Interest Rate Protection Agreement”:  any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement entered into other than for purposes of speculation, to or under which the Parent Borrower or any of its Subsidiaries is or becomes a party or a beneficiary.

“Investment”:  any advance, loan, extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment, in cash or by transfer of assets or property, in any Person.  For purposes of the definition of “Unrestricted Subsidiary” and Section 8.9 only (i) “Investment” shall include the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Parent Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantee Obligations shall not be deemed to be Investments.  The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the

Parent Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Company Act”:  the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Rating”:  a rating equal to or higher than Baa3 (or, in the case of short-term obligations, P-3) (or the equivalent) by Moody’s and BBB- (or, in the case of short-term obligations, A-3) (or the equivalent) by S&P, or any equivalent rating by any other rating agency recognized internationally or in the United States of America.

“Investment Grade Securities”:  (i) securities issued or directly and fully guaranteed or insured by the United States of America government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent Borrower and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) above, which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“ISP”:  the International Standby Practices (1998), International Chamber of Commerce Publication No. 590.

“Issuing Lender”:  any Canadian Facility Issuing Lender and any U.S. Facility Issuing Lender. Each Issuing Lender may, with the consent of the Parent Borrower, and subject to Section 4.15(b), arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Judgment Conversion Date”:  as defined in Section 11.8(a).

“Judgment Currency”:  as defined in Section 11.8(a).

“L/C Fee Payment Date”:  with respect to any Letter of Credit, the last day of each March, June, September and December to occur after the date of issuance thereof to and including the first such day to occur on or after the date of expiry thereof; provided that if any L/C Fee Payment Date would otherwise occur on a day that is not a Business Day, such L/C Fee Payment Date shall be the immediately preceding Business Day.

“L/C Fees”:  the fees and commissions defined in Section 3.3.

“L/C Obligations”:  the U.S. Facility L/C Obligations and the Canadian Facility L/C Obligations.

“L/C Participants”:  the U.S. Facility L/C Participants and the Canadian Facility L/C Participants.

“L/C Request”:  a letter of credit request in the form of Exhibit K attached hereto or, in such form as the applicable Issuing Lender may specify from time to time, requesting an Issuing Lender to issue a Letter of Credit.

“L/C Shortfall”:  as defined in Section 3.4(b).

“LCA Election”:  as defined in Section 1.2(i).

“LCA Test Date”:  as defined in Section 1.2(i).

“Lender Default”:  (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender (including any Agent in its capacity as Lender) to fund any portion of the Loans or participations in Letters of Credit required to be funded by it hereunder, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, (b) the failure of any Lender (including any Agent in its capacity as Lender) to pay over to the Administrative Agent, Swing Line Lender, Issuing Lender or any other Lender any other amount required to be paid by it hereunder within one business day of the date when due, unless the subject of a good faith dispute, (c) a Lender (including any Agent in its capacity as Lender) has notified the Parent Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, (d) a Lender (including any Agent in its capacity as Lender) has failed, within 10 Business Days after request by the Parent Borrower or the Administrative Agent, to confirm that it will comply with its funding obligations hereunder (provided that such Lender Default pursuant to this clause (d) shall cease to be a Lender Default upon receipt of such confirmation by the Parent Borrower and the Administrative Agent) or (e) an Agent or a Lender has admitted in writing that it is insolvent or such Agent or Lender becomes subject to a Lender-Related Distress Event.

“Lender Joinder Agreement”:  as defined in Section 2.9(b).

“Lender Presentation”:  that certain Lender Presentation dated April 27, 2016, and furnished to the Lenders.

“Lender-Related Distress Event”:  with respect to any Agent or Lender or any person that directly or indirectly controls such Agent or Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debtor relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such

Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt, or such Distressed Person has, or has a direct or indirect parent company that has, become the subject of a Bail-in Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof or the existence of an Undisclosed Administration in respect of that Lender (or, in such case, any direct or indirect parent company thereof) by a Governmental Authority so long as such ownership interest or Undisclosed Administration would not be expected to impair or delay a Lender’s ability to satisfy its funding obligations hereunder and does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lenders”:  the several banks and other financial institutions from time to time parties to this Agreement together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent or the Canadian Agent, as applicable, and the Borrowers, to make any Revolving Credit Loans, Swing Line Loans or Letters of Credit or loans under any other Facility hereunder available to any Borrower (including for the avoidance of doubt, any Issuing Lender), provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Section 11.1 hereof, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Letters of Credit” or “L/Cs”:  the U.S. Facility Letters of Credit and the Canadian Facility Letters of Credit.

“Lien”:  any mortgage, pledge, hypothecation, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction”:  (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Parent Borrower and its Restricted Subsidiaries of any assets, business or Person or any other Investment permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or preferred stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or prepayment.

“LKE Account”:  any deposit, trust, investment or similar account maintained by, for the benefit of, or under the control of the “qualified intermediary” in connection with any LKE Program.

“LKE Program”:  a “like-kind-exchange program” with respect to certain of the Equipment and/or Vehicles of the Parent Borrower and its Subsidiaries, under which such Equipment and/or Vehicles will be Disposed from time to time and proceeds of such Dispositions will be held in an LKE Account and used to acquire replacement Equipment and/or Vehicles and/or repay indebtedness secured by such Equipment and/or Vehicles, in a series of transactions intended to qualify as a “like-kind-exchange” within the meaning of the Code.

“Loan”:  a Revolving Credit Loan or a Swing Line Loan, as the context shall require; collectively, the “Loans”.

“Loan Documents”:  this Agreement, any Notes, the L/C Requests, the Intercreditor Agreement, any First Lien Intercreditor Agreement, any Other Intercreditor Agreement, U.S. Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”:  Holdings, the Parent Borrower, each Canadian Borrower and each other Subsidiary of the Parent Borrower that is a party to a Loan Document; individually, a “Loan Party”.  For the avoidance of doubt, no Excluded Subsidiary shall be a Loan Party.

“Management Investors”:  the collective reference to the officers, directors, employees and other members of the management of any Parent Entity, Holdings, the Parent Borrower or any of their Subsidiaries, or family members or relatives of any thereof or trusts for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, common stock of the Parent Borrower, Holdings or any Parent Entity.

“Management Stock”: Capital Stock of the Parent Borrower, Holdings or any Parent Entity (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Management Subscription Agreements”:  one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between the Parent Borrower, Holdings or any Parent Entity and one or more Management Investors (or any of their heirs, successors, assigns, legal representatives or estates), with respect to the issuance to and/or acquisition, ownership and/or disposition by any of such parties of common stock of Holdings or any Parent Entity, or options, warrants, units or other rights in respect of common stock of Holdings or any Parent Entity, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, supplemented, waived or otherwise modified from time to time.

“Mandatory Revolving Credit Loan Borrowing”:  as defined in Section 2.4(c).

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability as to the Loan Parties (taken as a whole) of this Agreement and the other Loan Documents taken as a whole or the rights or remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents or with respect to the Collateral comprising the Borrowing Base, in each case taken as a whole.

“Material Subsidiaries”:  Subsidiaries of the Parent Borrower constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Materials of Environmental Concern”:  any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Incremental Facilities Amount”:  at any date of determination, an amount (i) such that, after giving effect to the Incurrence of such amount (or on the date of the initial commitment to lend such additional amount after giving pro forma effect to the Incurrence of the entire committed amount of such amount), the Parent Borrower shall be in compliance with the covenant set forth in Section 8.1 as of the end of the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 7.1, whether or not such covenant is otherwise then applicable to the Parent Borrower under such section at such time (it being understood that if pro forma effect is given to the entire committed amount of any such additional amount on the date of initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, such committed amount may thereafter be borrowed and reborrowed in whole or in part, from time to time, without further compliance with this clause (i)) or (ii) not to exceed $600,000,000 (excluding any amount Incurred in accordance with the preceding clause (i)).

“Minimum Extension Condition”: as defined in Section 2.11(g).

“Modifying Lender”: as defined in Section 11.1(f).

“Moody’s”:  as defined in the definition of “Cash Equivalents” in this Section 1.1.

“Mortgaged Properties”:  the collective reference to the real properties owned in fee by the Loan Parties acquired after the Closing Date and required to be mortgaged as Collateral pursuant to the requirements of Section 7.9, including all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party, in each case, unless and until such time as the Mortgage on such real property is released in accordance with the terms and provisions hereof and thereof.

“Mortgages”:  each of the mortgages and deeds of trust, if any, executed and delivered by any Loan Party to the Administrative Agent, substantially in the form of Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Most Recent Four Quarter Period”:  the four fiscal quarter period of the Parent Borrower ending on the last date of the most recently completed fiscal year or quarter for which financial statements of the Parent Borrower have been (or have been required to be) delivered under Section 7.1(a) or 7.1(b).

“MTM”:  as defined in the definition of “Designated Hedging Reserves.”

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash”:  with respect to any Asset Disposition (including any Sale and Leaseback Transaction) or Recovery Event, cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring

Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, territorial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, in each case as a consequence of, or in respect of,  such Asset Disposition or Recovery Event (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Section 8.6), (ii) all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Disposition or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets, or that must by its terms, or, in the case of any Asset Disposition, in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition or Recovery Event, including any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Recovery Event, or to any other Person (other than the Parent Borrower or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition or Recovery Event, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition or involved in such Recovery Event and retained, indemnified or insured by the Parent Borrower or any Restricted Subsidiary after such Asset Disposition or Recovery Event, including pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition or involved in such Recovery Event, (v) in the case of an Asset Disposition, the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Parent Borrower or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Parent Borrower or any Restricted Subsidiary, in either case in respect of such Asset Disposition and (vi) in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid or to be paid by the Parent Borrower or any of its Subsidiaries.

“Net Book Value”:  with respect to any item of Rental Equipment or equipment, any Service Vehicles or any item of Spare Parts and Merchandise, the net book value thereof as reflected in the books and records of the Parent Borrower and its Subsidiaries in accordance with GAAP.

“Net Orderly Liquidation Value”:  the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Loan Parties’ Rental Equipment or Service Vehicles that is estimated to be recoverable in an orderly liquidation of such Rental Equipment or Service Vehicles expressed as a percentage of the net book value thereof, such percentage to be as determined from time to time by reference to the most recent Rental Equipment or Service Vehicles appraisal completed by a Qualified Appraisal Company delivered to the Administrative Agent and the Co-Collateral Agent.

“Net Proceeds”:  with respect to any issuance or sale of any securities of the Parent Borrower or any Subsidiary by the Parent Borrower or any Subsidiary, or any capital contribution, or any incurrence of Indebtedness, means the cash proceeds of such issuance, sale, contribution or incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or incurrence and net of taxes paid or payable as a result, or in respect, thereof.

“New York Process Agent”:  as defined in Section 11.13(b).

“Non BA Lender”:  a Lender that cannot or does not as a matter of policy issue Bankers’ Acceptances.

“Non-Canadian Affiliate”:  an Affiliate or office of a Canadian Facility Lender or Canadian Facility Issuing Lender that is an entity (or office thereof) that shall allow payments by any U.S. Borrower made under this Agreement and any Notes with respect to any Extensions of Credit made to such U.S. Borrower by such entity or office to be made without withholding of any Non-Excluded Taxes.

“Non-Consenting Lender”:  as defined in Section 11.1(e).

“Non-Defaulting Lender”:  any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”:  as defined in Section 4.11.

“Non-Extending Lender”:  as defined in Section 2.11(e).

“Non-Modifying Lender”: as defined in Section 11.1(f).

“North American Subsidiaries”:  the collective reference to the Canadian Borrowers, the Canadian Subsidiary Guarantors and the Domestic Subsidiaries.

“Notes”:  the collective reference to the Revolving Credit Notes and the Swing Line Note.

“Obligation Currency”:  as defined in Section 11.8(a).

“Obligations”:  as defined in the U.S. Guarantee and Collateral Agreement.

“Obligor”:  any purchaser of goods or services or other Person obligated to make payment to the Parent Borrower or any of its Subsidiaries (other than any Subsidiary that is not a Loan Party) in respect of a purchase of such goods or services.

“OFAC”: as defined in Section 5.24(b).

“Optional Payment”:  as defined in Section 8.14(a).

“Other Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably satisfactory to the Parent Borrower and the Administrative Agent.

“Other Representatives”:  (a) the Arrangers and (b) Capital One, National Association and ING Capital LLC, in each case in this clause (b) in its capacity as senior managing agent in connection with the Commitments hereunder.

“Parent Borrower”:  as defined in the Preamble hereto, and any successor in interest thereto.

“Parent Entity”:  any of HERC Holdings, any Other Parent Entity, and any other Person that becomes a direct or indirect Subsidiary of HERC Holdings or any Other Parent Entity after the Closing Date and of which Holdings is a direct or indirect Subsidiary that is designated by Holdings as a “Parent Entity”.  As used herein, “Other Parent Entity” means a Person of which the then Relevant Parent Entity becomes a direct or indirect Subsidiary after the Closing Date (it being understood that, without limiting the application of the definition of Change of Control to the new Relevant Parent Entity, such existing Relevant Parent Entity so becoming such a Subsidiary shall not constitute a Change of Control).

“Parent Entity Expenses”:  expenses, taxes and other amounts incurred or payable by any Parent Entity in respect of which the Parent Borrower is permitted to make payments pursuant to Section 8.7.

“Participant Register”:  as defined in Section 11.6(c).

“Participants”:  as defined in Section 11.6(c).

“Patriot Act”:  as defined in Section 11.17.

“Payment Conditions”:  at any time of determination, means that (a) no Specified Default then exists or would arise as a result of making the subject Specified Payment, (b)  Specified Availability and 30-Day Specified Excess Availability in each case are no less than 10% of the Total Commitment immediately after giving effect to the making of such Specified Payment and (c) if Specified Availability immediately after giving effect to the making of such Specified Payment is greater than 10% of the Total Commitment but less than 20% of the Total Commitment, immediately after giving effect to the making of such Specified Payment, the Parent Borrower is in compliance with the covenant set forth in Section 8.1 as of the Most Recent Four Quarter Period after giving pro forma effect to such Specified Payment as if such Specified Payment (if applicable to such calculation) had been made as of the first day of such period, whether or not such covenant is otherwise then applicable to the Parent Borrower under such Sections at such time.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Cure Securities”:  common equity securities of Holdings or any Parent Entity, or other equity securities of Holdings or any Parent Entity that do not constitute Disqualified Capital Stock.

“Permitted Discretion”: the commercially reasonable judgment of the Administrative Agent and the Co-Collateral Agent, exercised together by mutual agreement in good faith in accordance with customary business practices for comparable asset-based lending transactions as to any factor which the Administrative Agent and the Co-Collateral Agent by mutual agreement reasonably determine (giving due regard, if applicable in the reasonable opinion by mutual agreement of the Administrative Agent and the Co-Collateral Agent, to the creditworthiness of the Parent Borrower and the Restricted Subsidiaries):  (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Rental Equipment, Eligible Spare Parts and Merchandise, Eligible Service Vehicles, Eligible Accounts or Eligible Unbilled Accounts, the enforceability or priority of the applicable Agent’s Liens thereon or the amount which any Agent, the Lenders or any Issuing Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Rental Equipment, Eligible Spare Parts and Merchandise, Eligible Service Vehicles, Eligible Accounts or Eligible Unbilled Accounts or (b) is evidence that any collateral report or financial information delivered to such Agent by any Person on behalf of the applicable Borrower is incomplete, inaccurate or misleading in any material respect.  In exercising such judgment, the Administrative Agent and the Co-Collateral Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Rental Equipment, Eligible Spare Parts and Merchandise, Eligible Service Vehicles, Eligible Accounts or Eligible Unbilled Accounts, as well as any of the following:  (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Rental Equipment, Spare Parts and Merchandise or Service Vehicles; (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to Accounts; and (iii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrower on the security of the Eligible Rental Equipment, Eligible Spare Parts and Merchandise, Eligible Service Vehicles, Eligible Accounts or Eligible Unbilled Accounts.

“Permitted Hedging Arrangement”:  as defined in Section 8.18.

“Permitted Holders”:  (a) any of the Management Investors; (b) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of which any of the Persons specified in clause (a) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Relevant Parent Entity held by such “group”), and any other Person that is a member of such “group”; and (c) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of Holdings or any Subsidiary thereof or any Parent Entity.  In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which the Parent Borrower makes a payment in full of all of the Loans and terminates the Commitments, and any of its Affiliates, shall thereafter constitute a Permitted Holder.

“Permitted Liens”:  as defined in Section 8.3.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“PPSA”:  the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.

“Predecessor ABL Credit Agreement”:  the Credit Agreement, dated as of March 11, 2011, among the Parent Borrower, Hertz, Deutsche Bank AG New York Branch as administrative agent and collateral agent, Deutsche Bank AG Canada Branch as Canadian agent and Canadian collateral agent and the other banks and financial institutions from time to time party thereto, as amended on July 31, 2013 and October 31,

2014, as further amended, supplemented, waived or otherwise modified, and in effect on the Closing Date.

“Predecessor Term Loan Credit Agreement”:  the Credit Agreement, dated as of March 11, 2011, among the Parent Borrower, Deutsche Bank AG New York Branch as administrative agent and collateral agent, and the other banks and financial institutions from time to time party thereto, as amended on October 9, 2012 and April 8, 2013, as further amended, supplemented, waived or otherwise modified, and in effect on the Closing Date.

“Pricing Grid”:  with respect to Revolving Credit Loans and Swing Line Loans:

(a)                                 if the Specified Rating is lower than the Applicable Rating Threshold:

Average Available Loan Commitments	Applicable Margin for ABR Rate ABR Loans		Applicable Margin for Canadian Prime Rate ABR Loans	Applicable Margin for Eurocurrency Loans (Subject to any applicable reduction pursuant to Section 3.3(a))	Applicable Margin for BA Equivalent Loans and BA Fees
Less than 33.33%	1.0	0%	1.00%	2.00%	2.00%
Equal to or greater than 33.33%, but less than 66.67%	0.75%		0.75%	1.75%	1.75%
Equal to or greater than 66.67%	0.50%		0.50%	1.50%	1.50%

(b)                              if the Specified Rating is equal to or higher than the Applicable Rating Threshold:

Available Loan Commitments as a percentage of Total Commitments	Applicable Margin for ABR Rate ABR Loans	Applicable Margin for Canadian Prime Rate ABR Loans	Applicable Margin for Eurocurrency Loans (Subject to any applicable reduction pursuant to Section 3.3(a))	Applicable Margin for BA Equivalent Loans and BA Fees
Less than 33.33%	0.75%	0.75%	1.75%	1.75%
Equal to or greater than 33.33%, but less than 66.67%	0.50%	0.50%	1.50%	1.50%
Equal to or greater than 66.67%	0.25%	0.25%	1.25%	1.25%

For purposes hereof, “Applicable Rating Threshold” shall mean (in the case of S&P) BB- or higher and (in the case of Moody’s) Ba3 or higher.  “Specified Rating” shall mean the corporate issuer rating assigned by S&P or the corporate credit rating assigned by Moody’s, in each case, with respect to the Parent Borrower; provided that (i) if a difference exists in the Specified Ratings of S&P and Moody’s, and the difference is only one level, the highest of such Specified Ratings will apply for purpose of determining whether the Specified Rating is lower than, or equal to or higher than, the Applicable Rating Threshold; (ii) if a difference exists in the Specified Ratings of S&P and Moody’s, and the difference is two or more levels, the level which corresponds to the Specified Rating which is one level immediately above the lowest of such Specified Ratings will apply for purpose of determining whether the Specified Rating is lower than, or equal to or higher than, the Applicable Rating Threshold and (iii) if only one rating agency provides a Specified Rating, such Specified Rating will apply for purpose of determining whether the Specified Rating is lower than, or equal to or higher than, the Applicable Rating Threshold.

Unutilized Commitments (as defined below) as a percentage of Total Commitments	Commitment Fee Rate
Less than 33.33%	0.25%

Unutilized Commitments (as defined below) as a percentage of Total Commitments	Commitment Fee Rate
Equal to or greater than 33.33%, but less than 66.67%	0.375%
Equal to or greater than 66.67%	0.50%

“Prime Rate”:  as defined in the definition of the term “ABR” in this Section 1.1.

“Pro Forma Compliance”:  the Parent Borrower shall be in Pro Forma Compliance if at the date of determination, the ratio of (a) Consolidated Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date, including the application of proceeds of such Incurrence) to (b) the aggregate amount of EBITDA for the Most Recent Four Quarter Period shall be less than or equal to 4.00:1.00 (determined for each fiscal quarter (or portion thereof) of the Most Recent Four Quarter Period ending prior to the Closing Date on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such Most Recent Four Quarter Period); provided that:

(i)                                     if since the beginning of such period the Parent Borrower or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such period (in each case, without duplication of any adjustment to EBITDA pursuant to the definition thereof);

(ii)                                  if since the beginning of such period the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period (in each case, without duplication of any adjustment to EBITDA pursuant to the definition thereof);

(iii)                               if since the beginning of such period any Person became a Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Parent Borrower or a Restricted

Subsidiary since the beginning of such period, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period (in each case, without duplication of any adjustment to EBITDA pursuant to the definition thereof); and

(iv)                              without limiting clause (a) above, if the transaction causing a calculation to be made hereunder is or involves an Incurrence or Discharge of Indebtedness, Consolidated Indebtedness as at the date of determination shall be calculated as if such Indebtedness had been Incurred, and any Indebtedness Discharged in connection therewith had been Discharged, on such date (it being understood that if pro forma effect is given to the entire committed amount of any such Indebtedness on the date of initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause);

provided that notwithstanding clause (a) or clause (iv) above, in the event that the Parent Borrower shall classify Indebtedness Incurred on the date of determination as Incurred in part under Section 8.2(x) and in part under any other clause of Section 8.2, as provided in the last paragraph of Section 8.2, any such pro forma calculation of Consolidated Indebtedness shall not give effect to any such Incurrence of Indebtedness on the date of determination pursuant to Section 8.2 (other than under Section 8.2(x)) or to any Discharge of Indebtedness from the proceeds of any such Incurrence pursuant to such Section 8.2 (other than under Section 8.2(x)).

For purposes of calculating Pro Forma Compliance, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Parent Borrower.

“Public Facility”:  (i) any airport; marine port; rail, subway, bus or other transit stop, station or terminal; stadium; convention center; or military camp, fort, post or base or (ii) any other facility owned or operated by any nation or government or political subdivision thereof, or agency, authority or other instrumentality of any thereof, or other entity exercising regulatory, administrative or other functions of or pertaining to government, or any organization of nations (including the United Nations, the European Union and the North Atlantic Treaty Organization).

“Purchase”:  any Investment in any Person that thereby becomes a Subsidiary of the Parent Borrower, or other acquisition of any company, any business or any group of assets constituting an operating unit of a business, or any designation of an Unrestricted Subsidiary as a Restricted Subsidiary.

“Purchase Money Obligations”:  any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Appraisal Company”:  (a) (i) Rouse Asset Services, Inc., (ii) Great American Advisory & Valuation Services, LLC and, (iii) in each case, any successor thereto and (b) any other qualified third-party appraisal company (reasonably acceptable to the Collateral Agent and the Parent Borrower).

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of a Loan Party constituting Collateral giving rise to Net Available Cash to such Loan Party, as the case may be, in excess of $25,000,000, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Parent Borrower or any other Loan Party in respect of such casualty or condemnation.

“refinancing”:  any extension, refinancing, refunding, replacement or renewal; the terms “refinance,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Agreement”:  as defined in Section 8.16(c).

“Refinancing Indebtedness”:  any Indebtedness which represents a refinancing, in whole or in part, of any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the date hereof or incurred (or established) in compliance with Section 8.2 (including Indebtedness of the Parent Borrower that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary of the Parent Borrower that refinances Indebtedness of the Parent Borrower or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, that (1) the principal amount (or accreted value, if applicable) thereof (less any original issue discount, if applicable) does not exceed the sum of (i) the principal amount of the Indebtedness so refinanced, plus (ii) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under the financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 8.1 immediately prior to such refinancing, plus (iii) an amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon plus (iv) discounts, commissions, fees and expenses incurred in connection therewith, (2) Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary that is not a Loan Party that refinances Indebtedness of a Loan Party that could not have been initially Incurred by such Restricted Subsidiary pursuant to Section 8.2, and (3) in the case of any refinancing of the Senior Notes, it has a final maturity no sooner than the Termination Date and, if applicable, an Average Life equal to or greater than the Average Life of the Indebtedness being refinanced (or, if the Average Life of such refinancing Indebtedness is less than the Average Life of the Indebtedness being refinanced, then such refinancing Indebtedness shall have a maturity date that is no earlier than the Termination Date).

“Refunded Swing Line Loans”:  as defined in Section 2.4(c).

“Register”:  as defined in Section 11.6(b).

“Regulation S-X”:  Regulation S-X promulgated by the Securities and Exchange Commission, as in effect on the Closing Date.

“Regulation T”:  Regulation T of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Regulation X”:  Regulation X of the Board as in effect from time to time.

“Reimbursement Obligations”:  the obligation of the applicable Borrower to reimburse the applicable Issuing Lender pursuant to Section 3.5(a) for amounts drawn under the applicable Letters of Credit.

“Related Business”:  those businesses in which the Parent Borrower or any of its Subsidiaries is engaged on the Closing Date, or that are related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Party”:  as defined in Section 11.5.

“Related Taxes”:  (x) any taxes, charges or assessments, including sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by Holdings or any Parent Entity other than to Holdings or another

Parent Entity), required to be paid by Holdings or any Parent Entity by virtue of its being incorporated or organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Parent Borrower, any of its Subsidiaries, Holdings or any Parent Entity), or being a holding company parent of the Parent Borrower, any of its Subsidiaries, Holdings or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Parent Borrower, any of its Subsidiaries, Holdings or any Parent Entity, or having guaranteed any obligations of the Parent Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Parent Borrower or any of its Subsidiaries is permitted to make payments to Holdings or any Parent Entity pursuant to Section 8.7, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including receiving or paying royalties for the use thereof) relating to the business or businesses of the Parent Borrower or any Subsidiary thereof, or (y) any other federal, state, foreign, provincial, territorial or local taxes measured by income for which Holdings or any Parent Entity is liable up to an amount not to exceed, with respect to federal, provincial, territorial and foreign taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Parent Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of federal, provincial, territorial or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Parent Borrower had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable federal, state, provincial, territorial or local tax laws for filing such return) consisting only of the Parent Borrower and its Subsidiaries; provided that payments for such taxes shall be reduced by any portion of such taxes attributable to such income for each period directly paid to the proper Governmental Authority; provided, further, any payments attributable to the income of Unrestricted Subsidiaries shall be permitted only to the extent that cash payments were made for such purpose by the Unrestricted Subsidiaries to the Parent Borrower or its Restricted Subsidiaries.  Taxes include all interest, penalties and additions relating thereto.

“Relevant Parent Entity”:  (i) Holdings, so long as Holdings is not a Subsidiary of a Parent Entity, and (ii) any Parent Entity, so long as Holdings is a Subsidiary thereof and such Parent Entity is not a Subsidiary of any other Parent Entity.

“Rental Equipment”:  all equipment owned by or leased to the Parent Borrower or a Subsidiary of the Parent Borrower that is classified as “revenue earning equipment” in the consolidated financial statements of the Parent Borrower.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .21, .22, .23, .24, .25, .27, .28 or .33 of PBGC Regulation Section 4043 or any successor regulation thereto.

“Required Lenders”:  Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) represent at least a majority of Total Commitment less the Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the Individual Lender Exposures of Non-Defaulting Lenders) at such time.

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including (a) laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties, (b) guidelines, laws, ordinances, regulations, requests and requirements issued, promulgated or otherwise applicable pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and (c) for purposes of Sections 3.1(c), 4.9, 4.10 and 11.6, requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”:  as to any Person, any of the following officers of such Person:  (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent or the Collateral Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to Section 7.7 and without limiting the foregoing, the general counsel of such Person and (d) with respect to ERISA matters, the senior vice president — human resources (or substantial equivalent) of such Person.

“Restricted Indebtedness”:  as defined in Section 8.14(a).

“Restricted Payment”:  as defined in Section 8.7.

“Restricted Subsidiary”:  any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Revaluation Date”:  with respect to any Letter of Credit denominated in a foreign currency, each of the following: (a) the first Business Day of each month, (b) each date of issuance of such Letter of Credit and (c) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount).

“Revolving Credit Lender”:  any Lender having a Commitment hereunder and/or a Revolving Credit Loan outstanding hereunder.

“Revolving Credit Loan”:  each U.S. Facility Revolving Credit Loan and each Canadian Facility Revolving Credit Loan.

“Revolving Credit Note”:  as defined in Section 2.1(e).

“Rollover Indebtedness”:  the Indebtedness listed on Schedule G.

“S&P”:  as defined in the definition of the term “Cash Equivalents” in this Section 1.1.

“Sale”:  any disposition of any company, any business or any group of assets constituting an operating unit of a business or any designation of any Restricted Subsidiary as an Unrestricted Subsidiary.

“Sale and Leaseback Transaction”:  any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Parent Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Subsidiary.

“Sanctions”: as defined in Section 5.24(a).

“Sanctioned Country”: as defined in Section 5.24(b).

“Sanctioned Party”: as defined in Section 5.24(b).

“Schedule I Lender”:  a Lender which is a Canadian chartered bank listed on Schedule I of the Bank Act (Canada).

“Section 2.11 Additional Amendment”:  as defined in Section 2.11(c).

“Secured Parties”:  the reference to the Canadian Secured Parties, the U.S. Secured Parties, or the collective reference thereto, as applicable.

“Securities Act”:  the Securities Act of 1933, as amended from time to time.

“Security Documents”:  the collective reference to the Canadian Security Documents and the U.S. Security Documents.

“Senior Credit Facility”:  the collective reference to this Agreement, any Loan Documents, any notes and letters of credit (including any Letters of Credit) issued pursuant hereto and any guarantee and collateral agreement, patent, trademark or copyright security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under this Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior Credit Facility).  Without limiting the generality of the foregoing, the term “Senior Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Parent Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Notes”: each of the 7.50% Senior Secured Second Priority Notes due 2022 of the Parent Borrower issued on June 9, 2016 and the 7.75% Senior Secured Second Priority Notes due 2024 of the Parent Borrower issued on June 9, 2016, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Notes Debt Documents”: the Senior Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any guarantee, obligation, security or other right in respect thereof.

“Senior Notes Indenture”: the Indenture dated as of the date hereof, under which the Senior Notes are issued, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Separation”:  collectively, (i) the distribution by Hertz of all of the common stock of the Parent Borrower to Hertz Investors, Inc. and (ii) the distribution by

HERC Holdings of all of the common stock of Hertz Global Holdings, Inc., a Delaware corporation formerly known as Hertz Rental Car Holding Company, Inc., to the shareholders of HERC Holdings.

“Separation Agreement”:  the Separation and Distribution Agreement, dated as of June 30, 2016, between Hertz Holdings and HERC Holdings, as amended, supplemented, waived or otherwise modified from time to time.

“Service Vehicles”: all Vehicles, owned by the Parent Borrower or a Subsidiary of Parent Borrower that are classified as “plant, property and equipment” in the consolidated financial statements of the Parent Borrower that are not rented or offered for rental by the Parent Borrower or any of its Subsidiaries, including any such Vehicles being held for sale.

“Set”:  the collective reference to Eurocurrency Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Single Employer Plan”:  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” and “Solvency”:  with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Spare Parts and Merchandise”:  (x) any and all spare parts, instruments, appurtenances, accessories, modules, components, apparatus and assemblies and any and all expendable or repairable parts and equipment of whatever nature that are now or hereafter maintained for installation or use or usable by or on behalf of a Loan Party in connection with Equipment or other equipment or any appliance useable thereon or related thereto, and any and all substitutions for any of the foregoing and replacement thereto and (y) goods held for sale, lease or use by any Loan Party (in each case including any property noted on any Loan Party’s books and records as tires, small equipment, power tools, spare parts or supplies and merchandise but in each case excluding, for the avoidance of doubt, Eligible Rental Equipment and Eligible Service Vehicles).

“Special Purpose Entity”:  (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code, PPSA or similar law, as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or other Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

“Special Purpose Financing”:  any financing or refinancing of assets consisting of or including Receivables and/or Equipment of the Parent Borrower or any Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Undertakings”:  representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Parent Borrower or any of its Restricted Subsidiaries that the Parent Borrower determines in good faith are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) hedging obligations, or other obligations relating to Interest Rate Protection Agreements or Permitted Hedging Arrangements entered into by the Parent Borrower or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee Obligations in respect of Indebtedness of a Special Purpose Subsidiary by the Parent Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary”:  a Subsidiary of the Parent Borrower that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code, PPSA or similar law, as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) acquiring, selling, leasing, financing or refinancing Equipment, and/or related rights (including under leases, manufacturer warranties, and buy-back programs, and insurance policies) and /or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and

(y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Parent Borrower.

“Specified Availability”:  as of any date of determination, without duplication of amounts calculated thereunder, the sum of Available Loan Commitments plus Specified Unrestricted Cash as at such Date.

“Specified Default”:  the failure of the Parent Borrower to comply with the terms of Sections 4.16(c), 4.16(d), 4.16(f), 4.16(g), 4.16(h), or Section 7.2(e), the failure of the Parent Borrower to deliver financial statements within 30 days of when required pursuant to Section 7.1, or the occurrence of any Event of Default specified in Sections 9(a) or 9(f).

“Specified Equity Contribution”:  any cash equity contribution made to Holdings or any Parent Entity in exchange for Permitted Cure Securities; provided (a) (i) such cash equity contribution to Holdings or any Parent Entity and (ii) the contribution of any proceeds therefrom to the Parent Borrower, occur (i) after the Closing Date and (ii) on or prior to the date that is 10 Business Days after the date on which financial statements are required to be delivered for a fiscal quarter (or year); (b) the Parent Borrower identifies such equity contribution as a “Specified Equity Contribution”; (c) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution shall have been made, and (d) the amount of any Specified Equity Contribution included in the calculation of EBITDA hereunder shall be limited to the amount required to effect compliance with Section 8.1 hereof.

“Specified Existing Commitment”:  as defined in Section 2.11(a).

“Specified Payment”:  (i) any merger, consolidation or amalgamation permitted pursuant to Section 8.5(a), (ii) any sale, lease, transfer or other disposition of any or all of the assets (upon voluntary liquidation or otherwise) of any Restricted Subsidiary permitted pursuant to Section 8.5(b), (iii) any Restricted Payment pursuant to Section 8.7(f), (iv) any Investment pursuant to Section 8.9(o), (v) any acquisition pursuant to Section 8.10(c) and (vi) any Optional Payment pursuant to Section 8.14(a)(iv).

“Specified Proprietary & Confidential Information”:  (a) all data and information used to calculate any “measurement month average” or any “market value average” or (b) any similar amount, however designated, under or in connection with any financing of Rental Equipment and/or other property, in each case that does not constitute part of the Collateral or any component of the Canadian Borrowing Base or the U.S. Borrowing Base.

“Specified Rating”:  as defined in the definition of the term “Pricing Grid” in this Section 1.1.

“Specified Refinancing Amendment”:  an amendment to this Agreement effecting the incurrence of Specified Refinancing Facilities in accordance with Section 2.12.

“Specified Refinancing Facilities”:  as defined in Section 2.12(a).

“Specified Refinancing Indebtedness”:  Indebtedness incurred by the Parent Borrower and its Restricted Subsidiaries pursuant to and in accordance with Section 2.12.

“Specified Refinancing Lenders”:  as defined in Section 2.12(b).

“Specified Refinancing Loans”:  as defined in Section 2.12(a).

“Specified Refinancing Revolving Commitment”:  as to any Lender, its obligation to make Specified Refinancing Revolving Loans to, and/or participate in Swing Line Loans made to, and/or participate in Letters of Credit issued on behalf of, the Borrowers.

“Specified Refinancing Revolving Facilities”:  as defined in Section 2.12(a).

“Specified Refinancing Revolving Loans”:  as defined in Section 2.12(a).

“Specified Refinancing Term Loan Facilities”:  as defined in Section 2.12(a).

“Specified Refinancing Term Loans”:  as defined in Section 2.12(a).

“Specified Refinancing Tranche”:  Specified Refinancing Facilities with the same terms and conditions made on the same day and any Supplemental Term Loan or Supplemental Revolving Commitments and Loans in respect thereof, as applicable, added to such Tranche pursuant to Section 2.9 or Section 2.10.

“Specified Unrestricted Cash”: as of any date of determination, an amount equal to all Unrestricted Cash of the Parent Borrower, the Canadian Loan Parties and the U.S. Loan Parties that (in the case of cash) is deposited in the DDAs or other deposit accounts in the United States or Canada with respect to which a control agreement is in place between the applicable Loan Party, the applicable depositary institution and the Administrative Agent, the Canadian Agent, the Collateral Agent or the Canadian Collateral Agent (or over which any such Agent has “control” whether or not pursuant to a control agreement) or that (in the case of Cash Equivalents) (a) are not in a securities account in respect of which the applicable Loan Party has entered into a “control agreement” with the applicable broker or securities intermediary for purposes of perfecting a security interest in favor of a third party and (b) are subject to the laws of any state, commonwealth, province or territory of the United States of America or Canada.

“Spot Rate of Exchange”:  (i) with respect to Canadian Dollars and any Designated Foreign Currency (except as provided in clause (ii) below and Section 1.4), at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to Canadian Dollars or such Designated Foreign Currency as set forth by the Bloomberg Information Service or any successor thereto (or such other service selected by the Administrative Agent with the consent of the Parent Borrower as may replace such service for the purpose of displaying the spot rate of exchange), provided that if there shall at any time no longer exist such a page, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent (and reasonably satisfactory to the Parent Borrower) and, if no such similar rate publishing service is available, by reference to the published rate of the Administrative Agent in effect at such date for similar commercial transactions or (ii) with respect to any Letters of Credit denominated in any Designated Foreign Currency or Canadian Dollars (x) for the purposes of determining the Dollar Equivalent of L/C Obligations and for the calculation of L/C Fees and related commissions, the spot rate of exchange quoted in the Wall Street Journal on the Revaluation Date (or, if same does not provide rates, by such other means reasonably satisfactory to the Administrative Agent and the Parent Borrower) and (y) for the purpose of determining the Dollar Equivalent of any Letter of Credit with respect to (A) a demand for payment of any drawing under such Letter of Credit (or any portion thereof) to any L/C Participants pursuant to Section 3.4(a) or (B) a notice from any Issuing Lender for reimbursement of the Dollar Equivalent of any drawing (or any portion thereof) under such Letter of Credit by the Parent Borrower pursuant to Section 3.5(a), the market spot rate of exchange quoted by the Administrative Agent on the date of such demand or notice, as applicable.

“Standby Letter of Credit”:  as defined in Section 3.1(a).

“Stated Amount”:  at any time, as to any Letter of Credit, (i) if the Letter of Credit is denominated in Dollars, the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met) and (ii) if the Letter of Credit is denominated in a Designated Foreign Currency, the Dollar Equivalent of the maximum amount available to be drawn under the Letter of Credit (regardless of whether any conditions for drawing could then be met).

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Borrower”: any U.S. Subsidiary Borrower and any Canadian Borrower.

“Subsidiary Borrower Joinder”:  a joinder in substantially the form of Exhibit D-1 hereto, to be executed by each Subsidiary Borrower designated as such after the Closing Date.  Upon receipt of a Subsidiary Borrower Joinder, the Administrative Agent shall promptly transmit each such notice to each of the Lenders; provided that any failure to do so by the Administrative Agent shall not in any way affect the status of any such Subsidiary as a Subsidiary Borrower hereunder.

“Subsidiary Borrower Termination”:  a Subsidiary Borrower Termination delivered to the Administrative Agent in accordance with Section 11.1(g), substantially in the form of Exhibit D-2 hereto.

“Subsidiary Guarantor”:  each U.S. Subsidiary Guarantor and each Canadian Subsidiary Guarantor.

“Supermajority Lenders”:  Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) represent at least 66 2/3% of the sum of the aggregate amount of the Total Commitment less the Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the Individual Lender Exposures of Non-Defaulting Lenders) at such time.

“Swing Line Commitment”:  the Swing Line Lender’s obligation to make Swing Line Loans pursuant to Section 2.4.

“Swing Line Lender”:  the Administrative Agent, in its capacity as provider of the Swing Line Loans and its successors and assigns.

“Swing Line Loan Participation Certificate”:  a certificate in substantially the form of Exhibit G.

“Swing Line Loans”:  as defined in Section 2.4(a).

“Swing Line Note”:  as defined in Section 2.4(b).

“Syndication Agent”:  as defined in the preamble hereto.

“Taxes”:  as defined in Section 4.11(a).

“Tax Matters Agreement”: the Tax Matters Agreement, dated as of June 30, 2016, by and among HERC Holdings, Hertz Holdings, the Parent Borrower and Hertz.

“Tax Sharing Agreement”:  each of (i) the Tax Sharing and Indemnity Agreement, dated as of June 30, 2016, among HERC Holdings, Holdings and the Parent Borrower and (ii) any substantially comparable successor agreement (as determined by the Parent Borrower in good faith) between the Parent Borrower and any Parent Entity, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with this Agreement.

“Temporary Cash Investments”:  any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, a member state of the European Union (in the case of any such member state, to the extent rated at least A-2 by S&P or at least P-2 by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization)) or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America, Canada or a member state of the European Union (in the case of any such member state, to the extent rated at least A-2 by S&P or at least P-2 by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization)) or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof), (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Parent Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A-2” by S&P or “P-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or preferred stock (other than of the Parent Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the Securities and Exchange Commission under the Investment Company Act, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.  For the avoidance of doubt, for purposes of this definition and the definitions of “Cash Equivalents” and “Investment Grade Rating,” rating identifiers, watches and outlooks will be disregarded in determining whether any obligations satisfy the rating requirement therein.

“Termination Date”:   June 30, 2021.

“Total Canadian Facility Commitment”:  at any time, the sum of the Canadian Facility Commitments of all of the Canadian Lenders at such time.  The original Total Canadian Facility Commitment is $350,000,000.

“Total Commitment”:  at any time, the sum of the Commitments of each of the Lenders at such time.

“Total U.S. Facility Commitment”:  at any time, the sum of the U.S. Facility Commitments of all of the Lenders at such time.  The original Total U.S. Facility Commitment is $1,400,000,000.

“Tranche”:  each Tranche of Loans available hereunder, with there being two tranches on the Closing Date; namely, Revolving Credit Loans and Swing Line Loans.

“Transaction Agreements”: collectively, the Separation Agreement, the Tax Matters Agreement, the Tax Sharing Agreement, the Employee Matters Agreement, the Intellectual Property Agreement, the Transition Services Agreement and any other instruments, assignments, documents and agreements contemplated thereby and executed in connection therewith.

 “Transactions”:  collectively, any and all of the following (whether or not consummated):  (i) the Separation, (ii) the entry into the Separation Agreement and the other Transaction Agreements, and all the transactions thereunder, (iii) the entry into the Senior Notes Indenture, and the offer and issuance of the Senior Notes, (iv) the entry into this Agreement, and the initial incurrence of Indebtedness hereunder, (v) the refinancing in full of the outstanding principal amount of all Indebtedness under the Predecessor ABL Credit Agreement and the termination of such agreement and (vi) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”:  any Participant or Assignee.

“Transition Services Agreement”: the Transition Services Agreement, dated as of June 30, 2016, by and among HERC Holdings and Hertz Holdings, as amended, supplemented, waived or otherwise modified from time to time.

“Treaty”:  the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may, from time to time, be further amended, supplemented or otherwise modified.

“Type”:  the type of Loan determined based on the currency in which the same is denominated, and the interest option applicable thereto, with there being multiple Types of Loans hereunder, namely ABR Loans, Eurocurrency Loans in each of the Designated Currencies and BA Equivalent Loans.

“UCC”:  the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underfunding”:  the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan, determined as of such valuation date, allocable to such accrued benefits.

“Undisclosed Administration”: in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Uniform Customs”:  the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“Unpaid Drawing”:  any Canadian Borrower Unpaid Drawing and any U.S. Borrower Unpaid Drawing.

“Unrestricted Cash”:  as at any date of determination, the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments, other than as listed as “restricted cash” for financial statement purposes on the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as of the last day of the Parent Borrower’s fiscal month ending immediately prior to such date of determination for which a balance sheet is available (unless so classified as “restricted” solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to any Intercreditor Agreement, First Lien Intercreditor Agreement or Other Intercreditor Agreement or because they are subject to a Lien securing the Obligations or other Indebtedness that is subject to any Intercreditor Agreement, First Lien Intercreditor Agreement or Other Intercreditor Agreement); provided that Unrestricted Cash shall not be less than zero; provided that solely for purposes of any calculation of Consolidated Leverage Ratio or determination of Pro Forma Compliance in connection with any incurrence of Indebtedness, “Unrestricted Cash” shall not include any proceeds of such Indebtedness borrowed at the time of determination of such ratio.

“Unrestricted Subsidiary”:  (i) any Subsidiary of the Parent Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary provided, that, if the Board of Directors designates any Loan Party as an Unrestricted Subsidiary, and the most recent Borrowing Base Certificate delivered pursuant to Section 7.2(e) included any assets of such Loan Party, then such Loan Party shall not cease to be a Loan Party and shall not become an Unrestricted Subsidiary until the Parent Borrower delivers a Borrowing Base Certificate giving pro forma effect to the designation of such entity as a Unrestricted Subsidiary.  The Board of Directors may designate any Subsidiary of the Parent Borrower (including any newly acquired or newly formed Subsidiary of the Parent Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Parent Borrower or any other Restricted Subsidiary of the Parent Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Closing Date (and any such Subsidiary so designated is set forth on Schedule C hereto), or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 8.9.  The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Parent Borrower could Incur at least $1.00 of additional Indebtedness under Section 8.2(x) or (y) the Consolidated Leverage Ratio would be no greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to Section 8.2.  Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Parent Borrower’s Board of Directors giving effect to such designation and a certificate signed by a Responsible Officer of the Parent Borrower certifying that such designation complied with the foregoing provisions.

“Unutilized Commitments”: an amount equal to (x) the Total Commitments, less (y) the aggregate of all Lenders’ Individual Lender Exposures (excluding any amounts attributable to Swing Line Loans).

“U.S. Blocked Account”:  as defined in Section 4.16(c).

“U.S. Borrower Unpaid Drawing”:  drawings on U.S. Facility Letters of Credit that have not been reimbursed by the applicable U.S. Borrower.

“U.S. Borrowers”:  the Parent Borrower and the U.S. Subsidiary Borrowers.

“U.S. Borrowing Base”:  as of any date of determination, the result of:

(a)                                 85% of the amount of Eligible U.S. Accounts, plus

(b)                                 50% of the amount of Eligible Unbilled U.S. Accounts (not to exceed 50% of the amount calculated under clause (a) above), plus

(c)                                  the lesser of:

(i)                                     95% times the then Net Book Value of Eligible U.S. Rental Equipment and Eligible U.S. Service Vehicles, and

(ii)                                  85% times the then extant Net Orderly Liquidation Value of Eligible U.S. Rental Equipment and Eligible U.S. Service Vehicles, plus

(d)                                 55% times the then Net Book Value of Eligible U.S. Spare Parts and Merchandise, minus

(e)                                  the amount of all Availability Reserves related to the U.S. Facility, minus

(f)                                   (1) the aggregate outstanding principal amount of Indebtedness incurred by any U.S. Loan Party (x) to refinance or replace the U.S. Facility in part pursuant to Section 8.2(a)(2) or pursuant to Section 8.2(x), (y) otherwise constituting Additional ABL Indebtedness or (z) to refinance or replace any Indebtedness referred to in clause (x) or (y) pursuant to Section 8.2(w)(y), in each case to the extent secured by any Collateral on a basis pari passu in priority with the Liens securing the amounts due under the U.S. Facility, pursuant to the Intercreditor Agreement, First Lien Intercreditor Agreement or Other Intercreditor Agreement and consented to by the Parent Borrower (and for the avoidance of doubt, not including Indebtedness under this Agreement) and (2) the aggregate outstanding principal amount of Indebtedness incurred by any U.S. Loan Party pursuant to Section 8.2(v) (and for the avoidance of doubt, not including Indebtedness under this Agreement), minus,

(g)                                  the amount by which (i) the then Net Book Value of all Eligible U.S. Rental Equipment that is damaged or defective to the extent included in the U.S. Borrowing Base pursuant to the above exceeds (ii) 10% of the U.S. Borrowing Base, minus

(h)                                 to the extent not otherwise deducted from Available U.S. Facility Loan Commitments or Available Loan Commitments or otherwise from any calculation of amounts available to be borrowed under the U.S. Facility, the aggregate outstanding principal amount of any outstanding Incremental Loans (other than Incremental Loans pursuant to any FILO Tranche) and Specified Refinancing Loans incurred by any U.S. Loan Party, to the extent secured on a basis pari passu in priority with the Liens securing the Loans, minus

(i)                                     the FILO US Overadvance.

“U.S. Extender of Credit”:  as defined in Section 4.11(b).

“U.S. Facility”:  the credit facility available to the U.S. Borrowers hereunder.

“U.S. Facility Commitment”:  with respect to each U.S. Facility Lender, the commitment of such U.S. Facility Lender hereunder to make Extensions of Credit to the U.S. Borrowers in the amount set forth opposite its name on Schedule A hereto or as may subsequently be set forth in the Register from time to time.

“U.S. Facility Commitment Percentage”:  of any U.S. Facility Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the U.S. Facility Commitment of such U.S. Facility Credit Lender at such time and the denominator of which is the Total U.S. Facility Commitment at such time, provided that if any such determination is to be made after the Total U.S. Facility Commitment (and the related U.S. Facility Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“U.S. Facility Issuing Lender”:  as the context may require, (i) each Lender designated as a U.S. Facility Issuing Lender on Schedule D-2 as of the Closing Date or (ii) any U.S. Facility Lender, which at the request of the Parent Borrower and with the consent of the Administrative Agent, agrees, in such U.S. Facility Lender’s sole discretion, to also become a U.S. Facility Issuing Lender for the purpose of issuing U.S. Facility Letters of Credit (including Existing Letters of Credit), in each case subject to each such financial institution’s U.S. Facility L/C Sublimit.

“U.S. Facility L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding U.S. Facility Letters of Credit (including in the case of outstanding U.S. Facility Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the aggregate then undrawn and unexpired amount thereof) and (b) the aggregate amount of drawings under U.S. Facility Letters of Credit which have not then been reimbursed pursuant to Section 3.5(a) (including in the case of U.S. Facility Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the unreimbursed aggregate amount of drawings thereunder, to the extent that such amount has not been converted into Dollars in accordance with Section 3.5(a)).

“U.S. Facility L/C Participants”:  the U.S. Facility Lenders.

“U.S. Facility L/C Sublimit”:  (i) with respect to each U.S. Facility Issuing Lender as of the Closing Date, the amount specified with respect to each such U.S. Facility Issuing Lender on Schedule D-2 hereto and (ii) with respect to any other U.S. Facility Issuing Lender any amount as agreed in writing between such U.S. Facility Issuing Lender and the Parent Borrower, with the consent of the Administrative Agent.

“U.S. Facility Lender”:  each Lender which has a U.S. Facility Commitment (without giving effect to any termination of the Total U.S. Facility

Commitment if there are any U.S. Facility L/C Obligations) or which has any outstanding U.S. Facility Revolving Credit Loans (or a U.S. Facility Commitment Percentage in any then outstanding U.S. Facility L/C Obligations).  Unless the context otherwise requires, each reference in this Agreement to a U.S. Facility Lender includes each U.S. Facility Lender and shall include references to any Affiliate of any such Lender which is acting as a U.S. Facility Lender.

“U.S. Facility Letters of Credit”:  Letters of Credit (including Existing Letters of Credit) issued by the U.S. Facility Issuing Lender to, or for the account of, the U.S. Borrowers, pursuant to Section 3.1.

“U.S. Facility Revolving Credit Loan”:  as defined in Section 2.1(a).

“U.S. Guarantee and Collateral Agreement”:  the U.S. Guarantee and Collateral Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit B-1, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“U.S. Mortgaged Property”:  each Real Property located in the United States or any State or territory thereof with respect to which a Mortgage is required to be delivered pursuant to the terms of this Agreement.

“U.S. Secured Parties”:  the “Secured Parties” as defined in the U.S. Guarantee and Collateral Agreement.

“U.S. Security Documents”:  the collective reference to each Mortgage related to any U.S. Mortgaged Property, the U.S. Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the U.S. Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Section 7.9(a), Section 7.9(b) or Section 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“U.S. Subsidiary Borrower”:  each Domestic Subsidiary that is a Wholly Owned Subsidiary that becomes a Borrower pursuant to a Subsidiary Borrower Joinder, together with their respective successors and assigns, unless and until such time as the respective U.S. Subsidiary Borrower ceases to be a Borrower in accordance with the terms and provisions hereof.

“U.S. Subsidiaries Guaranty”:  the guaranty of the obligations of the Borrowers under the Loan Documents provided pursuant to the U.S. Guarantee and Collateral Agreement.

“U.S. Subsidiary Guarantor”:  each Domestic Subsidiary (other than any Excluded Subsidiary) of the Parent Borrower which executes and delivers a U.S. Subsidiaries Guaranty, in each case, unless and until such time as the respective U.S. Subsidiary Guarantor ceases to constitute a Domestic Subsidiary of the Parent Borrower or is released from all of its obligations under the U.S. Subsidiaries Guaranty in accordance with terms and provisions thereof.

“U.S. Tax Compliance Certificate”:  as defined in Section 4.11(b)(Y)(ii).

“Utilized Commitment”:  with respect to (i) any Lender at any time, (x) such Lender’s Individual Lender Exposure (excluding any amounts attributable to Swing Line Loans) divided by (y) such Lender’s Commitment and (ii) all Lenders at any time, the sum of each Lender’s Utilized Commitment as determined for each fiscal quarter (and the interim period ending on the Termination Date) by the Administrative Agent.

“Vehicles”:  vehicles owned or operated by, or leased or rented to or by, the Parent Borrower or any of its Subsidiaries, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.

“Voting Stock”:  in relation to a Person, shares of Capital Stock entitled to vote generally in the election of directors to the board of directors or equivalent governing body of such Person.

“Wholly Owned Subsidiary”:  as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary (other than director’s qualifying shares, shares held by nominees or such other de minimis portion thereof to the extent required by law).

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2                               Other Definitional Provisions.

(a)                                 Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.  Any reference to any Person shall be construed to include such Person’s successors and assigns permitted hereunder.

(b)                                 As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Holdings and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Any determination made by Holdings, the Parent Borrower or any Subsidiary pursuant to a provision of this Agreement that refers to “as determined by the Parent Borrower in good faith,” “in the good faith determination of the Parent Borrower” and words of similar import shall be conclusive.  Unless otherwise expressly provided herein, any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, supplemented, waived or otherwise modified from time to time (subject to any restrictions on such amendments, supplements, waivers or modifications set forth herein).

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)                                  For purposes of determining any financial ratio or making any financial calculation for any four fiscal quarter period (or portion thereof) ending immediately prior to the Closing Date, the components of such financial ratio or financial calculation shall be determined on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period.

(f)                                   Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(g)                                  Any references in this Agreement to “cash and/or Cash Equivalents”, “cash, Cash Equivalents, Investment Grade Securities and/or Temporary Cash Investments” or any similar combination of the foregoing shall be construed as not double counting cash or any other applicable amount which would otherwise be duplicated therein.

(h)                                 In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default, Specified Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Parent Borrower, be deemed satisfied, so long as no Default, Event of Default, Specified Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or preferred stock is given.  For the avoidance of doubt, if the Parent Borrower has exercised its option under the first sentence of this clause (h), and any Default, Event of Default, Specified Default or specified Event of Default, as applicable, occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or preferred stock is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default, Specified Default or specified Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(i)                                     In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)                                     determining whether the Parent Borrower is in Pro Forma Compliance; or

(ii)                                  determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Fixed Charge Coverage Ratio or the Consolidated Leverage Ratio; or

(iii)                               testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Tangible Assets);

in each case, at the option of the Parent Borrower (the Parent Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or preferred stock is given, as applicable (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence or Discharge of Indebtedness and the use

of proceeds of such Incurrence) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Parent Borrower are available, the Parent Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.  For the avoidance of doubt, if the Parent Borrower has made an LCA Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in Consolidated EBITDA or Consolidated Tangible Assets of the Parent Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations.  If the Parent Borrower has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the Incurrence of Indebtedness or Liens, or the making of Restricted Payments, Asset Dispositions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Parent Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence or Discharge of Indebtedness and the use of proceeds of such Incurrence) have been consummated; provided that with respect to the making of Restricted Payments or payments of Restricted Indebtedness, on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio shall also be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence or Discharge of Indebtedness and the use of proceeds of such Incurrence) have not been consummated.

1.3                               Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured (all such liabilities, other than any Excluded Liability, the “Covered Liabilities”), may be subject to the Write-Down and Conversion Powers and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers to any such Covered Liability arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such Covered Liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such Covered Liability;

(ii)                                  a conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such Covered Liability in connection with the exercise of the Write-Down and Conversion Powers.

Notwithstanding anything to the contrary herein, nothing contained in this Section 1.3 shall modify or otherwise alter the rights or obligations with respect to any liability that is not a Covered Liability.

1.4                               Currency Equivalents Generally.

(a)                                 The Administrative Agent and the applicable Issuing Lender shall determine the Spot Rate of Exchange as of each Revaluation Date to be used for calculating the Dollar Equivalents of Letters of Credit denominated in Canadian Dollars or any Designated Foreign Currency and of disbursements in respect thereof, including any other amounts that will be incurred, outstanding or proposed to be incurred or outstanding in connection therewith.  Such Spot Rate of Exchange shall become effective as of such Revaluation Date and shall be the Spot Rate of Exchange employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any Letter of Credit denominated in any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent as so determined by the Administrative Agent.

(b)                                 Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit in a Designated Foreign Currency, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in a Designated Foreign Currency, such amount, other than in cases where a Dollar Equivalent is expressly included, shall be the relevant foreign currency equivalent of such Dollar Equivalent (rounded to the nearest unit of such Designated Foreign Currency, with 0.5 of a unit being rounded upward) calculated on the basis of the Spot Rate of Exchange as determined by the Administrative Agent.

SECTION 2.                            AMOUNT AND TERMS OF COMMITMENTS.

2.1                               Commitments.

(a)                                 Subject to and upon the terms and conditions set forth herein, each Lender with a U.S. Facility Commitment severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the Termination Date, a Revolving Credit Loan or Revolving Credit Loans to the U.S. Borrowers (on a joint and several basis as between the U.S. Borrowers) (each a “U.S. Facility Revolving Credit Loan” and, collectively, the “U.S. Facility Revolving Credit Loans”), which U.S. Facility Revolving Credit Loans:

(i)                                     shall (x) in the case of ABR Loans, be denominated in Dollars or Canadian Dollars, (y) in the case of Eurocurrency Loans, be denominated in Dollars or in a Designated Foreign Currency and (z) in the case of BA Equivalent Loans, be denominated in Canadian Dollars;

(ii)                                  shall, at the option of the U.S. Borrowers, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans, provided that notwithstanding anything herein to the contrary, Loans denominated in a Designated Foreign Currency shall not be incurred, maintained as, and/or converted into ABR Loans; provided, further, that except as otherwise specifically provided in Section 4.9 and Section 4.10, all U.S. Facility Revolving Credit Loans comprising the same Borrowing shall at all times be of the same Type;

(iii)                               may be repaid and reborrowed in accordance with the provisions hereof;

(iv)                              shall not be made (and shall not be required to be made) by any U.S. Facility Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual U.S. Facility Lender Exposure of such U.S. Facility Lender to exceed the amount of its U.S. Facility Commitment at such time;

(v)                                 shall not be made (and shall not be required to be made) by any U.S. Facility Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) the Aggregate U.S. Facility Lender Exposure to exceed the Total U.S. Facility Commitment as then in effect or (y) the Aggregate U.S. Facility Lender Exposure to exceed the difference of (I) the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (II) if greater than zero, the excess of the unpaid balance of Extensions of Credit to, or for the account of, the Canadian Borrowers over the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered); and

(vi)                              shall not be made (and shall not be required to be made) by any U.S. Facility Lender to the extent any such U.S. Facility Revolving Credit Loans to be made on any date, individually or in the aggregate, exceed the then Available U.S. Facility Loan Commitments.

(b)                                 Subject to and upon the terms and conditions set forth herein, each Canadian Facility Lender severally agrees to make (including through a Non-Canadian Affiliate in the case of Revolving Credit Loans to the U.S. Borrowers), at any time and from time to time on or after the Closing Date and prior to the Termination Date, a Revolving Credit Loan or Revolving Credit Loans to (i) the Canadian Borrowers (on a joint and several basis as between the Canadian Borrowers with respect to such Revolving Credit Loans made to the Canadian Borrowers) and (ii) the U.S. Borrowers (on a joint and several basis as between the U.S. Borrowers with respect to such Revolving Credit Loans made to the U.S. Borrowers) (each of the foregoing, a “Canadian Facility Revolving Credit Loan” and, collectively, the “Canadian Facility Revolving Credit Loans”); which Canadian Facility Revolving Credit Loans:

(i)                                     in the case of Loans made to the Canadian Borrowers, shall be denominated in Canadian Dollars and in the case of Loans made to the U.S. Borrowers, shall (x) in the case of ABR Loans, be denominated in U.S. Dollars or Canadian Dollars, (y) in the case of Eurocurrency Loans, be denominated in U.S. Dollars or in a Designated Foreign Currency and (z) in the case of BA Equivalent Loans, be denominated in Canadian Dollars;

(ii)                                  shall, in the case of Loans made to the Canadian Borrowers, at the option of the Canadian Borrowers, be incurred and maintained as, and/or converted into, ABR Loans, Bankers’ Acceptances or BA Equivalent Loans and, in the case of Loans made to the U.S. Borrowers, at the option of the U.S. Borrowers, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans, provided that notwithstanding anything herein to the contrary, Loans denominated in a Designated Foreign Currency shall not be incurred, maintained as, and/or converted into ABR Loans; provided, further, in each case that except as otherwise specifically provided in Section 4.9 and Section 4.10, all Canadian Facility Revolving Credit Loans comprising the same Borrowing shall at all times be of the same Type;

(iii)                               may be repaid and reborrowed in accordance with the provisions hereof;

(iv)                              shall not be made (and shall not be required to be made) by any Canadian Facility Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) the Individual Canadian Facility Lender Exposure of such Canadian Facility Lender to exceed the amount of its Canadian Facility Commitment at such time or (y) the Dollar Equivalent of the Aggregate Canadian Facility Lender Exposure to exceed the lesser of (I) the Total Canadian Facility Commitments as then in effect and (II) (A) the difference of (1) the Dollar Equivalent of the sum of (a) the Canadian Borrowing Base at such time plus (b) the U.S. Borrowing Base (in each case, based on the Borrowing Base Certificate last delivered) minus (2) the aggregate unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers;

(v)                                 shall not be made (and shall not be required to be made) by any Canadian Facility Lender (including through any Non-Canadian Affiliate of any Canadian Facility Lender) to the extent any such Canadian Facility Revolving Credit Loans to be made on any date, individually or in the aggregate, exceed the then Available Canadian Facility Loan Commitments; and

(vi)                              shall not be made (and shall not be required to be made) to any U.S. Borrower to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the aggregate unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers to exceed the difference of (x) the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (y) if greater than zero, the excess of the unpaid balance of Extensions of Credit to, or for the account of, the

Canadian Borrowers over the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered).

(c)                                  Notwithstanding anything to the contrary in Sections 2.1(a) or (b) or elsewhere in this Agreement, the Administrative Agent and the Co-Collateral Agent shall by mutual agreement have the right to establish Availability Reserves in such amounts, and with respect to such matters, as the Administrative Agent and the Co-Collateral Agent in their Permitted Discretion shall deem necessary or appropriate, against the U.S. Borrowing Base and/or the Canadian Borrowing Base, as applicable, including reserves with respect to (i) sums that the respective Borrowers are or will be required to pay (such as taxes (including payroll and sales taxes), assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid and (ii) amounts owing by the respective Borrowers or, without duplication, their respective Restricted Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of the Administrative Agent and the Co-Collateral Agent, is capable of ranking senior in priority to or pari passu with one or more of the Liens granted in the Security Documents (such as Canadian Priority Payables, Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral; provided that (x) with respect to any Availability Reserve (other than any Designated Hedging Reserves or Cash Management Reserves), the Administrative Agent and the Co-Collateral Agent shall have provided the applicable Borrower at least ten Business Days’ prior written notice of any such establishment, (y) (i) the imposition of any Designated Hedging Reserve or Cash Management Reserve shall be immediately effective upon written notice thereof being delivered to the Borrowers by the Administrative Agent and the Co-Collateral Agent (and the Administrative Agent and the Co-Collateral Agent agree to notify the Borrowers of any such Designated Hedging Reserve within one Business Day after any applicable Hedging Party has provided written notice of the applicable MTM value or, as the case may be, after the Administrative Agent and the Co-Collateral Agent have provided a proposed MTM value, in either case that will form the basis for such Designated Hedging Reserve, as provided in the definition of “Designated Hedging Reserve”), (ii) any adjustment in any Designated Hedging Reserve contemplated by the definition thereof shall be immediately effective upon the notification to the Administrative Agent and the Co-Collateral Agent of the details and results of the applicable mid-market quotations as provided in the penultimate sentence of the definition of “Designated Hedging Reserve” and (iii) no such Designated Hedging Reserve or Cash Management Reserve shall be established if the Aggregate Canadian Facility Lender Exposure or Aggregate U.S. Facility Lender Exposure would exceed the Canadian Borrowing Base or U.S. Borrowing Base, as applicable (based on the Borrowing Base Certificate last delivered) as a result thereof, after giving effect to any other changes in the Aggregate Canadian Facility Lender Exposure or Aggregate U.S. Facility Lender Exposure, as applicable, at such time, including any repayment of Revolving Credit Loans at such time and (z) the Administrative Agent and the Co-Collateral Agent may only establish an Availability Reserve after the date hereof based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to the Administrative Agent or the Co-Collateral Agent as of the Closing Date.  The amount of any Availability Reserve established by the Administrative Agent and the Co-Collateral Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Availability Reserve.  Upon delivery of such notice, the Administrative Agent and the Co-Collateral Agent shall be available to discuss the proposed Availability Reserve, and the applicable Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent and the Co-Collateral Agent in the exercise of their Permitted Discretion.  In no event shall such notice and opportunity limit the right of the Administrative Agent and the Co-Collateral Agent to establish such Availability Reserve, unless the Administrative Agent and the Co-Collateral Agent shall have determined in their Permitted Discretion that the event, condition or other matter that is the basis for such new Availability Reserve no longer exists or has otherwise been adequately addressed by the applicable Borrower.  In the event that the event, condition or other matter giving rise to the establishment of any Availability Reserve shall cease to exist (unless there is a reasonable prospect that such event, condition or other matter will occur again within a reasonable period of time thereafter), the Availability Reserve established pursuant to such event, condition or other matter, shall be discontinued.  Notwithstanding anything herein to the contrary, Availability Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Accounts”, “Eligible Rental Equipment”, “Eligible Spare Parts and Merchandise”, “Eligible Service Vehicles”, or “Eligible Unbilled Accounts” and vice versa, or reserves or criteria deducted in computing the Net Book Value of Eligible Rental Equipment, Eligible Spare Parts and Merchandise or Eligible Service Vehicles or the Net Orderly Liquidation Value of Eligible Rental Equipment, Eligible Spare Parts and Merchandise or Eligible Service Vehicles and vice versa.  In addition to the foregoing, the Administrative Agent and the Co-Collateral Agent shall have the right, subject to Section 7.6, to have the Loan Parties’ Rental Equipment reappraised by a Qualified Appraisal Company for the purpose of re-determining the Net Orderly Liquidation Value of the Eligible Rental Equipment, Eligible Spare Parts and Merchandise or Eligible Service Vehicles, and, as a result, re-determining the U.S. Borrowing Base or the Canadian Borrowing Base.

(d)                                 In the event the U.S. Borrowers are, or the Canadian Borrowers are, as applicable, unable to comply with (i) the U.S. Borrowing Base limitations or Canadian Borrowing Base limitations, as applicable, set forth in Sections 2.1(a) and/or (b), as the case may be, or (ii) the conditions precedent to the making of Revolving Credit Loans or the issuance of Letters of Credit set forth in Section 6, (x) the U.S. Facility Lenders authorize the Administrative Agent, for the account of the U.S. Facility Lenders, to make U.S. Facility Revolving Credit Loans to the U.S. Borrowers and (y) the Canadian Facility Lenders authorize the Canadian Agent, for the account of the Canadian Facility Lenders, to make Canadian Facility Revolving Credit Loans to the Borrowers, which, in each case, may only be made as ABR Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a notice of Borrowing requesting an Agent Advance until the earliest of (i) the 30th Business Day after such date, (ii) the date the respective Borrowers or Borrower are again able to comply with the Borrowing Base limitations and the conditions precedent to the making of Revolving Credit Loans and issuance of Letters of Credit, or obtains an amendment or waiver with respect thereto and (iii) the date the Required Lenders instruct the Administrative Agent and the Canadian Agent to cease making Agent Advances (in each case, the “Agent Advance Period”).  Neither the Administrative Agent nor the Canadian Agent shall make any Agent Advance to the extent that at such time the amount of such Agent Advance (A) in the case of Agent Advances made to the Canadian Borrowers, (I) when added to the aggregate outstanding amount of all other Agent Advances made to the Canadian Borrowers at such time, would exceed the lesser of (i) 5% of the Total Canadian Facility Commitments as then in effect and (ii) the difference of (1) the sum of (a) the Canadian Borrowing Base at such time plus (b) the U.S. Borrowing Base at such time (in each case, based on the Borrowing Base Certificate last delivered) minus (2) the sum of (a) the aggregate unpaid balance of Extensions of Credit to, or for the account of, the Canadian Borrowers and (b) the aggregate unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers or (II) when added to the Aggregate Canadian Facility Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total Canadian Facility Commitment at such time, or (B) in the case of Agent Advances made to the U.S. Borrowers, (I) when added to the aggregate outstanding amount of all other Agent Advances made to the U.S. Borrowers at such time, would exceed 5% of the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) or (II) when added to the Aggregate U.S. Facility Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), (1) would exceed the Total U.S. Facility Commitment at such time or (2) when added to the Aggregate Canadian Facility Lender Exposure as then in effect (immediately prior to such Agent Advance) would exceed the sum of (a) the Canadian Borrowing Base at such time plus (b) the U.S. Borrowing Base at such time (in each case, based on the Borrowing Base Certificate last delivered).  It is understood and agreed that, subject to the requirements set forth above, Agent Advances may be made by the Administrative Agent or the Canadian Agent in their respective discretion to the extent the Administrative Agent or the Canadian Agent deems such Agent Advances necessary or desirable (x) to preserve and protect the applicable Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other obligations of the Loan Parties hereunder and under the other Loan Documents or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses and other sums payable under the Loan Documents, and that the Borrowers shall have no right to require that any

Agent Advances be made.  Without limiting the foregoing, the Co-Collateral Agent may request that the Administrative Agent or the Canadian Agent make any Agent Advances that the Administrative Agent or the Canadian Agent is authorized to make during an Agent Advance Period, and each of the Administrative Agent and the Canadian Agent agree to make such Agent Advances requested by the Co-Collateral Agent during such Agent Advance Period, in each case to the extent the Administrative Agent or the Canadian Agent is permitted to do so under, and subject to the limitations of, this Section 2.1(d).

(e)                                  Each Borrower agrees that, upon the request to the Administrative Agent by any Revolving Credit Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Section 11.6(b), in order to evidence such Lender’s Revolving Credit Loans, such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1, with appropriate insertions as to payee, date and principal amount (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Revolving Credit Note”), payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all Revolving Credit Loans made by such Revolving Credit Lender to such Borrower.  Each Revolving Credit Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Section 4.1.

(f)                                   Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (i) the Canadian Borrowers shall not be jointly or jointly and severally liable with the U.S. Borrowers for any liabilities or obligations of the U.S. Borrowers hereunder and (ii) the U.S. Borrowers shall not be jointly or jointly and severally liable with the Canadian Borrowers for any liabilities or obligations of the Canadian Borrowers hereunder.

2.2                               Procedure for Revolving Credit Borrowing.  Each of the Borrowers may borrow under the Commitments during the Commitment Period applicable to such Commitments on any Business Day, provided that the applicable Borrower shall give the Administrative Agent or the Canadian Agent, as applicable, irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 12:30 P.M., New York City time, at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans made in Dollars, Bankers’ Acceptances or BA Equivalent Loans, (b) 9:00 AM, London time, at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans made in any Designated Foreign Currency or (c) 10:00 a.m., New York City time, on the requested Borrowing Date (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), for ABR Loans made in a currency other than a Designated Foreign Currency) specifying (i) the identity of the Borrower, (ii) the amount to be borrowed, (iii) the requested Borrowing Date, (iv) whether the borrowing is to be of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, ABR Loans or a combination thereof and (v) if the borrowing is to be entirely or partly of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, the respective amounts of each such Type of Loan, the respective lengths of the initial Interest Periods therefor and, if the Eurocurrency Loans in respect of such borrowing are to be made entirely or partly in any Designated Foreign Currency, the Designated Foreign Currency thereof.  Each borrowing shall be in an amount equal to (x) in the case of ABR Loans, except any ABR Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swing Line Loans, in multiples of $1,000,000 (or, if the Commitments then available (as calculated in accordance with Sections 2.1(a) and (b)) are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans (or, in the case of Eurocurrency Loans to be made in any Designated Foreign Currency, Bankers’ Acceptances and BA Equivalent Loans, the Dollar Equivalent of the principal amount thereof) shall be in an amount equal to $5,000,000 (or, in the case of Loans made to the Canadian Borrowers, Cdn$5,000,000) or a whole multiple of $1,000,000 (or, in the case of Loans made to the Canadian Borrowers, Cdn$1,000,000) in excess thereof.  Upon receipt of any such notice from a Borrower, the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each applicable Revolving Credit Lender thereof.  Subject to the satisfaction of the conditions precedent specified in Section 6.2, each applicable Revolving Credit Lender will make the amount of its pro rata share of each borrowing of Revolving Credit Loans available to the Administrative Agent or the Canadian Agent, as applicable, for the account of the Borrower identified in such notice at the office of the Administrative Agent or the Canadian Agent, as applicable, specified in Section 11.2 prior to 12:30 P.M. (or 10:00 A.M., in the case of the initial borrowing hereunder), New York City time, or at such other office of the Administrative Agent or the Canadian Agent, as applicable, or at such other time as to which the Administrative Agent or the Canadian Agent, as applicable, shall notify such Borrower reasonably in advance of the Borrowing Date with respect thereto, on the Borrowing Date requested by such Borrower in Dollars, Canadian Dollars or the applicable Designated Foreign Currency and in funds immediately available to the Administrative Agent or the Canadian Agent, as applicable.  In relation to Bankers’ Acceptances and BA Equivalent Loans, the Administrative Agent or the Canadian Agent, as applicable, shall credit to the applicable Canadian Borrower’s account on the applicable Borrowing Date the BA Proceeds less the applicable BA Fee with respect to each Bankers’ Acceptance purchased and each BA Equivalent Loan advanced by a Lender on that Borrowing Date.  Such borrowing will then be made available to the Borrower identified in such notice by the Administrative Agent or the Canadian Agent, as applicable, crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent or the Canadian Agent, as applicable, by the Revolving Credit Lenders and in like funds as received by the Administrative Agent or the Canadian Agent, as applicable.

2.3                               Termination or Reduction of Commitments.  The Parent Borrower (on behalf of itself and each other Borrower) shall have the right, upon not less than three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice to the Administrative Agent (which will promptly notify the Lenders thereof), to terminate the U.S. Facility or Canadian Facility Commitments or, from time to time, to reduce the amount of the U.S. Facility or Canadian Facility Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans and Swing Line Loans then outstanding (including in the case of Revolving Credit Loans then outstanding in any Canadian Dollars or Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof), when added to the sum of the then outstanding L/C Obligations, would exceed the Commitments then in effect and provided further that any such notice of termination delivered by the Parent Borrower may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Parent Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the applicable Commitments then in effect.

2.4                               Swing Line Commitments.

(a)                                 Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to any of the U.S. Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $100,000,000, provided that at no time may such Swing Line Loan cause the sum of the outstanding Swing Line Loans, U.S. Facility Revolving Credit Loans (including in the case of U.S. Facility Revolving Credit Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof) and L/C Obligations exceed the lesser of (1) the U.S. Facility Commitments then in effect and (2) the difference of (I) the U.S. Borrowing Base then in effect (based on the most recent Borrowing Base Certificate) minus (II) if greater than zero, the excess of the unpaid balance of Extensions of Credit made to or for the account of, the Canadian Borrowers over the Canadian Borrowing Base (based on the most recent Borrowing Base Certificate) (it being understood and agreed that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Credit Loans in any Designated Foreign Currency on the date the notice of borrowing of Swing Line Loans is given for purposes of determining compliance with this Section 2.4).  Amounts borrowed by any U.S. Borrower under this Section 2.4 may be repaid and, through but excluding the Termination Date, reborrowed.  All Swing Line Loans made to any U.S. Borrower shall be made in Dollars as ABR Loans and shall not be entitled to be converted into Eurocurrency Loans.  The Parent Borrower (on behalf of itself or any other Borrower as the case may be) shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 12:00 Noon, New York City time) on the requested Borrowing Date specifying (1) the identity of the Borrower and (2) the amount of the requested Swing Line Loan.  The proceeds of the Swing Line Loans will be made available by the Swing Line Lender to the Borrower identified in such notice at an office of the Swing Line Lender by crediting the account of such Borrower at such office with such proceeds in Dollars.

(b)                                 The Parent Borrower agrees that, upon the request to the Administrative Agent by the Swing Line Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Section 11.6(b), in order to evidence the Swing Line Loans such Borrower will execute and deliver to the Swing Line Lender a promissory note substantially in the form of Exhibit A-2, with appropriate insertions (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Swing Line Note”), payable to the Swing Line Lender and representing the obligation of such Borrower to pay the amount of the Swing Line Commitment or, if less, the unpaid principal amount of the Swing Line Loans made to such Borrower, with interest thereon as prescribed in Section 4.1.  The Swing Line Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Section 4.1.

(c)                                  The Swing Line Lender, at any time in its sole and absolute discretion may, and, at any time as there shall be a Swing Line Loan outstanding for more than seven Business Days, the Swing Line Lender shall, on behalf of the Borrower to which the Swing Line Loan has been made (which hereby irrevocably directs and authorizes such Swing Line Lender to act on its behalf), request (provided that such request shall be deemed to have been automatically made upon the occurrence of an Event of Default under Section 9(f)) each U.S. Facility Lender, including the Swing Line Lender to make a U.S. Facility Revolving Credit Loan as an ABR Loan in an amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the principal amount of all Swing Line Loans made in Dollars (each, a “Mandatory Revolving Credit Loan Borrowing”) in an amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage of the principal amount of all of the Swing Line Loans (collectively, the “Refunded Swing Line Loans”) outstanding on the date such notice is given; provided that the provisions of this Section 2.4 shall not affect the obligations of any U.S. Borrower to prepay Swing Line Loans in accordance with the provisions of Section 4.4(d).  Unless the U.S. Facility Commitments shall have expired or terminated (in which event the procedures of paragraph (d) of this Section 2.4 shall apply), each U.S. Facility Lender hereby agrees to make the proceeds of its U.S. Facility Revolving Credit Loan (including any Eurocurrency Loan) available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given notwithstanding (i) that the amount of the Mandatory Revolving Credit Loan Borrowing may not comply with the minimum amount for Revolving Credit Loans otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Revolving Credit Loan Borrowing and (v) the amount of the U.S. Facility Commitment of such, or any other, U.S. Facility Lender at such time.  The proceeds of such U.S. Facility Revolving Credit Loans (including any Eurocurrency Loan) shall be immediately applied to repay the Refunded Swing Line Loans.

(d)                                 If the U.S. Facility Commitments shall expire or terminate at any time while Swing Line Loans are outstanding, each U.S. Facility Lender shall, at the option of the Swing Line Lender, exercised reasonably, either (i) notwithstanding the expiration or termination of the U.S. Facility Commitments, make a U.S. Facility Revolving Credit Loan as an ABR Loan (which U.S. Facility Revolving Credit Loan shall be deemed a “U.S. Facility Revolving Credit Loan” for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Swing Line Loans, in either case in an amount equal to such U.S. Facility Lender’s U.S. Facility Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the U.S. Facility Commitments of the aggregate principal amount of such Swing Line Loans; provided, that in the event that any Mandatory Revolving Credit Loan Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under any domestic or foreign bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law with respect to any Borrower), then each U.S. Facility Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Revolving Credit Loan Borrowing would otherwise have occurred, but adjusted for any payments received from such Borrower on or after such date and prior to such purchase) from the Swing Line Lender such participations in such outstanding Swing Line Loans as shall be necessary to cause such U.S. Facility Lenders to share in such Swing Line Loans ratably based upon their respective U.S. Facility Commitment Percentages, provided, further, that (x) all interest payable on the Swing Line Loans shall be for the account of the Swing Line Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing U.S. Facility Lender shall be required to pay the Swing Line Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Revolving Credit Loan Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate otherwise applicable to U.S. Facility Revolving Credit Loans made as ABR Loans.  Each U.S. Facility Lender will make the proceeds of any U.S. Facility Revolving Credit Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date on which the U.S. Facility Commitments expire or terminate and in the currency in which such Swing Line Loans were made.  The proceeds of such U.S. Facility Revolving Credit Loans shall be immediately applied to repay the Swing Line Loans outstanding on the date of termination or expiration of the U.S. Facility Commitments.  In the event that the U.S. Facility Lenders purchase undivided participating interests pursuant to the first sentence of this paragraph (d), each U.S. Facility Lender shall immediately transfer to the Swing Line Lender, in immediately available funds and in the currency in which such Swing Line Loans were made, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such U.S. Facility Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(e)                                  Whenever, at any time after the Swing Line Lender has received from any U.S. Facility Lender such U.S. Facility Lender’s participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof (whether directly from the Parent Borrower or any other Borrower in respect of such Swing Line Loan or otherwise, including proceeds of Collateral applied thereto by the Swing Line Lender), or any payment of interest on account thereof, the Swing Line Lender will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such U.S. Facility Lender its pro rata share thereof prior to the end of such Business Day and otherwise, the Swing Line Lender will distribute such payment on the next succeeding Business Day (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such U.S. Facility Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such U.S. Facility Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

(f)                                   Each U.S. Facility Lender’s obligation to make the U.S. Facility Revolving Credit Loans and to purchase participating interests with respect to Swing Line Loans in accordance with Sections 2.4(c) and 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such U.S. Facility Lender or any of the Borrowers may have against the Swing Line Lender, any of the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in condition (financial or otherwise) of any of the Borrowers; (iv) any breach of this Agreement or any other Loan Document by any of the Borrowers, any other Loan Party or any other U.S. Facility Lender; (v) any inability of any of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such U.S. Facility Revolving Credit Loan is to be made or participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g)                                  Notwithstanding anything to the contrary contained in this Agreement, in the event there is a Defaulting Lender, then the Individual Swingline Exposure of such Defaulting Lender will automatically be reallocated among the U.S. Facility Lenders that are Non-Defaulting Lenders pro rata in accordance with such Non-Defaulting Lenders’ respective U.S. Facility Commitment Percentages (calculated without regard to the Commitment of the Defaulting Lender) but only to the extent that such reallocation does not cause the Individual Lender Exposure of any Non-Defaulting Lender to exceed the Commitment of such Non-Defaulting Lender.  If such reallocation cannot, or can only partially, be effected, the U.S. Borrowers shall, upon one Business Day’s written notice from the Administrative Agent, prepay such Defaulting Lender’s U.S. Facility Commitment Percentage (calculated as in effect immediately prior to it becoming a Defaulting Lender) of any Swing Line Loans (after giving effect to any partial reallocation pursuant to the first sentence of this Section 2.4(g)).  So long as there is a Defaulting Lender, the Swing Line Lender shall not be obligated to make a Swing Line Loan to the extent that the sum of the Individual U.S. Facility Lender Exposure of the Non-Defaulting Lenders after giving effect to such Swing Line Loan would exceed the aggregate U.S. Facility Commitments of such Non-Defaulting Lenders.

2.5                               Reserved.

2.6                               Reserved.

2.7                               Reserved.

2.8                               Repayment of Loans.

(a)                                 Each U.S. Borrower hereby unconditionally promises to pay to the Administrative Agent (in the currency in which such Loan is denominated) for the account of:  (i) each U.S. Facility Lender or each Canadian Facility Lender, as applicable, the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Borrower, on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9); and (ii) the Swing Line Lender, the then unpaid principal amount of the Swing Line Loans made to such U.S. Borrower, on the Termination Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 9).  Each U.S. Borrower hereby further agrees to pay interest (which payments shall be in the same currency in which the respective Loan referred to above is denominated) on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 4.1.

(b)                                 Each Canadian Borrower hereby unconditionally promises to pay to the Canadian Agent (in Canadian Dollars) for the account of each Canadian Facility Lender, the then unpaid principal amount of each Canadian Facility Revolving Credit Loan of such Lender made to such Borrower, on the Termination Date (or such earlier date on which the Canadian Facility Revolving Credit Loans become due and payable pursuant to Section 9).  Each Canadian Borrower hereby further agrees to pay interest (which payments shall be in the same currency in which the respective Loan referred to above is denominated) on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 4.1.

(c)                                  Each Lender (including the Swing Line Lender) shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(d)                                 The Administrative Agent shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof, the Borrowers to which such Loan is made, each Interest Period, if any, applicable thereto and whether such Loans are U.S. Facility Revolving Credit Loans, Canadian Facility Revolving Credit Loans or U.S. Facility Swing Line Loans, (ii) the amount of any principal or interest due and payable or to become due and payable from each of the Borrowers to each applicable Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent and the Canadian Agent hereunder from each of the Borrowers and each applicable Lender’s share thereof.

(e)                                  The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(d) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

2.9                               Commitment Increases.

(a)                                 The Parent Borrower shall have the right at any time and from time to time to (i) increase the Commitments of any Lender and/or (ii) add Commitments (“Additional Commitments”), provided that, no Additional Commitment shall become effective if any Specified Default has occurred and is continuing, of one or more financial institutions or other entities that will become “Lenders” (each an “Additional Commitment Lender”), in each case subject only to (i) the consent of such Lender that is increasing its Commitment or Additional Commitment Lender, as applicable and (ii) if such Additional Commitment Lender is not already a Lender hereunder or an affiliate of a Lender hereunder, the consent of the Issuing Lenders, the Administrative Agent, and the Swing Line Lender (each such consent not to be unreasonably delayed or withheld).  For the avoidance of doubt, no Lender will be required to provide any such Additional Commitments unless it so agrees.

(b)                                 With respect to a Commitment increase pursuant to clause (a)(i) above, the Parent Borrower shall provide a supplement substantially in the form of Exhibit M-1 hereto (the “Increase Supplement”) specifying the U.S. Facility Commitment increase or the Canadian Facility Commitment increase, as the case may be, executed by each increasing Lender and the Parent Borrower which shall be delivered to the Administrative Agent for recording in the Register.  With respect to a Commitment increase pursuant to clause (a)(ii) above, the Parent Borrower shall provide a Lender Joinder Agreement substantially in the form of Exhibit M-2 hereto (the “Lender Joinder Agreement”) specifying, among other things, the U.S Facility Commitment amount or Canadian Facility Commitment amount, as the case may be, executed by the Additional Commitment Lender and the Parent Borrower, which shall be delivered together with any tax forms required pursuant to Section 4.11 hereof to the Administrative Agent for its recording in the Register. Upon effectiveness of the Lender Joinder Agreement, each Additional Commitment Lender shall be a U.S Facility Lender and/or a Canadian Facility Lender, as the case may be, and a Lender for all intents and purposes of this Agreement and such Additional Commitments shall be U.S. Facility Commitments or Canadian Commitments, respectively.

(c)                                  Upon the effectiveness of the Increase Supplement or the Lender Joinder Agreement, as the case may be, outstanding Loans and/or participations in outstanding Swing Line Loans and/or L/C Obligations under the U.S. Facility and/or the Canadian Facility, as the case may be, shall be reallocated (and the increasing Lender or joining Additional Commitment Lender, as applicable, shall make appropriate payments representing principal, with the Parent Borrower making any necessary payments of accrued interest and, at the option of the Parent Borrower, any accrued letter of credit commission under the first sentence of Section 3.3(a)) so that after giving effect thereto the increasing Lender or the joining Additional Commitment Lender, as the case may be, and the other U.S. Facility Lenders or Canadian Facility Lenders, as the case may be, share ratably in the Aggregate U.S. Facility Lender Exposure, or the Aggregate Canadian Facility Lender Exposure, in accordance with the applicable Commitments (and notwithstanding Section 4.12, no Borrower shall be liable for any amounts under Section 4.12 as a result of such reallocation).

2.10                        Incremental Facility.

(a)                                 Without limiting Section 2.9, so long as no Specified Default exists or would arise therefrom, (i) the Canadian Borrowers shall have the right, at any time and from time to time after the Closing Date to request new commitments under a new revolving facility to be included in this agreement (the “Incremental Canadian Revolving Commitments”), (ii) the U.S. Borrowers shall have the right, at any time and from time to time after the Closing Date, to request new commitments under a new revolving facility to be included in this agreement (the “Incremental U.S. Revolving Commitments” and, together with the Incremental Canadian Revolving Commitments, the “Incremental Revolving Commitments”), and (iii) the Borrowers shall have the right, at any time and from time to time after the Closing Date, to request new term loan commitments under a new term loan credit facility to be included in this Agreement (the “Incremental Term Loan Commitments” and, together with the Incremental Revolving Commitments, the “Incremental Commitments”).

(b)                                 Each request from any Borrower pursuant to this Section 2.10 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments.  The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution (any such bank or other financial institution, an “Additional Lender”) subject, in the case of any Incremental Revolving Commitments (if such Additional Lender is not already a Lender hereunder or any affiliate of a Lender hereunder) to the consent of the Issuing Lenders, the Administrative Agent and the Swing Line Lenders (each such consent not to be unreasonably withheld or delayed).

(c)                                  Incremental Commitments shall become commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers and each Additional Lender.  An Incremental Commitment Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Parent Borrower and the Administrative Agent, to effect the provisions of this Section 2.10, provided, however, that (i) (A) the Incremental Commitments will not be guaranteed by any Subsidiary of the Parent Borrower other than the Subsidiary Guarantors, and will be secured on a pari passu or at the Parent Borrower’s option junior basis by the same collateral securing, the Loans, (B) the Incremental Commitments and any incremental loans drawn thereunder

(the “Incremental Loans”) shall rank pari passu in right of payment with or at the Parent Borrower’s option junior to the Loans, and (C) no Incremental Commitment Amendment may provide for (I) any Incremental Commitment or any Incremental Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans and (II) so long as any Loans (other than Incremental Loans) are outstanding, any mandatory prepayment provisions that do not also apply to the Loans on a pro rata basis while a Dominion Event has occurred and is continuing or upon an acceleration of the Loans, (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees, (iii) the maturity date of such Incremental Commitments shall be no earlier than the Termination Date or such later date as extended under Section 2.11, (iv) the aggregate amount of Incremental Commitments permitted pursuant to this Section 2.10 shall not exceed, at the time the respective Incremental Commitment becomes effective (and after giving effect to the Incurrence of Indebtedness in connection therewith and the application of proceeds of any such Indebtedness, including to refinance other Indebtedness), the Maximum Incremental Facilities Amount, (v) the interest rate margins applicable to the loans made pursuant to the Incremental Commitments shall be determined by the Parent Borrower and the Additional Lenders, (vi) any Incremental Commitments may be in the form of a separate “first-in, last out” tranche (the “FILO Tranche”) with separate borrowing bases against the Collateral that supports the Canadian Borrowing Base (the “FILO Canadian Borrowing Base”) and against the Collateral that supports the US Borrowing Base (the “FILO US Borrowing Base”, together with the FILO Canadian Borrowing Base, the “FILO Borrowing Base”), provided that (1) if the availability under the FILO Tranche exceeds $0, any Extension of Credit under the Facility thereafter requested shall be made under the FILO Tranche until availability under the FILO Tranche no longer exceeds $0, (2) as between the Facility (other than the FILO Tranche) on the one hand and the FILO Tranche on the other hand, all proceeds from the liquidation or other realization of the Collateral shall be applied first to obligations owing under, or with respect to, the Facility (other than the FILO Tranche) and any outstanding obligations payable under Designated Hedging Agreements prior to applying such proceeds to the FILO Tranche, (3) no Borrower may prepay loans under the FILO Tranche or terminate or reduce the commitments in respect thereof at any time that other Loans and/or Reimbursement Obligations (unless such Reimbursement Obligations are cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) are outstanding, (4) the requisite lenders under the Intercreditor Agreement, First Lien Intercreditor Agreement and/or Other Intercreditor Agreement, as applicable, and the Security Documents (in each case calculated as excluding Lenders under the FILO Tranche until such time as the Loans and/or Reimbursement Obligations have been paid in full and Letters of Credit have terminated or expired (or cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent)) shall, subject to the terms of the Intercreditor Agreement, First Lien Intercreditor Agreement and/or Other Intercreditor Agreement, as applicable, control exercise of remedies in respect of the Collateral and (5) no changes affecting the priority status of the Facility (other than the FILO Tranche) and the Designated Hedging Agreements vis-à-vis the FILO Tranche may be made without the consent of the requisite lenders under the Facility (excluding any FILO Tranche), (vii) such Incremental Commitment Amendment may provide for the inclusion, as appropriate, of Additional Lenders in any required vote or action of the Required Lenders, the Supermajority Lenders or of the Lenders of each Facility hereunder and may provide class protection for any additional credit facilities; provided, that with respect to any Incremental Term Loan Commitments, such Incremental Commitment Amendment may provide that an amendment, supplement or modification may (A) amend or otherwise modify Section 6.2 solely with respect to any Extension of Credit under any Facility of revolving Commitments, (B) waive any representation made or deemed made in connection with any Extension of Credit under any Facility of revolving Commitments, (C) amend or otherwise modify Section 8.1 or (D) waive or consent to any Default or Event of Default (x) relating to Section 6.2 solely with respect to, or relating to any representation made or deemed made in connection with, any Extension of Credit under any Facility of revolving Commitments, or (y) relating to Section 8.1, or (z) otherwise relating solely to the Revolving Credit Loans and corresponding Commitments, in each case under the preceding clauses (A) through (D), with the written consent only of Revolving Credit Lenders the Individual Lender Exposures of which aggregate to at least a majority of total Commitments of Revolving Credit Lenders (provided that the Commitments (or, if the Commitments have terminated or expired, all Revolving Credit Loans and interests in L/C Obligations and Swing Line Loans) held or deemed held by Defaulting Lenders shall be excluded for purposes of making such determination) and without the consent of any Lender holding Incremental Term Loan Commitments or term loans thereunder, (viii) with respect to Incremental Term Loan Commitments, such Incremental Commitment Amendment may provide (A) that any Event of Default under Section 8.1 shall not constitute a Default or Event of Default with respect to any Incremental Term Loan Commitments or term loans thereunder unless and until the Revolving Credit Loans have been declared due and payable and the corresponding Commitments have been terminated by the Revolving Credit Lenders or otherwise as provided in such Incremental Commitment Amendment and (B) for optional and mandatory prepayments, Dutch auction procedures (including as set forth in Exhibit O hereto as may be modified in any Incremental Commitment Amendment), open market purchases, assignment and participation, cashless rollover, debt exchange and any other provisions customarily applicable to term loans (as determined in good faith by the Parent Borrower), and (ix) the other terms and documentation in respect thereof, to the extent not consistent with this Agreement as in effect prior to giving effect to the Incremental Commitment Amendment, shall otherwise be reasonably satisfactory to the Parent Borrower.

2.11                        Extension Amendments.

(a)                                 The Parent Borrower may at any time and from time to time request that all or a portion, including one or more Tranches, of the Commitments

(including any Extended Commitments), each existing at the time of such request (each, an “Existing Commitment” and any related Revolving Credit Loans thereunder, “Existing Loans”; each Existing Commitment and related Existing Loans together being referred to as an “Existing Tranche”) be converted to extend the termination date thereof and the scheduled maturity date(s) (each, an “Extended Maturity Date”) of any payment of principal with respect to all or a portion of any principal amount of Existing Loans related to such Existing Commitments (any such Existing Commitments which have been so extended, “Extended Commitments” and any related Existing Loans, “Extended Loans”) and to provide for other terms consistent with this Section 2.11; provided that any applicable Minimum Extension Condition shall be satisfied unless waived by the Parent Borrower.  In order to establish any Extended Commitments, the Parent Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established, which terms shall be identical to those applicable to the Existing Commitments from which they are to be extended (the “Specified Existing Commitment”) except (x) all or any of the final maturity dates or scheduled payment dates of such Extended Commitments may be delayed to later dates than the final maturity dates or scheduled payment dates of the Specified Existing Commitments, (y) (A) the interest margins with respect to the Extended Commitments may be higher or lower than the interest margins for the Specified Existing Commitments and/or (B) additional fees may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any change in interest margins contemplated by the preceding clause (A) and (z) the applicable Commitment Fee Rate with respect to the Extended Commitments may be higher or lower than the applicable Commitment Fee Rate for the Specified Existing Commitment, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.11 or otherwise, the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Commitments (including all Extended Commitments) shall be made on a pro rata basis with all other outstanding Commitments (including all Extended Commitments) and assignments and participations of Extended Commitments and Extended Loans shall be governed by the same assignment and participation provisions (or, at the Parent Borrower’s discretion, assignment and participation that are more restrictive to the Lenders) applicable to Commitments and the Revolving Loans related to such Commitments set forth in Section 11.6.  No Lender shall have any obligation to agree to have any of its Existing Loans or Existing Commitments of any Existing Tranche converted into Extended Loans or Extended Commitments pursuant to any Extension Request.  Any Extended Commitments shall constitute a separate Tranche of Commitments from the Specified Existing Commitments and from any other Existing Commitments (together with any other Extended Commitments so established on such date).

(b)                                 The Parent Borrower shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Commitments converted into Extended Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Commitments that it has elected to convert into Extended Commitments.  In the event that the aggregate amount of Specified Existing Commitments subject to Extension Elections exceeds the amount of Extended Commitments requested pursuant to the Extension Request, the Specified Existing Commitments subject to Extension Elections shall be converted to Extended Commitments on a pro rata basis based on the amount of Specified Existing Commitments included in each such Extension Election.  Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, such Extended Commitment shall be treated identically to all Commitments for purposes of the obligations of a Lender in respect of Letters of Credit under Article 3 and Swing Line Loans under Section 2.4, except that the applicable Extension Amendment may provide that the maturity date for Swing Line Loans and/or Letters of Credit may be extended and the related obligations to make Swing Line Loans and issue Letters of Credit may be continued so long as the Swing Line Lender and/or the applicable Issuing Lender, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).  The Parent Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Tranche are requested to respond to the Extension Request.  Any Lender may revoke an Extension Election at any time prior to 5:00 p.m. on the date that is two Business Days prior to the Extension Request Deadline, at which point the Extension Election becomes irrevocable (unless otherwise agreed by the Parent Borrower).  The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any Lender’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c)                                  Extended Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in Section 2.11(a) clauses (x) to (z) and which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.11(c) and notwithstanding anything to the contrary set forth in Section 11.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments established thereby) executed by the Loan Parties, the Administrative Agent, the Canadian Agent, if applicable, and the Extending Lenders.  Notwithstanding anything to the contrary in this

Agreement and without limiting the generality or applicability of Section 11.1 to any Section 2.11 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.11 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.11 Additional Amendments do not become effective prior to the time that such Section 2.11 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Commitments provided for in any Extension Amendment) by such of the Lenders, the Borrowers and other parties (if any) as may be required in order for such Section 2.11 Additional Amendments to become effective in accordance with Section 11.1; provided, further, that no Extension Amendment may provide for (a) any Extended Commitment or Extended Loans to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches and (b) so long as any Existing Tranches are outstanding, any mandatory prepayment provisions that do not also apply to the Existing Tranches on a pro rata basis while a Dominion Event has occurred and is continuing or upon an acceleration of the Loans.  It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.11 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.11 Additional Amendment.  In connection with any Extension Amendment, the Parent Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted by such Lender on such date, and such Extended Commitments shall be established as a separate Tranche of Commitments from the Specified Existing Commitments and from any other Existing Commitments (together with any other Extended Commitments so established on such date) and (B) if, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under the applicable Specified Existing Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) and Existing Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Commitments to Extended Commitments so converted by such Lender on such date.

(e)                                  If, in connection with any proposed Extension Amendment, any Lender declines to consent to the extension of its Commitment on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Parent Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, (A) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide a Commitment on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Borrowers owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender (or, at the Parent Borrower’s option, the Borrowers) to such Non-Extending Lender concurrently with such Assignment and Acceptance or (B) upon notice to the Administrative Agent (and, if applicable, the Canadian Agent), to prepay the Loans and, at the Parent Borrower’s option, terminate the Commitments of such Non-Extending Lender, in whole or in part, subject to Section 4.12, without premium or penalty.   In connection with any such replacement under this Section 2.11, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender (or, at the Parent Borrower’s option, the Borrowers) to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

(f)                                   Following any Extension Date, with the written consent of the Parent Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans and/or Existing Commitments deemed to be an Extended Loan or Extended Commitments, as applicable, under the applicable Tranche on any date (each date a “Designation Date”) prior to the Extended Maturity Date of such Tranche; provided that such Lender shall have provided written notice to the Parent Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion).  Following a Designation Date, the Existing Loans or Existing Commitments, as applicable, held by such Lender so elected to be extended will be deemed to be Extended Loans or Extended Commitments, as applicable, of the applicable Tranche, and any

Existing Loans and Existing Commitments held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” and “Existing Commitments” of the applicable Tranche.

(g)                                  With respect to all Extension Requests consummated by the Borrowers pursuant to this Section 2.11, (i) such extensions shall not constitute optional or mandatory payments or prepayments for purposes of Section 4.4 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Parent Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Parent Borrower’s sole discretion and may be waived by the Parent Borrower) of Existing Loans of any or all applicable Tranches be extended.  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.11 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Sections 4.4 and 4.8) or any other Loan Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.11.

2.12                        Specified Refinancing Facilities.

(a)                                 The Borrowers may, from time to time, add one or more new term loan facilities (the “Specified Refinancing Term Loan Facilities”) and new revolving credit facilities (the “Specified Refinancing Revolving Facilities,” and, together with the Specified Refinancing Term Loan Facilities, the “Specified Refinancing Facilities”) to the Facilities to refinance (i) all or any portion of any tranche of term loans then outstanding under this Agreement or (ii) all or any portion of any Tranche of Revolving Credit Loans (or unused Commitments) under this Agreement; provided that (i) the Specified Refinancing Facilities will not be guaranteed by any Subsidiary of the Parent Borrower other than the Subsidiary Guarantors, and will be secured on a pari passu or (at the Parent Borrower’s option) junior basis by the same Collateral securing the loans hereunder, (ii) the Specified Refinancing Term Loan Facilities and any term loans drawn thereunder (the “Specified Refinancing Term Loans”) and Specified Refinancing Revolving Facilities and revolving loans drawn thereunder (the “Specified Refinancing Revolving Loans” and, together with the Specified Refinancing Term Loans, the “Specified Refinancing Loans”) shall rank pari passu in right of payment with or (at the Parent Borrower’s option) junior to the loans hereunder, (iii) no Specified Refinancing Amendment may provide for any Specified Refinancing Facility or any Specified Refinancing Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the loans hereunder, (iv) the Specified Refinancing Facilities will have such pricing, amortization and optional and mandatory prepayment terms as may be agreed by the Parent Borrower and the applicable Lenders thereof, and (v) the maturity date of any Specified Refinancing Facility shall be no earlier than, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to, the maturity date of the tranche being refinanced (other than an earlier maturity date for customary bridge financings, which, subject to customary conditions (as determined by the Parent Borrower in good faith), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the maturity date of the tranche being refinanced).

(b)                                 Each request from the Parent Borrower pursuant to this Section 2.12 shall set forth the requested amount and proposed terms of the relevant Specified Refinancing Facility.  The Specified Refinancing Facilities (or any portion thereof) may be made by any existing Lender or by any other bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution (any such bank or other financial institution, an “Additional Specified Refinancing Lender”, and the Additional Specified Refinancing Lenders together with any existing Lender providing Specified Refinancing Facilities, the “Specified Refinancing Lenders”); provided that if such Additional Specified Refinancing Lender is not already a Lender hereunder or an Affiliate of a Lender hereunder, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required.

(c)                                  Specified Refinancing Facilities shall become facilities under this Agreement pursuant to a Specified Refinancing Amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers and each applicable Specified Refinancing Lender.  Any Specified Refinancing Amendment may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Parent Borrower and the Administrative Agent, to effect the provisions of this Section 2.12, in each case on terms consistent with this Section 2.12.

(d)                                 Any loans made in respect of any such Specified Refinancing Facility shall be made by creating a new tranche.  Any Specified Refinancing Amendment may provide for the issuance of letters of credit for the account of the Parent Borrower or any Restricted Subsidiary, or the provision to the Borrowers of swing line loans, pursuant to any Specified Refinancing Revolving Facility established thereby; provided that no Issuing Lender or Swing Line Lender shall be obligated to provide any such letters of credit or swing line loans unless it has consented (in its sole discretion) to the applicable Specified Refinancing Amendment.

(e)                                  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Specified Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Specified Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary or appropriate to reflect the existence and terms of the Specified Refinancing Facilities incurred pursuant thereto (including the addition of such Specified Refinancing Facilities as separate “Facilities” and “Tranches” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting).  Any Specified Refinancing Amendment may, without the consent of any Person other than the Parent Borrower, the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) and the Lenders providing such Specified Refinancing Facilities, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section 2.12.  In addition, if so provided in the relevant Specified Refinancing Amendment and with the consent of each Issuing Lender (not to be unreasonably withheld, delayed or conditioned), participations in Letters of Credit expiring on or after the scheduled maturity date in respect of the respective Tranche of Revolving Loans or commitments shall be reallocated from Lenders holding such Commitments to Lenders holding commitments under Specified Refinancing Revolving Facilities in accordance with the terms of such Specified Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding commitments under such Specified Refinancing Revolving Facilities, be deemed to be participation interests in respect of such commitments under such Specified Refinancing Revolving Facilities and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

SECTION 3.                            LETTERS OF CREDIT.

3.1                               L/C Commitment.

(a)                                 Subject to the terms and conditions hereof, each applicable Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to continue under this Agreement for the account of the Parent Borrower the Existing Letters of Credit issued by it, if any, and to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3.1, collectively with the Existing Letters of Credit, the “Letters of Credit”) for the account of the applicable Borrower or (if required by the applicable Issuing Lender, so long as a Borrower is a co-applicant) any Subsidiary of the Parent Borrower on any Business Day during the Commitment Period but in no event later than the 30th day prior to the Termination Date in such form as may be approved from time to time by such Issuing Lender; provided that no Letter of Credit shall be issued if, after giving effect to such issuance, (i) (x) the aggregate Canadian Facility L/C Obligations shall exceed $100,000,000, (y) the aggregate U.S. Facility L/C Obligations shall exceed $250,000,000 or (z) the aggregate L/C Obligations shall exceed $250,000,000 or (B) the aggregate Extensions of Credit to the U.S. Borrowers, the Canadian Borrowers or the Borrowers would exceed the applicable limitations set forth in Section 2.1 (it being understood and agreed that the Administrative Agent or the Canadian Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Credit Loans and any other applicable Extension of Credit in Canadian Dollars or any Designated Foreign Currency on the date on which the applicable Borrower has requested that the applicable Issuing Lender issue a Letter of Credit for purposes of determining compliance with this clause (i)), or (C) the aggregate Canadian Facility L/C Obligations attributable to the relevant Canadian Facility Issuing Lender exceeds its Canadian Facility L/C Sublimit (unless otherwise agreed by such Canadian Facility Issuing Lender from time to time) or the aggregate U.S. Facility L/C Obligations attributable to the applicable U.S. Facility Issuing Lender exceeds its U.S. Facility L/C Sublimit (unless otherwise agreed by such U.S. Facility Issuing Lender from time to time), as applicable, or (ii) the Aggregate Outstanding Credit of all the Revolving Credit Lenders would exceed the Commitments of all the Revolving Credit Lenders then in effect.  Each Letter of Credit shall (i) be denominated in Dollars, Canadian Dollars or any other Designated Foreign Currency requested by the applicable Borrower and shall be either (A) a standby letter of credit issued to support obligations of the Parent Borrower, any of its Subsidiaries or any of their respective franchisees, contingent or otherwise, which finance or otherwise arise in connection with the working capital and business needs, and for general corporate purposes, of the Parent Borrower, its Subsidiaries or any of their respective franchisees (a “Standby Letter of Credit”), or (B) a commercial letter of credit in respect of the purchase of goods or services by the Parent Borrower or any of its Subsidiaries (a “Commercial Letter of Credit”), and (ii) unless otherwise agreed by the Administrative Agent or the Canadian Agent, as applicable, or cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender, expire no later than the earlier of (A) one year after its date of issuance and (B) the 5th day prior to the Termination Date, in the case of Standby Letters of Credit (subject to, if requested by the applicable Borrower and agreed to by the applicable Issuing Lender, automatic renewals for successive periods not exceeding one year and ending prior to the 5th day prior to the Termination Date), or (A) 12 months after its date of issuance and (B) the 30th day prior to the Termination Date, in the case of Commercial Letters of Credit.  Each Lender’s participation in any undrawn Letter of Credit that is outstanding on the Termination Date shall terminate on the Termination Date.  Each Letter of Credit issued by the U.S. Facility Issuing Lenders shall be deemed to constitute a utilization of the U.S. Facility Commitments and each Letter of Credit issued by the Canadian Facility Issuing Lender shall be deemed to constitute a utilization of the Canadian Facility Commitments, and shall be participated in (as more fully described in Section 3.4) by the U.S. Facility Lenders or the Canadian Facility Lenders, as applicable, in accordance with their respective U.S. Facility Commitment Percentages or Canadian Facility Commitment Percentages, as applicable.  All Letters of Credit issued under the U.S. Facility shall be denominated in Dollars or in the respective Designated Foreign Currency requested by the applicable U.S. Borrower and shall be issued for the account of the applicable U.S. Borrower.  All Letters of Credit issued under the Canadian Facility shall be denominated in Canadian Dollars, Dollars or a Designated Foreign Currency requested by the applicable Borrower and shall be issued for the account of the applicable Borrower.  Notwithstanding anything to the contrary herein, Royal Bank of Canada and Barclays Bank PLC shall only be required to issue Standby Letters of Credit hereunder and Barclays Bank PLC shall not be required to issue any Letters of Credit denominated in Australian dollars or New Zealand dollars.

(b)                                 Unless otherwise agreed by the applicable Issuing Lender and the Parent Borrower, each Letter of Credit shall be governed by, and shall be construed in accordance with, the laws of the State of New York, and to the extent not prohibited by such laws, the ISP shall apply to each standby Letter of Credit, and the Uniform Customs shall apply to each Commercial Letter of Credit.  The ISP shall not in any event apply to this Agreement.  All Letters of Credit shall be issued on a sight basis only.

(c)                                  No Issuing Lender shall at any time issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2                               Procedure for Issuance of Letters of Credit.

(i)                                     The applicable Borrower may from time to time request during the Commitment Period but in no event later than the 30th day prior to the Termination Date that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent or the Canadian Agent, as applicable, at their respective addresses for notices specified herein, an L/C Request therefor in the form of Exhibit K hereto (completed to the reasonable satisfaction of such Issuing Lender), and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.  Each L/C Request shall specify whether the requested Letter of Credit is to be denominated in Dollars, Canadian Dollars or a Designated Foreign Currency, as the case may be.  Upon receipt of any L/C Request, such Issuing Lender will process such L/C Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required, unless otherwise agreed to by such Issuing Lender, to issue any Letter of Credit earlier than three Business Days after its receipt of the L/C Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the applicable Borrower.  The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof.  No Issuing Lender shall amend, cancel or waive presentation of any Letter of Credit, or replace any lost, mutilated or destroyed Letter of Credit, without the prior written consent of the applicable Borrower.  Promptly after the issuance or amendment of any Standby Letter of Credit, the applicable Issuing Lender shall notify the applicable Borrower and the Administrative Agent or the Canadian Agent, as applicable, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment.  Upon receipt of such notice, the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify the applicable Lenders, in writing, of such issuance or amendment, and if so requested by a Lender, the Administrative Agent or the Canadian Agent, as applicable, shall provide to such Lender copies of such issuance or amendment.  With regards to Commercial Letters of Credit, each Issuing Lender shall on the first Business Day of each week provide the Administrative Agent or the Canadian Agent, as applicable, by facsimile, with a report detailing the aggregate daily outstanding Commercial Letters of Credit during the previous week.

(b)                                 The making of each request for a Letter of Credit by any Borrower shall be deemed to be a representation and warranty by the Parent Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1.  Unless the respective Issuing Lender has received notice from the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.1, then such Issuing Lender may issue the requested Letter of Credit for the account of the applicable Borrower in accordance with such Issuing Lender’s usual and customary practices.

3.3                               Fees, Commissions and Other Charges.

(a)                                 Each Borrower agrees to pay to the Administrative Agent or the Canadian Agent, as applicable, a letter of credit commission with respect to each Letter of Credit issued by such Issuing Lender on its behalf, computed for the period from and including the date of issuance of such Letter of Credit through to the expiration date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect for Eurocurrency Loans that are Revolving Credit Loans calculated on the basis of a 360 day year, of the daily aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein; provided, that, the rate per annum of the letter of credit commission for any Letter of Credit that is fully cash collateralized in a manner reasonably acceptable to the Issuing Lenders shall be reduced by 0.25% for any period that such Letter of Credit remains so fully cash collateralized.  Such commission shall be payable to the Administrative Agent or the Canadian Agent, as applicable, for the account of the applicable Revolving Credit Lenders to be shared ratably among them in accordance with their respective U.S. Facility Commitment Percentages or Canadian Facility Commitment Percentages.  Each Borrower shall pay to the relevant Issuing Lender with respect to each Letter of Credit a fee equal to 1/8 of 1% per annum calculated on the basis of a 360-day year (but in no event less than $500 per annum for each Letter of Credit issued on its behalf) of the daily aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment

Date with respect to such Letter of Credit and on the Termination Date or such other date as the Commitments shall terminate.  Such commissions and fees shall be nonrefundable.  Such fees and commissions shall be payable in Dollars (or Canadian Dollars, in the case of Canadian Borrowers), notwithstanding that a Letter of Credit may be denominated in any Designated Foreign Currency.

(b)                                 In addition to the foregoing commissions and fees, each Borrower agrees to pay amounts necessary to reimburse the applicable Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender.

(c)                                  The Administrative Agent and the Canadian Agent shall, promptly following any receipt thereof, distribute to the applicable Issuing Lender and the applicable L/C Participants all commissions and fees received by such Agent for their respective accounts pursuant to this Section 3.3.

3.4                               L/C Participations.

(a)                                 Each Issuing Lender irrevocably agrees to grant and hereby grants to each U.S. Facility L/C Participant or Canadian Facility L/C Participant, as applicable, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the applicable Issuing Lender, without recourse or warranty, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s U. S.  Facility Revolving Credit Loan Commitment Percentage or Canadian Facility Commitment Percentage, as applicable, (determined on the date of issuance of the relevant Letter of Credit) in such Issuing Lender’s obligations and rights under each Letter of Credit issued or continued hereunder, the amount of each draft paid by such Issuing Lender thereunder and the obligations of the applicable Borrowers under this Agreement with respect thereto (although L/C Fees and related commissions shall be payable directly to the Administrative Agent or the Canadian Agent, as applicable, for the account of the applicable Issuing Lender and L/C Participants, as provided in Section 3.3 and the L/C Participants shall have no right to receive any portion of any facing fees with respect to any such Letters of Credit) and any security therefor or guaranty pertaining thereto.  Each L/C Participant unconditionally and irrevocably agrees with such Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the applicable Borrower in respect of such Letter of Credit in accordance with

Section 3.5(a), such L/C Participant shall pay to such Issuing Lender upon demand (which demand, in the case of any demand made in respect of any draft under a L/C denominated in any Designated Foreign Currency, shall not be made prior to the date that the amount of such draft shall be converted into Dollars in accordance with Section 3.5(a)) at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s U.S. Facility Commitment Percentage or Canadian Facility Commitment Percentage, as applicable, of the amount of such draft, or any part thereof, which is not so reimbursed; provided that nothing in this paragraph shall relieve such Issuing Lender of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender, or otherwise affect any defense or other right that any L/C Participant may have as a result of such gross negligence or willful misconduct.  All calculations of an L/C Participants’ Commitment Percentages shall be made from time to time by the Administrative Agent, which calculations shall be conclusive absent manifest error.

(b)                                 If any amount required to be paid by any L/C Participant to an Issuing Lender on demand by such Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such demand is made, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of such amount, times the daily average Federal Funds Effective Rate (or, in the case of a Canadian Facility Lender, the interbank rate customarily charged by the Canadian Agent) during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not in fact made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon (with interest based on the Dollar Equivalent of any amounts denominated in Canadian Dollars or Designated Foreign Currencies) calculated from such due date at the rate per annum applicable to Revolving Credit Loans maintained as ABR Loans accruing interest at the ABR rate hereunder.  A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection (which shall include calculations of any such amounts in reasonable detail) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary contained in this Agreement, in the event a L/C Participant becomes a Defaulting Lender, then the Individual L/C Exposure of such Defaulting Lender will automatically be reallocated among the L/C Participants that are Non-Defaulting Lenders pro rata in accordance with such Non-Defaulting Lenders’ U.S. Facility Commitment Percentage or Canadian Facility Commitment Percentage, as applicable (calculated without regard to the Commitment of the Defaulting Lender) but only to the extent that such reallocation does not cause the Individual Lender Exposure of any Non-Defaulting Lender to exceed the Commitment of such Non-Defaulting Lender.  If such reallocation cannot, or can only partially be effected, the Borrowers shall, within three Business Days after written notice from the Administrative Agent, pay to the Administrative Agent or the Canadian Agent, as

applicable, an amount of cash and/or Cash Equivalents equal to such Defaulting Lender’s U.S. Facility Commitment Percentage or Canadian Facility Commitment Percentage (calculated as in effect immediately prior to it becoming a Defaulting Lender) of the L/C Obligations (after giving effect to any partial reallocation pursuant to the first sentence of this Section 3.4(b)) to be held as security for all obligations of the Borrowers to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.  So long as there is a Defaulting Lender, an Issuing Lender shall not be required to issue any Letter of Credit where the sum of the Non-Defaulting Lenders’ U.S. Facility Commitment Percentage or Canadian Facility Commitment Percentage, as applicable, of the outstanding Loans and their participations in Letters of Credit after giving effect to any such requested Letter of Credit would exceed (such excess, the “L/C Shortfall”) the aggregate Commitments of such Non-Defaulting Lenders, unless the Borrowers shall pay to the Administrative Agent or the Canadian Agent, as applicable, an amount of cash and/or Cash Equivalents equal to the amount of the L/C Shortfall, such cash and/or Cash Equivalents to be held as security for all obligations of the Borrowers to the Issuing Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.  Any portion of the Individual L/C Exposure of any Defaulting Lender that is fully cash collateralized pursuant to this Section 3.4(b) shall be disregarded in calculating any fees payable pursuant to the first sentence of Section 3.3(a).

(c)                                  Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from a Borrower in respect of such Letter of Credit or otherwise, including proceeds of Collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such L/C Participant its pro rata share thereof prior to the end of such Business Day and otherwise such Issuing Lender will distribute such payment on the next succeeding Business Day; provided, however, that in the event that any such payment received by an Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d)                                 For the avoidance of doubt, the Dollar Equivalent of any U.S. Facility L/C Obligations denominated in any Designated Foreign Currency shall be calculated from time to time in accordance with the applicable provisions of the definition of “U.S. Facility L/C Obligations”, and any reimbursement payments required to be made in accordance with Section 3.4(a) by the L/C Participants in respect of any such U.S. Facility L/C Obligations shall be made in Dollars as calculated by the relevant Issuing Lender in accordance with Section 3.5(a).

3.5                               Reimbursement Obligation of the Borrowers.

(a)                                 Each Issuing Lender shall promptly notify the Parent Borrower of any presentation of a draft under any Letter of Credit.  Each Borrower hereby agrees to reimburse each Issuing Lender, upon receipt by such Borrower of notice from the applicable Issuing Lender of the date and amount of a draft presented under any Letter of Credit issued on its behalf and paid by such Issuing Lender, for the amount of such draft so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment.  Each such payment shall be made to the applicable Issuing Lender, at its address for notices specified herein in the currency in which such Letter of Credit is denominated or in Dollars, in an amount equal to the Dollar Equivalent of the amount of such payment converted on the date of such notice into Dollars at the Spot Rate of Exchange, and in immediately available funds, on the date on which such Borrower receives such notice, if received prior to 11:00 A.M., New York City time, on a Business Day and otherwise on the next succeeding Business Day.  Any conversion by an Issuing Lender of any payment to be made in respect of any Letter of Credit denominated in any Designated Foreign Currency into Dollars in accordance with this Section 3.5(a) shall be conclusive and binding upon each Borrower and the applicable Revolving Credit Lenders in the absence of manifest error; provided that upon the request of a Borrower or any Revolving Credit Lender, the applicable Issuing Lender shall provide to such Borrower or Revolving Credit Lender a certificate including reasonably detailed information as to the calculation of such conversion.

(b)                                 Interest shall be payable on any and all amounts remaining unpaid (taking the Dollar Equivalent of any amounts denominated in Canadian Dollars or any Designated Foreign Currency, as determined by the Administrative Agent or the Canadian Agent, as applicable) by the Borrowers under this Section 3.5(b) (i) from the date the draft presented under the affected Letter of Credit is paid to the date on which the applicable Borrower is required to pay such amounts pursuant to paragraph (a) above at the rate which would then be payable on any outstanding ABR Loans that are Revolving Credit Loans and (ii) thereafter until payment in full at the rate which would be payable on any outstanding ABR Loans that are Revolving Credit Loans which were then overdue.

3.6                               Obligations Absolute.

(a)                                 Each Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which such Borrower may have or have had against an Issuing Lender, any L/C Participant or any beneficiary of a Letter of Credit, provided that this paragraph (a) shall not relieve any Issuing Lender or L/C Participant of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender or L/C Participant, or otherwise affect any defense or other right that any Borrower may have as a result of any such gross negligence or willful misconduct.

(b)                                 Each Borrower and each Lender also agree with each Issuing Lender that such Issuing Lender and the L/C Participants shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.5(a) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee, provided that this paragraph (b) shall not relieve any Issuing Lender or L/C Participant of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender or L/C Participant, or otherwise affect any defense or other right that any Borrower may have as a result of any such gross negligence or willful misconduct.

(c)                                  Neither any Issuing Lender nor any L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Person’s gross negligence or willful misconduct.

(d)                                 Each Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC, shall be binding on the Borrowers and shall not result in any liability of such Issuing Lender or L/C Participant to any Borrower.

3.7                               L/C Payments.  If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the applicable Borrower of the date and amount thereof.  The responsibility of an Issuing Lender to such Borrower in respect of any Letter of Credit in connection with any draft presented for payment under such Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit, provided that this Section 3.7 shall not relieve such Issuing Lender of any liability resulting from the gross negligence or willful misconduct of any Issuing Lender, or otherwise affect any defense or other right that any Borrower may have as a result of any such gross negligence or willful misconduct.

3.8                               Credit Agreement Controls.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any L/C Request or other application or agreement submitted by the Parent Borrower to, or entered into by the Parent Borrower with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

3.9                               Additional Issuing Lenders.  Any Borrower may, at any time and from time to time with the consent of the Administrative Agent or the Canadian Agent, as applicable, (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Canadian Lenders or U.S. Facility Lenders, as applicable, to act as an issuing lender under the terms of this Agreement.  Any Lender designated as an issuing bank pursuant to this Section 3.9 shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender or Issuing Lenders and such Lender.

SECTION 4.                            GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT.

4.1                               Interest Rates and Payment Dates.

(a)                                 Each (i) Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day and (ii) BA Equivalent Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the BA Rate, plus the Applicable Margin for BA Equivalent Loans.

(b)                                 Each ABR Loan (other than a Canadian Facility Revolving Credit Loan made to a Canadian Borrower) shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day and each ABR Loan that is a Canadian Facility Revolving Credit Loan made to a Canadian Borrower shall bear interest for each day that it is outstanding at a rate per annum equal to the Canadian Prime Rate in effect for such day plus the Applicable Margin in effect for such day.

(c)                                  If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit commission, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Section 4.1 plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this Section 4.1 (other than clause (x) above) plus 2.00% and (z) in the case of, fees, commissions or other amounts, the rate described in paragraph (b) of this Section 4.1 for ABR Loans that are Revolving Credit Loans accruing interest at the ABR rate (or the Canadian Prime Rate in the case of fees, commissions or other amounts owing to a Canadian Borrower) plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment); provided that (1) no amount shall be payable pursuant to this Section 4.1(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) no amounts shall accrue pursuant to this Section 4.1(c) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)                                 Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 4.1 shall be payable from time to time on demand.

(e)                                  It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

(f)                                   Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest or any fee payable by the Canadian Borrowers in respect of their obligations pursuant to this Agreement and the other Loan Documents shall be governed by the laws of any province of Canada or the federal laws of Canada:

(i)                                     whenever any interest or fee payable by the Canadian Borrowers is calculated using a rate based on a year of 360 days, the rate determined pursuant to such calculation, when expressed as an annual rate, is, for the purposes of the Interest Act (Canada) and disclosure thereunder, equivalent to the applicable rate based on a year of 360 days multiplied by the actual number of days in the applicable calendar year in which such rate is to be ascertained and divided by 360;

(ii)                                  if any provision of this Agreement or of any of the other Loan Documents would obligate the Canadian Borrowers to make any payment of interest or other amount payable to any of the Administrative Agent, the Canadian Agent or any Lender under this Agreement or any other Loan Document in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by any of the Administrative Agent, the Canadian Agent or any Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Administrative Agent, the Canadian Agent or any Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:  (1) firstly, by reducing the amount or rate of interest required to be paid to the Administrative Agent, the Canadian Agent or any Lender under this Section 4.1, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Administrative Agent, the Canadian Agent or any Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Administrative Agent, the Canadian Agent or any Lender shall have received an amount in excess of the maximum permitted by that Section of the Criminal Code (Canada), the Canadian Borrowers shall be entitled, by notice in writing to the applicable Administrative Agent, Canadian Agent or Lender, to obtain reimbursement from such party in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable Administrative Agent, Canadian Agent or Lender to the Canadian Borrowers.  Any amount or rate of interest referred to in this Section 4.1(f) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Canadian Agent shall be conclusive for the purposes of such determination; and

(iii)                               all calculations of interest payable by the Canadian Borrowers under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest which principle does not apply to any interest calculated under this Agreement or any Loan Document.  The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

4.2                               Conversion and Continuation Options.

(a)                                 The applicable Borrowers may elect from time to time to convert outstanding Revolving Credit Loans from (i) Eurocurrency Loans made or outstanding in Dollars to ABR Loans, (ii) Bankers’ Acceptances to ABR Loans, or (iii) BA Equivalent Loans to ABR Loans by giving the Administrative Agent or the Canadian Agent, as applicable, at least two Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrowers may elect from time to time to convert outstanding Revolving Credit Loans (i) made or outstanding in Dollars from ABR Loans to Eurocurrency Loans outstanding in Dollars or (ii) in the case of Canadian Facility Revolving Credit Loans made to a Canadian Borrower, from ABR Loans to BA Equivalent Loans or Bankers’ Acceptances, by giving the Administrative Agent or the Canadian Agent, as applicable, at least three Business Days’ prior irrevocable notice of such election.  Any such notice of conversion to Eurocurrency Loans outstanding in Dollars, Bankers’ Acceptances or BA Equivalent Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each affected Lender thereof.  All or any part of outstanding Eurocurrency Loans made or outstanding in Dollars or Bankers’ Acceptances or BA Equivalent Loans and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurocurrency Loan or Bankers’ Acceptances or BA Equivalent Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the applicable Borrower that no such conversions may be made and (ii) no Loan may be converted into a Eurocurrency Loan or BA Equivalent Loan after the date that is one month prior to the Termination Date.

(b)                                 Any Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrowers giving notice to the Administrative Agent or the Canadian Agent, as applicable, of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, provided that no Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan may be continued as such after the date that is one month prior to the Termination Date, and provided, further, that (A) in the case of Eurocurrency Loans made or outstanding in Dollars, Bankers’ Acceptances or BA Equivalent Loans, if the applicable Borrower shall fail to give any required notice as described above in this paragraph (b) or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (B) in case of Eurocurrency Loans made or outstanding in any Designated Foreign Currency, if the applicable Borrower shall fail to give any required notice as described above in this paragraph (b) or if such continuation is not permitted pursuant to clause (A) of the preceding proviso, such Eurocurrency Loans will be continued for the shortest available Interest Periods as determined by the Administrative Agent.  Upon receipt of any such notice of continuation pursuant to this Section 4.2(b), the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each affected Lender thereof.  Notwithstanding the foregoing, during the continuance of an Event of Default, upon the request of the Required Lenders, (i) no Loans denominated in Dollars or Canadian Dollars may be converted or continued as Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans and (ii) no Loans denominated in any Designated Foreign Currency may be continued as a Eurocurrency Loan having an Interest period longer than one month.

4.3                               Minimum Amounts; Maximum Sets.  All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans outstanding in Dollars comprising each Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, the Dollar Equivalent of the aggregate principal amount of the Eurocurrency Loans outstanding in any Designated Foreign Currency, Bankers’ Acceptances and BA Equivalent Loans comprising each Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and so that there shall not be more than 30 Sets at any one time outstanding.

4.4                               Optional and Mandatory Prepayments.

(a)                                 Each of the Borrowers may at any time and from time to time prepay the Loans made to it and the Reimbursement Obligations in respect of Letters of Credit issued for its account, in whole or in part, subject to Section 4.12, without premium or penalty, upon at least three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice by the applicable Borrower to the Administrative Agent or the Canadian Agent, as applicable (in the case of Eurocurrency Loans outstanding in Dollars or any Designated Foreign Currency, Bankers’ Acceptances or BA Equivalent Loans and Reimbursement Obligations outstanding in any Designated Foreign Currency), at least one Business Day’s (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice by the applicable Borrower to the Administrative Agent or the Canadian Agent, as applicable (in the case of (x) ABR Loans other than Swing Line Loans and (y) Reimbursement Obligations outstanding in Dollars or Canadian Dollars) or same-day notice by the applicable Borrower to the Administrative Agent or the Canadian Agent, as applicable (in the case of Swing Line Loans).  Such notice shall be irrevocable except as provided in Section 4.4(f).  Such notice shall specify, in the case of any prepayment of Loans, the identity of the prepaying Borrower, the date and amount of prepayment and the Tranches being prepaid and if a combination thereof the principal amount allocable to each, and whether the prepayment is of Eurocurrency Loans, Bankers’ Acceptances, BA Equivalent Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations.  Upon the receipt of any such notice the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each affected Lender thereof.  If any such notice is given, the amount specified in such notice shall (subject to Section 4.4(f)) be due and payable on the date specified therein, together with (if a Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Section 4.12.  Partial prepayments of the Loans and the Reimbursement Obligations pursuant to this Section 4.4(a) shall (unless the Parent Borrower otherwise directs) be applied, first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding Bankers’ Acceptances or L/C Obligation on terms reasonably satisfactory to the Administrative Agent; provided, further, that any pro rata calculations required to be made pursuant to this Section 4.4(a) in respect to any Loan denominated in Canadian Dollars or a Designated Foreign Currency shall be made on a Dollar Equivalent basis.  Partial prepayments pursuant to this Section 4.4(a) shall be in multiples of $1,000,000 (or, in the case of (i) partial prepayments made by the Canadian Borrowers, Cdn$1,000,000 and (ii) Eurocurrency Loans outstanding in any Designated Foreign Currency, the Dollar Equivalent of an aggregate principal amount of at least approximately $1,000,000), provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(b)                                 The Borrowers shall, in accordance with Section 4.4(e), prepay the Loans and cash collateralize the Bankers’ Acceptances and the L/C Obligations to the extent required by Section 8.6(b) (subject to Section 8.6(c)).

(c)                                  (i)                                     On any day (other than during an Agent Advance Period) on which the Aggregate U.S. Facility Lender Exposure or the Dollar Equivalent of the unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers exceeds the difference of (A) the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (B) the excess of (1) the Aggregate Canadian Facility Lender Exposure (with respect to the Canadian Borrowers) over (2) the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), the U.S. Borrowers shall prepay on such day the principal of outstanding Canadian Facility Revolving Credit Loans made to the U.S. Borrowers and, if required, U.S. Facility Revolving Credit Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Canadian Facility Revolving Credit Loans made to the U.S. Borrowers and U.S. Facility Revolving Credit Loans, the aggregate amount of the U.S. Facility L/C Obligations and the Canadian Facility L/C Obligations with respect to the U.S. Borrowers exceeds the difference of (A) the U.S. Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) minus (B) the excess of (1) the Aggregate Canadian Facility Lender Exposure (with respect to the Canadian Borrowers) over (2) the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), the U.S. Borrowers shall pay to the Administrative Agent or the Canadian Agent, as applicable, at the office designated for payment on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to such L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the U.S. Borrowers to the Issuing Lenders and the Revolving Credit Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(ii)                                  Without duplication of any mandatory prepayment required under Section 4.4(c) above, on any day (other than during an Agent Advance Period) on which the Aggregate Canadian Facility Lender Exposure with respect to the Canadian Borrowers exceeds the sum of (A) the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) plus (B) the excess of (1) the U.S. Borrowing Base (based on the Borrowing Base Certificate last delivered) over (2) the unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers, the Canadian Borrowers shall prepay on such day the principal of Canadian Facility Revolving Credit Loans made to them in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Canadian Facility Revolving Credit Loans, the aggregate amount of the Canadian Facility L/C Obligations with respect to the Canadian Borrowers exceeds the sum of (A) the Canadian Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) plus (B) the excess of (1) the U.S. Borrowing Base (based on the Borrowing Base Certificate last delivered) over (2) the unpaid balance of Extensions of Credit to, or for the account of, the U.S. Borrowers, the Canadian Borrowers shall pay to the Canadian Agent at the office designated for payment on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Canadian Facility L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Canadian Borrowers to the applicable Issuing Lenders and the Canadian Facility Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Canadian Agent.

(iii)                               On any day on which the Dollar Equivalent of the Aggregate U.S. Facility Lender Exposure exceeds the Total U.S. Facility Commitment at such time, the U.S. Borrowers shall prepay on such day the principal of U.S. Facility Revolving Credit Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding U.S. Facility Revolving Credit Loans, the aggregate amount of the U.S. Facility L/C Obligations exceeds the U.S. Facility L/C Sublimit at such time, the U.S. Borrowers shall pay to the Administrative Agent at the office designated for payment on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the U.S. Facility L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the U.S. Borrowers to the applicable Issuing Lenders and the U.S. Facility Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(iv)                              On any day on which the Dollar Equivalent of the Aggregate Canadian Facility Revolving Credit Exposure exceeds the Total Canadian Facility Commitment at such time, the Canadian Borrowers and, if applicable, the U.S. Borrowers shall prepay on such day the principal of Canadian Facility Revolving Credit Loans, in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Canadian Facility Revolving Credit Loans, the Dollar Equivalent of the aggregate amount of the Canadian Facility L/C Obligations exceeds the Canadian Facility L/C Sublimit at such time, the Canadian Borrowers and, if applicable, the U.S. Borrowers shall pay to the Canadian Agent at the office designated for payment on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Canadian Facility L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Canadian Borrowers or the U.S. Borrowers, as applicable, to the applicable Issuing Lenders and the Canadian Facility Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Canadian Agent.

(d)                                 The U.S. Borrowers shall prepay all Swing Line Loans then outstanding simultaneously with each borrowing by them of Revolving Credit Loans.  Upon the incurrence by the Parent Borrower or any Restricted Subsidiary of any Specified Refinancing Revolving Loans, the Borrowers shall prepay an aggregate principal amount of the Tranche of Revolving Credit Loans being refinanced in an amount equal to 100% of all Net Proceeds received therefrom promptly (and in any event within three Business Days) following receipt thereof by the Parent Borrower or such Restricted Subsidiary.

(e)                                  Prepayments pursuant to Sections 4.4(b) and 4.4(c) shall be applied, first, to prepay Swing Line Loans then outstanding, second, to prepay Revolving Credit Loans then outstanding, third, to pay any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding Bankers’ Acceptance or L/C Obligations on terms reasonably satisfactory to the Administrative Agent.

(f)                                   If a notice of prepayment in connection with a repayment of all outstanding Loans is given in connection with a conditional notice of termination of Commitments as contemplated by Section 2.3, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.3.

(g)                                  For avoidance of doubt, the Commitments shall not be correspondingly reduced by the amount of any prepayments of Revolving Credit Loans, payments of Reimbursement Obligations and cash collateralizations of L/C Obligations, in each case, made under Sections 4.4(b) or 4.4(c).

(h)                                 Notwithstanding the foregoing provisions of this Section 4.4, if at any time any prepayment of the Loans pursuant to Section 4.4(a), Section 4.4(b) or Section 4.4(c) would result, after giving effect to the procedures set forth in this Agreement, in any Borrower incurring breakage costs under Section 4.12 as a result of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the relevant Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans with the Administrative Agent or the Canadian Agent, as applicable (which deposit must be equal in amount to the amount of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans not immediately prepaid), to be held as security for the obligations of such Borrowers to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable, with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans (or such earlier date or dates as shall be requested by such Borrower) or (ii) make a prepayment of the Revolving Credit Loans in accordance with Section 4.4(a) with an amount equal to a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans not immediately prepaid); provided that, notwithstanding anything in this Agreement to the contrary, none of the Borrowers may request any Extension of Credit under the Commitments that would reduce the aggregate amount of the Available Loan Commitments to an amount that is less than the amount of such prepayment until the related portion of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans have been prepaid upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans or BA Equivalent Loans; provided that, in the case of either clause (i) or (ii), such unpaid Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans shall continue to bear interest in accordance with Section 4.1 until such unpaid Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans or the related portion of such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, as the case may be, have or has been prepaid.

4.5                               Commitment Fees; Administrative Agent’s Fees.

(a)                                 Each U.S. Borrower agrees to pay to the Administrative Agent, for the account of each U.S. Facility Lender (other than a Defaulting Lender), and each Canadian Borrower agrees to pay to the Canadian Agent, for the account of each Canadian Facility Lender (other than a Defaulting Lender), a commitment fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the applicable Commitment Fee Rate on the average daily amount of the Unutilized Commitment of such Revolving Credit Lender during the period for which payment is made, payable quarterly in arrears five (5) Business Days after the last day of each March, June, September and December and on the Termination Date or such earlier date as the Revolving Credit Loan Commitments shall terminate as provided herein, commencing on September 30, 2016.

(b)                                 Each Borrower agrees to pay to the Administrative Agent or the Canadian Agent, as applicable, and the Other Representatives any fees in the amounts and on the dates previously agreed to in writing pursuant to the Fee Letters by the Parent Borrower, the Other Representatives and the Administrative Agent in connection with this Agreement.

4.6                               Computation of Interest and Fees.

(a)                                 Interest (other than interest based on the Prime Rate, Canadian Prime Rate or BA Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Prime Rate, Canadian Prime Rate or BA Rate shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed.  The Administrative Agent or the Canadian Agent, as applicable, shall as soon as practicable notify the Parent Borrower and the affected Lenders of each determination of a Eurocurrency Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR, the Canadian Prime Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent or the Canadian Agent, as applicable, shall as soon as practicable notify the Parent Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent or the Canadian Agent, as applicable, pursuant to any provision of this Agreement shall be conclusive and binding on each of the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent or the Canadian Agent, as applicable, shall, at the request of the Parent Borrower or any Lender, deliver to the Parent Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent or the Canadian Agent, as applicable, in determining any interest rate pursuant to Section 4.1, excluding any Eurocurrency Base Rate which is based upon the Reuters LIBOR Rates Page and any ABR Loan which is based upon the Prime Rate or the Canadian Prime Rate.

(c)                                  Bankers’ Acceptances.

(i)                                     Term.  Each Bankers’ Acceptance shall have a term of 1, 2, 3, or 6 months (or such other periods as the Administrative Agent or the Canadian Agent, as applicable, and the Canadian Borrowers may agree from time to time), subject to availability.  No term of any Bankers’ Acceptance shall extend beyond the Termination Date.

(ii)                                  BA Rate.  On each Borrowing Date or other date on which Bankers’ Acceptances are to be accepted, the Administrative Agent or the Canadian Agent shall advise the applicable Canadian Borrowers as to such Agent’s determination of the applicable BA Rate for the Bankers’ Acceptances to be accepted.

(iii)                               Purchase.  Upon acceptance of a Bankers’ Acceptance by a Canadian Lender, such Canadian Lender shall purchase, or arrange the purchase of, such Bankers’ Acceptance at the applicable BA Rate.  The Lender shall provide to the Canadian Agent’s account for payments of the BA Proceeds less the BA Fee payable by the applicable Canadian Borrower with respect to the Bankers’ Acceptance.

(iv)                              Sale.  Each Canadian Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(v)                                 Power of Attorney for the Execution of Bankers’ Acceptances.  To facilitate the availment of the Canadian Facility by Bankers’ Acceptances, each Canadian Borrower hereby appoints each Canadian Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Lender, blank forms of B/As.  In this respect, it is each Canadian Lender’s responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement.  Each Canadian Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by a Canadian Lender shall bind the applicable Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of such Canadian Borrower.  Each Canadian Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Canadian Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Canadian Lender.  No Canadian Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of the Canadian Lender or its officers, employees, agents or representatives.  Each Canadian Lender shall maintain a record with respect to B/As held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities.  Each Canadian Lender agrees to provide such records to any Canadian Borrower at such Canadian Borrower’s expense upon request.

(vi)                              Execution.  Drafts drawn by any Canadian Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the applicable Canadian Borrower or by its attorneys.  Notwithstanding that any Person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Canadian Borrower at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on such Canadian Borrower.

(vii)                           Issuance.  The Administrative Agent or Canadian Agent, as applicable, promptly following receipt of a notice of a Borrowing, conversion or continuation by way of Bankers’ Acceptances, shall advise the Canadian Lenders of the notice and shall advise each Canadian Lender of the face amount of Bankers’ Acceptances to be accepted by it and the applicable term (which shall be identical for all Canadian Lenders).  The aggregate face amount of Bankers’ Acceptances to be accepted by a Canadian Lender shall be determined by the Administrative Agent or Canadian Agent by reference to that Canadian Lender’s Canadian Facility Commitment Percentage of the issue of Bankers’ Acceptances, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Canadian Lender would not be Cdn$100,000, or a whole multiple thereof, the face amount shall be increased or reduced by the Administrative Agent or the Canadian Agent in its sole discretion to Cdn$1000, or the nearest whole multiple of that amount, as appropriate; provided that after such issuance, no Canadian Lender shall have aggregate outstanding Canadian Facility Revolving Credit Loans in excess of its Canadian Facility Commitment.

(viii)                        Rollover.  At or before 10:00 A.M. two (2) Business Days before the maturity date of any Bankers’ Acceptances, the applicable Canadian Borrower shall give to the Administrative Agent or Canadian Agent, as applicable, written notice which notice shall specify either that the applicable Canadian Borrower intends to repay the maturing Bankers’ Acceptances on the maturity date or that the applicable Canadian

Borrower intends to issue Bankers’ Acceptances on the maturity date to provide for the payment of the maturing Bankers’ Acceptances.  If the applicable Canadian Borrower fails to provide such notice to the Administrative Agent or the Canadian Agent or fails to repay the maturing Bankers’ Acceptances, or if a Default or an Event of Default has occurred and is continuing on such maturity date, the applicable Canadian Borrower’s obligations in respect of the maturing Bankers’ Acceptances shall be deemed to have been converted on the maturity date thereof into an ABR Loan in an amount equal to the aggregate face amount of the maturing Bankers’ Acceptances.  Otherwise, the applicable Canadian Borrower shall provide payment to the Administrative Agent or Canadian Agent, as applicable, on behalf of the Canadian Lenders of an amount equal to the aggregate face amount of the Bankers’ Acceptances issued by the applicable Canadian Lenders on their maturity date.

(ix)                              Waiver of Presentment and Other Conditions.  Each Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by the Canadian Lender in its own right and each Canadian Borrower agrees not to claim any days of grace if the Canadian Lender as holder sues such Canadian Borrower on the Bankers’ Acceptance for payment of the amount payable by the Canadian Borrower thereunder.  On the specified maturity date of a B/A, the applicable Canadian Borrower shall pay to the Canadian Lender that has accepted such B/A the full face amount of such B/A and after such payment, the applicable Canadian Borrower shall have no further liability in respect of such B/A and the Canadian Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(x)                                 BA Equivalent Loans by Non BA Lenders.  Whenever a Canadian Borrower requests a Revolving Credit Loan by way of Bankers’ Acceptance, each Lender which is not a Schedule I Lender and each Non BA Lender shall, in lieu of accepting a Bankers’ Acceptance, make a BA Equivalent Loan in an amount equal to the Non BA Lender’s Canadian Facility Commitment Percentage.

(xi)                              Terms Applicable to Discount Notes.  As set out in the definition of Bankers’ Acceptances, that term includes Discount Notes and all terms of this Agreement applicable to Bankers’ Acceptances shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary.  For greater certainty:

(A)                               the term of a Discount Note shall be the same as the term for Bankers’ Acceptances accepted and purchased on the same Borrowing Date in respect of the same Revolving Credit Loan;

(B)                               an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the BA Fee in respect of a Bankers’ Acceptance; and

(C)                               the BA Rate applicable to a Discount Note shall be the BA Rate applicable to Bankers’ Acceptances accepted by a Lender other than a Schedule I Lender on the same Borrowing Date or other date, as the case may be, in respect of the same Revolving Credit Loan.

(xii)                           Depository Bills and Notes Act (Canada).  At the option of any Canadian Lender, Bankers’ Acceptances under this Agreement to be accepted by that Canadian Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada).  All depository bills so issued shall be governed by the provisions of this Section 4.6.

4.7                               Inability to Determine Interest Rate.  If prior to the first day of any Interest Period, the Administrative Agent or the Canadian Agent, as applicable, shall have determined (which determination shall be conclusive and binding upon each of the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan (the “Affected Eurocurrency Rate”) or the BA Rate (the “Affected BA Rate”) with respect to any Bankers’ Acceptance or BA Equivalent Loans for such Interest Period, the Administrative Agent or the Canadian Agent, as applicable, shall give telecopy or telephonic notice thereof to the Parent Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (a) any Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based on the Affected Eurocurrency Rate or the Affected BA Rate, as applicable, requested to be made on the first day of such Interest Period shall be made as ABR Loans (to the extent otherwise permitted by Section 4.2), (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate or Affected BA Rate shall be converted to or continued as ABR Loans (to the extent otherwise permitted by Section 4.2) and (c) any outstanding Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate or Affected BA Rate and that are not otherwise permitted to be converted to or continued as ABR Loans by Section 4.2 shall, upon demand by the applicable Revolving Credit Lenders the Commitment Percentage of which aggregate greater than 50% of such U.S. Facility

Revolving Credit Loans or Canadian Facility Revolving Credit Loans, as applicable, be immediately repaid by the applicable Borrower on the last day of the then current Interest Period with respect thereto together with accrued interest thereon or otherwise, at the option of the Parent Borrower, shall remain outstanding and bear interest at a rate which reflects, as to each of the Revolving Credit Lenders, such Revolving Credit Lender’s cost of funding such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, as reasonably determined by such Revolving Credit Lender, plus the Applicable Margin hereunder.  If any such repayment occurs on a day which is not the last day of the then current Interest Period with respect to such affected Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan, the applicable Borrower shall pay to each of the applicable Revolving Credit Lenders such amounts, if any, as may be required pursuant to Section 4.12.  Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate or Affected BA Rate shall be made or continued as such, nor shall any of the Borrowers have the right to convert ABR Loans to Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate or Affected BA Rate.

4.8                               Pro Rata Treatment and Payments.

(a)                                 Except as expressly otherwise provided herein, each Borrowing (other than a Borrowing of Swing Line Loans) by any of the applicable Borrowers from the Lenders hereunder shall be made, each payment by any of the Borrowers on account of any commitment fee in respect of the U.S. Facility or Canadian Facility Commitments or (subject to the limitations on non-pro rata payments in clause (i)(C)(II) of the proviso to the first sentence of Section 2.10(c)) any Incremental Commitment, as applicable, hereunder shall be allocated by the Administrative Agent or the Canadian Agent, as applicable, and any reduction of the U.S. Facility or Canadian Facility Commitments of the Lenders, or (subject to the limitations on non-pro rata payments in clause (i)(C)(II) of the proviso to the first sentence of Section 2.10(c)) of any Incremental Commitment, as applicable, shall be allocated by the Administrative Agent or the Canadian Agent, as applicable, in the case of U.S. Facility or Canadian Facility Commitments, pro rata according to the U.S. Facility Commitment Percentage or Canadian Facility Commitment Percentage, or in the case of any Incremental Commitment or any other Tranche established after the date of this Agreement, pro rata (or as otherwise may be provided in an Incremental Commitment Amendment, Extension Amendment or Specified Refinancing Amendment) among the Lenders with such Incremental Commitment or such other Tranche (in each case subject to the limitations on non-pro rata payments in clause (i)(C)(II) of the proviso to the first sentence of Section 2.10(c)).  Each payment (including each prepayment (but excluding payments made pursuant to Section 2.9, 2.11, 2.12, 4.8(c), 4.9, 4.10, 4.11, 4.13(d), 11.1(e) or 11.1(f))) by any of the applicable Borrowers on account of principal of and interest on any U.S. Facility or Canadian

Facility Revolving Credit Loans, as applicable, shall be allocated by the Administrative Agent or the Canadian Agent, as applicable, pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the relevant Revolving Credit Lenders, and each payment on account of principal of and interest on any loans made pursuant to any Incremental Commitment or any other Tranche established after the date of this Agreement shall be allocated by the applicable Agent as provided for in the applicable amendment to this Agreement (subject to the limitations on non-pro rata payments in clause (i)(C)(II) of the proviso to the first sentence of Section 2.10(c)).  All payments (including prepayments) to be made by any of the Borrowers hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent or the Canadian Agent, as applicable, for the account of the Lenders holding the relevant Loans or the L/C Participants, as the case may be, at the Administrative Agent’s or the Canadian Agent’s, as applicable, office specified in Section 11.2, in Dollars or Canadian Dollars, as applicable, or, in the case of Loans outstanding in any Designated Foreign Currency and L/C Obligations in any Designated Foreign Currency, such Designated Foreign Currency and, whether in Dollars, Canadian Dollars or any Designated Foreign Currency, in immediately available funds.  Payments received by the Administrative Agent or Canadian Agent, as applicable, after such time shall be deemed to have been received on the next Business Day.  The Administrative Agent or the Canadian Agent, as applicable, shall distribute such payments to such Lenders, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent or the Canadian Agent, as applicable, shall distribute such payment to such Lenders on the next succeeding Business Day.  If any payment hereunder (other than payments on the Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurocurrency Loan, Bankers’ Acceptances or BA Equivalent Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  This Section 4.8(a) may be amended in accordance with Section 11.1(c) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new Tranches added pursuant to Sections 2.10, 2.11 and 2.12, as applicable.

(b)                                 Unless the Administrative Agent or the Canadian Agent, as the case may be, shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to such Agent, such Agent may assume that such Lender is making such amount available to such Agent, and such Agent may, in reliance upon such assumption, make available to the applicable Borrowers in respect of such borrowing a corresponding amount.  If such amount is not made available to the Administrative Agent or the Canadian Agent, as the case may be, by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent or the Canadian Agent, as the case may be, on demand, such amount with interest thereon at a rate equal to (i) in the case of Loans to be made in any Designated Foreign Currency, the rate customary in such Designated Foreign Currency for settlement of similar inter-bank obligations, or (ii) in the case of Loans to be made in Dollars or Canadian Dollars, the daily average Federal Funds Effective Rate or the rate customary for settlement of Canadian Dollar interbank obligations, as applicable, and as quoted by the Administrative Agent or the Canadian Agent, as the case may be, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent or the Canadian Agent, as the case may be.  A certificate of the Administrative Agent or the Canadian Agent, as the case may be, submitted to any Lender with respect to any amounts owing under this Section 4.8 shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the applicable Agent by such Lender within three Business Days of such Borrowing Date, (x) the applicable Agent shall notify the Parent Borrower of the failure of such Lender to make such amount available to the Administrative Agent or the Canadian Agent, as the case may be, and such Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to such Loans pursuant to Section 4.1, in either case on demand, from such Borrower and (y) then such Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, (i) borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available, provided that at the time such borrowing is made and at all times while such amount is outstanding such Borrower would be permitted to borrow such amount pursuant to Section 2.1 and/or (ii) take any action permitted by the following Section 4.8(c).

(c)                                  Notwithstanding anything contained in this Agreement, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)                                     the Parent Borrower shall have the right to (A)(x) if such Lender is a Revolving Credit Lender, to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Parent Borrower to each become a substitute Revolving Credit Lender and assume all or part of the Commitment of such Defaulting Lender, and in such event, the Parent Borrower, the Administrative Agent and any such substitute Revolving Credit Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, a duly completed Assignment and Acceptance to effect such substitution and (y) if such Lender is a Lender holding Incremental Term Loan Commitments or term loans thereunder, to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Parent Borrower to each become a substitute Lender and purchase all or part of the loans and commitments of such Defaulting Lender, and in such event, the Parent Borrower, the Administrative Agent and any such substitute Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, a duly completed Assignment and Acceptance to effect such substitution or (B) upon notice to the Administrative Agent (and, if applicable, the Canadian Agent), to prepay the Loans and, at the Parent Borrower’s option, terminate the Commitments of such Defaulting Lender, in whole or in part, without premium or penalty;

(ii)                                  in determining the Required Lenders or Supermajority Lenders, any Lender that at the time is a Defaulting Lender (and the Revolving Credit Loans and/or Commitments, and any other loans and/or commitments of such Defaulting Lender) shall be excluded and disregarded;

(iii)                               no commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender;

(iv)                              if any Individual Swingline Exposure exists or any Individual L/C Exposure exists at the time a Revolving Credit Lender becomes a Defaulting Lender then:

(A)                               all or any part of such Defaulting Lender’s Individual Swingline Exposure exists or any Individual L/C Exposure shall be re-allocated among the Non-Defaulting Lenders in accordance with their respective U.S. Facility Commitment Percentage or Canadian Facility Commitment Percentage, as applicable, but only to the extent the sum of all Non-Defaulting Lenders’ Individual Lender Exposures plus such Defaulting Lender’s Individual Swingline Exposure and Individual L/C Exposure does not exceed the total of all Non-Defaulting Lenders’ applicable Commitments;

(B)                               if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Individual Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s Individual L/C Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) on terms reasonably satisfactory to the Issuing Lender for so long as such L/C Obligations are outstanding;

(C)                               if any portion of such Defaulting Lender’s Individual L/C Exposure is cash collateralized pursuant to clause (B) above, the Parent Borrower shall not be required to pay the commitment fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Obligations) or the letter of credit commission payable with respect to such Defaulting Lender’s L/C Obligations; and

(D)                               if any portion of such Defaulting Lender’s Individual L/C Exposure is reallocated to the Non-Defaulting Lenders pursuant to clause (A) above, then the letter of credit commission with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages;

(v)                                 the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Lender shall not be required to issue, amend, extend or increase any Letter of Credit, unless the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateralized on terms reasonably satisfactory to the Issuing Lender, and participations in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among Non-Defaulting Lenders in accordance with their respective Commitment Percentages (and Defaulting Lenders shall not participate therein);

(vi)                              if at any time any Borrower shall be required to make any payment under any Loan Document to or for the account of a Defaulting Lender, then such Borrower, so long as it is then permitted to borrow Revolving Credit Loans hereunder, may either (x) set off and otherwise apply its obligation to make such payment against the obligation of such Defaulting Lender to make a Revolving Credit Loan (in such case, the amount so set off and otherwise applied shall be deemed to constitute a Revolving Credit Loan by such Defaulting Lender made on the date of such set-off and included within any borrowing of Revolving Credit Loans as the Administrative Agent may reasonably determine) or (y) satisfy such payment obligation by paying such amount to the Administrative Agent, or the Canadian Agent, as applicable, to be (to the extent permitted by applicable law and to the extent not utilized by the Administrative Agent or the Canadian Agent, as applicable, to satisfy obligations of the Defaulting Lender owing to it) held by the Administrative Agent or the Canadian Agent, as applicable, in escrow pursuant to its standard terms (including as to the earning of interest), and applied (together with any accrued interest) by it from time to time to make any Revolving Credit Loans or other payments as and when required to be made by such Defaulting Lender hereunder; and

(vii)                           in the event that the Administrative Agent, the Parent Borrower, each applicable Issuing Lender or the Swing Line Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Individual Swingline Exposure and Individual L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its applicable Commitment Percentage.  The rights and remedies against a Defaulting Lender under this Section 4.8(c) are in addition to other rights and remedies that the Borrowers, the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Non-Defaulting Lenders may have against such Defaulting Lender.  The arrangements permitted or required by this Section 4.8 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

4.9                               Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Parent Borrower and the Administrative Agent and the Canadian Agent (in the case of Bankers’ Acceptances or BA Equivalent Loans) (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan (or a Swing Line Loan) when an

Affected Loan is requested (to the extent otherwise permitted by Section 4.2), (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law (to the extent otherwise permitted by Section 4.2) and (d) such Lender’s Loans then outstanding as Affected Loans, if any, not otherwise permitted to be converted to ABR Loans by Section 4.2 (whether because such Loans are denominated in a Designated Foreign Currency or otherwise) shall, at the option of the Parent Borrower, (i) be prepaid with accrued interest thereon on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law) or (ii) bear interest at an alternate rate which reflects such Lender’s cost of funding such Loans, as reasonably determined by the Administrative Agent and the applicable Lender, plus the Applicable Margin hereunder.  If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.12.

4.10                        Requirements of Law.

(a)                                 If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i)                                     shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any L/C Request, or any Eurocurrency Loans, Bankers’ Acceptances or any BA Equivalent Loans made or maintained by it or its obligation to make or maintain Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, or change the basis of taxation of payments to such Lender in respect thereof, in each case, except for Non-Excluded Taxes, Taxes arising under FATCA, Taxes arising as a result of such Lender’s failure to comply with the requirements of paragraphs (b) or (c) of Section 4.11 and Taxes measured by or imposed upon the overall net income, or franchise taxes, or Taxes measured by or imposed upon overall capital or net worth, or branch profits taxes, of such Lender or its applicable lending office, branch, or any affiliate thereof;

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate or BA Rate, as the case may be, hereunder; or

(iii)                               shall impose on such Lender any other condition (excluding any Tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Parent Borrower from such Lender, through the Administrative Agent, in accordance herewith, the applicable Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans, Bankers’ Acceptances, BA Equivalent Loans, or Letters of Credit, provided that, in any such case, such Borrower may elect to convert the Eurocurrency Loans, Bankers’ Acceptances and/or BA Equivalent Loans made by such Lender hereunder to ABR Loans (to the extent, in the case of Eurocurrency Loans, such Eurocurrency Loans are denominated in Dollars and, in all cases, to the extent such Loans are permitted by Section 4.2) by giving the Administrative Agent at least one Business Day’s (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice of such election, in which case such Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Section 4.10(a) and such amounts, if any, as may be required pursuant to Section 4.12.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.10, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this Section 4.10 submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. Notwithstanding anything to the contrary in this Section 4.10(a), no Borrower shall be required to compensate a Lender pursuant to this Section 4.10(a) for any amounts incurred more than six months prior to the date that such Lender notifies the Parent Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(b)                                 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction.  Such a certificate as to any additional amounts payable pursuant to this Section 4.10 submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section 4.10(b), no Borrower shall be required to compensate a Lender pursuant to this Section 4.10(b) for any amounts incurred more than six months prior to the date that such Lender notifies the Parent Borrower of such Lender’s intention to claim compensation therefor;  provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c)                                  Subject to the last sentence of this paragraph (c), no Borrower shall be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above, to the extent such additional cost or reduction is attributable, directly or indirectly, to the application of, compliance with or implementation of specific capital adequacy requirements or new methods of calculating capital adequacy, including any part or “pillar” (including Pillar 2), of the International Convergence of Capital Measurement Standards:  a Revised Framework, published by the Basel Committee on Banking Supervision in June 2004, or any implementation, adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation, or otherwise.  In addition, no Borrower shall be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above unless such Lender delivers a certificate from a senior officer of such Lender certifying to the Parent Borrower that the request therefor is being made, and the method of calculation of the amount so requested is being applied, consistently with such Lender’s treatment of a majority of its customers in connection with similar transactions affected by the relevant adoption or change in a Requirement of Law.  Notwithstanding anything to the contrary in this Section 4.10, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be an adoption of or change in any Requirement of Law, regardless of the date enacted, adopted or issued.

4.11                        Taxes.

(a)                                 Except as provided below in this Section 4.11 or as required by law, all payments made by each of the Borrowers and the Agents under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (“Taxes”), excluding Taxes measured by or imposed upon the overall net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch profits Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed:  (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes.  If any such non-excluded Taxes (“Non-Excluded Taxes”) are required to be withheld from any amounts payable by any Borrower or any Agent to the Administrative Agent, the Canadian Agent or any Lender hereunder or under any Notes, the amounts payable by such Borrower shall be increased to the extent necessary to yield to the Administrative Agent, the Canadian Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that each of the Borrowers and the Administrative Agent shall be entitled to deduct and withhold, and shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by any Borrower or any Agent to, or for the account of, any such Agent or Lender shall not be increased (w) if such Agent or Lender fails to comply with the requirements of paragraphs (b) or (c) of this Section 4.11 or Section 4.15 hereof or (x) with respect to any

Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent becomes an Agent hereunder; such Lender becomes a Lender hereunder or, in the case of an Issuing Lender that becomes an Issuing Lender pursuant to the second sentence of the definition of “Issuing Lender,” such Issuing Lender issued the applicable Letter of Credit (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (such change, at such time, and with respect to any Agent or Lender (or, if applicable, its relevant beneficiary or member), a “Change in Law”) or (y) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a Change in Law or (z) with respect to any Non-Excluded Taxes arising under FATCA.  Whenever any Non-Excluded Taxes are payable by any of the Borrowers, as promptly as possible thereafter the applicable Borrower shall send to the Administrative Agent or the Canadian Agent, as applicable, for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof.  If any of the Borrowers fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent or the Canadian Agent, as applicable, the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent, the Canadian Agent and the Lenders for such Non-Excluded Taxes and any interest or penalties that may become payable by the Administrative Agent, the Canadian Agent or any Lender as a result of any such failure.  The agreements in this Section 4.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)                                 Each Agent (other than the Canadian Agent and the Canadian Collateral Agent), and each Lender that stands ready to make, makes or holds any Extension of Credit to any U.S. Borrower (a “U.S. Extender of Credit”), in each case that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, shall, to the extent it is legally entitled to do so:

(X)                               (i)                                     on or before the date of any payment by any of the U.S. Borrowers under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the U.S. Borrowers and the Administrative Agent (A) two duly completed and accurate signed copies of United States Internal Revenue Service Form W-8BEN-E (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8EXP or Form W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes, (B) in the case of the

Administrative Agent, also deliver two duly completed and accurate signed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the U.S. Borrowers to be treated as a U.S. person with respect to such payments (and the U.S. Borrowers and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments), with the effect that the U.S. Borrowers can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States and (C) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(ii)                                  deliver to the U.S. Borrowers and the Administrative Agent two further accurate and complete copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the U.S. Borrowers; and

(iii)                               obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by any U.S. Borrower or the Administrative Agent; or

(Y)                               in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”,

(i)                                     represent to the U.S. Borrowers and the Administrative Agent that it is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code that is related to any U.S. Borrower;

(ii)                                  deliver to the U.S. Borrowers on or before the date of any payment by any of the U.S. Borrowers, with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit E (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete signed copies of Internal Revenue Service Form W-8BEN-E, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or

Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes (and shall also deliver to the U.S. Borrowers and the Administrative Agent two further accurate and complete copies of such form or certificate on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by any U.S. Borrower or the Administrative Agent for filing and completing such forms or certificates); and

(iii)                               deliver, to the extent legally entitled to do so, upon reasonable request by any U.S. Borrower, to the U.S. Borrowers and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (iii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any of the Borrowers) which would be imposed on such Lender of complying with such request; or

(Z)                                in the case of any such Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,

(i)                                     on or before the date of any payment by any of the U.S. Borrowers under this Agreement or any Notes to, or for the account of, such Lender, deliver to the U.S. Borrowers and the Administrative Agent two accurate and complete signed copies of Internal Revenue Service Form W-8IMY and, if any beneficiary or member of such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the U.S. Borrowers and the Administrative Agent that such Lender is not a bank within the meaning of Section 881(c)(3)(A) of the Code, and (II) also deliver to the U.S. Borrowers and the Administrative Agent two U.S. Tax Compliance Certificates certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. Withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes; and

(A)                               with respect to each beneficiary or member of such Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the U.S. Borrower and the Administrative Agent (I) two duly completed and accurate signed copies of Internal Revenue Service Form W-8BEN-E (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI, Form W-8EXP, or Form W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and

(B)                               with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (I) represent to the U.S. Borrowers and the Administrative Agent that such beneficiary or member is not (1) a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the U.S. Borrowers and the Administrative Agent two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete signed copies of Internal Revenue Service Form W-8BEN-E, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes;

(ii)                                  deliver to the U.S. Borrowers and the Administrative Agent two further accurate and complete copies of any such forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by any U.S. Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(iii)                               deliver, to the extent legally entitled to do so, upon reasonable request by any U.S. Borrower, to the U.S. Borrowers and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender (or beneficiary or member) to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (iii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any of the Borrowers) which would be imposed on such Lender (or beneficiary or member) of complying with such request;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder (or a beneficiary or member in the circumstances described in clause (Z) above, if later) or, in the case of an Issuing Lender that becomes an Issuing Lender pursuant to the second sentence of the definition of “Issuing Lender,” such Issuing Lender issued the applicable Letter of Credit which renders all such forms or statements inapplicable or which would prevent such Lender (or such beneficiary or member) from duly completing and delivering any such form or statement with respect to it and such Lender so advises the Parent Borrower and the Administrative Agent.

(c)                                  Each Agent and each U.S. Extender of Credit, in each case that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, shall on or before the date of any payment by any of the U.S. Borrowers under this Agreement or any Notes to, or for the account of, such Agent or U.S. Extender of Credit, deliver to the U.S. Borrowers and the Administrative Agent two duly completed and accurate copies of Internal Revenue Service Form W-9, or successor form, certifying that such Agent or U.S. Extender of Credit is a United States Person (within the meaning of Section 7701(a)(30) of the Code) and that such Agent or U.S. Extender of Credit is entitled to a complete exemption from United States backup withholding tax.

(d)                                 If a payment made to an Agent or U.S. Extender of Credit hereunder may be subject to U.S. federal withholding tax under FATCA, such Agent or Lender shall deliver to the Parent Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent to comply with its withholding obligations, to determine that such Agent or Lender has complied with such Agent or Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

4.12                        Indemnity.  Each U.S. Borrower agrees to indemnify each U.S. Facility Lender and each Canadian Facility Lender, as applicable, in respect of Extensions of Credit made, or requested to be made, to the U.S. Borrowers, and each Canadian Borrower agrees to indemnify each Canadian Facility Lender in respect of Extensions of Credit made, or requested to be made, to the Canadian Borrowers, and, in each case, to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment) as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans after the Parent Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment or conversion of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans after the Parent Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans or the conversion of Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans on a day which is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans, Bankers’ Acceptances or BA Equivalent Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market.  If any Lender becomes entitled to claim any amounts under the indemnity contained in this Section 4.12, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any indemnification pursuant to this Section 4.12 submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.13                        Certain Rules Relating to the Payment of Additional Amounts.

(a)                                 Upon the request, and at the expense of the applicable Borrower, each Lender to which any of the Borrowers is required to pay any additional amount pursuant to Section 4.10 or Section 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford such Borrower the opportunity to contest, and reasonably cooperate with such Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford such Borrower the opportunity to so contest unless such Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement and (ii) such Borrower shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with such Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender shall be required to afford any Borrower the opportunity to contest, or cooperate with such Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b)                                 If a Lender changes its applicable lending office and the effect of such change, as of the date of such change, would be to cause any of the Borrowers to become obligated to pay any additional amount under Section 4.10 or Section 4.11, such Borrower shall not be obligated to pay such additional amount, except to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable to such Lender immediately before it changed its lending office.

(c)                                  If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by any of the Borrowers pursuant to Section 4.10 or Section 4.11 or result in Affected Loans or commitments to make Affected Loans being automatically converted to ABR Loans or Loans bearing an alternate rate of interest or commitments to make ABR Loans or Loans bearing an alternate rate of interest, as the case may be, pursuant to Section 4.9, such Lender shall promptly notify the applicable Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans and Commitments held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Parent Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

(d)                                 If any of the Borrowers shall become obligated to pay additional amounts pursuant to Section 4.10 or Section 4.11 or if Affected Loans or commitments to make Affected Loans are automatically converted to ABR Loans or Loans bearing an alternate rate of interest or commitments to make ABR Loans or Loans bearing an alternate rate of interest, as the case may be, pursuant to Section 4.9, the applicable Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and such Borrower to purchase the affected Loan (and/or the related Commitments), in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii)  upon notice to the Administrative Agent (and, if applicable, the Canadian Agent), to prepay the affected Loan and, at the Parent Borrower’s option, terminate the Commitments of the applicable Lender, in whole or in part, subject to Section 4.12, without premium or penalty.  In the case of the substitution of a Lender, the Parent Borrower (and any other applicable Borrower), the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver a duly completed Assignment and Acceptance pursuant to Section 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Section 11.6(b) in connection with such assignment shall be paid by the Parent Borrower or the substitute Lender.  In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid.  In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the applicable Borrower shall first pay the affected Lender any additional amounts owing under Sections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Section 4.13) prior to such substitution or prepayment.  In the case of the substitution of a Lender, if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to such replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

(e)                                  If any Agent or any Lender receives a refund directly attributable to taxes for which any of the Borrowers has made additional payments pursuant to Section 4.10(a) or Section 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to such Borrower; provided, however, that such Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f)                                   The obligations of any Agent, Lender or Participant under this Section 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

4.14                        Controls on Prepayment if Aggregate Outstanding Credit Exceeds Aggregate Revolving Credit Loan Commitments.

(a)                                 In addition to the provisions set forth in Section 4.4(c), the Parent Borrower will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit, with the object of (A) preventing any request for an Extension of Credit that would result in (i) the Aggregate Outstanding Credit with respect to all of the Revolving Credit Lenders (including the Swing Line Lender) being in excess of the aggregate Commitments then in effect or (ii) any other circumstance under which an Extension of Credit would not be permitted pursuant to Sections 2.1(a) and (b) and of (B) promptly identifying any circumstance where, by reason of changes in exchange rates, the Aggregate Outstanding Credit with respect to all of the Revolving Credit Lenders (including the Swing Line Lender) exceeds the aggregate Commitments then in effect.

(b)                                 The (i) Administrative Agent will calculate the Aggregate Outstanding Credit with respect to all of (A) the Revolving Credit Lenders and (B) the U.S. Facility Lenders (in each case, including the Swing Line Lender) and (ii) Canadian Agent will calculate the Aggregate Outstanding Credit with respect to the Canadian Facility Lenders, in each case, from time to time, and in any event not less frequently than once during each calendar week.  In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Swing Line Lender in respect of outstanding Swing Line Loans, from the Issuing Lenders in respect of outstanding L/C Obligations and from the Canadian Agent in respect of the Aggregate Outstanding Credit with respect to the Canadian Facility Lenders.

4.15                        Canadian Facility Lenders.

(a)                                 The Canadian Agent, the Canadian Collateral Agent and any Lender that holds any commitment or makes or holds any Extension of Credit to any Canadian Borrower (such Lender, a “Canadian Extender of Credit”) shall, with respect to any fees payable to any such Person under this Agreement: (A) at all times be a Canadian Resident or (B) render all services for which such fees are received under the Credit Agreement outside Canada unless it notifies the applicable Canadian Borrower in writing prior to payment of such fees that any services related to such fees were or will be rendered in Canada.  In addition, to the extent legally entitled to do so, the Canadian Agent, the Canadian Collateral Agent and each Canadian Extender of Credit shall, upon a written request by any Borrower, deliver to such Borrower or the applicable governmental or taxing authority, any further form or certificate required in order that any payment by any Borrower under this Agreement or any Notes to, or for the account of, such Person may be made free and clear of, and without deduction or withholding for or on account of, any Non-Excluded Taxes.

(b)                                 A Canadian Facility Lender may change its Affiliate acting as Canadian Lender hereunder but only pursuant to an assignment in form and substance reasonably satisfactory to the Administrative Agent and the Canadian Agent (with the consent of the Administrative Agent and the Canadian Agent and each Canadian Issuing Lender and the Canadian Borrowers, such consent from the Administrative Agent, Canadian Agent and each Canadian Issuing Lender not to be unreasonably withheld, conditioned or delayed), where the respective assignee represents and warrants that it is an Affiliate of the respective Canadian Facility Lender and will act directly as a Canadian Lender with respect to the Canadian Facility Commitment of the respective Canadian Facility Lender.

(c)                                  Each Non-Canadian Affiliate will at all times comply with the provisions of Section 4.11(b), Section 4.11(c) and/or Section 4.11(d), as applicable.

4.16                        Cash Receipts.

(a)                                 Annexed hereto as Schedule 4.16(a), as the same may be modified from time to time by notice to the Administrative Agent and the Collateral Agent, is a schedule of all DDAs that are maintained by the Loan Parties, which schedule includes, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(b)                                 Annexed hereto as Schedule 4.16(b), as the same may be modified from time to time by notice to the Administrative Agent and the Collateral Agent, is a list describing all arrangements to which any Loan Party is a party with respect to the payment to such Loan Party of the proceeds of all credit card charges for sales of goods or services by such Loan Party.

(c)                                  Except as otherwise agreed by the Administrative Agent, each Loan Party shall (i) deliver to the Administrative Agent or, if such Loan Party is a Canadian Loan Party, the Canadian Agent, notifications in form reasonably satisfactory to the Administrative Agent or the Canadian Agent, as the case may be, which have been executed on behalf of such Loan Party and addressed to such Loan Party’s credit card clearinghouses and processors, in form reasonably satisfactory to the Administrative Agent or the Canadian Agent, as the case may be (each, a “Credit Card Notification”), subject to Section 4.16(g), (ii) deliver to the Administrative Agent or, if such Loan Party is a Canadian Loan Party, the Canadian Agent, notifications executed on behalf of the Borrowers to each depository institution with which any DDA is maintained, in form reasonably satisfactory to the Administrative Agent or the Canadian Agent, as the case may be, of the Administrative Agent’s (or, in the case of any Loan Party that is a Canadian Loan Party, the Canadian Agent’s) interest in such DDA (each, a “DDA Notification”), (iii) instruct each depository institution for a DDA (other than, at the Parent Borrower’s option, any account subject to a blocked account agreement in form reasonably satisfactory to the Administrative Agent or the Canadian Agent, as the case may be, with the Administrative Agent or the Canadian Agent, as the case may be, and the bank with which such Loan Party maintains such account) to cause all amounts on deposit and available at the close of each Business Day in such DDA to be swept to one of the Loan Parties’ concentration accounts no less frequently than on a daily basis, such instructions (except in the case of any account that is or becomes an Excluded Account) to be irrevocable unless otherwise agreed to by the Administrative Agent or the Canadian Agent, as the case may be (and the Administrative Agent and the Canadian Agent hereby agree that the Loan Parties may revoke any such instructions given to a depository institution for an account that is or becomes an Excluded Account), (iv) enter into a blocked account agreement (each, together with any blocked account agreement entered into as contemplated by the foregoing clause (iii), a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent or the Canadian Agent, as the case may be, with the Administrative Agent or the Canadian Agent, as the case may be, and any bank with which such Loan Party maintains a concentration account into which funds from the DDAs and proceeds released from the any LKE Account (other than proceeds excluded from the Collateral pursuant to any Security Document) are swept (each such account of a Loan Party other than a Canadian Loan Party, a “U.S. Blocked Account”, each such account of a Canadian Loan Party, a “Canadian Blocked Account” and all such accounts, together with any account subject to a blocked account agreement as contemplated by the foregoing clause (iii), collectively, the “Blocked Accounts”), covering each such concentration account maintained with such bank (other than any LKE Account, and other than any concentration account all of the funds in which (other than funds excluded from the Collateral pursuant to any Security Document) are swept on a daily basis into another concentration account), which concentration accounts as of the Closing Date are listed on Schedule 4.16(c) annexed hereto and (v) instruct all Account Debtors of such Loan Party that remit payments of Accounts of such Account Debtor regularly by check pursuant to arrangements with such Loan Party, to remit all such payments (other than (x) any such amount to be deposited in Excluded Accounts and (y) Accounts or payment thereof excluded from the Collateral pursuant to any Security Document, including Excluded Assets) to the applicable “P.O.  Boxes” or “Lockbox Addresses” with respect to the applicable DDA or concentration account, which remittances shall be collected by the applicable bank (each, a “Collection Bank”) and deposited in the applicable DDA or concentration account.  All amounts received by the Parent Borrower, any of its Domestic Subsidiaries or Canadian Subsidiaries that is a Loan Party and any Collection Bank in respect of any Account shall upon receipt of such amount (other than (x) any such amount to be deposited in Excluded Accounts and (y) any Account or amount excluded from the Collateral pursuant to any Security Document, including Excluded Assets) be deposited into a DDA or concentration account.  Each Loan Party agrees that it will not cause proceeds of such DDAs (other than any Blocked Account) to be otherwise redirected.

(d)                                 Each Credit Card Notification and Blocked Account Agreement shall require, after the occurrence and during the continuance of a Specified Default or a Dominion Event, the ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the monetary obligations then due and owing hereunder and under the other Loan Documents have been paid in full), of all available cash balances and cash receipts, including the then contents or then entire available ledger balance of each U.S. Blocked Account net of such minimum balance (not to exceed $10,000 per account), if any, required by the bank at which such U.S. Blocked Account is maintained to an account maintained by the Administrative Agent at the Administrative Agent (or another bank of recognized standing reasonably selected by the Administrative Agent with the reasonable consent of the Parent Borrower) (the “Administrative Agent Account”) and of each Canadian Blocked Account net of such minimum balance (not to exceed $10,000 per account), if any, required by the bank at which such Canadian Blocked Account is maintained to an account maintained by the Canadian Agent at the Canadian Agent (or another bank of recognized standing reasonably selected by the Canadian Agent with the reasonable consent of the Parent Borrower) (the “Canadian Agent Account”).  Each Loan Party agrees that it will not cause any credit card proceeds subject to any then effective Credit Card Notification or any proceeds of any Blocked Account to be otherwise redirected.

(e)                                  (i)                                     At any time other than during the continuance of an Event of Default, all collected amounts received in the Administrative Agent Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and any applications otherwise described in following clauses (x) and (y), and after giving effect to the application of any such amounts (x) otherwise required pursuant to Section 4.4(b), (y) constituting proceeds from any Collateral otherwise required pursuant to the terms of the respective Security Document or (z) otherwise required by the Intercreditor Agreement, First Lien Intercreditor Agreement or Other Intercreditor Agreement):  (1) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the Administrative Agent, the Collateral Agent and, to the extent allocable to Canadian Facility Revolving Credit Loans made to the U.S. Borrowers, the Canadian Agent and/or the Canadian Collateral Agent under any of the Loan Documents and to repay or prepay outstanding U.S. Facility Revolving Credit Loans advanced by the Administrative Agent and Canadian Facility Revolving Credit Loans made to the U.S. Borrowers by the Canadian Agent on behalf of the applicable Lenders hereunder; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable to each U.S. Facility Issuing Lender under any of the Loan Documents and to repay all outstanding U.S. Borrower Unpaid Drawings and all interest thereon; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the U.S. Facility Revolving Credit Loans and Canadian Facility Revolving Credit Loans made to the U.S. Borrowers and all accrued and unpaid fees actually due and payable to the Administrative Agent and the Canadian Agent, the U.S. Issuing Lenders and the Revolving Credit Lenders under any of the Loan Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of U.S. Facility Revolving Credit Loans and Canadian Facility Revolving Credit Loans made to the U.S. Borrowers (whether or not then due and payable), (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to pay (on a ratable basis) all outstanding obligations of the U.S. Borrowers then due and payable to the Administrative Agent, the Collateral Agent, the Canadian Agent, the Canadian Collateral Agent and the Revolving Credit Lenders under this Agreement and (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding obligations of the U.S. Borrowers then due and payable to the Administrative Agent, the Collateral Agent, the Canadian Agent, the Canadian Collateral Agent and the Revolving Credit Lenders under any of the Loan Documents.

(ii)                                  At any time other than during the continuance of an Event of Default, all collected amounts held in the Canadian Agent Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Canadian Agent has actual knowledge of the amounts owing or outstanding as described below and any applications otherwise described in following clauses (x) and (y), and after giving effect to the application of any such amounts (x) otherwise required pursuant to Section 4.4(b), (y) constituting proceeds from any Collateral otherwise required pursuant to the terms of the respective Security Document or (z) otherwise required by the Intercreditor Agreement, First Lien Intercreditor Agreement or Other Intercreditor Agreement):  (1) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable by the Canadian Borrowers to the Canadian Agent and/or the Canadian Collateral Agent under any of the Loan Documents and to repay or prepay outstanding Canadian Facility Revolving Credit Loans made to the Canadian Borrowers by the Canadian Agent on behalf of the Lenders hereunder; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable by the Canadian Borrower to each Canadian Issuing Lender under any of the Loan Documents and to repay all outstanding Canadian Borrower Unpaid Drawings and interest thereon; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Canadian Facility Revolving Credit Loans made to the Canadian Borrowers and all accrued and unpaid Fees actually due and payable by the Canadian Borrowers to the

Canadian Agent, the Canadian Issuing Lenders and the Canadian Lenders under any of the Loan Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Canadian Facility Revolving Credit Loans made to the Canadian Borrowers (whether or not then due and payable), (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to pay (on a ratable basis) all outstanding obligations of the Canadian Borrowers then due and payable to the Canadian Agent, the Canadian Collateral Agent and the Canadian Lenders under this Agreement; and (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding obligations of the Canadian Borrowers then due and payable to the Canadian Agent, the Canadian Collateral Agent and the Canadian Lenders under any of the other Loan Documents.

(iii)                               This Section 4.16(e) may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Sections 2.10, 2.11, 2.12 and 11.1(d), as applicable, in accordance with Section 11.1(c).

(f)                                   If, at any time after the occurrence and during the continuance of a Specified Default or a Dominion Event as to which the Administrative Agent has notified the Borrower, any cash, Cash Equivalents or Temporary Cash Investments owned by any Loan Party (other than (i) de minimis cash, Cash Equivalents and/or Temporary Cash Investments from time to time inadvertently misapplied by any Loan Party, (ii) funds in any LKE Account or any DDA or other account the amounts in which are solely swept into any LKE Account, (iii)  cash, Cash Equivalents and Temporary Cash Investments deposited or to be deposited in an Excluded Account and (iv) cash, Cash Equivalents and Temporary Cash Investments that are (or are in any account that is) excluded from the Collateral pursuant to any Security Document, including Excluded Assets) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement (or a DDA which is swept daily to such Blocked Account), the Administrative Agent or the Canadian Agent, as the case may be, shall be entitled to require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and to cause all future deposits to be made to a Blocked Account.

(g)                                  The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the contemporaneous execution and delivery to the Administrative Agent or the Canadian Agent, as the case may be, of a DDA Notification or Blocked Account Agreement consistent with the provisions of this Section 4.16 and otherwise reasonably satisfactory to the Administrative Agent or the Canadian Agent, as the case may be.  In connection with the acquisition of new DDAs or

Blocked Accounts as a result of an acquisition or of a Subsidiary becoming a Loan Party, the applicable Loan Party shall within 45 days of the date of such acquisition or of such Subsidiary becoming a Loan Party (in the case of both, whichever is later) (or such longer period as may be agreed by the Administrative Agent or the Canadian Agent, as the case may be) execute and deliver to the Administrative Agent or the Canadian Agent, as the case may be, a DDA Notification or Blocked Account Agreement consistent with the provisions of this Section 4.16 and otherwise reasonably satisfactory to the Administrative Agent or the Canadian Agent, as the case may be.  Unless consented to in writing by the Administrative Agent or the Canadian Agent, as the case may be, the Loan Parties shall not enter into any agreements with credit card processors other than the ones listed on Schedule 4.16(b) unless (x) contemporaneously therewith a Credit Card Notification is executed and a copy thereof is delivered to the Administrative Agent or the Canadian Agent, as the case may be or (y) in connection with any Special Purpose Financing or Financing Disposition involving credit card proceeds.  The Loan Parties shall be entitled to terminate any Credit Card Notification in connection with any such Special Purpose Financing or Financing Disposition (and the Administrative Agent and the Canadian Agent shall take such action as shall the Parent Borrower shall reasonably request in connection therewith and shall otherwise cooperate to effectuate such termination).

(h)                                 (i)                                     The Administrative Agent Account shall at all times be under the sole dominion and control of the Administrative Agent.  Each Loan Party hereby acknowledges and agrees that, except to the extent otherwise provided in the U.S. Guarantee and Collateral Agreement (x) such Loan Party has no right of withdrawal from the Administrative Agent Account, (y) the funds on deposit in the Administrative Agent Account shall at all times continue to be collateral security for all of the obligations of the Loan Parties (other than the Canadian Loan Parties) hereunder and under the other Loan Documents, and (z) the funds on deposit in the Administrative Agent Account shall be applied as provided in this Agreement, the Intercreditor Agreement, any First Lien Intercreditor Agreement and any Other Intercreditor Agreement.  In the event that, notwithstanding the provisions of this Section 4.16, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Administrative Agent Account pursuant to Section 4.16(d), such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party (other than any account by which such Loan Party received or acquired dominion or control of such proceeds and collections, or with any funds in such account) and shall promptly be deposited into the Administrative Agent Account or dealt with in such other fashion as such Loan Party may be reasonably instructed by the Administrative Agent.

(ii)                                  The Canadian Agent Account shall at all times be under the sole dominion and control of the Canadian Agent.  Each Loan Party hereby acknowledges and agrees that, except to the extent otherwise provided in the Canadian Guarantee and Collateral Agreement (x) such Loan Party has no right of withdrawal from the Canadian Agent Account, (y) the funds on deposit in the Canadian Agent Account shall at all times continue to be collateral security for all of the obligations of the Canadian Loan Parties hereunder and under the other Loan Documents, and (z) the funds on deposit in the Canadian Agent Account shall be applied as provided in this Agreement, the Intercreditor Agreement, any First Lien Intercreditor Agreement and any Other Intercreditor Agreement.  In the event that, notwithstanding the provisions of this Section 4.16, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Canadian Agent Account pursuant to Section 4.16(d), such proceeds and collections shall be held in trust by such Loan Party for the Canadian Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party (other than any account by which such Loan Party received or acquired dominion or control such proceeds and collections, or with any funds in such account) and shall promptly be deposited into the Canadian Agent Account or dealt with in such other fashion as such Loan Party may be reasonably instructed by the Canadian Agent.

(i)                                     So long as (i) no Specified Default has occurred and is continuing, and (ii) no Dominion Event has occurred and is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(j)                                    Any amounts held or received in the Administrative Agent Account or the Canadian Agent Account (including all interest and other earnings with respect hereto, if any) at any time (x) when all of the monetary obligations due and owing hereunder and under the other Loan Documents have been satisfied or (y) all Specified Defaults and Dominion Events have been cured or waived, shall (subject in the case of clause (x) to the provisions of the Intercreditor Agreement, any First Lien Intercreditor Agreement and any Other Intercreditor Agreement), be remitted to the operating account of the applicable Borrower.

(k)                                 Notwithstanding anything herein to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in this Section 4.16 during the initial thirty (30) day period commencing on the Closing Date to the extent that the arrangements described above are established and effective not later than the date that is thirty (30) days following the Closing Date or such later date as the Administrative Agent, in its sole discretion, may agree.

(l)                                     In the event the daily balance in any De Minimis Account shall exceed $5,000,000 or the aggregate daily balance in all De Minimis Accounts shall exceed $10,000,000 for two (2) consecutive Business Days, the Parent Borrower shall within one (1) Business Day of such event instruct the depository institution for such De

Minimis Account to sweep such excess into a DDA or a Blocked Account.  Failure to comply with the foregoing sentence shall not constitute a Default or Event of Default, but for so long as such failure is continuing, Accounts the proceeds of which are expected to be deposited in such De Minimis Account or De Minimis Accounts, as applicable, shall not constitute Eligible Accounts.

SECTION 5.                            REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each Borrowing Date thereafter, the Parent Borrower hereby represents and warrants, on the Closing Date, and on every Borrowing Date thereafter to the Administrative Agent and each Lender that:

5.1                               Financial Condition.  The carve-out audited combined balance sheets of HERC Holdings and its consolidated Subsidiaries as of December 31, 2015 and the related combined statements of income, shareholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by unqualified reports from PricewaterhouseCoopers LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of HERC Holdings and its consolidated Subsidiaries.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby.

5.2                               No Change; Solvent.  Since December 31, 2015, except as and to the extent disclosed on Schedule 5.2, (a) there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to (i) the consummation of the Transactions, (ii) the making of the Extensions of Credit (if any) to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (iii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the transactions contemplated hereby) and (b) except in connection with the Transactions or as otherwise permitted by the Predecessor ABL Credit Agreement or by this Agreement and each other Loan Document, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Parent Borrower and none of the Capital Stock of the Parent Borrower been redeemed, retired, purchased or otherwise acquired for value by the Parent Borrower or any of its Subsidiaries.  As of the Closing Date, after giving effect to the consummation of the transactions described in preceding clauses (i) through (iii) in clause (a) above, the Parent Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

5.3                               Corporate Existence; Compliance with Law.  Each of the Loan Parties (a) is duly organized, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its incorporation or formation, except (other than with respect to the Parent Borrower), to the extent that the failure to be organized, existing and (to the extent applicable) in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation, partnership or limited liability company and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and (to the extent applicable) in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4                               Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each of the Borrowers, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each of the Borrowers, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement, any Notes and the L/C Requests.  No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of each of the Borrowers, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Parent Borrower and its Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof, (d) filings pursuant to the Financial Administration Act (Canada) in respect of accounts of the Parent Borrower and its Subsidiaries the Obligor in respect of which is Her Majesty the Queen in the right of Canada or any department, agency or instrumentality thereof and (e) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.  This Agreement has been duly executed and delivered by each of the Borrowers, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party.  This Agreement constitutes a legal, valid and binding obligation of each of the Borrowers and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5                               No Legal Bar.  The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than the Liens permitted by Section 8.3) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

5.6                               No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against Holdings, the Parent Borrower or any Restricted Subsidiary or against any of their respective properties or revenues, (a) except as described on Schedule 5.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7                               No Default.  Neither the Parent Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

5.8                               Ownership of Property; Liens.  Each of the Parent Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property located in the United States of America, and good title to, or a valid leasehold interest in, all its other material property (to the extent applicable in the relevant jurisdiction), and none of such property is subject to any Lien, except for Liens permitted by Section 8.3.

5.9                               Intellectual Property.  The Parent Borrower and each of its Restricted Subsidiaries owns, or has the legal right to use, all United States and foreign patents, patent applications, trademarks, service marks, trade names, copyrights and trade secrets necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.  Except as provided on Schedule 5.9, no claim has been asserted and is pending by any Person against the Parent Borrower or any of its Restricted Subsidiaries challenging or questioning the use of any such Intellectual Property, or the validity or effectiveness of any such Intellectual Property, nor does the Parent Borrower know of any such claim, and, to the knowledge of the Parent Borrower, the use of such Intellectual Property by the Parent Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.10                        No Burdensome Restrictions.  Neither the Parent Borrower nor any of its Restricted Subsidiaries is in violation of any Requirement of Law applicable to the Parent Borrower or any of its Restricted Subsidiaries that would be reasonably expected to have a Material Adverse Effect.

5.11                        Taxes.  To the knowledge of the Parent Borrower, each of Holdings, the Parent Borrower and its Restricted Subsidiaries has filed or caused to be filed all United States and Canadian federal income tax returns and all other material tax returns which are required to be filed and has paid (a) all Taxes shown to be due and payable on such returns and (b) all Taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property (including the Mortgaged Properties) and all other Taxes imposed on it or any of its property by any Governmental Authority (other than any (i) Taxes with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Parent Borrower or its Restricted Subsidiaries, as the case may be); and no tax Lien has been filed, and no claim is being asserted in writing, with respect to any such Taxes.

5.12                        Federal Regulations.  No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X of the Board.  If requested by any Lender or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

5.13        ERISA.

(a)           During the five (5) year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (vi) or (viii) of this Section 5.13(a), as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect:  (i) a Reportable Event; (ii) any failure to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA); (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan; (vi) any Underfunding with respect to any Single Employer Plan; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity; (viii) any liability of the Parent Borrower or any Commonly Controlled Entity under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (ix) the Reorganization or Insolvency of any Multiemployer Plan; or (x) any transactions that resulted or could reasonably be expected to result in any liability to the Parent Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.

(b)           With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect:  (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Parent Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) with respect to the assets of any Foreign Plan (other than individual claims for the payment of benefits) (A) any facts that, to the knowledge of the Parent Borrower or any Restricted Subsidiary, exist that would reasonably be expected to give rise to a dispute and (B) any pending or threatened disputes that, to the knowledge of the Parent Borrower or any Restricted Subsidiary, would reasonably be expected to result in a material liability to the Parent Borrower or any of its Restricted Subsidiaries and (vii)

failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.  As of the Closing Date, none of the Foreign Plans are Canadian DB Plans.

5.14        Collateral.

(a)           Upon execution and delivery thereof by the parties thereto, the U.S. Guarantee and Collateral Agreement and the Mortgages will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the U.S. Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  When (a) the actions specified in Schedule 3 to the U.S. Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) constituting Collateral a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, (c) all Deposit Accounts, Electronic Chattel Paper and Pledged Stock (each as defined in the U.S. Guarantee and Collateral Agreement) a security interest in which is required by the Security Documents to be perfected by “control” (as described in the UCC) are under the “control” of the Collateral Agent or the Administrative Agent, as agent for the Collateral Agent and as directed by the Collateral Agent, and (d) the Mortgages have been duly recorded and any other formal requirements of state or local law applicable to the recording of real property mortgages generally have been complied with, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest (to the extent intended to be created thereby and required to be perfected under the Loan Documents) in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the U.S. Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 7 thereto (if any)) with respect to such pledgor or mortgagor (as applicable).  Notwithstanding any other provision of this Agreement, capitalized terms which are used in this Section 5.14 and not defined in this Agreement are so used as defined in the applicable Security Document.

(b)           Upon execution and delivery thereof by the parties thereto, the Canadian Guarantee and Collateral Agreement will be effective to create (to the extent described therein) in favor of the Canadian Collateral Agent, for the benefit of the Canadian Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  When (a) the actions specified in Schedule 3 to the Canadian Guarantee and Collateral Agreement have been duly taken, (b) all applicable instruments, chattel paper and Documents of Title (each as described therein) constituting Collateral a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of the Collateral Agent, and (c) all Pledged Stock (as defined therein a security interest in which is required to be or is perfected by “control” (as described in the PPSA) from time to time) are under the “control” of the Collateral Agent or the Administrative Agent, as agent for the Collateral Agent and as directed by the Collateral Agent, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest (to the extent intended to be created thereby and required to be perfected under the Loan Documents) in, all right, title and interest of each pledgor party thereto in the Collateral described therein with respect to such pledgor.

5.15        Investment Company Act; Other Regulations.  None of the Borrowers is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act.  None of the Borrowers is subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

5.16        Subsidiaries.  Schedule 5.16 sets forth all the Subsidiaries of Holdings at the Closing Date, the jurisdiction of their incorporation and the direct or indirect ownership interest of Holdings therein.

5.17        Purpose of Loans.  The proceeds of Revolving Credit Loans and Swing Line Loans shall not be used by the Borrowers for any purpose other than (x) to refinance amounts outstanding under the Predecessor ABL Credit Agreement, (y) to finance the working capital and business requirements of, and for general corporate purposes of, the Parent Borrower and its Subsidiaries, including the financing or refinancing of acquisitions and (z) any purpose not prohibited by this Agreement, including with respect to the initial Revolving Credit Loans borrowed on the Closing Date to effect certain transactions in connection with the Separation.

5.18        Environmental Matters.  Other than as disclosed on Schedule 5.18 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a)           The Parent Borrower and its Restricted Subsidiaries:  (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws, including any reasonably foreseeable future requirements thereof.

(b)           Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Parent Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Parent Borrower’s planned or continued operations, or (iii) impair the fair saleable value of any real property owned by the Parent Borrower or any of its Restricted Subsidiaries that is part of the Collateral.

(c)           There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Parent Borrower or any of its Restricted Subsidiaries is, or to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries, threatened.

(d)           Neither the Parent Borrower nor any of its Restricted Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

(e)           Neither the Parent Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.19        No Material Misstatements.  The written information (including the Lender Presentation), reports, financial statements, exhibits and schedules concerning the Loan Parties furnished by or on behalf of the Parent Borrower to the Administrative Agent, the Other Representatives and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Parent Borrower and its Restricted Subsidiaries taken as a whole.  It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about Parent Borrower’s and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Parent Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.20        Labor Matters.  There are no strikes pending or, to the knowledge of the Parent Borrower, reasonably expected to be commenced against the Parent Borrower or any of its Restricted Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  The hours worked and payments made to employees of the Parent Borrower and each of its Restricted Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

5.21        Insurance.  Schedule 5.21 sets forth a complete and correct listing of all insurance that is (a) maintained by the Loan Parties and (b) material to the business and operations of the Parent Borrower and its Restricted Subsidiaries taken as a whole maintained by Restricted Subsidiaries other than Loan Parties, in each case as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

5.22        Eligible Accounts.  As of the date of any Borrowing Base Certificate, the Accounts included in the calculation of Eligible Accounts on such Borrowing Base Certificate satisfy in all material respects the requirements of an “Eligible Account” hereunder.

5.23        Eligible Rental Equipment; Eligible Spare Parts and Merchandise; Eligible Service Vehicles.  As of the date of any Borrowing Base Certificate, the Rental Equipment included in the calculation of Eligible Rental Equipment, the Service Vehicles included in the calculation of Eligible Service Vehicles and the Spare Parts and Merchandise included in the calculation of Eligible Spare Parts and Merchandise on such

Borrowing Base Certificate satisfy in all material respects the requirements of an “Eligible Rental Equipment”, “Eligible Service Vehicles” or “Eligible Spare Parts and Merchandise,” as applicable, hereunder.

5.24        Anti-Terrorism; Foreign Corrupt Practices.

(a)           To the extent applicable, except as would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower and each Restricted Subsidiary is, and to the knowledge of the Parent Borrower its directors are, in compliance with (i) the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, (ii) the Trading with the Enemy Act, as amended, (iii) any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and any other enabling legislation or executive order relating thereto as well as sanctions laws and regulations of the United Nations Security Council, the European Union or any member state thereof and the United Kingdom (collectively, the “Sanctions”), (iv) the Special Economic Measures Act (Canada), the United Nations Act (Canada) and any other applicable enabling legislation, guidelines or orders relating thereto and (v) Anti-Corruption Laws.

(b)           None of the Borrowers or any Restricted Subsidiary or, to the knowledge of the Parent Borrower, any director or officer of the Parent Borrower or any Restricted Subsidiary, is the target of any Sanctions (a “Sanctioned Party”).  Except as would not reasonably be expected to have a Material Adverse Effect, none of the Borrowers or any Restricted Subsidiary is organized or resident in a country or territory that is the target of a comprehensive embargo under Sanctions (including as of the date of this Agreement, without limitation, Cuba, Iran, North Korea, Sudan, Syria and the Crimea Region of the Ukraine —each a “Sanctioned Country”). None of the Borrowers or any Restricted Subsidiary will knowingly (directly or indirectly) use the proceeds of the Loans (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of Anti-Corruption Laws or (ii) for the purpose of funding or financing any activities or business of or with any Person that at the time of such funding or financing is a Sanctioned Party or organized or resident in a Sanctioned Country, except as otherwise permitted by applicable law, regulation or license.

(c)           Notwithstanding anything to the contrary in this Agreement or any other Loan Document, this Section 5.24 shall not apply in relevant part to Restricted Subsidiaries that are organized under the laws of any member state of the European Union solely to the extent this Section 5.24 would violate the provisions of the “Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom” or any other applicable anti-boycott statute.

SECTION 6.         CONDITIONS PRECEDENT.

6.1          Conditions to Initial Extension of Credit.  This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a)           Loan Documents.  The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender:

(i)            this Agreement, executed and delivered by a duly authorized officer of each Borrower;

(ii)           the U.S. Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Holdings, the Parent Borrower and each Domestic Subsidiary (other than any Excluded Subsidiary) and an Acknowledgement and Consent in the form attached to the U.S. Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party (other than any Excluded Subsidiary);

(iii)          each Canadian Security Document (which will include full guarantees of the obligations of the Canadian Borrowers hereunder to be provided by each Canadian Subsidiary Guarantor), executed and delivered by a duly authorized officer of each Canadian Borrower and each other Loan Party signatory thereto; and

(iv)          the Intercreditor Agreement, executed and delivered by a duly authorized officer of each party thereto.

(b)           Outstanding Indebtedness.  All principal, accrued and unpaid interest, and other amounts then due and owing under the Predecessor ABL Credit Agreement and the Predecessor Term Loan Credit Agreement shall have been or shall substantially contemporaneously be, paid in full and all commitments thereunder shall have been, or shall substantially contemporaneously be, terminated, and any Liens on the Collateral granted by any Loan Party to secure such obligations shall have been, or shall substantially contemporaneously be, terminated and released.

(c)           Financial Information.  The Administrative Agent shall have received (i) audited selected combined financial statements of HERC Holdings for the two fiscal years ended December 31, 2015 certified by the Parent Borrower’s independent registered public accountants and (ii) unaudited consolidated financial statements for the Parent Borrower for the most recent interim quarter for which financial statements are available (but in no event for a period ended less than 45 days prior to the Closing Date) and (iii) annual projections of the operating budget and cash flow budget (including related consolidated balance sheets, income statements and statements of cash flows) of the Parent Borrower and its Subsidiaries covering the period from the Closing Date through the fiscal year ended December 31, 2020.

(d)           Governmental Approvals and/or Consents.  All loans to the Borrowers (and all guarantees thereof and security therefor) shall be in substantial compliance in all material respects with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board.  The Administrative Agent shall have received a certificate of a Responsible Officer of the Parent Borrower stating that all other consents, authorizations, notices and filings referred to in Schedule 5.4 are in full force and effect or have the status described therein, and the Administrative Agent shall have received evidence thereof reasonably satisfactory to it.

(e)           Lien Searches.  The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, of the UCC, judgment and tax lien filings which have been filed with respect to personal property of Holdings, the Parent Borrower and their respective Subsidiaries in any of the jurisdictions set forth in Schedule 6.1(e), and the results of such search shall not reveal any liens other than Liens permitted by Section 8.3.

(f)            Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions in form and substance reasonably satisfactory to the Administrative Agent:

(i)            the executed legal opinion of Debevoise & Plimpton LLP, special New York counsel to each of Holdings, the Parent Borrower and the other Loan Parties;

(ii)           the executed legal opinion of Richards, Layton and Finger PA, special Delaware counsel to each of Holdings, the Parent Borrower and certain other Loan Parties;

(iii)          [reserved];

(iv)          the executed legal opinion of Stikeman Elliott LLP, special Canadian  counsel to the Canadian Borrowers.

(g)           Closing Certificate.  The Administrative Agent shall have received a certificate from each Loan Party, dated the Closing Date, substantially in the form of Exhibit J, with appropriate insertions and attachments.

(h)           Perfected Liens.

(i)            The Collateral Agent shall have obtained a valid security interest in the Collateral covered by the U.S. Guarantee and Collateral Agreement (with the priority contemplated therein); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent, and none of such collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens.

(ii)           The Canadian Collateral Agent shall have obtained a valid security interest in the Collateral covered by the Canadian Guarantee and Collateral Agreement (with the priority contemplated therein); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the Canadian Intellectual Property Office, protection of such security interests shall have been executed and delivered or, in the case of PPSA filings, written authorization to make such PPSA filings shall have been delivered to the Canadian Collateral Agent, and none of such collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens.

(i)            [reserved].

(j)            [reserved].

(k)           Fees.  The Agents and the Lenders shall have received all fees and expenses required to be paid or delivered by the Parent Borrower to them on or prior to the Closing Date, including the fees referred to in Section 4.5.

(l)            Borrowing Certificate.  The Administrative Agent shall have received a certificate from the Parent Borrower, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of the Parent Borrower.

(m)          Corporate Proceedings of the Loan Parties.  The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party  authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the Extensions of Credit to such Loan Party (if any) contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified (except as any later such resolution may modify any earlier such resolution), revoked or rescinded and are in full force and effect.

(n)           Incumbency Certificates of the Loan Parties.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, reasonably satisfactory in form and substance to the Administrative Agent executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.

(o)           Governing Documents.  The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

(p)           Insurance.  Holdings shall have used reasonable best efforts to ensure that the Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 7.5 of this Agreement shall have been satisfied.  Holdings shall have used reasonable best efforts to cause the Administrative Agent and/or the Canadian Agent, as applicable, and the other Secured Parties to have been named as additional insured with respect to liability policies and the Collateral Agent and/or the Canadian Collateral Agent, as applicable, to have been named as lender’s loss payee with respect to the property insurance maintained by each Borrower and the Subsidiary Guarantors.

(q)           [reserved].

(r)            Absence of Defaults.  There shall not exist any Default or Event of Default.

(s)            Solvency.  The Administrative Agent shall have received a certificate of the chief financial officer or, if none, the treasurer, controller, vice president (finance) or other responsible financial officer of the Parent Borrower certifying the solvency of the Parent Borrower and its Subsidiaries on a consolidated basis in customary form (as per the applicable jurisdiction of such Borrower).

(t)            Cash Management.  The Administrative Agent shall be reasonably satisfied with the arrangements made by the Parent Borrower to comply with the provisions set forth in Section 4.16 hereof.

(u)           Appraisal.  The Administrative Agent and the Co-Collateral Agent shall have received (i) appraisal valuations of Rental Equipment, Service Vehicles, Spare Parts and Merchandise constituting Collateral of the Borrowers prepared by a Qualified Appraisal Company, and (ii) the results of a completed field examination with respect to Rental Equipment, Service Vehicles and Spare Parts and Merchandise constituting Collateral to be included in calculating the U.S. Borrowing Base and Canadian Borrowing Base and of the relevant accounting systems, policies and procedures of the Parent Borrower and its Subsidiaries, in each case completed within six (6) months prior to the Closing Date.

(v)           Excess Availability.  The Administrative Agent and the Co-Collateral Agent shall have received a Borrowing Base Certificate setting forth, after giving effect to the Borrowings hereunder on the Closing Date, the Available Loan Commitments equal to an amount not less than $400,000,000.

(w)          Patriot Act; KYC.  No later than two (2) days prior to the Closing Date, the Lenders, to the extent reasonably requested by such Lenders, and the Administrative Agent shall have received all documentation and other information about the Borrowers and the Guarantors that the Administrative Agent has reasonably determined is required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and that the Administrative Agent has reasonably requested in writing at least five (5) days prior to the Closing.

The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Section 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

6.2          Conditions to Each Other Extension of Credit.  The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including the initial Extension of Credit and each Swing Line Loan) is subject to the satisfaction or waiver of the following conditions precedent:

(a)           Representations and Warranties.  Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)           No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(c)           Borrowing Notice or L/C Request.  With respect to any Borrowing, the Administrative Agent or Canadian Agent, as applicable, shall have received a notice of such Borrowing as required by Section 2.2 (or such notice shall have been deemed given in accordance with Section 2.2).  With respect to the issuance of any Letter of Credit, the applicable Issuing Lender shall have received a L/C Request, completed to its satisfaction, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.

Each borrowing of Loans by and each Letter of Credit issued on behalf of any of the Borrowers hereunder shall constitute a representation and warranty by the Parent Borrower as of the date of such borrowing or such issuance that the conditions contained in this Section 6.2 have been satisfied (including, to the extent provided herein, with respect to the initial Extension of Credit hereunder).

SECTION 7.         AFFIRMATIVE COVENANTS.

The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or any Agent hereunder and under any Note and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), it shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Restricted Subsidiaries to:

7.1          Financial Statements.  Furnish to the Administrative Agent for delivery to the Co-Collateral Agent and each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)           as soon as available, but in any event not later than the fifth Business Day after the 105th day following the end of each fiscal year of the Parent Borrower (or such longer period as may be permitted by the SEC for the filing of annual reports on Form 10-K) ending on or after December 31, 2016, a copy of the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing (it being agreed that the furnishing of the Parent Borrower’s or any Parent Entity’s annual report on Form 10-K for such year, as filed with the Securities and Exchange Commission, will satisfy the Parent Borrower’s obligation under this Section 7.1(a) with respect to such year including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, so long as the report included in such Form 10-K does not contain any “going concern” or like qualification or exception);

(b)           as soon as available, but in any event not later than the fifth Business Day after the 50th day following the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower (or such longer period as may be permitted by the SEC for the filing of quarterly reports on Form 10-Q), the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified as provided in Section 7.1(c) (it being agreed that the furnishing of the Parent Borrower’s or any Parent Entity’s quarterly report on Form 10-Q for such quarter, as filed with the Securities and Exchange Commission, will satisfy the Parent Borrower’s obligations under this Section 7.1(b) with respect to such quarter); and

(c)           all such financial statements delivered pursuant to Section 7.1(a) or (b) to (and, in the case of any financial statements delivered pursuant to Section 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower in an officer’s certificate substantially in the form of Exhibit P to) fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to Section 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower as being, to the best of such Responsible Officer’s knowledge) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as disclosed therein, and except, in the case of any financial statements delivered pursuant to Section 7.1(b), for the absence of certain notes).

7.2          Certificates; Other Information.  Furnish to the Administrative Agent for delivery to the Co-Collateral Agent and each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)           concurrently with the delivery of the financial statements and reports referred to in Sections 7.1(a) and 7.1(b), a certificate signed by a Responsible Officer of the Parent Borrower (i) stating that, to the best of such Responsible Officer’s knowledge, each of Holdings, the Parent Borrower and the Parent Borrower’s Restricted Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) setting forth the calculations required to determine compliance (if such compliance is at the time required) with all covenants set forth in Section 8.1 (in the case of a certificate furnished with the financial statements referred to in Sections 7.1(a) and (b));

(b)           within five Business Days after the same are filed, copies of all financial statements and periodic reports which Holdings, the Parent Borrower may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(c)           as soon as available, but in any event not later than the fifth Business Day following the 105th day after the beginning of fiscal year 2017 of the Parent Borrower and each fiscal year of the Parent Borrower thereafter, a copy of the annual business plan by the Parent Borrower of the projected operating budget (including an annual consolidated balance sheet, income statement and statement of cash flows of the Parent Borrower and its Subsidiaries), each such business plan to be accompanied by a certificate of a Responsible Officer of the Parent Borrower to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions at the time of preparation and delivery thereof;

(d)           within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Holdings or the Parent Borrower may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(e)           not later than 5:00 P.M. (New York time) on or before the tenth Business Day of each Fiscal Period of the Parent Borrower and its Subsidiaries (or (i) more frequently as the Parent Borrower may elect or (ii) upon the occurrence and continuance of a Specified Default or a Dominion Event after a request by the Administrative Agent and the Co-Collateral Agent, not later than Wednesday of each week), a Borrowing Base Certificate, which shall be prepared as of the last Business Day of the preceding Fiscal Period of the Parent Borrower and its Subsidiaries (or (x) such other applicable date in the case of clause (i) above or (y) the previous Friday in the case of clause (ii) above) in the case of each subsequent Borrowing Base Certificate.  Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent or the Co-Collateral Agent;

(f)            subject to Section 7.6(c), promptly, such additional financial and other information regarding the Loan Parties as the Administrative Agent, the Canadian Agent, the Collateral Agent, the Canadian Collateral Agent, the Co-Collateral Agent or any Lender may from time to time reasonably request; and

(g)           (x) copies of borrowing notices with respect to the incurrence by any Loan Party of Indebtedness described in clause (h) of the definition of “Canadian Borrowing Base” and clause (h) of the definition of “U.S. Borrowing Base” and (y) promptly after the incurrence of any Incremental Indebtedness or the designation of any Loan Party as an Unrestricted Subsidiary, a Borrowing Base Certificate.

Documents required to be delivered pursuant to Section 7.1 or this Section 7.2 may at the Parent Borrower’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s (or Holdings’ or any Parent Entity’s) website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Parent Borrower may specify by written notice to the Administrative Agent from time to time); or (ii) on which such documents are posted on the Parent Borrower’s (or Holdings’ or any Parent Entity’s) behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access

(whether a commercial, third-party website or whether sponsored by the Administrative Agent).

7.3          Payment of Taxes.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all Taxes, except where (x) the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Parent Borrower or any Restricted Subsidiary, as the case may be,  or (y) failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.4          Conduct of Business and Maintenance of Existence.  Continue to engage in business of the same general type as conducted by the Parent Borrower and its Subsidiaries on the Closing Date, taken as a whole, and preserve, renew and keep in full force and effect its corporate or other organizational existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to Section 8.5, provided that any such Restricted Subsidiary shall not be required to preserve, renew, or keep in full force and effect its corporate or other organizational existence, and the Parent Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5          Maintenance of Property; Insurance.

(a)           Keep all property useful and necessary in the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, in good working order and condition, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; use commercially reasonable efforts to maintain with financially sound and reputable insurance companies (or any Captive Insurance Subsidiary) insurance on, or self-insure, all property material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, all as determined in good faith by the Parent Borrower or such Restricted Subsidiary; furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; and use commercially reasonable efforts to ensure that, subject to the Intercreditor Agreement, First Lien Intercreditor Agreement or Other Intercreditor Agreement, as applicable, at all times the Administrative Agent and/or the Canadian Agent, as applicable, for the benefit of the other Secured Parties shall be named as an additional insured with respect to liability policies maintained by each Borrower and Subsidiary Guarantor and the Collateral Agent and/or the Canadian Collateral Agent, as applicable, for the benefit of the other Secured Parties, shall be named as lender’s loss payee with respect to the property insurance maintained by each Borrower and Subsidiary Guarantor; provided that, (A) unless a Specified Default or a Dominion Event shall have occurred and be continuing, the Collateral Agent shall turn over to the Parent Borrower any amounts received by it as an additional insured or lender’s loss payee under any property insurance maintained by the Parent Borrower or its Subsidiaries, and (for the avoidance of doubt) any other proceeds from a Recovery Event, the disposition of such amounts to be subject to the provisions of Section 4.4(b) to the extent applicable, and (B) unless a Specified Default or Dominion Event shall have occurred and be continuing, the Collateral Agent agrees that the Parent Borrower and/or the applicable Subsidiary Guarantor shall have the sole right to adjust or settle any claims under such insurance.

(b)           With respect to each property of any Loan Party subject to a Mortgage:

(i)            If any portion of any such property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, such Loan Party shall maintain or cause to be maintained, flood insurance to the extent required by law.

(ii)           Such applicable Loan Party promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii)          If the Parent Borrower is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon 10 days’ written notice to the Parent Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which such Loan Party had insured such property, and pay the premium or premiums therefor, and the Parent Borrower shall pay or cause to be paid to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.

7.6          Inspection of Property; Books and Records; Discussions.

(a)           (i) In the case of the Parent Borrower, keep proper books of records in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole; and (ii) permit representatives of the Administrative Agent and the Co-Collateral Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records (other than in respect of any Specified Proprietary & Confidential Information) and to discuss the business, operations, properties and financial and other condition of the Parent Borrower and its Restricted Subsidiaries with officers of the Parent Borrower and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired; provided that representatives of the Parent Borrower may be present during any such visits, discussions and inspections.  Each Borrower shall keep records of its Rental Equipment and Service Vehicles that are accurate and complete in all material respects and shall furnish (without duplication) the Administrative Agent and the Co-Collateral Agent with inventory reports respecting such Rental Equipment and Service Vehicles, in form and detail reasonably satisfactory to the Administrative Agent and the Co-Collateral Agent at such times as the Administrative Agent and the Co-Collateral Agent may reasonably request.

(b)           At reasonable times during normal business hours and upon reasonable prior notice that the Administrative Agent and the Co-Collateral Agent request, independently of or in connection with the visits and inspections provided for in clause (a) above, the Parent Borrower and the Restricted Subsidiaries will grant access to the Administrative Agent and the Co-Collateral Agent (including employees of the Collateral Agent, the Administrative Agent, the Co-Collateral Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent and the Co-Collateral Agent) to such Person’s premises, books, records, accounts, Rental Equipment and Service Vehicles so that (i) the Administrative Agent, the Co-Collateral Agent or an appraiser retained by any such Agent may conduct a Rental Equipment and Service Vehicle appraisal and (ii) the Administrative Agent and the Co-Collateral Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations (including environmental assessments) as such Agent may deem necessary or appropriate.  Unless an Event of Default or Dominion Event exists, or if previously approved by Parent Borrower or its Restricted Subsidiary, no environmental assessment by the Administrative Agent or the Co-Collateral Agent may include any sampling or testing of the soil, surface water or groundwater.  All such appraisals, field examinations and other verifications and evaluations and environmental assessments shall be made available to the Loan Parties and shall be at their sole expense; provided that (i) absent the existence and continuation of an Event of Default or a Dominion Event, the

Administrative Agent and the Co-Collateral Agent, collectively, may conduct at the expense of the Loan Parties no more than two (2) such appraisals in any calendar year; provided that such appraisals at the expense of the Loan Parties shall be limited to no more than one (1) in any calendar year to the extent the sum of (1) the average of the Available Loan Commitments for the twelve month period immediately prior to the date of calculating such average plus (2) the average of the Specified Unrestricted Cash as at the end of each month in such period exceeds $500,000,000 and (ii) absent the existence and continuation of an Event of Default or a Dominion Event, the Administrative Agent and the Co-Collateral Agent, collectively, may conduct at the expense of the Loan Parties no more than two (2) such field examinations and other verifications and evaluations in any calendar year; provided that such field examinations and other verifications and evaluations at the expense of the Loan Parties shall be limited to no more than one (1) in any calendar year to the extent that the sum of (1) the average of the Available Loan Commitments for the twelve month period immediately prior to the date of calculating such average plus (2) the average of Specified Unrestricted Cash as at the end of each month for such period exceeds $500,000,000.  All amounts chargeable to the applicable Borrowers under this Section 7.6(b) shall constitute obligations that are secured by all of the applicable Collateral and shall be payable to the Administrative Agent and the Co-Collateral Agent, as applicable, hereunder.

(c)           Notwithstanding anything to the contrary in Section 7.2(f) or in this Section 7.6 or any other provision of the Loan Documents, none of the Parent Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by Requirement of Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

7.7          Notices.  Promptly give notice to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver copies thereof):

(a)           as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, the occurrence of any Default or Event of Default;

(b)           as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, any (i) default or event of default under any Contractual Obligation (including with respect to lease obligations in connection with Special Purpose Financings) of the Parent Borrower or any of its Restricted Subsidiaries, other than as previously disclosed in writing to the Lenders, or (ii) litigation, investigation or proceeding which may exist at any time between the Parent Borrower or any of its Restricted Subsidiaries and any Governmental Authority

that in the case of either clause (i) or (ii) would reasonably be expected to have a Material Adverse Effect;

(c)           as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, the occurrence of any default or event of default under the Senior Notes Indenture;

(d)           as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, any litigation or proceeding affecting Holdings or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(e)           the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Parent Borrower knows thereof:  (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan or Foreign Plan; (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Parent Borrower or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which would reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect; or (iii) the first occurrence after the Closing Date of an Underfunding under a Single Employer Plan or Foreign Plan that exceeds 10% of the value of the assets of such Single Employer Plan or Foreign Plan, in each case, determined as of the most recent annual valuation date of such Single Employer Plan or Foreign Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan or Foreign Plan as of such date;

(f)            and in any event deliver notice to the Administrative Agent within one (1) Business Day, if on any day, the sum of Available Loan Commitments (for the avoidance of doubt, calculated using the Borrowing Base Certificate last delivered) and Specified Unrestricted Cash (calculated using the actual Unrestricted Cash balances as of such date) shall be less than 10% of the Total Commitment, and thereafter provide daily reports of Unrestricted Cash balances for each Business Day until the Business Day that the Available Loan

Commitments (for the avoidance of doubt, calculated using the Borrowing Base Certificate last delivered) and Specified Unrestricted Cash (calculated using the actual Unrestricted Cash balances as of such date) shall be at least 10% of the Total Commitment for a period of three (3) consecutive Business Days;

(g)           as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, (i) any release or discharge by the Parent Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Parent Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect;

(h)           any loss, damage, or destruction to Rental Equipment, Service Vehicles and/or Spare Parts and Merchandise constituting Collateral in the amount of $50,000,000 or more, whether or not covered by insurance; and

(i)            any and all default notices received under or with respect to any leased location or public warehouse where Rental Equipment, Service Vehicles and/or Spare Parts and Merchandise constituting Collateral, either individually or in the aggregate, in excess of $50,000,000 are located.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower (and, if

applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Parent Borrower (or, if applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) proposes to take with respect thereto.

7.8          Environmental Laws.

(a)           (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent Borrower or its Restricted Subsidiaries.  For purposes of this Section 7.8(a), noncompliance shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Parent Borrower and any such affected Restricted Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b)           Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which:  (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest would not reasonably be expected to give rise to a Material Adverse Effect.

7.9          After-Acquired Real Property and Fixtures.

(a)           With respect to any owned real property (including fixtures thereon) located in the United States of America, in each case with a purchase price or a Fair Market Value at the time of acquisition of at least $10,000,000, in which any Loan Party acquires ownership rights at any time after the Closing Date (or owned by any Subsidiary that becomes a Loan Party after the Closing Date), promptly grant to the Collateral Agent or the Canadian Collateral Agent, as applicable, for the benefit of the applicable Lenders, a Lien of record on all such owned real property and fixtures pursuant to a Mortgage or otherwise upon terms reasonably satisfactory in form and substance to the Collateral Agent or the Canadian Collateral Agent, as applicable, and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA); provided that (i) nothing in this

Section 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Parent Borrower, any of its Restricted Subsidiaries or any other Person, (ii) no such Lien shall be required to be granted as contemplated by this Section 7.9 on any owned real property or fixtures the acquisition of which is financed, or is to be financed or refinanced, in whole or in part through the incurrence of Indebtedness permitted by Section 8.2(g) or (h), until such Indebtedness is repaid in full (and not refinanced as permitted by Section 8.2) or, as the case may be, the Parent Borrower determines not to proceed with such financing or refinancing and (iii) any such mortgage by a Canadian Subsidiary shall not secure any U.S. Borrower’s obligations.  In connection with any such grant to the Collateral Agent or the Canadian Collateral Agent, as applicable, for the benefit of the applicable Lenders, of a Lien of record on any such real property in accordance with this Section 7.9, the Parent Borrower or such other Loan Party shall deliver or cause to be delivered to the Collateral Agent any surveys, title insurance policies, environmental reports and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Collateral Agent or the Canadian Collateral Agent, as applicable, shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies, environmental reports and other documents and whether the delivery of such surveys, title insurance policies, environmental reports and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b)           With respect to (i) any Domestic Subsidiary created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary) (ii) any Unrestricted Subsidiary being designated as a Restricted Subsidiary, (iii) any Immaterial Subsidiary ceasing to be such as provided in the definition thereof and (iv) any entity becoming a Domestic Subsidiary as a result of a transaction pursuant to, and permitted by, Section 8.5 (in each case in clauses (i) through (iv), other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent for the benefit of the applicable Lenders such amendments to the U.S. Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the applicable Lenders, a perfected security interest (as and to the extent provided in the U.S. Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary that is directly owned by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), (ii) deliver to the Collateral Agent or to such agent therefor as may be provided by any Intercreditor Agreement, First Lien Intercreditor Agreement or Other Intercreditor Agreement, as applicable, the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent corporation of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the U.S. Guarantee and Collateral Agreement, (B) at the Parent Borrower’s option, and subject to the Administrative Agent receiving all documentation and other information about such Domestic Subsidiary that the Administrative Agent has reasonably determined is required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the Patriot Act no later than two Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to such Domestic Subsidiary becoming a party to this Agreement, to become a party to this Agreement as a Borrower hereunder by executing a Subsidiary Borrower Joinder and (C) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the U.S. Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the U.S. Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.

(c)           (x) With respect to any Foreign Subsidiary (other than an Excluded Subsidiary) created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), the Capital Stock of which is owned directly by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request, subject to clause (e) below, promptly (i) execute and deliver to the Collateral Agent a new pledge agreement or such amendments to the U.S. Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the applicable Lenders, a perfected security interest (as and to the extent provided in the U.S. Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary that is directly owned by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary) (provided that in no event shall more than 65% of the Capital Stock of any such new Foreign Subsidiary be required to be so pledged and, provided, further, that no such pledge or security shall be required with respect to any non-wholly owned Foreign Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Parent Borrower or any of its Subsidiaries was made therein) and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent or to such agent therefor as may be provided by any Intercreditor Agreement, First Lien Intercreditor Agreement or Other Intercreditor Agreement, as applicable, the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent corporation of such new Foreign Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein; and

(y) with respect to any Canadian Subsidiary (other than any Excluded Subsidiary) created or acquired subsequent to the Closing Date by any Canadian Borrower or any Canadian Subsidiary Guarantor, promptly notify the Canadian Collateral Agent of such occurrence and, if the Canadian Collateral Agent or the Required Lenders so request, promptly (A) execute and deliver to the Canadian Collateral Agent for the benefit of the Canadian Lenders such amendments to the Canadian Guarantee and Collateral Agreement as the Canadian Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Canadian Collateral Agent, for the benefit of the Canadian Lenders, a perfected security interest (as and to the extent provided in the Canadian Guarantee and Collateral Agreement) in the Capital Stock of such new Canadian Subsidiary and (B) cause such new Canadian Subsidiary (x) to become a party to the Canadian Guarantee and Collateral Agreement and (y) to take all actions reasonably deemed by the Canadian Collateral Agent to be necessary or advisable to cause the Lien created by the Canadian Guarantee and Collateral Agreement in such new Canadian Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Canadian Collateral Agent.

(d)           At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent or the Canadian Collateral Agent, as applicable, to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents, in each case in accordance with and to the extent required thereby.

(e)           Notwithstanding anything to contrary in this Agreement, (A) the foregoing requirements of this Section 7.9 shall be subject to the terms of any Intercreditor Agreement, First Lien Intercreditor Agreement or Other Intercreditor Agreement, as applicable, and, in the event of any conflict with such terms, the terms of such Intercreditor Agreement, First Lien Intercreditor Agreement or Other Intercreditor Agreement, as applicable, shall control; (B) no security interest is or will be granted pursuant to any Loan Document or otherwise in any right, title or interest of any of Holdings, the Parent Borrower or any of its Subsidiaries in, and “Collateral” shall not include, any Excluded Asset (as defined in the U.S. Guarantee and Collateral Agreement); (C) no Loan Party or any Affiliate thereof shall be required to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) in each case other than Canada as and to the extent provided herein and in the other Loan Documents; and (D) nothing in this Section 7.9 shall require that any Loan Party grant a Lien with respect to any property or assets in which such Subsidiary acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable or that that the costs or other consequences to Holdings or any of its Subsidiaries of the granting of such a Lien is excessive in view of the benefits that would be obtained by the Secured Parties.

7.10        [Reserved].

7.11        Maintenance of New York Process Agent.  In the case of any Canadian Borrower, maintain in New York, New York or at such other location in the United States of America as may be reasonably satisfactory to the Administrative Agent a Person acting as agent to receive on its behalf and on behalf of its property service of process and capable of discharging the functions of the New York Process Agent set forth in Section 11.13(b).

SECTION 8.         NEGATIVE COVENANTS.

The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or any Agent hereunder and under any Note and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and each applicable Issuing Lender), it shall not and shall not permit any Restricted Subsidiaries to, directly or indirectly:

8.1          Consolidated Fixed Charge Ratio.  Upon the occurrence and during the continuance of a Financial Covenant Event, permit the Consolidated Fixed Charge Coverage Ratio as at the last day of the Most Recent Four Quarter Period to be less than 1.00 to 1.00.

8.2          Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness (including any Indebtedness of any of its Restricted Subsidiaries), except:

(a)           (1) Indebtedness of each of the Borrowers or any of their Subsidiaries incurred pursuant to this Agreement and the other Loan Documents (including any Indebtedness incurred pursuant to any Incremental Commitments) and (2) any Refinancing Indebtedness in respect thereof; provided that in the case of this clause (2) such Indebtedness does not mature prior to the Termination Date;

(b)           [reserved];

(c)           Rollover Indebtedness and any Refinancing Indebtedness in respect thereof;

(d)           Indebtedness evidenced by the Senior Notes, and Indebtedness evidenced other than by the Senior Notes, and in each case any Refinancing Indebtedness in respect thereof; provided that (x) at any time that such Indebtedness is created, incurred or assumed, the aggregate principal amount of Indebtedness then outstanding pursuant to this clause (d) shall not exceed (i) $1,235,000,000 (except as a result of any capitalization of accrued and unpaid interest thereon, including through the issuance of pay in kind notes), plus (ii) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, discounts, commissions, premiums and other costs and expenses incurred in connection with such refinancing and (y) such Indebtedness shall not be extended, renewed, replaced, refinanced or otherwise amended, except as permitted by Section 8.14;

(e)           Indebtedness (A) of any Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise incurred in connection with, a Financing Disposition or (B) otherwise incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness is permitted by one or more of the other provisions of this Section 8.2 (in which case, such Indebtedness shall be deemed to have been incurred on the date on which such Indebtedness shall have become recourse to the Parent Borrower or such Restricted Subsidiary) for so long as such Indebtedness shall be so recourse and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), such Indebtedness shall be permitted under this clause (e);

(f)            Indebtedness of the Parent Borrower or any Subsidiary to the Parent Borrower or any other Subsidiary;

(g)           (x) Purchase Money Obligations, (y) Financing Leases and (z) in each case under this clause (g), any Refinancing Indebtedness in respect thereof;

(h)           (x) unsecured Indebtedness of the Parent Borrower or any of its Subsidiaries incurred to finance or refinance the purchase price of, or (y) Indebtedness of the Parent Borrower or any of its Subsidiaries assumed in connection with, any transaction permitted by Section 8.9(g), 8.9(o), 8.9(p), 8.9(s) or Section 8.10; provided that (i) in the case of clause (x), such Indebtedness is incurred prior to, substantially simultaneously with or within six months after such transaction or in connection with a refinancing thereof, in whole or in part,

(ii) if such Indebtedness is being assumed under clause (y), such Indebtedness shall not have been wholly incurred by any party in contemplation of the acquisition permitted by Section 8.10 and (iii) immediately after giving effect to such acquisition, no Specified Default shall have occurred and be continuing and no Event of Default known to the Parent Borrower shall have occurred and be continuing; it being understood that, in the event that any such Indebtedness incurred under this Section 8.2(h) is incurred in good faith to finance the purchase price of any such acquisition in advance of the closing of such acquisition and such closing shall thereafter not occur and such Indebtedness (or an equal principal amount of other Indebtedness) is redeemed, repaid or otherwise retired promptly after the Parent Borrower determines that such transaction has been abandoned, such Indebtedness shall be deemed to comply with this Section 8.2(h);

(i)            to the extent that any Indebtedness may be incurred or arise thereunder, Indebtedness of the Parent Borrower or any of its Subsidiaries under Interest Rate Protection Agreements and under Permitted Hedging Arrangements;

(j)            other Indebtedness outstanding, or incurred under facilities in existence, on the Closing Date and listed on Schedule 8.2(j), and any Refinancing Indebtedness in respect thereof;

(k)           to the extent that any Guarantee Obligation or other obligation permitted under Section 8.4 constitutes Indebtedness, such Indebtedness;

(l)            Indebtedness of Foreign Subsidiaries of the Parent Borrower, provided that, at any time that any such Indebtedness is created, incurred or assumed, the aggregate principal amount of Indebtedness then outstanding under this clause (l) shall not exceed the greater of $70,000,000 and 2.0% of Consolidated Tangible Assets;

(m)          Indebtedness in respect of performance, bid, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations, letters of credit, bankers’ acceptances or similar instruments or obligations, and take-or-pay obligations under supply arrangements, all provided in, or relating to liabilities or obligations incurred in, the ordinary course of business;

(n)           Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of Sale and Leaseback Transactions permitted under Section 8.6;

(o)           Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

(p)           Indebtedness of any Foreign Subsidiary of the Parent Borrower fully supported on the date of the incurrence thereof by a Foreign Backstop Letter of Credit;

(q)           Indebtedness (A) arising from the honoring of a check, draft or similar instrument against insufficient funds in the ordinary course of business or (B) consisting of indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, created, incurred or assumed in connection with the acquisition or disposition of any business, assets or Person;

(r)            Indebtedness in respect of Financing Leases which have been funded solely by Investments of the Parent Borrower and its Restricted Subsidiaries permitted by Section 8.9(l);

(s)            other Indebtedness; provided that, at any time that such Indebtedness is created, incurred or assumed the aggregate principal amount of Indebtedness then outstanding under this clause (s) shall not exceed the greater of $115,000,000 and 3.25% of Consolidated Tangible Assets;

(t)            any Refinancing Indebtedness in respect of any of the Indebtedness described in clause (h) hereof; provided that,  any Liens securing such Indebtedness are limited to all or part of the same property (including, if required by the documentation evidencing such Indebtedness being refinanced, after-acquired property, plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under written arrangements governing such Liens or Indebtedness could have secured) the Indebtedness being refinanced;

(u)           cash management obligations and Bank Products Obligations; and other Indebtedness in respect of netting services, overdraft protections and other arrangements in each case arising under standard business terms of any bank at which the Parent Borrower or Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, and Indebtedness or other obligations under any Bank Products Agreement;

(v)           other Indebtedness, provided that at the time such Indebtedness is created, incurred or assumed, the aggregate principal amount of such Indebtedness does not exceed the Maximum Incremental Facilities Amount; and any Refinancing Indebtedness in respect thereof;

(w)          other Indebtedness, provided that an amount equal to the Net Proceeds in respect of such Indebtedness shall be applied within 270 days of the incurrence thereof, at the Parent Borrower’s option to (x) consummate any transaction permitted by Sections 8.9(g), 8.9(o), 8.9(p), 8.9(s) and 8.10 and/or (y) pay, prepay, repurchase, redeem or otherwise Discharge any other Indebtedness of the Parent Borrower or any of its Subsidiaries incurred pursuant to any other clause of this Section 8.2 (including any Senior Notes), including any interest and premium (including any prepayment penalties) thereon plus other amounts paid and fees and expenses incurred in connection with such payment, prepayment, repurchase, redemption or other Discharge, provided further that in the case of this clause (y) such refinancing Indebtedness has an Average Life equal to or greater than the Average Life of the Indebtedness being refinanced, or, if the Average Life of such refinancing Indebtedness is less than the Average Life of the Indebtedness being refinanced, then such refinancing Indebtedness shall (i) have a maturity date that is no earlier than the date that is 91 days after the Termination Date (such date, the “Earliest Refinancing Maturity Date”) and (ii) not provide for scheduled principal repayments of such Indebtedness in an aggregate amount greater than the aggregate amount of scheduled principal repayments of the Indebtedness being so refinanced, in each case during the period commencing on the date of incurrence of such refinancing Indebtedness and ending on the day immediately preceding the Earliest Refinancing Maturity Date; and

(x)           other Indebtedness, provided that at the time such Indebtedness is created, incurred or assumed, the Parent Borrower is in Pro Forma Compliance (it being understood that if pro forma effect is given to the entire committed amount of any such Indebtedness on the date of initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (x)); and any Refinancing Indebtedness in respect thereof.

For purposes of determining compliance with this Section 8.2 and Sections 8.3 and 8.4, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, original issue discount, premiums and other costs and expenses incurred in connection with such refinancing.

In addition, for purposes of determining compliance with this Section 8.2, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this Section 8.2) arising under any Guarantee Obligation, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee Obligation, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that any Indebtedness meets the criteria of more than one of the types of Indebtedness described in clauses (a) through (x) above, the Parent Borrower, in its sole discretion, shall classify or reclassify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); provided that (if the Parent Borrower shall so determine) (1) any Indebtedness Incurred pursuant to clause (s) of this Section 8.2 shall cease to be deemed Incurred or outstanding for purposes of such clause but shall be deemed Incurred under clause (x) of this Section 8.2 from and after the first date on which the Parent Borrower or any Restricted Subsidiary could have Incurred such Indebtedness under clause (x) of this Section 8.2 without reliance on such clause (s) and (2) any Indebtedness Incurred pursuant to clause (v) of this Section 8.2 and clause (ii) of the definition of “Maximum Incremental Facilities Amount” shall cease to be deemed Incurred or outstanding for purposes of such clause but shall be deemed Incurred under clause (x) of this Section 8.2 from and after the first date on which the Parent Borrower or any Restricted Subsidiary could have Incurred such Indebtedness under clause (x) of this Section 8.2 without reliance on such clause (v); (iii) in the event that Indebtedness could be Incurred in part under clause (x) of this Section 8.2, the Parent Borrower, in its sole discretion, may classify a portion of such Indebtedness as having been Incurred under clause (x) of this Section 8.2 and thereafter the remainder of such Indebtedness as having been Incurred under any other clause of Section 8.2; (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; (v) the principal amount of Indebtedness outstanding under any clause of this Section 8.2 shall be determined after giving effect to the application of proceeds of any such Indebtedness, including to refinance any other Indebtedness; and (vi) if any Indebtedness is Incurred to refinance Indebtedness initially Incurred in reliance on a basket measured by reference to a percentage of Consolidated Tangible Assets at the time of Incurrence, and such refinancing would cause the percentage of Consolidated Tangible Assets restriction to be exceeded if calculated based on the Consolidated Tangible Assets on the date of such refinancing, such percentage of Consolidated Tangible Assets restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing.

8.3          Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (Liens described below are herein referred to as “Permitted Liens”; provided, however, that no reference to a Permitted Lien herein, including any statement or provision as to the acceptability of any Permitted Lien, shall in any way constitute or be construed so as to postpone or subordinate any Liens or other rights of the Agents, the Lenders or any of them hereunder or arising under any other Loan Document in favor of such Permitted Lien):

(a)           Liens for taxes, assessments and similar charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b)           Liens with respect to outstanding motor vehicle fines, and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and relating to obligations which are not known to be overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c)           Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided that the rental payments secured thereby are not known to be overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted;

(d)           pledges, deposits or other Liens in connection with workers’ compensation, professional liability, unemployment insurance, other social security benefits or other insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(e)           Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order, are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(f)            Liens to secure the performance of (x) bids, contracts (other than for borrowed money), obligations for utilities, leases and statutory or regulatory obligations, or (y) performance, bid, surety, appeal, judgment, replevin and similar bonds, other suretyship arrangements, and other similar obligations, all in, or relating to liabilities or obligations incurred in, the ordinary course of business;

(g)           zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of the Parent Borrower and its Restricted Subsidiaries taken as a whole;

(h)           Liens securing or consisting of (i) Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Section 8.2(g) incurred to finance or refinance the acquisition, leasing, construction or improvement of assets or property (or Guarantee Obligations in respect thereof), provided that, any such Liens are limited to all or part of the property (including, if required by the documentation evidencing such Indebtedness, after-acquired property, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, and other property that under written arrangements governing such Liens or Indebtedness could have been subject to such Lien) being financed or refinanced by such, (ii) Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Section 8.2(h) or Section 8.4 assumed in connection with any transaction permitted by Section 8.9(g), 8.9(o), 8.9(p), 8.9(s) or Section 8.10 (or Guarantee Obligations in respect thereof), provided that, in the case of this clause (ii), such Liens shall not be created in contemplation of such acquisition and shall be created (or be provided for under written arrangements existing) no later than the later of the date of such acquisition or the date of the assumption of such Indebtedness, or (iii) in each case under this clause (h) any Refinancing Indebtedness in respect of any such Indebtedness (and any Guarantee Obligation in respect of any such Refinancing Indebtedness);

(i)            Liens existing on assets or properties at the time of the acquisition thereof by the Parent Borrower or any of its Restricted Subsidiaries which do not materially interfere with the use, occupancy, operation and maintenance of structures existing on the property subject thereto or extend to or cover any assets or properties of the Parent Borrower or such Restricted Subsidiary other than the assets or property being acquired;

(j)            Liens (i) in existence on the Closing Date and listed in Schedule 8.3(j) and other Liens securing Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Section 8.2(j) (or Guarantee Obligations of such Indebtedness permitted by Section 8.4), provided that no such Lien securing Indebtedness incurred pursuant to Section 8.2(j) is spread to cover any additional property after the Closing Date (other than, if required by the documentation evidencing such Indebtedness, after-acquired property, plus improvements, accessions, proceeds or dividends or distributions in respect thereof and other property that, under written arrangements governing such Liens or Indebtedness could have secured such Indebtedness) and that the amount of Indebtedness secured thereby is not increased except as permitted by Section 8.2(j), (ii) not otherwise permitted hereunder, provided that, at the time any obligation secured by any Lien permitted pursuant to this Section 8.3(j)(ii) is created, incurred or assumed, all obligations secured by all such Liens so permitted and then outstanding do not exceed the greater of $35,000,000 and 1.0% of Consolidated Tangible Assets, (iii) contemplated by Section 8.2(t) or (iv) securing Indebtedness or other obligations (including Guarantee Obligations in respect thereof permitted by Section 8.4) in respect of letters of credit, bankers’ acceptances or similar instruments or obligations permitted under Section 8.2(m) or guarantees thereof permitted under Section 8.4(c);

(k)           Liens securing Guarantee Obligations permitted under Section 8.4(f) not exceeding (as to the Parent Borrower and all of its Restricted Subsidiaries) $15,000,000 in aggregate principal amount at any time outstanding;

(l)            Liens (i) created pursuant to the Security Documents or (ii) securing or consisting of Indebtedness permitted under Section 8.2(a) (or Guarantee Obligations of such Indebtedness permitted by Section 8.4) other than pursuant to the Security Documents; provided that in the case of this clause (ii), if such Liens apply to the Collateral, such Liens shall be subject to the Intercreditor Agreement, First Lien Intercreditor Agreement or Other Intercreditor Agreement;

(m)          (i) any encumbrance or restriction (including pursuant to put and call agreements or buy/sell arrangements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement, provided that no such encumbrance or restriction affects in any way the ability of the Parent Borrower or any of its Restricted Subsidiaries to comply with Section 7.9(b) or (c) and (ii) Liens on Capital Stock, Indebtedness or other securities of any joint venture that is not a Subsidiary of the Parent Borrower securing Indebtedness or other obligations of such joint venture;

(n)           Liens on property subject to Sale and Leaseback Transactions permitted under Section 8.6 and general intangibles related thereto;

(o)           Liens on property of any Foreign Subsidiary of the Parent Borrower securing Indebtedness of such Subsidiary permitted by Section 8.2(l);

(p)           Liens on intellectual property; provided that such Liens result from the granting of licenses in the ordinary course of business to any Person to use such intellectual property;

(q)           [reserved];

(r)            Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Subsidiary permitted under Section 8.2, Guarantee Obligations of the applicable Subsidiary permitted under Section 8.4 or other liabilities or obligations of the applicable Subsidiary not prohibited by this Agreement;

(s)            Liens securing or consisting of Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Section 8.2(d) and any refinancings thereof, in whole or in part, otherwise permitted under this Agreement (or Guarantee Obligations in respect of any such Indebtedness permitted by Section 8.4), and Liens created pursuant to the Note Collateral Documents (as defined in the Intercreditor Agreement); provided that (i) such Liens do not apply to any asset other than Collateral and (ii) all such Liens shall be subject to the Intercreditor Agreement, First Lien Intercreditor Agreement or Other Intercreditor Agreement;

(t)            (i) Liens securing Indebtedness permitted by Section 8.2(e) (or Guarantee Obligations in respect of such Indebtedness permitted by Section 8.4), to the extent secured by Equipment and/or related rights and/or assets, (ii) Liens securing Indebtedness permitted by Section 8.2(v) and (iii) Liens in favor of any Special Purpose Entity in connection with any Financing Disposition; provided that in the case of clause (ii), if such Liens apply to the Collateral, such Liens shall be subject to the Intercreditor Agreement, First Lien Intercreditor Agreement or Other Intercreditor Agreement;

(u)           Liens in favor of any Franchise Special Purpose Entity in connection with any Franchise Financing Disposition;

(v)           Liens (i) on inventory or goods and proceeds securing the obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (ii) that are contractual rights of set-off, (iii) relating to purchase orders and other agreements entered into with customers or suppliers of the Parent Borrower or any Subsidiary in the ordinary course of business, (iv) in favor of financial institutions encumbering deposits or other amounts (including the right of set-off) which are within the general parameters customary in the banking industry or (v) in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(w)          Liens in respect of or in connection with any Bank Products Agreements, Interest Rate Protection Agreements and Permitted Hedging Arrangements entered into by the Parent Borrower or any of its Restricted Subsidiaries; provided, that, to the extent that the Parent Borrower determines to so secure any of such Bank Products Agreements, Interest Rate Protection Agreements and Permitted Hedging Arrangements with a Lien on any Collateral on a basis pari passu in priority with the Liens securing the amounts due under the Facility, either (1) (i) the Parent Borrower shall deliver a notice of such determination to the Administrative Agent and the Co-Collateral Agent and (ii) the other party to such Bank Products Agreement, Interest Rate Protection Agreement or Permitted Hedging Arrangement, or an agent, trustee or other representative therefor, shall enter into a joinder to the Intercreditor Agreement or First Lien Intercreditor Agreement as contemplated thereby, or Other Intercreditor Agreement, or (2) the Parent Borrower shall designate the other party to such Bank Products Agreement, Interest Rate Protection Agreement or Permitted Hedging Arrangement as a “Bank Products Affiliate” or a “Hedging Affiliate” as provided in the U.S. Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as the case may be; and

(x)           Liens securing Indebtedness permitted by Section 8.2(x) (and Guarantee Obligations in respect of such Indebtedness permitted by Section 8.4); provided, that, to the extent that the Parent Borrower determines to so secure any of such Indebtedness with a Lien on any Collateral on a basis pari passu in priority with the Liens securing the amounts due under the Facility, either (1) (i) the Parent Borrower shall deliver a notice of such determination to the Administrative Agent and the Co-Collateral Agent, and (ii) the holder or holders of such Indebtedness, or an agent, trustee or other representative therefor, shall enter into a joinder to the Intercreditor Agreement or First Lien Intercreditor Agreement as contemplated thereby, or Other Intercreditor Agreement or (2) such Indebtedness shall be incurred pursuant to this Agreement.

It is understood that a Lien securing Indebtedness may secure Debt Obligations with respect to such Indebtedness.

For purposes of determining compliance with this Section 8.3, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in clauses (a) through (x) of this Section 8.3 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Parent Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this Section 8.3, (iii) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to Section 8.3(x) above in respect of Indebtedness Incurred pursuant to Section 8.2(x) (giving effect to the Incurrence of such portion of such Indebtedness), the Parent Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any Debt Obligations in respect thereof) as having been secured pursuant to Section 8.3(x) above in respect of Indebtedness Incurred pursuant to Section 8.2(x) and the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this Section 8.3 (other than clause (x)), (iv) the principal amount of Indebtedness secured by a Lien outstanding under any category of Permitted Liens shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (v) any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, (vi) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a percentage of Consolidated Tangible Assets at the time of incurrence of such Indebtedness or other obligations, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause the percentage of Consolidated Tangible Assets to be exceeded if calculated based on the Consolidated Tangible Assets on the date of such refinancing, such percentage of Consolidated Tangible Assets shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed the principal amount of such Indebtedness or other obligation being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, and (vii) the principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

8.4          Limitation on Guarantee Obligations.  Create, incur, assume or suffer to exist any Guarantee Obligation except:

(a)           Guarantee Obligations in existence on the Closing Date and listed in Schedule 8.4(a) and any refinancings thereof, in whole or in part;

(b)           Guarantee Obligations in connection with up to an aggregate principal amount of $20,000,000 of Indebtedness outstanding at any time incurred by any Management Investors in connection with any Management Subscription Agreements or other purchases by them or Capital Stock of any Parent Entity (so long as such Parent Entity applies the net cash proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, Holdings or applies such proceeds to pay Parent Entity Expenses) or Holdings, and any refinancings thereof, in whole or in part; provided that such amount shall be reduced by the aggregate then outstanding principal amount of loans and advances permitted by Section 8.9(n);

(c)           Guarantee Obligations for performance, bid, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations and letters of credit, bankers’ acceptances or similar instruments or obligations, all in, or relating to liabilities or obligations incurred in, the ordinary course of business;

(d)           Guarantee Obligations in respect of indemnification and contribution agreements expressly permitted by Section 8.11(d) or similar agreements by the Parent Borrower;

(e)           Reimbursement Obligations in respect of the Letters of Credit or reimbursement obligations in respect of any other letters of credit permitted under Section 8.2;

(f)            Guarantee Obligations in respect of third-party loans and advances to officers or employees of the Parent Borrower or any of its Subsidiaries (i) for travel and entertainment expenses incurred in the ordinary course of business, (ii) for relocation expenses incurred in the ordinary course of business, or (iii) for other purposes in an aggregate principal amount (as to Holdings and all of its Restricted Subsidiaries), together with the aggregate principal amount of all Investments permitted under Section 8.9(e)(iv), of up to $15,000,000 outstanding at any time;

(g)           obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(h)           obligations of the Parent Borrower and its Subsidiaries under any Interest Rate Protection Agreements or under Permitted Hedging Arrangements or Bank Products Agreements;

(i)            Guarantee Obligations incurred in connection with acquisitions permitted under Section 8.10 or Investments permitted by Section 8.9;

(j)            guarantees made by the Parent Borrower or any of its Restricted Subsidiaries of obligations of the Parent Borrower or any of its Subsidiaries (other than any Indebtedness outstanding pursuant to Sections 8.2(c)) which obligations are otherwise permitted under this Agreement;

(k)           Guarantee Obligations in connection with sales or other dispositions permitted under Section 8.6, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(l)            Guarantee Obligations incurred pursuant to the U.S. Guarantee and Collateral Agreement or any Canadian Security Document or otherwise in respect of Indebtedness permitted by Section 8.2(a);

(m)          Guarantee Obligations (i) in respect of Indebtedness permitted pursuant to Sections 8.2(c), (d), (e) and (v), provided that Guarantee Obligations in respect of Indebtedness permitted pursuant to Section 8.2(c) shall be permitted only so long as such Guarantee Obligations are incurred only by Guarantors or Borrowers; or (ii) otherwise arising pursuant to the Junior Lien Collateral Documents (as defined in the First Lien Intercreditor Agreement) or any Additional Documents (as defined in the First Lien Intercreditor Agreement);

(n)           (x) accommodation guarantees for the benefit of trade creditors of the Parent Borrower or any of its Subsidiaries in the ordinary course of business, (y) Guarantee Obligations in connection with the construction or improvement of all or any portion of a Public Facility to be used by the Parent Borrower or any Subsidiary, and (z) Guarantee Obligations in respect of any Franchise Equipment Indebtedness or Franchise Lease Obligations; and

(o)           Guarantee Obligations in respect of Indebtedness or other obligations of a Person in connection with a joint venture or similar arrangement that as to all of such Persons do not at any time exceed $100,000,000 in aggregate outstanding principal amount; provided that (i) such amount shall be increased by an amount equal to $10,000,000 on each anniversary of the Closing Date, so long as no Specified Default shall have occurred and be continuing and no Event of Default known to the Parent Borrower shall have occurred and be continuing on any date on which such amount is to be increased and (ii) such amount and any increase in such amount permitted by clause (i) shall be reduced by the aggregate amount of Investments outstanding under Section 8.9(k).

For purposes of determining compliance with this Section 8.4, in the event that any Guarantee Obligation meets the criteria of more than one of the types of Guarantee Obligations described in clauses (a) through (o) above, the Parent Borrower, in its sole discretion, shall classify such Guarantee Obligation and may include the amount and type of such Guarantee Obligation in one or more of such clauses (including in part under one such clause and in part under another such clause).

8.5          Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

(a)           (x) any Borrower may be merged, consolidated or amalgamated with or into another Person if a Borrower is the surviving Person or the Person formed by or surviving such merger, consolidation or amalgamation (i)(A) in the case of the Parent Borrower or any Borrower that is a Domestic Subsidiary, is organized or existing under the laws of the United States, or any state, district or territory thereof or (B) in the case of any Canadian Borrower, is organized or existing under the laws of Canada in any province or territory thereof, and (ii) expressly assumes all obligations of such Borrower under the Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent Borrower; (y) any Restricted Subsidiary of the Parent Borrower other than any Borrower may be merged, consolidated or amalgamated with or into another Person if the surviving Person is the Parent Borrower or any Restricted Subsidiary of the Parent Borrower; provided that in any case where the Subsidiary that is the non-surviving entity is a North American Subsidiary and such Subsidiary’s assets include real property owned by such North American Subsidiary or Voting Stock of any other North American Subsidiary, or if such merger or consolidation constitutes (alone or together with any related merger or consolidation by any North American Subsidiary) a transfer of all or substantially all of the assets of the Domestic Subsidiaries or Canadian Subsidiaries that are Loan Parties, (1) the continuing or surviving entity shall be a Loan Party, or (2) such merger, consolidation or amalgamation shall be in the ordinary course of business, or (3) if the continuing or surviving entity is not a Loan Party, the Net Available Cash of all such assets transferred by a North American Subsidiary pursuant to this clause (3) do not exceed $20,000,000 in any fiscal year, or (4) at the time of such merger, consolidation or amalgamation, the Payment Conditions are satisfied and (z) any Subsidiary of the Parent Borrower may be merged, consolidated or amalgamated with or into the Parent Borrower if the surviving Person is the Parent Borrower;

(b)           any Restricted Subsidiary of the Parent Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or any Restricted Subsidiary of the Parent Borrower (and, in the case of a non-Wholly Owned Subsidiary, may be liquidated to the extent the Parent Borrower or any Subsidiary which is a direct parent of such non-Wholly Owned Subsidiary receives a pro rata distribution of the assets thereof); provided that if any Borrower so disposes of all or substantially all of its assets either (A) such Borrower shall, simultaneously with such disposition, (1) repay in full all outstanding Loans made (x) to it and (y) against assets contributed by it to the Borrowing Base, to any other Borrower and (2) terminate its right to borrow hereunder or (B) the transferee of such assets shall be a Borrower; provided, further, that if the Subsidiary that disposes of any or all of its assets is a North American Subsidiary and such disposition includes real property owned by such North American Subsidiary or Voting Stock of any other North American Subsidiary, or constitutes (alone or together with any related disposition of assets by any North American Subsidiary) all or substantially all of the assets of the Domestic Subsidiaries or Canadian Subsidiaries that are Loan Parties, (1) the transferee of such assets shall be a Loan Party, or (2) such disposition shall be in the ordinary course of business, or (3) if the transferee of such assets is not a Loan Party, the Net Available Cash of all such assets transferred by a North American Subsidiary pursuant to this clause (3) do not exceed $20,000,000 in any fiscal year, or (4) at the time of such disposition, the Payment Conditions are satisfied;

(c)           pursuant to any Asset Disposition made in accordance with Section 8.6 (or any disposition not constituting an Asset Disposition); and

(d)           no Loan Party shall, without the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed), (i) acquire a controlling interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the five-year period preceding such acquisition has sponsored, maintained or contributed to, a Canadian DB Plan if such acquisition (x) causes a Loan Party to assume any obligation in respect of such Canadian DB Plan, other than a multi-employer pension plan and (y) would reasonably be expected to result in a Material Adverse Effect or (ii) except as permitted by clause (i), establish, contribute to or assume an obligation with respect to any Canadian DB Plan.

8.6          Limitation on Sale of Assets.

(a)           Make any Asset Disposition unless:

(i)            the Parent Borrower or its Restricted Subsidiaries receive consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value (as of the date a legally binding commitment for such Asset Disposition was entered into) shall be determined (including as to the value of all non-cash consideration) in good faith by the Parent Borrower,

(ii)           in the case of any Asset Disposition (or series of related Asset Dispositions) having a Fair Market Value (as of the date a legally binding commitment for such Asset Disposition was entered into) of $25,000,000 or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Parent Borrower or such Restricted Subsidiary is in the form of cash,

(iii)          to the extent required by Section 8.6(b), an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Parent Borrower (or any Restricted Subsidiary), as the case may be) as provided in such Section, and

(iv)          in the case of any Asset Disposition of Rental Equipment, Service Vehicles and/or Spare Parts and Merchandise having a Fair Market Value exceeding $75,000,000, the Administrative Agent and the Co-Collateral Agent shall have received an updated Borrowing Base Certificate giving effect to such Asset Disposition on a pro forma basis.

(b)           In the event that on or after the Closing Date, (x) the Parent Borrower or any Restricted Subsidiary shall make an Asset Disposition or (y) a Recovery Event in respect of Collateral shall occur, an amount equal to 100% of the Net Available Cash from such Asset Disposition or Recovery Event shall be applied by Parent Borrower (or any Restricted Subsidiary, as the case may be) as follows:

first, (x) to the extent Parent Borrower or such Restricted Subsidiary elects, to reinvest or commit to reinvest in the business of Parent Borrower and its Subsidiaries (including any investment in Additional Assets by Parent Borrower or any Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash (or, if such reinvestment is in a project authorized by the Board of Directors of the Parent

Borrower that will take longer than such 365 days to complete, the period of time necessary to complete such project) or (y) in the case of any Asset Disposition by any Subsidiary of the Parent Entity that is not a Subsidiary Guarantor, to the extent that the Parent Borrower or any Restricted Subsidiary elects, or is required by the terms of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, to prepay, repay or purchase any such Indebtedness or Debt Obligations in respect thereof or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness or Debt Obligations in respect thereof (in each case other than Indebtedness owed to the Parent Borrower or any Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash;

second, to the extent of the balance of such Net Available Cash after application in accordance with the clause first above, and if Available Loan Commitments are less than $250,000,000, to prepay the Loans and cash collateralize the Bankers’ Acceptances and the L/C Obligations up to an amount necessary in order for Available Loan Commitments to be $250,000,000 or more and (to the extent the Parent Borrower or any Restricted Subsidiary elects or is required by the terms thereof) to prepay, repay or purchase any other Indebtedness incurred pursuant to Section 8.2(a) or Additional Indebtedness on a pro rata basis with the Loans, in accordance with Section 4.4(b) (and subject to Section 4.4(e)) or the agreements or instruments governing such other Indebtedness or Additional Indebtedness; and

third, to the extent of the balance of such Net Available Cash after application in accordance with clauses first and second above, to fund any general corporate purposes (including the repayment, redemption or other acquisition or retirement of Senior Notes) (to the extent permitted pursuant to Section 8.14 and consistent with any other applicable provision of this Agreement).

(c)           Notwithstanding the foregoing provisions of this Section 8.6, the Parent Borrower and its Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this Section 8.6 (x) except to the extent that the aggregate Net Available Cash from all Asset Dispositions and Recovery Events or equivalent amount that is not applied in accordance with this Section 8.6 exceeds $50,000,000, in which case the Parent Borrower and its Subsidiaries shall apply all such Net Available Cash from such Asset Dispositions and Recovery Events or equivalent amount in accordance with Section 8.6(b) above and (y) in the case of any Asset Disposition by, or Recovery Event relating to any asset of, any Restricted Subsidiary that is not a Subsidiary Guarantor, to the extent that (i) any Net Available Cash from such Asset Disposition or Recovery Event is subject to any restriction on the transfer of all or any portion thereof directly or indirectly to any Borrower, including by reason of applicable law or agreement (other than any agreement entered into primarily for the purpose of imposing such a restriction) or (ii) in the good faith determination of the Parent Borrower the transfer of all or any portion of any Net Available Cash from such Asset Disposition directly or indirectly to any Borrower could reasonably be expected to give rise to or result in (A) any violation of applicable law, (B) any liability (criminal, civil, administrative or other) for any of the officers, directors or shareholders of the Parent Borrower, any Restricted Subsidiary or any Parent Entity, (C) any violation of the provisions of any joint venture or other material agreement governing or binding upon the Parent Borrower or any Restricted Subsidiary, (D) any material risk of any such violation or liability referred to in any of the preceding clauses (A), (B) and (C), (E) any adverse tax consequence for the Parent Borrower or any Restricted Subsidiary, or (F) any cost, expense, liability or obligation (including any Tax) other than routine and immaterial out-of-pocket expenses.

For the purposes of Section 8.6(a)(ii) above, the following are deemed to be cash:  (1) Cash Equivalents, Investment Grade Securities and Temporary Cash Investments, (2) the assumption of Indebtedness of the Parent Borrower (other than Disqualified Stock of the Parent Borrower) or any Restricted Subsidiary and the release of the Parent Borrower or such Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) securities received by the Parent Borrower or any of its Subsidiaries from the transferee that are converted by the Parent Borrower or such Subsidiary into cash within 180 days, (4) consideration consisting of Indebtedness of the Parent Borrower or any of its Restricted Subsidiary, (5) Additional Assets, (6) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Parent Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition and (7) any Designated Noncash Consideration received by the Parent Borrower or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed when received an aggregate amount equal to the greater of $45,000,000 and 1.25% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured as of the date a legally binding commitment for such Asset Disposition (or, if later, for the payment of such item) and without giving effect to subsequent changes in value).

8.7          Limitation on Dividends.  Declare or pay any dividend (other than dividends payable solely in common stock of the Parent Borrower or options, warrants or other rights to purchase common stock of the Parent Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent Borrower  (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof) or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution (other than distributions payable solely in common stock of the Parent Borrower or options, warrants or other rights to purchase common stock of the Parent Borrower) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Borrower (any of the foregoing, a “Restricted Payment”), except that:

(a)           the Parent Borrower may pay cash dividends in an amount sufficient to allow any Parent Entity or Holdings to pay expenses (other than taxes) incurred in the ordinary course of business, provided that, if any Parent Entity shall own any material assets other than the Capital Stock of Holdings or another Parent Entity or other assets, relating to the ownership interest of such Parent Entity in another Parent Entity, Holdings or Subsidiaries of Holdings, such cash dividends with respect to such Parent Entity shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in Holdings or another Parent Entity and such other related assets; and provided, further, that if Holdings shall own any material assets other than Capital Stock of the Parent Borrower or other assets relating to the ownership interest of Holdings in the Parent Borrower or Subsidiaries of the Parent Borrower, such cash dividends with respect to Holdings shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by Holdings relating to or allocable to its ownership interest in the Parent Borrower and such other related assets;

(b)           the Parent Borrower may pay cash dividends in an amount sufficient to cover reasonable and necessary expenses (including professional fees and expenses) (other than taxes) incurred by any Parent Entity or Holdings in connection with (i) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (ii) compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement, any of the other Loan Documents, the Senior Notes Debt Documents or any other agreement or instrument relating to Indebtedness of any Loan Party or any of the Restricted Subsidiaries and (iii) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity, or obligations in respect of director and officer insurance (including premiums therefor), provided that, in the case of sub-clause (i) above, if any Parent Entity shall own any material assets other than the Capital Stock of Holdings or another Parent Entity or other assets relating to the ownership interest of such Parent Entity in another Parent Entity, Holdings or its Subsidiaries, with respect to such Parent Entity such cash dividends shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in another Parent Entity, Holdings and such other assets; and provided, further, that in the case of sub-clause (i) above, if Holdings shall own any material assets other than the Capital Stock of the Parent Borrower or other assets relating to the ownership interest of Holdings in the Parent Borrower or its Subsidiaries, with respect to Holdings such cash dividends shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by Holdings relating or allocable to its ownership interest in the Parent Borrower and such other assets;

(c)           the Parent Borrower may pay, without duplication, cash dividends (A) pursuant to the Tax Sharing Agreement or any other Transaction Agreement and (B) to pay or permit Holdings or any Parent Entity to pay any Related Taxes;

(d)           the Parent Borrower may pay cash dividends in an amount sufficient to allow Holdings or any Parent Entity to repurchase shares of its Capital Stock or rights, options or units in respect thereof from any Management Investors or former Management Investors (or any of their respective heirs, successors, assigns, legal representatives or estates) (including any repurchase or acquisition by reason of the Parent Borrower or any Parent Entity retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligations), or as otherwise contemplated by any Management Subscription Agreements, for an aggregate purchase price not to exceed $20,000,000; provided that such amount shall be increased by (i) an amount equal to $5,000,000 on each anniversary of the Closing Date, commencing on the first anniversary of the Closing Date, and (ii) an amount equal to the proceeds to Holdings (whether received by it directly or from a Parent Entity or applied to pay Parent Entity Expenses) of any resales or new issuances of shares and options to any Management Investors, at any time after the initial issuances to any Management Investors, together with the aggregate amount of deferred compensation owed by Holdings or any Restricted Subsidiary to any Management Investor that shall thereafter have been cancelled, waived or exchanged at any time after the initial issuances to any thereof in connection with the grant to such Management Investor of the right to receive or acquire shares of Holdings’ or any Parent Entity’s Capital Stock;

(e)           the Parent Borrower may pay cash dividends in an amount sufficient (i) to allow Holdings and any Parent Entity to (x) pay all fees and expenses incurred in connection with the Transactions and the other transactions expressly contemplated by this Agreement and the other Loan Documents and (y) satisfy its obligations under the Separation Agreement and the other Transaction Agreements, and (ii) to allow Holdings to perform its obligations under or in connection with the Loan Documents to which it is a party;

(f)            in addition to the foregoing dividends, the Parent Borrower may make additional Restricted Payments; provided that, at the time such Restricted Payment is made either (x) the Payment Conditions are satisfied or (y) to the extent the Payment Conditions are not satisfied, (i) the Available Amount Payment Conditions are satisfied and (ii) such Restricted Payments made pursuant to this clause (f)(y) are in an aggregate amount not to exceed the sum of (x) the Available Amount plus (y) the greater of $35,000,000 and 1.0% of Consolidated Tangible Assets plus (z) the Available Excluded Contribution Amount, in each case immediately prior to the time of the payment or making of such dividend, payment or distribution; and

(g)           the Parent Borrower may pay cash dividends; provided that the aggregate amount of such dividends pursuant to this clause (g), when aggregated with (i)  all cash consideration paid in respect of Investments outstanding pursuant to Section 8.9(g)(ii)(C) and acquisitions pursuant to Section 8.10(b)(iii), (ii) all Investments outstanding pursuant to Section 8.9(p), proviso clause (i) and (iii) all optional prepayments made pursuant to 8.14(a)(i), do not exceed $200,000,000 in the aggregate.

For purposes of determining compliance with Section 8.7, in the event that any Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in one or more of the clauses of Section 8.7, the Parent Borrower, in its sole discretion, shall classify such item of Restricted Payment and may include the amount and type of such Restricted Payment in one or more of such clauses (including in part under one such clause and in part under another such clause).

8.8          [Reserved]

8.9          Limitation on Investments, Loans and Advances.  Make any Investment in any Person, except:

(a)           extensions of trade credit in the ordinary course of business;

(b)           Investments in cash, Cash Equivalents, Investment Grade Securities and Temporary Cash Investments;

(c)           Investments existing or made pursuant to legally binding written commitments in existence on the Closing Date and described in Schedule 8.9(c);

(d)           Investments in notes receivable and other instruments and securities obtained in connection with transactions permitted by Section 8.6;

(e)           loans and advances to officers, directors or employees of Holdings or any of its Subsidiaries (i) in the ordinary course of business for travel and entertainment expenses, (ii) existing on the Closing Date and described in Schedule 8.9(c), (iii) made after the Closing Date for relocation expenses in the ordinary course of business, (iv) made for other purposes in an aggregate principal amount (as to Holdings and all of its Subsidiaries), together with the aggregate principal amount of all Guarantee Obligations permitted pursuant to Section 8.4(f)(iii), of up to $15,000,000 outstanding at any time and (v) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in Section 8.11;

(f)            (i) Investments by the Parent Borrower or any Subsidiary in the Parent Borrower or any other Subsidiary and (ii) Investments in Holdings in amounts and for purposes for which dividends are permitted under Section 8.7;

(g)           (i) acquisitions expressly permitted by Section 8.10 and (ii) Investments in less than all business or assets of, or stock or other evidences of beneficial ownership of, any Person made for aggregate consideration (including cash and indebtedness incurred or assumed in connection with such Investment) that consists solely of any combination of (A)  Capital Stock of any Parent Entity or Holdings and/or (B) cash in an amount equal to the Net Proceeds of the sale or issuance of Capital Stock of any Parent Entity or Holdings which amount is contributed to the Parent Borrower within 90 days prior to the date of the relevant acquisition (and is not a Specified Equity Contribution); and/or (C) additional cash and other property (excluding cash and other property covered in clauses (A) and (B) of this Section 8.9(g)(ii)) and Indebtedness (whether incurred or assumed); provided that the aggregate amount of such cash consideration (net of any increase in the Available Loan Commitments attributable to the purchase of revenue earning equipment in connection with such Investment) paid pursuant to this clause (C), when aggregated with (1) all cash dividends paid pursuant to Section 8.7(g), (2) all Investments outstanding pursuant to Section 8.9(p), proviso clause (i), (3) all cash consideration paid in respect of acquisitions pursuant to Section 8.10(b)(iii) and (4) all optional prepayments made pursuant to 8.14(a)(i), do not exceed $200,000,000 in the aggregate);

(h)           Investments of the Parent Borrower and its Restricted Subsidiaries under Interest Rate Protection Agreements or under Permitted Hedging Arrangements or under Bank Products Agreements;

(i)            Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described in Section 8.3(c), (d) or (f);

(j)            Investments representing non-cash consideration received by the Parent Borrower or any of its Restricted Subsidiaries in connection with any disposition or Asset Disposition permitted by Section 8.6 (or in any disposition not constituting an Asset Disposition), provided that any such non-cash consideration received by the Parent Borrower or any other Loan Party (other than any such consideration securing Indebtedness as permitted by Section 8.3(t)(i) or consisting of Excluded Assets) is pledged to the Collateral Agent or Canadian Collateral Agent for the benefit of the applicable Lenders pursuant to the Security Documents to the extent provided therein;

(k)           Investments by the Parent Borrower or any Restricted Subsidiary in a Person in connection with a joint venture or similar arrangement; provided that (i) the aggregate amount of such Investments outstanding pursuant to this clause (k) does not at any time exceed $100,000,000 in aggregate outstanding principal amount; provided that (i) such amount shall be increased by an amount equal to $10,000,000 on each anniversary of the Closing Date, so long as no Specified Default shall have occurred and be continuing and no Event of Default known to the Parent Borrower shall have occurred and be continuing on any date on which such amount is to be increased and (ii) such amount and any increase in such amount permitted by clause (i) shall be reduced by the aggregate amount of Guarantee Obligations outstanding under Section 8.4(o);

(l)            Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Parent Borrower or any of its Subsidiaries that were issued in connection with the financing or refinancing of such assets, so long as the Parent Borrower or any such Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(m)          Investments representing evidences of Indebtedness, securities or other property received from another Person by the Parent Borrower or any of its Restricted Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Parent Borrower or any Restricted Subsidiary provided that any such securities or other property received by the Parent Borrower or any other Loan Party (other than any such securities or other property securing Indebtedness as permitted by Section 8.3(t)(i)) is pledged to the

Collateral Agent or Canadian Collateral Agent for the benefit of the applicable Lenders pursuant to the Security Documents;

(n)           loans and advances to Management Investors in connection with the purchase by such Management Investors of Capital Stock of any Parent Entity (so long as (i) such Parent Entity applies the net cash proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, Holdings or applies such proceeds to pay Parent Entity Expenses and (ii) Holdings applies the net cash proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, the Parent Borrower or applies such proceeds to pay Parent Entity Expenses) or Holdings of up to $20,000,000 outstanding at any one time; provided that such amount shall be reduced by the aggregate principal amount of Indebtedness in respect of Guarantee Obligations permitted by Section 8.4(b);

(o)           Investments not otherwise permitted by the other clauses of this Section 8.9; provided that, at the time such Investments are made either (x) the Payment Conditions are satisfied or (y) to the extent the Payment Conditions are not satisfied, (i) the Available Amount Payment Conditions are satisfied and (ii) such Investments made pursuant to this clause (o)(y) are in an aggregate amount not to exceed the sum of (x) the Available Amount plus (y) the greater of $35,000,000 and 1.0% of Consolidated Tangible Assets plus (z) the Available Excluded Contribution Amount, in each case immediately prior to the time of making of such Investment;

(p)           other Investments; provided that (i) the aggregate amount of such Investments outstanding pursuant to this clause (p), when aggregated with (A) all cash dividends paid pursuant to Section 8.7(g), (B) all cash consideration paid in respect of Investments outstanding pursuant to clause (g)(ii)(C) of this Section 8.9 and acquisitions pursuant to Section 8.10(b)(iii) and (C) all optional prepayments made pursuant to Section 8.14(a)(i), do not exceed $200,000,000 in the aggregate or (ii) such Investments are made with Capital Stock of any Parent Entity or Holdings and/or cash in an amount equal to the Net Proceeds of the sale or issuance of Capital Stock of any Parent Entity or Holdings which amount is contributed to the Parent Borrower within 90 days prior to the date of the relevant acquisition (and is not a Specified Equity Contribution);

(q)           any Investment pursuant to an agreement entered into in connection with any securities lending or other securities financing transaction to the extent such securities lending or other securities financing transaction is otherwise permitted by the provisions of Sections 8.2 and 8.6;

(r)            Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by, to or in favor of any Special Purpose Entity, including (1) Investments of funds in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Parent Borrower, Holdings or any Parent Entity, provided that if Holdings or such Parent Entity receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by Holdings or any Parent Entity to the Parent Borrower;

(s)            (1) Investments in Franchise Special Purpose Entities directly or indirectly to finance or refinance the acquisition of Franchise Equipment and/or related rights and/or assets, (2) Investments in Franchisees attributable to the financing or refinancing of Franchise Equipment and/or related rights and/or assets, as determined in good faith by the Parent Borrower, (3) other Investments in Franchisees, (4) Investments in Capital Stock of Franchisees and Franchise Special Purpose Entities (including pursuant to capital contributions), (5) Investments in Franchisees arising as the result of Guarantee Obligations in respect of Franchise Equipment Indebtedness or Franchise Lease Obligations and (6) Investments in Franchisees (x) that have discontinued operations or that have indicated, or that the Parent Borrower shall have reasonably determined, that if an Investment is not made it is reasonably likely to imminently discontinue operations or (y) otherwise for a cash purchase price, when aggregated with the cash purchase price for all other Investments under this clause (s)(6) and acquisitions under Section 8.10(d)(y) in the same fiscal year not in excess of $100,000,000; and

(t)            Investments made as part of an Islamic financing arrangement, including Sukuk, if such arrangement, if structured as Indebtedness, would be permitted under Section 8.2, provided that, (i) the amount that would constitute Indebtedness if such arrangement were structured as Indebtedness, as determined in good faith by the Parent Borrower, shall be treated by the Parent Borrower as Indebtedness for purposes of Section 8.2 (including, to the extent applicable, with respect to the calculation of any amounts of Indebtedness outstanding thereunder) and (ii) any such Islamic financing arrangement shall not include any payment obligations of any Loan Party secured by a Lien on the Collateral on a basis pari passu in priority with the Liens securing the amounts due under the Facility.

provided, that, (A) if either any Investment or series of Investments permitted under this Section 8.9 results in the acquisition by any Loan Party of Accounts, Rental Equipment, Service Vehicles and/or Spare Parts and Merchandise constituting Collateral or any component of the Canadian Borrowing Base or the U.S. Borrowing Base consisting either of (x) assets of a type substantially different from those in the Canadian Borrowing Base or the U.S. Borrowing Base at such time, or (y) assets of a type substantially similar to those in the Canadian Borrowing Base or the U.S. Borrowing Base at such time, and in the case of this clause (y) with an aggregate net book value in excess of $180,000,000, then (i) the Parent Borrower may deliver an appraisal prepared by a Qualified Appraisal Company with respect to such acquired assets and (ii) until such appraisal is delivered or waived in writing by the Administrative Agent and the Co-Collateral Agent, the assets acquired pursuant to such Investment shall not be included in the Borrowing Base Certificate, the Canadian Borrowing Base or the U.S. Borrowing Base; and (B) for purposes of determining compliance with this Section 8.9, in the event that any Investment meets the criteria of more than one of the types of Investments described in clauses (a) through (t) above, the Borrower, in its sole discretion, shall classify such item of Investment and may include the amount and type of such Investment in one or more of such clauses (including in part under one such clause and in part under another such clause).

8.10        Limitations on Certain Acquisitions.  Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that the Parent Borrower and its Restricted Subsidiaries shall be allowed to make any such acquisition so long as:

(a)           such acquisition is expressly permitted by Section 8.5;

(b)           the aggregate consideration paid by the Parent Borrower and its Restricted Subsidiaries for such acquisition (including cash and Indebtedness incurred or assumed in connection with such acquisition) consists solely of any combination of:

(i)            Capital Stock of any Parent Entity or Holdings; and/or

(ii)           cash in an amount equal to the Net Proceeds of the sale or issuance of Capital Stock of any Parent Entity or Holdings which amount is contributed to the Parent Borrower within 90 days prior to the date of the relevant acquisition (and is not a Specified Equity Contribution); and/or

(iii)          additional cash and other property (excluding cash and other property covered in clauses (i) and (ii) of this Section 8.10(b)) and Indebtedness (whether incurred or assumed); provided that the aggregate amount of such cash consideration (net of any increase in the Available Loan Commitments attributable to the purchase of revenue earning equipment in connection with such acquisition) paid pursuant to this clause (b)(iii), when aggregated with (A) all cash dividends paid pursuant to Section 8.7(g), (B)  all cash consideration paid for Investments outstanding pursuant to Section 8.9(g)(ii)(C) and all Investments outstanding pursuant to Section 8.9(p), proviso clause (i) and (C) all optional prepayments made pursuant to 8.14(a)(i), do not exceed $200,000,000 in the aggregate; or

(c)           either (x) the Payment Conditions are satisfied or (y) to the extent the Payment Conditions are not satisfied, (i) the Available Amount Payment Conditions are satisfied and (ii) the cash consideration for such acquisition paid pursuant to this clause (c)(y) is in an aggregate amount not to exceed the sum of (x) the Available Amount plus (y) the greater of $35,000,000 and 1.0% of Consolidated Tangible Assets plus (z) the Available Excluded Contribution Amount, in each case immediately prior to the time of the payment or making of such acquisition; or

(d)           such acquisition is an acquisition of businesses of Franchisees (x) that have discontinued operations or that have indicated, or that the Parent Borrower shall have reasonably determined, that if an acquisition is not made it is reasonably likely to imminently discontinue operations or (y) otherwise for a cash purchase price, when aggregated with the cash purchase price for all other acquisitions under this clause (d)(y) and all Investments under Section 8.9(s)(6) in the same fiscal year not in excess of $100,000,000.

provided, that in the case of each such acquisition pursuant to clauses (a), (b) and (c) after giving effect thereto, no Specified Default shall occur as a result of such acquisition and no Event of Default known to the Parent Borrower shall occur as a result of such acquisition; and provided, further, that to the extent any acquisition permitted under this Section 8.10 results in the acquisition by any Loan Party of Rental Equipment, Service Vehicles and/or Spare Parts and Merchandise constituting Collateral or any component of the Canadian Borrowing Base or the U.S. Borrowing Base consisting either of (x) assets of a type substantially different from those in the Canadian Borrowing Base or the U.S. Borrowing Base at such time, or (y) assets of a type substantially similar to those in the Canadian Borrowing Base or the U.S Borrowing Base at such time, in the case of this clause (y) with an aggregate net book value in excess of $180,000,000, then (i) the Parent Borrower may deliver an appraisal prepared by a Qualified Appraisal Company with respect to such acquired assets and (ii) until such appraisal is delivered or waived in writing by the Administrative Agent and the Co-Collateral Agent, the assets acquired pursuant to such acquisition shall not be included in the Borrowing Base Certificate, the Canadian Borrowing Base or the U.S. Borrowing Base.  With respect to any acquisition that is consummated in a series of transactions, any of which might constitute an Investment but not the acquisition of all of the business or assets of, or stock or other evidences of beneficial ownership of, any Person, the Parent Borrower at its option may classify such transactions in whole or in part as an acquisition subject to this Section 8.10 (and for the avoidance of doubt not as Investments subject to Section 8.9), with compliance with this Section 8.10 determined as of the date of the first such transaction so classified as if all such transactions so classified had been consummated on such date.

8.11        Limitation on Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon terms no less favorable to the Parent Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided that nothing contained in this Section 8.11 shall be deemed to prohibit:

(a)           the Parent Borrower or any Restricted Subsidiary from entering into or performing any consulting, management or employment agreements or other compensation arrangements with any current or former director, officer, employee or consultants of or to the Parent Borrower or any Subsidiaries or any Parent Entity that (i) is approved by the Board of Directors of the Parent Borrower or any Parent Entity (including the compensation committee thereof), (ii) provides for annual base compensation not in excess of $2,000,000 for such director, officer, employee or consultant or (iii) is entered into in the ordinary course of business;

(b)           [reserved];

(c)           the payment of transaction expenses in connection with this Agreement;

(d)           the Parent Borrower or any Restricted Subsidiary from entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favor of any Permitted Holder and each person who was, is or becomes a director, officer, agent, employee or consultant of or to the Parent Borrower or any of its Subsidiaries or any Parent Entity, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by any Parent Entity (provided that, if such Parent Entity shall own any material assets other than the Capital Stock of Holdings or another Parent Entity, or other assets relating to the ownership interest of such Parent Entity in Holdings or another Parent Entity, such liabilities shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such liabilities relating or allocable to the ownership interest of such Parent Entity in Holdings or another Parent Entity and such other related assets) or Holdings or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of the Parent Borrower or any of its Subsidiaries, predecessors or successors, (C) arising out of the fact that any indemnitee was or is a director, officer, agent, employee or consultant of or to the Parent Borrower or any of its Subsidiaries or Holdings or any Parent Entity, or is or was serving at the request of any such corporation as a director, officer, employee, agent or consultant of or to another corporation, partnership, joint venture, trust or enterprise or (D) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Parent Borrower or any of its Subsidiaries;

(e)           the Parent Borrower or any Restricted Subsidiary from performing any agreements or commitments with or to any Affiliate existing on the Closing Date and described in Schedule 8.11(e);

(f)            any transaction permitted under Section 8.4(b), Section 8.4(d), Section 8.4(f), Section 8.5, Section 8.7, Section 8.9(e), Section 8.9(f) or Section 8.9(n), any transaction with the Parent Borrower or any Subsidiary of the Parent Borrower, any transaction with a Special Purpose Entity, and any transaction in the ordinary course of business, or approved by a majority of the Board of Directors of any Parent Entity, Holdings, the Parent Borrower or such Subsidiary, with an Affiliate of the Parent Borrower controlled by the Parent Borrower that is a Franchisee, a Franchise Special Purpose Entity, a joint venture or similar entity;

(g)           the Parent Borrower or any Restricted Subsidiary from performing its obligations under the Tax Sharing Agreement or any other Transaction Agreement; and

(h)           the Transactions, and all transactions relating thereto.

For purposes of this Section 8.11, (A) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if (i) such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of any Parent Entity, Holdings, the Parent Borrower or such Restricted Subsidiary, or (ii) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the Board of Directors of any Parent Entity, Holdings, the Parent Borrower or such Restricted Subsidiary, such transaction shall be approved by a nationally recognized expert with expertise in appraising the terms and conditions of the type of transaction for which approval is required, and (B) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.  A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Parent Borrower or any Parent Entity or any

options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation in respect of such member’s role as director.

8.12        [Reserved]

8.13        [Reserved].

8.14        Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents.

(a)           Make any optional payment or prepayment on or optional repurchase or redemption of (x) the Senior Notes (in each case, other than as provided in the respective definition thereof) or (y) any other Indebtedness incurred pursuant to Section 8.2(d) or any other Indebtedness that is expressly subordinated in right of payment to the Obligations hereunder or any other Loan Document pursuant to a written agreement (the Indebtedness referred to in clauses (x) and (y), “Restricted Indebtedness”), including any optional payments on account of, or for a sinking or other analogous fund for, the repurchase, redemption, defeasance or other acquisition thereof (any such optional payment, prepayment, repurchase redemption, defeasance or acquisition, an “Optional Payment”):

(i)            except for Optional Payments pursuant to this clause (i) in an aggregate amount, when aggregated with (i) all cash dividends paid pursuant to Section 8.7(g), (ii) all Investments outstanding pursuant to Section 8.9(p), proviso clause (i) and (iii) all cash consideration paid in respect of Investments outstanding pursuant to Section 8.9(g)(ii)(C) and acquisitions made pursuant to Section 8.10(b)(iii), not exceeding $200,000,000 in the aggregate, or

(ii)           except for Optional Payments made in exchange for, or out of the proceeds of the issuance, sale or other incurrence of, Indebtedness of the Parent Borrower or any of its Subsidiaries permitted under Section 8.2, or Capital Stock of the Parent Borrower (other than Disqualified Capital Stock), or Indebtedness or Capital Stock of any Parent Entity, or

(iii)          except for Optional Payments (w) in amounts not to exceed in the aggregate the amount of any Indebtedness incurred or assumed in reliance on Section 8.2(x), (x) in an aggregate amount not to exceed $50,000,000 per year or (y) in an amount not exceeding the amount of Net Available Cash permitted to be so applied pursuant to Section 8.6, or

(iv)          except for Optional Payments if either (x) the Payment Conditions are satisfied or (y) the Payment Conditions are not satisfied, (i)

the Available Amount Payment Conditions are satisfied and (ii) such Optional Payment made pursuant to this clause (a)(iv)(y) is in an aggregate amount not to exceed the sum of (x) the Available Amount plus (y) the greater of $35,000,000 and 1.0% of Consolidated Tangible Assets plus (z) the Available Excluded Contribution Amount, in each case immediately prior to the time of the payment or making of such Optional Payment.

(b)           In the event of the occurrence of a Change of Control, repurchase or repay any Indebtedness then outstanding pursuant to any of the Senior Notes or any portion thereof, unless the Borrowers shall have (i) made payment in full of the Loans, all Reimbursement Obligations and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Note and cash collateralized the Bankers’ Acceptances and the L/C Obligations on terms reasonably satisfactory to the Administrative Agent or (ii) made an offer to pay the Loans, all Reimbursement Obligations and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Note and to cash collateralize the Bankers’ Acceptances and the L/C Obligations in respect of each Lender and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer and cash collateralized the Bankers’ Acceptances and the L/C Obligations in respect of each such Lender which has accepted such offer.  Upon the Borrowers having (i) made all payments of Loans, all Reimbursement Obligations and any other amounts then due and owing to any Lender required by the preceding sentence and (ii) terminated the Commitments of any such Lender outstanding hereunder, any Event of Default arising under Section 9(l) by reason of such Change of Control shall be deemed not to have occurred or be continuing.

(c)           Amend, supplement, waive or otherwise modify any of the provisions of the Senior Notes Indenture or the Senior Notes (excluding pursuant to a refinancing thereof, in whole or in part) which increases the rate or shortens the time of payment of interest or premium payable, whether at maturity, at a date fixed for prepayment or by acceleration or otherwise on the Indebtedness evidenced by the Senior Notes, or shortens the fixed maturity of the Senior Notes to a date prior to the date that is 91 days after the Termination Date.  For the avoidance of doubt, the foregoing shall not limit the ability of the Parent Borrower or any Restricted Subsidiary to pay customary (as determined by the Parent Borrower in good faith) consent fees in connection with any amendment, supplement, waiver or other modification of any of the provisions of the Senior Notes Indenture or the Senior Notes.

8.15        Limitation on Changes in Fiscal Year.  Permit the fiscal year of Holdings or the Parent Borrower to end on a day other than December 31.

8.16        Limitation on Restrictive Agreements.  The Parent Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into with any Person any agreement that restricts the ability of the Parent Borrower or any of its Restricted Subsidiaries (other than any Foreign Subsidiaries or any Excluded Subsidiaries) to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues constituting Collateral as and to the extent contemplated by this Agreement and the other Loan Documents, whether now owned or hereafter acquired, other than:

(a) this Agreement, the other Loan Documents and any related documents, the Senior Notes, the Senior Notes Indenture and the other Senior Notes Debt Documents and any related documents, any Additional Credit Facility, any other Additional Documents and any related documents, the Intercreditor Agreement, any First Lien Intercreditor Agreement, any Credit Facility, and any agreement in effect or entered into on the Closing Date;

(b) any agreement of a Person, or relating to Indebtedness (including any Guarantee Obligation in respect thereto) or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, or which agreement is assumed by the Parent Borrower or any Restricted Subsidiary in connection with an acquisition from or other transaction with such Person, as in effect at the time of such acquisition, merger, consolidation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation or transaction); provided that for purposes of this clause (b), if a Person other than the Parent Borrower is the surviving Person with respect thereto, any Subsidiary thereof or agreement of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Parent Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such surviving Person;

(c) any agreement (a “Refinancing Agreement”) effecting a refinancing of Indebtedness (including any Guarantee Obligation in respect thereto)  Incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement referred to in clause (a) or (b) above or this clause (c) (an “Initial Agreement”), or that is, or is contained in, any amendment, supplement or other modification to any Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Parent Borrower);

(d)  any agreement relating to intercreditor arrangements and related rights and obligations, to or by which the Lenders and/or the Administrative Agent, the Collateral Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the lenders another Person shall also receive a Lien, which Lien is permitted by Section 8.3;

(e) any agreement governing or relating to (x) Indebtedness of or a Franchise Financing Disposition by or to or in favor of any Franchisee or Franchise Special Purpose Entity or to any Franchise Lease Obligation, (y) Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity or (z) sale of receivables by or Indebtedness of a Foreign Subsidiary, in each case under this clause (e) including any Guarantee Obligation in respect thereof;

(f) any agreement relating to any Indebtedness Incurred after the Closing Date as permitted by Section 8.2 (including any Guarantee Obligation in respect thereof), or otherwise entered into after the Closing Date, (i) if the restrictions thereunder taken as a whole are consistent with prevailing market practice for similar Indebtedness or other agreements, or are not materially less favorable to the Lenders than those under the Initial Agreements, or do not materially impair the ability of the Loan Parties to create and maintain the Liens on the Collateral securing the Obligations pursuant to the Security Documents as and to the extent contemplated thereby and by Section 7.9, in each case as determined in good faith by the Parent Borrower or (ii) if such restrictions apply only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(h) any agreement governing or relating to Indebtedness (including any Guarantee Obligation in respect thereof) and/or other obligations and liabilities secured by a Lien permitted by Section 8.3 (in which case any restriction shall only be effective against the assets subject to such Lien, except as may be otherwise permitted under this Section 8.16);

(i)  any agreement for the direct or indirect disposition of Capital Stock of any Person, property or assets, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such disposition;

(j) (i) any agreement that restricts in a customary manner (as determined in good faith by the Parent Borrower) the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) any restriction by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Parent Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii)  mortgages, pledges or other security agreements to the extent restricting the transfer of the property or assets subject thereto, (iv) any reciprocal easement agreements containing customary provisions (as determined in good faith by the Parent Borrower) restricting dispositions of real property interests, (v) Purchase Money Obligations that impose restrictions with respect to the property or assets so acquired, (vi) agreements with customers or suppliers entered into in the ordinary course of business that impose restrictions with respect to cash or other deposits, net worth or inventory, (vii) customary provisions (as determined in good faith by the Parent Borrower) contained in agreements and instruments entered into in the ordinary course of business (including leases and licenses) or in joint venture and other similar agreements or in shareholder, partnership, limited liability company and other similar agreements in respect of non-wholly owned Restricted Subsidiaries, (viii) restrictions that arise or are agreed to in the ordinary course of business and do not detract from the value of property or assets of the Parent Borrower or any Restricted Subsidiary in any manner material to the Parent Borrower or such Restricted Subsidiary, (ix) Hedging Obligations or (x) Bank Products Obligations;

(k) restrictions by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Parent Borrower or any of its Subsidiaries or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Subsidiary’s status (or the status of any Subsidiary of such Subsidiary) as a Captive Insurance Subsidiary; and

(l)  any agreement evidencing any replacement, renewal, extension or refinancing of any of the foregoing (or of any agreement described in this clause (l)).

It is understood that a limitation on the amount of Indebtedness or other obligations or liabilities that may be incurred, outstanding, guaranteed or secured under this Agreement or any other Loan Document (in excess of the amount thereof that may be incurred, outstanding, guaranteed and secured under this Agreement or any other Loan Document as in effect on the Closing Date) does not constitute a limitation that is restricted by this Section 8.16.

8.17        Limitation on Lines of Business.  Enter into any business, either directly or through any Restricted Subsidiary or joint venture or similar arrangement described in Section 8.9(k), except for those businesses of the same general type as those in which the Parent Borrower and its Subsidiaries are engaged on the Closing Date or which are reasonably related thereto and any business related thereto.

8.18        Limitations on Currency, Commodity and Other Hedging Transactions.  Enter into, purchase or otherwise acquire agreements or arrangements relating to currency, commodity or other hedging except, to the extent and only to the extent that, such agreements or arrangements are entered into, purchased or otherwise acquired other than for purposes of speculation (any such agreement or arrangement permitted by this Section 8.18 a “Permitted Hedging Arrangement”).

SECTION 9.         EVENTS OF DEFAULT.  If any of the following events shall occur and be continuing:

(a)           Any of the Borrowers shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or any of the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)           Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made and the circumstances giving rise to such misrepresentation, if capable of alteration, are not altered so as to make such representation or warranty correct in all material respects by the date falling thirty (30) days after the date on which written notice thereof shall have been given to the Parent Borrower by the Administrative Agent or the Required Lenders; provided, for the avoidance of doubt that if any representation or warranty made or deemed made pursuant to the second sentence of Section 5.7 shall prove to have been incorrect in any material respect, such failure to be correct shall be deemed cured if the Default or Event of Default giving rise to, or otherwise underlying, such failure to be correct, shall be cured; or

(c)           Any Loan Party shall default in the observance or performance of any agreement contained in Section 7.7(f) (after a two (2) Business Day cure period), Section 4.16, Section 7.2(e) (after a three Business Day grace period or, if during the continuance of a Specified Default or Dominion Event, after a one Business Day grace period), Section 7.4 (with respect to maintenance of existence), Section 7.6(a)(ii) (after a two Business Day grace period), Section 7.6(b) (after a two Business Day grace period), Section 7.7(a) or Section 8 of this Agreement; provided that, in the case of a default in the observance or performance of its obligations under Section 7.7(a) hereof, such default shall have continued unremedied for a period of two days; and provided further that, if (x) any such failure with respect to Sections 4.16, 7.4 or 7.6 is of a type that can be cured within five Business Days and (y) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such failure shall not constitute an Event of Default for five Business Days after the occurrence thereof so long as the Loan Parties are diligently pursuing the cure of such failure; or

(d)           Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (A) the date on which a Responsible Officer of the Parent Borrower becomes aware of such default and (B) the date on which written notice thereof shall have been given to the Parent Borrower by the Administrative Agent or the Required Lenders; or

(e)           Holdings, the Parent Borrower or any Restricted Subsidiary shall  (i) default in (x) any payment of principal of or interest on any Indebtedness (excluding the Loans and the Reimbursement Obligations) in excess of $100,000,000 or (y) in the payment of any Guarantee Obligation in excess of $100,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Loans and the Reimbursement Obligations) or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”), and (x) such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given, (y) such default shall not have been remedied or waived by or on behalf of such holder or holders, and (z) in the case of any such Indebtedness of any Foreign Subsidiary (other than any Loan Party), such Indebtedness shall have been Accelerated and such Acceleration shall not have been rescinded (provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder); or

(f)            If (i) the Parent Borrower or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the reorganization, winding-up, liquidation or dissolution of any Foreign Subsidiary of the Parent Borrower that is not a Loan Party or a Canadian Subsidiary), or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent Borrower or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent Borrower or any of its Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of, in the case of Material Subsidiaries that are Foreign Subsidiaries (other than any Loan Party), 90 days and otherwise, 60 days; or (iii) there shall be commenced against the Parent Borrower or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within, in the case of Material Subsidiaries that are Foreign Subsidiaries (other than any Loan Party), 90 days and otherwise, 60 days from the entry thereof; or (iv) the Parent Borrower or any of its Material Subsidiaries shall take any corporate or other organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any Material Subsidiaries of the Parent Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due (other than in connection with any reorganization, winding-up, liquidation, dissolution of any Subsidiary of the Parent Borrower that is not a Loan Party referred to in the parenthetical exclusion contained in clause (i)(A) above); or

(g)           (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) (A) any failure to satisfy minimum funding standards (as defined in Section 302 or 303 of ERISA or Section 412 or 430 of the Code), whether or not waived, shall exist with respect to any Plan or (B) any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Parent Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single

Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Parent Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i)  through (vi) of this Section 9(g), such event or condition, either individually or together with all other such events or conditions, if any, could be reasonably expected to result in a Material Adverse Effect; or

(h)           One or more judgments or decrees shall be entered against the Parent Borrower or any Restricted Subsidiary involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)            Any Loan Party shall assert in writing that the Intercreditor Agreement or any Note hereunder shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof); or

(j)            (i) The U.S. Guarantee and Collateral Agreement shall, or any other Security Document covering a significant portion of the Collateral shall (at any time after its execution, delivery and effectiveness), cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to such Security Document shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(k)           [reserved];

(l)            A Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the

Commitments, if any, shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of BA Equivalent Loans and L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder and whether or not the BA Equivalent Loans have matured) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Parent Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of Bankers’ Acceptances and L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder and whether or not the Bankers’ Acceptances have matured) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

In the case of all U.S. Facility Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the applicable U.S. Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such U.S. Facility Letters of Credit (and each U.S. Borrower hereby grants to the Administrative Agent, for the benefit of the applicable Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such U.S. Facility Letters of Credit and all other obligations under the Loan Documents of the US Borrowers).  In the case of all Canadian Facility Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the applicable Canadian Borrower shall at such time deposit in a cash collateral account opened by the Canadian Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Canadian Facility Letters of Credit (and the Canadian Borrowers hereby grant to the Canadian Agent, for the benefit of the applicable Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Canadian Facility Letters of Credit and all other obligations of such Canadian Borrowers under the Loan Documents).  If at any time the Administrative Agent or the Canadian Agent, as applicable, determines that any funds held in any such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent or the Canadian Agent, as applicable, and the applicable Secured Parties, or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding U.S. Facility Letters of Credit or Canadian Facility Letters of Credit, as applicable, the applicable Borrowers, shall, forthwith upon demand by the Administrative Agent or the Canadian Agent, as applicable, pay to the Administrative Agent or the Canadian Agent, as applicable, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent or the Canadian Agent, as applicable, determines to be free and clear of any such right and claim.  Amounts held in any such cash collateral account with respect to U.S. Facility Letters of Credit shall be applied by the Administrative Agent to the payment of drafts drawn under such U.S. Facility Letters of Credit, and the unused portion thereof after all such U.S. Facility Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Loan Parties hereunder and under the other Loan Documents.  Amounts held in any such cash collateral account with respect to Canadian Facility Letters of Credit shall be applied by the applicable Agent to the payment of drafts drawn under such Canadian Facility Letters of Credit, and the unused portion thereof after all such Canadian Facility Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Loan Parties hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Loan Parties hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower (or such other Person as may be lawfully entitled thereto).  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Lender in its capacity as a Secured Party or as beneficiary of any security granted pursuant to the Security Documents shall have any right to exercise remedies in respect of such security without the prior written consent of the Required Lenders.

Except as expressly provided above in this Section 9, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10.       THE AGENTS AND THE OTHER REPRESENTATIVES.

10.1        Appointment.

(a)           Each Lender hereby irrevocably designates and appoints the Agents as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each agent in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.

Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent, the Collateral Agent, the Canadian Agent, the Canadian Collateral Agent, the Co-Collateral Agent and the Issuing Lenders, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Other Representatives.  Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent, the Collateral Agent, the Canadian Agent, the Canadian Collateral Agent and the Co-Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates).  Notwithstanding the foregoing, the Administrative Agent agrees to act as the U.S. federal withholding Tax agent in respect of all amounts payable by it under the Loan Documents.

(b)           Each of the parties hereto (including each Lender, acting for itself and on behalf of each of its Affiliates that are or become Secured Parties from time to time) confirms the appointment and designation of Citibank, N.A., in its capacity as the Canadian Collateral Agent, as the hypothecary representative for the present and future Secured Parties (in such capacity, the “Representative”), as contemplated by Article 2692 of the Civil Code of Québec, for the purposes of holding any Liens including any hypothecs (“Hypothecs”) granted by the Canadian Loan Parties or any one of them pursuant to the laws of the Province of Quebec. The execution by the Representative prior to the date hereof of any document creating or evidencing any such Hypothec for the benefit of any of the Secured Parties is hereby ratified and confirmed.  Each future Secured Party, whether a Lender or a holder of any Obligation, shall be deemed to have ratified and confirmed (for itself and on behalf of each of its Affiliates that are or become Secured Parties from time to time) the appointment of the Representative.  The substitution or replacement of the Canadian Collateral Agent pursuant to the provisions hereof shall also constitute the substitution or replacement of the Representative. The new Representative, without further act other than the filing of a notice of replacement of hypothecary representative as contemplated by Article 2692 of the Civil Code of Quebec, shall then be vested and have all the rights, powers and authorities granted to the Representative hereunder and shall be subject in all respects to the terms, conditions and provisions hereof, to the same extent as if originally appointed as the Representative.

(c)           Notwithstanding the provisions of Section 32 of An Act Respecting the Special Powers of Legal Persons (Québec), the Administrative Agent, the Collateral Agent, the Canadian Agent, and the Canadian Collateral Agent may purchase, acquire and be the holder of any bond issued by any Loan Party.  Each of the Loan Parties hereby acknowledges that any such bond shall constitute a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Québec.

10.2        Delegation of Duties.  In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for Holdings or any of its Subsidiaries.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Canadian Agent in the case of the Administrative Agent and the Administrative Agent in the case of the Canadian Agent, the Canadian Collateral Agent in the case of the Collateral Agent, the Collateral Agent in the case of the Canadian Collateral Agent, the Collateral Agent in the case of the Administrative Agent and the Canadian Collateral Agent in the case of the Canadian Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.3        Exculpatory Provisions.  None of the Agents or any Other Representative nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by Holdings, any Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents or any Other Representative under or in connection with, this Agreement or any other Loan Document, (ii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document, (iii) for any failure of Holdings, any Borrower or any other Loan Party to perform its obligations hereunder or under any other Loan Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, (v) the satisfaction of any of the conditions precedent set forth in Section 6, or (vi) the existence or possible existence of any Default or Event of Default.  Neither the Agents nor any Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Holdings, any Borrower or any other Loan Party.  Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Canadian Agent hereunder or given to the Agents for the account of or with copies for the Lenders, the Agents and the Other

Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Holdings, any Borrower or any other Loan Party which may come into the possession of the Agents and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.4        Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message or other electronic transmission, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Borrower or Holdings), independent accountants and other experts selected by each Agent.  The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 11.6 and all actions required by such Section in connection with such transfer shall have been taken.  Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.  Each Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 11.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 11.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5        Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, the Parent Borrower or Holdings referring to this Agreement, describing such Default or Event of Default.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Agents shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 11.1(a); provided that unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6        Acknowledgements and Representations by Lenders.  Each Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of any Borrowers or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender.  Each Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings and the Borrowers and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder.  Each Lender acknowledges and agrees to comply with the provisions of Section 11.6 applicable to the Lenders hereunder.

10.7        Indemnification.

(a)           The Lenders agree to indemnify each Agent (or any Affiliate thereof), each Issuing Lender and the Swing Line Lender (to the extent not reimbursed by the Parent Borrower or any other Loan Party and without limiting the obligation of the Parent Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s bad faith, gross negligence or willful misconduct or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such.  The obligations to indemnify each Issuing Lender and Swing Line Lender shall be ratable among the Revolving Credit Lenders in accordance with their respective Commitments (or, if the Commitments have been terminated, the outstanding principal amount of their respective Revolving Credit Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit and shall be payable only by the Revolving Credit Lenders).  The agreements in this Section 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.

(b)           Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c)           The agreements in this Section 10.7 shall survive the payment of all Borrower Obligations and Guaranteed Obligations (each as defined in the U.S. Guarantee and Collateral Agreement).

10.8        Agents and Other Representatives in Their Individual Capacity.  Each Agent, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower or any other Loan Party as though such Agent and the Other Representatives were not an Agent or the Other Representatives hereunder and under the other Loan Documents.  With respect to Loans made or renewed by them and any Note issued to them and with respect to any Letter of Credit issued or participated in by them, each Agent and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not an Agent or an Other Representative, and the terms “Lender” and “Lenders” shall include the Agents and the Other Representatives in their individual capacities.

10.9        Collateral Matters.

(a)           Each Lender authorizes and directs the Administrative Agent, the Canadian Agent, the Collateral Agent, the Canadian Collateral Agent and the Co-Collateral Agent to enter into (x) the Security Documents, the Intercreditor Agreement, any First Lien Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the applicable Lenders and the other Secured Parties, (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents or the  Intercreditor Agreement or enter into the First Lien Intercreditor Agreement or Other Intercreditor Agreement in connection with the incurrence by any Loan Party or any Subsidiary thereof of Incremental Indebtedness (each, an “Intercreditor Agreement Supplement”) to permit such Incremental Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) and (z) any Increase Supplement, Lender Joinder Agreement, Incremental Commitment Amendment, Extension Amendment or Specified Refinancing Amendment as provided in Section 2.9, 2.10, 2.11 or 2.12, as applicable.  Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Collateral Agent, the Administrative Agent, the Canadian Agent, the Canadian Collateral Agent, the Co-Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the Intercreditor Agreement (as amended by any Intercreditor Agreement Supplement), the First Lien Intercreditor Agreement, Other Intercreditor Agreement, Increase Supplement, Lender Joinder Agreement, Incremental Commitment Amendment, Extension Amendment and Specified Refinancing Amendment, and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent and the Canadian Collateral Agent are hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.  Except for any joinders with respect to additional facilities or as otherwise required or contemplated by the terms thereof, the Collateral Agent and the Co-Collateral Agent shall not enter into amendments, amendments and restatements, restatements or waivers of supplements to or other modifications to the Intercreditor Agreement or any intercreditor agreements without the consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed.  The Collateral Agent or the Canadian Collateral Agent, as the case may be, may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

(b)           The Lenders hereby authorize the Administrative Agent, the Collateral Agent, the Canadian Agent, the Canadian Collateral Agent and the Co-Collateral Agent, as applicable, in each case at its option and in its discretion (A) to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby that are then due and unpaid, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof in compliance with Section 8.6, (iii) owned by any Restricted Subsidiary of the Parent Borrower which becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary of the Parent Borrower or constituting Capital Stock or other equity interests of an Excluded Subsidiary, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Section 11.1) (v) [reserved] or (vi) as otherwise may be expressly provided in the relevant Security Documents; (B) at the written request of the Parent Borrower to subordinate any Lien on any Excluded Assets (as defined in the Guarantee and Collateral Agreement) (or to confirm in writing the absence of any Lien thereon) or on any other property granted to or held by such Agent, as the case may be under any Loan Document to the holder of any Permitted Lien and (C) to release any Restricted Subsidiary of the Parent Borrower from its Obligations under any Loan Documents to which it is a party if such Person ceases to be a Restricted Subsidiary of the Parent Borrower or becomes an Excluded Subsidiary.  Upon request by the Administrative Agent, the Collateral Agent, the Canadian Agent or the Canadian Collateral Agent, at any time, the Lenders will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.9.

(c)           The Lenders hereby authorize the Administrative Agent, the Canadian Agent, the Collateral Agent, the Canadian Collateral Agent and the Co-Collateral Agent as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Section 11.22.  Upon request by any Agent, at any time, the Lenders will confirm in writing any Agent’s authority under this Section 10.9(c).

(d)           No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by Holdings or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Section 10.9 or in any of the Security Documents, it being understood and agreed by the Lenders that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(e)           Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by Section 11.1 or 11.22 with the written consent of the Agent party thereto and the Loan Party thereto.

(f)            The Collateral Agent may, and hereby does, appoint the Administrative Agent, the Canadian Agent and the Co-Collateral Agent as its agent for the purposes of holding any Collateral and/or perfecting such Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.  The Canadian Collateral Agent may, and hereby does, appoint the Canadian Agent and the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Canadian Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the Collateral as such Agents may from time to time agree.

(g)           The Administrative Agent, the Canadian Agent, the Collateral Agent, the Canadian Collateral Agent and the Co-Collateral Agent each hereby agree that to the extent such Agent receives any notice from the Loan Parties hereunder, such Agent shall promptly deliver a copy to each other Agent hereunder in accordance with Section 11.2 hereunder, and the Borrowers hereby authorize such delivery.

10.10      Successor Agent.  Subject to the appointment of a successor as set forth herein, the Administrative Agent or the Canadian Agent may resign upon 10 days’ notice to the Lenders and the Parent Borrower, and if the Administrative Agent or the Canadian Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Parent Borrower may, upon 10 days’ notice to the Administrative Agent or Canadian Agent, as applicable, remove such Agent.  If the Administrative Agent or the Canadian Agent shall resign or be removed as Administrative Agent or Canadian Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders (in the case of the Administrative Agent) or the majority of the remaining Canadian Lenders (in the case of the Canadian Agent) shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Canadian Agent, as applicable, and the term “Administrative Agent” or “Canadian Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Canadian Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit.  The Co-Collateral Agent may resign as an Agent hereunder upon 10 days’ notice to the Administrative Agent, Lenders and the Parent Borrower.  If the Co-Collateral Agent or a Subsidiary or an Affiliate thereof (x) has admitted in writing that it is insolvent or becomes subject to a Lender-Related Distress Event, or (y) is a Defaulting Lender, then either the Required Lenders or the Parent Borrower may, upon 10 days’ notice to the Co-Collateral Agent, remove the Co-Collateral Agent.  Each of the Collateral Agent, the Canadian Collateral Agent, the Syndication Agent and any Co-Documentation Agent may resign as an Agent hereunder upon 10 days’ notice to the Administrative Agent, Lenders and the Parent Borrower, or if any such Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon 10 days’ notice to such Agent, remove such Agent.  If the Collateral Agent, Canadian Collateral Agent, Co-Collateral Agent, Syndication Agent or either Documentation Agent shall resign or be removed as Collateral Agent, Canadian Collateral Agent, Co-Collateral Agent, Syndication Agent or Co-Documentation Agent hereunder, as applicable, the duties, rights, obligations and responsibilities of such Agent hereunder, if any, shall automatically be assumed by, and inure to the benefit of, the Administrative Agent (or, in the case of the resignation or removal of the Canadian Collateral Agent, the Canadian Agent), without any further act by any Agent or any Lender.  After any retiring Agent’s resignation or removal as Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.  Additionally, after such retiring Agent’s resignation or removal as such Agent, the provisions of this Section 10.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents.  After the resignation or removal of any Administrative Agent pursuant to the preceding provisions of this Section 10.10, such resigning or removed Administrative Agent (x) shall not be required to act as Issuing Lender for any Letters of Credit to be issued after the date of such resignation or removal and (y) shall not be required to act as Swing Line Lender with respect to Swing Line Loans to be made after the date of such resignation or removal (and all outstanding Swing Line Loans of such resigning or removed Administrative Agent shall be required to be repaid in full upon its resignation), although the resigning or removed Administrative Agent shall retain all rights hereunder as Issuing Lender and Swing Line Lender with respect to all Letters of Credit issued by it, and all Swing Line Loans made by it, prior to the effectiveness of its resignation or removal as Administrative Agent hereunder.

10.11      Other Representatives.  None of the Syndication Agent, the Documentation Agent, the Senior Managing Agents nor any of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.

10.12      Swing Line Lender.  The provisions of this Section 10 shall apply to the Swing Line Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

10.13      Withholding Tax.  To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding.  If any payment has been made to any Lender by the Administrative Agent without the applicable withholding tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.

10.14      Application of Proceeds.

(a)           The Lenders, the Administrative Agent, the Collateral Agent, the Co-Collateral Agent and each Issuing Lender agree, as among such parties, as follows:  Subject to the terms of the Intercreditor Agreement, any First Lien Intercreditor Agreement and any Other Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, any Lender or any Issuing Lender on account of the Collateral under the U.S. Security Documents, on account of the U.S. Borrowers’ Obligations or in the Administrative Agent Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and subject to any applications of any such amounts otherwise required pursuant to Section 4.4(b), or otherwise required by the Intercreditor Agreement, any First Lien Intercreditor Agreement and any Other Intercreditor Agreement):  (1) first, to the payment (on a ratable basis) of all outstanding expenses actually due and payable to the Administrative Agent, the Collateral Agent and the Co-

Collateral Agent and, to the extent allocable to Canadian Facility Revolving Credit Loans made to the U.S. Borrowers, the Canadian Agent and/or the Canadian Collateral Agent under any of the Loan Documents and to repay or prepay outstanding U.S. Facility Revolving Credit Loans advanced by the Administrative Agent and Canadian Facility Revolving Credit Loans made to the U.S. Borrowers by the Canadian Agent on behalf of the applicable Lenders hereunder; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable to each U.S. Facility Issuing Lender under any of the Loan Documents and to repay all outstanding U.S. Borrower Unpaid Drawings and all interest thereon; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the U.S. Facility Revolving Credit Loans and Canadian Facility Revolving Credit Loans made to the U.S. Borrowers and all accrued and unpaid Fees actually due and payable to the Administrative Agent, the Collateral Agent, the Co-Collateral Agent and the Canadian Agent, the U.S. Issuing Lenders and the Revolving Credit Lenders under any of the Loan Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, (A) to repay (on a ratable basis) the outstanding principal of U.S. Facility Revolving Credit Loans and Canadian Facility Revolving Credit Loans and Swing Line Loans made to the U.S. Borrowers (whether or not then due and payable), (B) to repay (on a ratable basis) any outstanding obligations payable under Designated Hedging Agreements secured under the U.S. Security Documents and for which an equal Designated Hedging Reserve has been taken against the Borrowing Base, (C) to repay (on a ratable basis) all outstanding obligations payable under any Bank Products Agreements secured under the U.S. Security Documents and for which an equal Cash Management Reserve has been taken against the Borrowing Base and (D) cash collateralize Individual L/C Exposure, (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding obligations of the U.S. Borrowers then due and payable to the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Canadian Agent, the Canadian Collateral Agent and the Revolving Credit Lenders under this Agreement and (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to pay (on a ratable basis) (x) all other outstanding obligations of the U.S. Borrowers and Canadian Borrowers then due and payable to the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Canadian Agent, the Canadian Collateral Agent and the Revolving Credit Lenders under any of the Loan Documents and (y) all other outstanding obligations payable under any Bank Products Agreements secured under the U.S. Security Documents or Designated Hedging Agreement secured under the U.S. Security Documents.

(b)           The Lenders, the Canadian Agent, the Canadian Collateral Agent, the Administrative Agent, the Co-Collateral Agent and each Issuing Lender agree, as among such parties, as follows:  subject to the terms of the Intercreditor Agreement, any

First Lien Intercreditor Agreement and any Other Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Canadian Agent, the Canadian Collateral Agent, the Co-Collateral Agent, any Lender or any Issuing Lender on account of the Collateral under the Canadian Security Documents, on account of the Canadian Borrowers’ Obligations or in the Canadian Agent Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Canadian Agent has actual knowledge of the amounts owing or outstanding as described below and subject to any applications of any such amounts otherwise required pursuant to Section 4.4(b), or (z) otherwise required by the Intercreditor Agreement, any First Lien Intercreditor Agreement and any Other Intercreditor Agreement):  (1) first, to the payment (on a ratable basis) of all outstanding expenses actually due and payable by the Canadian Borrowers to the Canadian Agent, the Co-Collateral Agent and/or the Canadian Collateral Agent under any of the Loan Documents and to repay or prepay outstanding Canadian Facility Revolving Credit Loans made to the Canadian Borrowers by the Canadian Agent on behalf of the Lenders hereunder; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable by the Canadian Borrower to each Canadian Issuing Lender under any of the Loan Documents and to repay all outstanding Canadian Borrower Unpaid Drawings and interest thereon; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Canadian Facility Revolving Credit Loans made to the Canadian Borrowers and all accrued and unpaid Fees actually due and payable by the Canadian Borrowers to the Canadian Agent, the Co-Collateral Agent, the Canadian Issuing Lenders and the Canadian Lenders under any of the Loan Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, (A) to repay (on a ratable basis) the outstanding principal of Canadian Facility Revolving Credit Loans and Swing Line Loans made to the Canadian Borrowers (whether or not then due and payable), (B) to repay (on a ratable basis) any outstanding obligations payable under Designated Hedging Agreements secured under the Canadian Security Documents and for which an equal Designated Hedging Reserve has been taken against the Borrowing Base, (C) to repay (on a ratable basis) all outstanding obligations payable under any Bank Products Agreements secured under the Canadian Security Documents and for which an equal Cash Management Reserve has been taken against the Borrowing Base and (D) cash collateralize Individual L/C Exposure, (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding obligations of the Canadian Borrowers then due and payable to the Canadian Agent, the Co-Collateral Agent, the Canadian Collateral Agent and the Canadian Lenders under this Agreement; and (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to pay (on a ratable basis) (x) all other outstanding obligations of the Canadian Borrowers then due and payable to the Canadian Agent, the Co-Collateral Agent, the Canadian Collateral Agent and the Canadian Lenders under any of the other

Loan Documents and (y) all outstanding obligations payable under any Bank Products Agreements secured under the Canadian Security Documents or Designated Hedging Agreement secured under the Canadian Security Documents.

(c)           This Section 10.14 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Sections 2.10, 2.11 and 2.12, as applicable.  Notwithstanding the foregoing, Excluded Obligations (as defined in the U.S. Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement, as applicable) with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets and such Excluded Obligations shall be disregarded in any application of any amounts pursuant to the preceding paragraph.

SECTION 11.       MISCELLANEOUS.

11.1        Amendments and Waivers.

(a)           Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 11.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent (and the Canadian Agent, the Collateral Agent, the Co-Collateral Agent or the Canadian Collateral Agent, as applicable) may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent (or the Canadian Agent, the Collateral Agent, the Co-Collateral Agent or the Canadian Collateral Agent, as applicable), as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)            reduce or forgive the amount or extend the scheduled date of maturity of any Loan or any Reimbursement Obligation or of any scheduled installment thereof or reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment or change the currency in which any Loan or Reimbursement Obligation is payable, in each case without the consent of each Lender directly and adversely affected thereby, subject to Sections 11.1(d) and 11.1(e) (it being understood that (x) waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender and (y) an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii)           amend, modify or waive any provision of this Section 11.1(a) or reduce the percentage specified in the definition of Required Lenders or Supermajority Lenders, or consent to the assignment or transfer by Holdings or the Parent Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Section 8.5 or Section 11.6(a)), in each case without the written consent of all the Lenders;

(iii)          release Guarantors accounting for substantially all of the value of the Guarantee of the Obligations pursuant to the Security Documents, or all or substantially all of the Collateral, in each case without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document;

(iv)          require any Lender to make Loans having an Interest Period of longer than six months without the consent of such Lender;

(v)           amend, modify or waive any provision of Section 10 without the written consent of the Administrative Agent and of any Other Representative directly and adversely affected thereby;

(vi)          amend, modify or waive any provision of the Swing Line Note (if any) or Section 2.4 without the written consent of the Swing Line Lender and each other Lender, if any, which holds, or is required to purchase, a participation in any Swing Line Loan pursuant to Section 2.4(d); or

(vii)         amend, modify or waive the provisions of any Letter of Credit or any L/C Obligation without the written consent of the applicable Issuing Lender and each directly and adversely affected L/C Participant;

(viii)        increase the advance rates set forth in the definition of Canadian Borrowing Base or U.S. Borrowing Base, or make any change to the definition of “Borrowing Base” (by adding additional categories or components thereof), “Eligible Accounts”, “Eligible Rental Equipment”,

“Eligible Spare Parts and Merchandise”, “Eligible Service Vehicles”, “Eligible Unbilled Accounts” or “Net Orderly Liquidation Value” that would have the effect of increasing the amount of the Canadian Borrowing Base or the U.S. Borrowing Base, reduce the percentage set forth in the definition of “Dominion Event”, or increase the maximum amount of permitted Agent Advances under Section 2.1(d) (which, when aggregated with all other Extensions of Credit made hereunder, shall under no circumstance exceed the Commitments) in each case, without the written consent of the Supermajority Lenders; or

(ix)          subject to Section 11.1(c), amend, modify or waive the order of application of payments set forth in the last sentence of Section 4.4(a)(i) or Section 4.4(e), 4.8(a), 4.16(e) or 10.14 hereof, or Section 4.1 of the Intercreditor Agreement in each case without the consent of the Supermajority Lenders.

provided further that, notwithstanding and in addition to the foregoing, the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $10,000,000 in any fiscal year without the consent of any Lender.

Notwithstanding any provision herein to the contrary, (x) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents, except to the extent the consent of such Lender would be required under clause (i) in the proviso to the second sentence of Section 11.1(a) and (y) no Disqualified Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Loan Documents.

(b)           Any waiver and any amendment, supplement or modification pursuant to this Section 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c)           Notwithstanding any provision herein to the contrary, (u) this Agreement and the other Loan Documents may be amended in accordance with Section 2.10 to incorporate the terms of any Incremental Commitments with the written consent of the Parent Borrower and the Lenders providing such Incremental Commitments, provided that if such amendment includes an Incremental Commitment of a bank or other financial institution that is not at such time a Lender or an affiliate of a Lender, the inclusion of such bank or other financial institution as an Additional Lender shall be subject to the Administrative Agent’s consent (not to be unreasonably withheld or delayed) at the time of such amendment, (w) the scheduled date of maturity of any Loan or Reimbursement Obligation owed to any Lender or any Commitment of any Lender may be extended with the written consent of the Parent Borrower and such Lender, as contemplated by Section 2.11 or otherwise, (x) the Commitment of any Lender may be increased as contemplated by Section 2.9 with the written consent of the Parent Borrower and such Lender, (y) this Agreement and the other Loan Documents may be amended in accordance with Section 2.12 to incorporate the terms of any Specified Refinancing Facilities with the written consent of the Parent Borrower and the Specified Refinancing Lenders and (z) the Parent Borrower and the Administrative Agent may amend this Agreement without the consent of any Lender to cure any ambiguity, mistake, omission, defect or inconsistency, in each case without the consent of any other Person.  Without limiting the generality of the foregoing, subject to the limitations on non-pro rata payments in clause (i)(C)(II) of the proviso to the first sentence of Section 2.10(c) and in clause (b) of the proviso to the third sentence in Section 2.11(c), any provision of this Agreement and the other Loan Documents, including Section 4.4(a), 4.4(e), 4.8(a), 4.16(e) or 11.7 hereof, may be amended as set forth in the immediately preceding sentence pursuant to any Incremental Commitment Amendment, any Extension Amendment or Specified Refinancing Amendment, as the case may be, to provide for non-pro rata borrowings and payments of any amounts hereunder as between any Tranches, including the Loans, any Incremental Commitments, any Extended Commitments and Specified Refinancing Facilities or to provide for the inclusion, as appropriate, of the Lenders of any Incremental Commitments, any Extended Commitments or any Specified Refinancing Tranche in any required vote or action of the Required Lenders or of the Lenders of each Tranche hereunder.  The Administrative Agent hereby agrees (if requested by the Parent Borrower) to execute any amendment referred to in this clause (c) or an acknowledgement thereof.

(d)           Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) and otherwise may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities. Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by Section 11.18 with the written consent of the Agent party thereto and the Loan Party party thereto.

(e)           If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Section 11.1(a), the consent of each Lender, each affected Lender, or the Supermajority Lenders, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”) then the Parent Borrower may, on notice to the Administrative and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender (or, at their option, the Borrowers) to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) upon notice to the Administrative Agent (and, if applicable, the Canadian Agent), prepay the Loans and, at the Parent Borrower’s option, terminate the Commitments of such Non-Consenting Lender, in whole or in part, subject to Section 4.12, without premium or penalty.  In connection with any such replacement under this Section 11.1(e), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

(f)            Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Parent Borrower may make one or more loan modification offers to all the Lenders of any Facility that would, if and to the extent accepted by any such Lender, (a) change the Applicable Margin, premium and/or fees payable with respect to the Loans and Commitments under such Facility (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered), (b)

add any additional or different financial or other covenants or other provisions that are agreed between the Borrowers, the Administrative Agent and the accepting Lenders; provided that such covenants and provisions are applicable only during periods after the Termination Date and (c) treat the Loans and Commitments so modified as a new “Facility” and a new “Tranche” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under the applicable Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent, the Swing Line Lender or any Issuing Lender, without its prior written consent.  In connection with any such loan modification, the Borrowers and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrowers and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Loans and Commitments as to which any such Lender has accepted the loan modification offer) (each such accepting Lender, a “Modifying Lender”)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Loans and/or Commitments as a “Facility” or a “Tranche” hereunder).  No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion (each such non-accepting Lender, a “Non-Modifying Lender”).  The Parent Borrower shall have the right, at its sole expense and effort (A) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Parent Borrower to each become a substitute Revolving Credit Lender and assume all or part of the Commitment of any Non-Modifying Lender and the Parent Borrower, the Administrative Agent and any such substitute Revolving Credit Lender shall execute and deliver, and such Non-Modifying Lender shall thereupon be deemed to have executed and delivered, a duly completed Assignment and Acceptance to effect such substitution or (B)  upon notice to the Administrative Agent, and, at the Parent Borrower’s option, to prepay the Loans and/or terminate the Commitments of such Non-Modifying Lender, in whole or in part, without premium or penalty.  If the Parent Borrower elects to terminate the Commitments of such Non-Modifying Lender pursuant to clause (B) above, participations in outstanding Swing Line Loans and/or L/C Obligations shall be reallocated so that after giving effect thereto the Modifying Lenders share ratably in the Swing Line Loans and/or L/C Obligations of the applicable Tranche in accordance with their applicable Commitments (and notwithstanding Section 4.12, no Borrower shall be liable for any amounts under Section 4.12 as a result of such reallocation), and the Borrowers shall repay any Swing Line

Loans and/or cash collateralize L/C Obligations, and make any payments of accrued interest and any accrued letter of credit commission, in each case to the extent necessary as reasonably determined by the Administrative Agent to effect such reallocation.

(g)           Upon the execution by the Parent Borrower and delivery to the Administrative Agent of a Subsidiary Borrower Termination with respect to any Subsidiary Borrower, such Subsidiary Borrower shall cease to be a Borrower; provided that the Borrower Termination shall not be effective (other than to terminate its right to borrow additional Revolving Loans under this Agreement) unless (x) another Borrower shall remain liable for the principal of or interest on any Loan to such Subsidiary Borrower outstanding hereunder or (y) the obligations of such Subsidiary Borrower shall have been assumed by another Borrower, in each case on terms and conditions reasonably satisfactory to the Administrative Agent.  In the event that a Subsidiary Borrower shall cease to be a Subsidiary of the Parent Borrower, the Parent Borrower shall promptly execute and deliver to the Administrative Agent a Subsidiary Borrower Termination terminating its status as a Borrower, subject to the proviso in the immediately preceding sentence.

11.2        Notices.

(a)           All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or electronic mail, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrowers, the Administrative Agent, the Canadian Agent, the Collateral Agent, the Co-Collateral Agent and the Canadian Collateral Agent and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrowers:

Herc Rentals Inc.

27500 Riverview Center Blvd.

Bonita Springs, FL 34134

Attention: Maryann Waryjas, Senior Vice President and General Counsel

Facsimile: (239) 301-1109

Telephone: (239) 301-1125

with copies to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:  David A. Brittenham, Esq.

Facsimile:  (212) 909-6836

Telephone:  (212) 909-6000

The Administrative Agent:

Citibank, N.A.

Citigroup ABTF Global Loans

1615 Brett Road

New Castle, DE 19720

Attention: Kimberly Shelton

Facsimile: 646-274-5025
Telephone: 302-323-2416

Email: glabfunitloansops@citi.com

with copies to:

Citibank, N.A.

Asset Based & Transitional Finance Group

390 Greenwich Street, 1st Floor

New York, NY 10013

Attention:  Christopher Marino

Telephone: 212-723-3897

Email: Christopher.marino@citi.com

The Canadian Agent:

Citibank, N.A.

Citigroup ABTF Global Loans

1615 Brett Road

New Castle, DE 19720

Attention: Kimberly Shelton

Facsimile: 646-274-5025
Telephone: 302-323-2416

Email: glabfunitloansops@citi.com

with copies to:

Citibank, N.A.

Asset Based & Transitional Finance Group

390 Greenwich Street, 1st Floor

New York, NY 10013

Attention:  Christopher Marino

Telephone: 212-723-3897
Email: Christopher.marino@citi.com

The Collateral Agent:

Citibank, N.A.

Citigroup ABTF Global Loans

1615 Brett Road

New Castle, DE 19720

Attention: Kimberly Shelton

Facsimile: 646-274-5025
Telephone: 302-323-2416

Email: glabfunitloansops@citi.com

with copies to:

Citibank, N.A.

Asset Based & Transitional Finance Group

390 Greenwich Street, 1st Floor

New York, NY 10013

Attention:  Christopher Marino

Telephone: 212-723-3897

Email: Christopher.marino@citi.com

The Canadian Collateral Agent:

Citibank, N.A.

Citigroup ABTF Global Loans

1615 Brett Road

New Castle, DE 19720

Attention: Kimberly Shelton

Facsimile: 646-274-5025
Telephone: 302-323-2416

Email: glabfunitloansops@citi.com

with copies to:

Citibank, N.A.

Asset Based & Transitional Finance Group

390 Greenwich Street, 1st Floor

New York, NY 10013

Attention:  Christopher Marino

Telephone: 212-723-3897

Email: Christopher.marino@citi.com

The Co-Collateral Agent:

Bank of America, N.A.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
225 Franklin Street
MA1-225-02-05
Boston, MA 02110
Attention: Matthew T. O’Keefe, Senior Vice President
Telephone: 617-346-1196
Facsimile: 312-453-4415
Email: matthew.o’keefe@baml.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 3.2, Section 4.2, Section 4.4, or Section 4.8 shall not be effective until received.

(b)           Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, the Swing Line Lender (in the case of a Borrowing of Swing Line Loans) or any Issuing Lender (in the case of the issuance of a Letter of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, the Swing Line Lender or such Issuing Lender in good faith to be from a Responsible Officer.

(c)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tiff”).  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)           Electronic Communications.  Notices and other communications to the Lenders and any Issuing Lender hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites); provided that the foregoing shall not apply to notices to any Lender or an Issuing Lender pursuant to Section 2 if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that the approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes (with the Parent Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of a written acknowledgement from the intended recipient, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

11.3        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4        Survival of Representations and Warranties.  All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5        Payment of Expenses and Taxes.  The Parent Borrower agrees (a) to pay or reimburse the Agents for (1) all their reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Commitments) contemplated hereby and thereby and (iii) efforts in accordance with the terms of the Loan Documents to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) (i) the reasonable and documented fees and disbursements of one firm of counsel, solely in its capacity as counsel to the Administrative Agent, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Parent Borrower, (b) to pay or reimburse each Lender, the Arrangers and the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents (limited to one firm of counsel for the Agents and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for the Agents), (c) to pay, indemnify, or reimburse each Lender, the Arrangers and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Arrangers, each Agent, and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (in the case of fees and disbursements of counsel, limited to one firm of counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Parent Borrower of such conflict and thereafter, after receipt of the Parent Borrower’s consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnitee)) arising out of or relating to any actual or prospective claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory, brought by a third party or by any Borrower or any other Loan Party and regardless of whether any Indemnitee is a party thereto, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent Borrower of any of its Subsidiaries or any of the property of the Parent Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Parent Borrower shall not have any obligation hereunder to the Administrative Agent, any other Agent, any Arranger or any Lender (or any Related Party of any Agent, Arranger or Lender) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct of such Agent, Arranger or Lender (or any Related Party thereof) as determined by a court of competent jurisdiction by a final and non-appealable judgment,

(ii) a material breach of any Loan Document by, or any act or omission of, such Agent, Arranger or Lender (or any Related Party thereof), (iii) claims of any Indemnitee (or any Related Party thereof) solely against one or more Indemnitees (or any Related Party thereof) or disputes between or among Indemnitees (or any Related Party thereof) in each case except to the extent such claim is determined to have been caused by an act or omission by the Parent Borrower or any of its Subsidiaries or (iv) claims made or legal proceedings commenced against such Agent, Arranger or Lender (or any Related Party thereof) by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such.  No Borrower and no Indemnitee shall be liable for any consequential or punitive damages in connection with the Facilities.  All amounts due under this Section 11.5 shall be payable not later than 30 days after written demand therefor.  Statements reflecting amounts payable by the Loan Parties pursuant to this Section 11.5 shall be submitted to the address of the Parent Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a notice to the Administrative Agent.  Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Parent Borrower shall have no obligation under this Section 11.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority.  The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.  As used herein, “Related Party” means, with respect to any Person, or any of its affiliates, or any of the officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of any thereof, any of such Person, its affiliates and the officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of any thereof (other than, in each case, Holdings and its Subsidiaries and any of its controlling shareholders).

11.6        Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the applicable Issuing Lender that issues any Letter of Credit), except that (i) other than in accordance with Section 8.5, none of the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.6.

(b)           (i)            Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Lender or a natural person) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Commitment and/or Loans, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Parent Borrower, provided that no consent of the Parent Borrower shall be required if an Event of Default under Section 9(a) or (f) with respect to the Parent Borrower has occurred and is continuing;

(B)          the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an affiliate of a Lender; and

(C)          (1) each U.S. Facility Issuing Lender and the Swing Line Lender, in the case of assignments of U.S. Facility Commitments (and related outstanding U.S. Facility Revolving Credit Loans) and (2) each Canadian Facility Issuing Lender, in the case of assignments of Canadian Facility Commitments (and related outstanding Canadian Facility Revolving Credit Loans); provided that no such consent shall be required in the event that the respective assignee is already a U.S. Facility Lender (in the case of preceding clause (1)) or a Canadian Facility Lender (in the case of preceding clause (2)).

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under Section 9(a) or (f) with respect to the Parent Borrower has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments;

(C)                               the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D)                               any assignment made by a Canadian Facility Lender of its Canadian Facility Commitment shall only be made to an assignee with a Non-Canadian Affiliate.

For the purposes of this Section 11.6, the term “Approved Fund” has the following meaning:  “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.  Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Sections 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 11.5, and bound by its continuing obligations under Section 11.16).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 11.6.

(iv)                              The Borrowers hereby designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ agent, solely for purposes of this Section 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender (unless such assignment is made in accordance with Section 2.11(e), 4.8(c), 4.13(d), 11.1(e) or 11.1(f), in which case the effectiveness of such Assignment and Acceptance shall not require execution by the assignee Lender) and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 11.6 and any written consent to such assignment required by paragraph (b) of this Section 11.6, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Parent Borrower.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)                              On or prior to the effective date of any assignment pursuant to this Section 11.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned.  Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Parent Borrower marked “cancelled”.

Notwithstanding the foregoing, no Assignee, which as of the date of any assignment to it pursuant to this Section 11.6(b) would be entitled to receive any greater payment under Section 4.10, 4.11 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such Sections with respect to the rights assigned, shall be entitled to receive such greater payments unless the assignment was made after an Event of Default under Section 9(a) or (f) with respect to the Parent Borrower has occurred and is continuing or the Parent Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c)                                  (i)                                     Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Parent Borrower or the Administrative Agent, sell participations (other than to any Disqualified Lender or a natural person) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this

Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Parent Borrower, the Administrative Agent, the applicable Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that, to the extent of such participation such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 11.1(a) and (2) directly and adversely affects such Participant.  Subject to paragraph (c)(ii) of this Section 11.6, each Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Sections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.6.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided that such Participant shall be subject to Section 11.7(a) as though it were a Lender.  Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Facilities or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Facility or its other obligations under any Loan Document) except to the extent that such disclosure is necessary (x) to establish that such Facility or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (y) for any Borrower to enforce its rights hereunder.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii)                                  No Loan Party shall be obligated to make any greater payment under Section 4.10, Section 4.11 or Section 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Parent Borrower and the Parent Borrower expressly waives the benefit of this provision at the time of such participation.  No Participant shall be entitled to the benefits of Section 4.11 unless such Participant complies with Section 4.11(b) or (c), as applicable and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d)                                 Any Lender, without the consent of the Parent Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)                                  No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Parent Borrower if it would require the Parent Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Parent Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f)                                   Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Parent Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b).  Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.  Each such indemnifying Lender shall pay in full any claim received from the Parent Borrower pursuant to this Section 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Parent Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error.  Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Section 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Parent Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Parent Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g)                                  If the Parent Borrower wishes to replace the Loans or Commitments under any Facility or Tranche with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) advance notice to the Lenders under such Facility or Tranche, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility or Tranche to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 11.1.  Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility or Tranche in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 4.12.  By receiving such purchase price, the Lenders under such Facility or Tranche shall automatically be deemed to have assigned the Loans or Commitments under such Facility or Tranche pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit F, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

11.7                        Adjustments; Set-off; Calculations; Computations.

(a)                                 Subject to the last sentence of Section 4.8(a), if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Revolving Credit Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise (except pursuant to Section 2.9, Section 2.11, Section 2.12, Section 3.3(a), Section 4.4, Section 4.13(d), Section 11.1(e) or Section 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Credit Loans or the Reimbursement Obligations, as the case may be, owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Revolving Credit Loans or the Reimbursement Obligations, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under Section 9(a) to set-off as appropriate and apply against any amount then due and payable under Section 9(a) by such Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower.  Each Lender agrees promptly to notify the Parent Borrower, the Administrative Agent and the Co-Collateral Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8                        Judgment.

(a)                                 If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 11.8 being hereinafter in this Section 11.8 referred to as the “Judgment Conversion Date”).

(b)                                 If, in the case of any proceeding in the court of any jurisdiction referred to in Section 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.  Any amount due from any Loan Party under this Section 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)                                  The term “rate of exchange” in this Section 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9                        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy and electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be delivered to the Parent Borrower and the Administrative Agent.

11.10                 Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11                 Integration.  This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12                 Governing Law.  THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.13                 Submission To Jurisdiction; Waivers.

(a)                                 Each party hereto hereby irrevocably and unconditionally:

(i)                                     submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii)                                  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii)                               agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Borrower (or, in the case of any Canadian Borrower, as specified in paragraph (b)), the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 11.2 or at such other address of which the Administrative Agent, any such Lender and any such Borrower shall have been notified pursuant thereto;

(iv)                              agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v)                                 waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.13(a) any consequential or punitive damages.

(b)                                 Each Canadian Borrower hereby agrees to irrevocably and unconditionally appoint an agent for service of process located in The City of New York (the “New York Process Agent”), reasonably satisfactory to the Administrative Agent, as its agent to receive on behalf of such Canadian Borrower and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any such New York State or Federal court described in paragraph (a) of this Section 11.13 and agrees promptly to appoint a successor New York Process Agent in The City of New York (which successor New York Process Agent shall accept such appointment in a writing reasonably satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the initial New York Process Agent.  CT Corporation, a Wolters Kluwer Company, located at 111 Eighth Avenue, 13th Floor; New York, NY 10011; telephone:  212-590-9310; facsimile:  212-590-9190, has been appointed as the initial New York Process Agent.  In any action or proceeding in New York State or Federal court, service may be made on a Canadian Borrower by delivering a copy of such process to such Canadian Borrower in care of the New York Process Agent at the New York Process Agent’s address and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Canadian Borrower at its address specified in Section 11.2 with (if applicable) a copy to the Parent Borrower (such service to be effective upon such receipt by the New York Process Agent and the depositing of such process in the mails as aforesaid).  Each of the Canadian Borrowers hereby irrevocably and unconditionally authorizes and directs the New York Process Agent to accept such service on its behalf.  As an alternate method of service, each of the Canadian Borrowers irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court by mailing of copies of such process to such Canadian Borrower by certified or registered air mail at its address specified in Section 11.2.  Each of the Canadian Borrowers agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)                                  To the extent that any Canadian Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Canadian Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and any Note.

11.14                 Acknowledgements.  Each party hereto hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither any Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor;

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrowers and the Lenders; and

(d)                                 neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lenders or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

11.15                 Waiver Of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16                 Confidentiality.  (a) Each Agent, Other Representative and each Lender agrees to keep confidential any information (x) provided to it by or on behalf of Holdings, the Parent Borrower, or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (y) obtained by such Agent, Other Representative or Lender based on a review of the books and records of Holdings, the Parent Borrower, or any of their respective Subsidiaries; provided that nothing herein shall prevent any Agent, Other Representative or Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations that agrees to comply with the provisions of this Section 11.16 pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), which Person has been approved by the Parent Borrower (such approval not be unreasonably withheld), in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system)) for the benefit of the Parent Borrower (it being understood that each relevant Agent, Other Representative or Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Agent, Other Representative or Lender shall inform each such Person of the agreement under this Section 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Section 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Agent, Other Representative or Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Parent Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Protection Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National

Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Agent, Other Representative or Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Agent, Other Representative or Lender (or, with respect to any Interest Rate Protection Agreement, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s, an Other Representative’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to Holdings or any Borrower (or any of their respective Affiliates) being violated.  Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Section 11.16 shall survive with respect to each Agent, Other Representative and Lender until the second anniversary of such Agent, Other Representative or Lender ceasing to be an Agent, an Other Representative or a Lender, respectively.

(b)                                 Each Lender acknowledges that any such information referred to in Section 11.16(a), and any information (including requests for waivers and amendments) furnished by the Parent Borrower or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Parent Borrower, the other Loan Parties and their respective Affiliates or their respective securities.  Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

11.17                 USA Patriot Act Notice.  Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.:  107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Borrower and each Guarantor, which information includes the name of each Borrower and other information that will allow such Lender to identify each Borrower and each Guarantor in accordance with the Patriot Act, and each Borrower agrees to provide such information (including any information with respect to any Guarantor) from time to time to any Lender.  The Loan Parties acknowledge that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “CAML Legislation”), the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding the Loan Parties, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby.  The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assignee or participant of a Lender or the Administrative Agent, in order to comply with any applicable CAML Legislation, whether now or hereafter in existence.  Each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Loan Parties or any such authorized signatory in doing so.

11.18                 Special Provisions Regarding Pledges of Capital Stock in, and Promissory Notes Owed by, Persons Not Organized in the U.S. or Canada.  To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Capital Stock in, any Person organized under the laws of a jurisdiction outside the United States or Canada, it is acknowledged that no actions have been or will be required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Capital Stock is pledged, under the Security Documents.

11.19                 Joint and Several Liability; Postponement of Subrogation.

(a)                                 The obligations of the U.S. Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each U.S. Borrower shall be liable for all of the obligations of the other U.S. Borrower under this Agreement and the other Loan Documents.  The obligations of the Canadian Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each Canadian Borrower shall be liable for all of such obligations of the other Canadian Borrower under this Agreement and the other Loan Documents.  To the fullest extent permitted by law the liability of each Borrower for the obligations under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document, or of such Borrower under this Section 11.19(a), in bankruptcy or in any other instance.

(b)                                 Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments.  Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the Administrative Agent or the Canadian Agent, as applicable, for the benefit of the applicable Secured Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent or the Canadian Agent, as applicable, shall elect.  In furtherance of the foregoing, for so long as any obligations of the Borrowers hereunder, any Letters of Credit or any Commitments remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Secured Party.  Notwithstanding any other provision contained in this Agreement or any other Loan Document, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the Borrowers’ Obligations (and the obligations of their Subsidiaries), to the extent such obligations are secured, only shall be several obligations and not joint or joint and several obligations.

11.20                 Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrowers under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrowers hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.21                 Language.  The parties hereto confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only.  Les signataires conferment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

11.22                 Incremental Indebtedness; Additional Indebtedness.  In connection with the incurrence by the Parent Borrower or any of its Subsidiaries of any Incremental Indebtedness, Specified Refinancing Indebtedness or Additional Indebtedness, each of the Administrative Agent, the Canadian Agent, the Collateral Agent, and the Canadian Collateral Agent agrees to execute and deliver any Intercreditor Agreement Supplement and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Parent Borrower to be necessary or reasonably desirable for any Lien on the property or assets of any Loan Party permitted to secure such Additional Indebtedness, Specified Refinancing Indebtedness or Incremental Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Borrower or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

11.23                 Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[SIGNATURE PAGES TO BE PROVIDED SEPARATELY]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HERC RENTALS INC.

By:	/s/ R. Scott Massengill
Name:	Scott Massengill
Title:	Senior Vice President and Treasurer

Herc - Signature Page - Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MATTHEWS EQUIPMENT LIMITED

By:	/s/ R. Scott Massengill
Name:	Scott Massengill
Title:	Treasurer

Herc - Signature Page - Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WESTERN SHUT-DOWN (1995) LIMITED

By:	/s/ R. Scott Massengill
Name:	Scott Massengill
Title:	Treasurer

Herc - Signature Page - Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HERTZ CANADA EQUIPMENT RENTAL PARTNERSHIP, by its managing partner, MATTHEWS EQUIPMENT LIMITED

By:	/s/ R. Scott Massengill
Name:	Scott Massengill
Title:	Senior Vice President and Treasurer

Herc - Signature Page - Credit Agreement

CITIBANK, N.A., as Administrative Agent, Collateral Agent, Canadian Agent, Canadian Collateral Agent, Swingline Lender and a Lender

By:	/s/ Christopher Marino
Name:	Christopher Marino
Title:	Vice President and Director

Herc - Signature Page - Credit Agreement

BANK OF AMERICA, N.A., as Co-Collateral Agent and a Lender

By:	/s/ Polly Hackett
Name:	Polly Hackett
Title:	Vice President

BANK OF AMERICA, N.A., (CANADA BRANCH), as a Lender

By:	/s/ Sylwia Durkiewicz
Name:	Sylwia Durkiewicz
Title:	Vice President

Herc - Signature Page - Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ronnie Glen
Name:	Ronnie Glenn
Title:	Vice President

Herc - Signature Page - Credit Agreement

BANK OF MONTREAL, as a U.S. Facility Lender

By:	/s/ Jason Hoefler
Name:	Jason Hoefler
Title:	Director

BANK OF MONTREAL, as a Canadian Facility Lender

By:	/s/ Helen Alvarez-Hernandez
Name:	Helen Alvarez-Hernandez
Title:	Director

Herc - Signature Page - Credit Agreement

BNP PARIBAS, as a Lender

By:	/s/ Guelày Mese
Name:	Guelày Mese
Title:	Director

By:	/s/ John McDevitt
Name:	John McDevitt
Title:	Vice President

Herc - Signature Page - Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael Lockery
Name:	Michael Lockery
Title:	Director

Herc - Signature Page - Credit Agreement

CANADIAN IMPERIAL BANK OF COMMERCE (CIBC), as a Lender

By:	/s/ Italo Fortino
Name:	Italo Fortino
Title:	Authorized Signatory

By:	/s/ Geoff Golding
Name:	Geoff Golding
Title:	Authorized Signatory

Herc - Signature Page - Credit Agreement

CITY NATIONAL BANK, A NATIONAL BANKING ASSOCIATION, as a Lender

By:	/s/ Mia Bolin
Name:	Mia Bolin
Title:	Vice President

Herc - Signature Page - Credit Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Gordon Yip
Name:	Gordon Yip
Title:	Director

By:	/s/ Kaye Ea
Name:	Kaye Ea
Title:	Managing Director

Herc - Signature Page - Credit Agreement

CAYMAN SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Doreen Barr
Name:	Doreen Barr
Title:	Authorized Signatory

By:	/s/ Nicholas Goss
Name:	Nicholas Goss
Title:	Authorized Signatory

Herc - Signature Page - Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

Herc - Signature Page - Credit Agreement

ING CAPITAL LLC, as a Lender

By:	/s/ Jerry L. McDonald
Name:	Jerry L. McDonald
Title:	Director

By:	/s/ Doug S. Clarida
Name:	Doug S. Clarida
Title:	Director

Herc - Signature Page - Credit Agreement

JP MORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Robert P. Kellas
Name:	Robert P. Kellas
Title:	Executive Director

Herc - Signature Page - Credit Agreement

ROYAL BANK OF CANADA, as a U.S. Facility Lender

By:	/s/ Philippe Pepin
Name:	Philippe Pepin
Title:	Authorized Signatory

ROYAL BANK OF CANADA, as a Canadian Facility Lender

By:	/s/ Gina Lee
Name:	Gina Lee
Title:	Attorney in Fact

Herc - Signature Page - Credit Agreement

REGIONS BANK, as a Lender

By:	/s/ Bruce Kasper
Name:	Bruce Kasper
Title:	SVP

Herc - Signature Page - Credit Agreement

TD BANK, N.A., as a Lender

By:	/s/ Andrew Loughlin
Name:	Andrew Loughlin
Title:	Vice President — Credit Manager

Herc - Signature Page - Credit Agreement

THE TORONTO-DOMINION BANK, as a Lender

By:	/s/ Dennis Kossack
Name:	Dennis Kossack
Title:	Senior Analyst

By:	/s/ Darcy Mack
Name:	Darcy Mack
Title:	AVP

Herc - Signature Page - Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jennifer Avrigian
Name:	Jennifer Avrigian
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION — LONDON BRANCH, as a Lender

By:	/s/ Steven Chait
Name:	Steven Chait
Title:	Authorised Signatory

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Lender

By:	/s/ David G. Phillips
Name:	David G. Phillips
Title:	Senior Vice President

Herc - Signature Page - Credit Agreement

Schedules to the ABL Credit Agreement

A	Commitments and Addresses
B	Designated Foreign Currencies
C	Unrestricted Subsidiary
D-1	Canadian Facility Issuing Lenders and Canadian Facility L/C Sublimit
D-2	U.S. Facility Issuing Lenders and U.S. Facility L/C Sublimit
E	Fiscal Periods
F	Existing Letters of Credit
G	Rollover Indebtedness
4.16(a)	DDAs
4.16(b)	Credit Card Arrangements
4.16(c)	Blocked Accounts
5.2	Material Adverse Effect Disclosure
5.4	Consents Required
5.6	Litigation
5.9	Intellectual Property Claims
5.16	Subsidiaries
5.18	Environmental Matters
5.21	Insurance
6.1(e)	Lien Searches
7.2	Website Address for Electronic Financial Reporting
8.2(j)	Permitted Indebtedness
8.3(j)	Permitted Liens
8.4(a)	Permitted Guarantee Obligations
8.9(c)	Permitted Investments
8.11(e)	Permitted Transactions with Affiliates

1

Schedule A
to Credit Agreement

Schedule A: Commitments and Addresses of Lenders

Lender	Address	U.S. Commitment Amount	Canadian Commitment Amount	Total Commitment
Citibank, N.A.	390 Greenwich Street New York, New York 10013	$148,000,000.00	$62,000,000.00	$210,000,000.00

Bank of America, N.A.	520 Madison Avenue New York, New York 10022	$148,000,000.00	$62,000,000.00	$210,000,000.00

Barclays Bank PLC	745 Seventh Avenue New York, NY 10019	$84,571,428.57	$21,142,857.14	$105,714,285.71

Bank of Montreal	111 West Monroe Chicago, IL 60603	$74,571,428.57	$31,142,857.14	$105,714,285.71

BNP Paribas	787 Seventh Avenue New York, NY 10019	$84,571,428.57	$21,142,857.14	$105,714,285.71

Credit Agricole Corporate and Investment Bank	1301 Avenue of the Americas New York, NY 10019	$84,571,428.57	$21,142,857.14	$105,714,285.71

Goldman Sachs Bank USA	200 West Street New York, NY 10282	$84,571,428.57	$21,142,857.14	$105,714,285.71

2

Lender	Address	U.S. Commitment Amount	Canadian Commitment Amount	Total Commitment
JPMorgan Chase Bank, N.A.	383 Madison Ave New York, NY 10179	$84,571,428.57	$21,142,857.14	$105,714,285.71

Royal Bank of Canada	200 Vesey Street New York, NY 10281	$74,571,428.57	$31,142,857.14	$105,714,285.71

Capital One, National Association	299 Park Avenue, 23rd Floor New York, NY 10171	$125,000,000.00	$0.00	$125,000,000.00

City National Bank, a National Banking Association	555 S. Flower Street, 24th Floor Los Angeles, CA 90071	$12,000,000.00	$3,000,000.00	$15,000,000.00

ING Capital LLC	1325 Avenue of the Americas New York, NY 10019	$100,000,000.00	$0.00	$100,000,000.00

Wells Fargo Bank, National Association	2450 Colorado Ave 3rd Floor, Suite 3000 Santa Monica, CA 90404	$40,000,000.00	$10,000,000.00	$50,000,000.00

Canadian Imperial Bank of Commerce	199 Bay St Toronto, ON M5L 1A2	$60,000,000.00	$15,000,000.00	$75,000,000.00

Lender	Address	U.S. Commitment Amount	Canadian Commitment Amount	Total Commitment
Credit Suisse AG, Cayman Islands Branch	Eleven Madison Avenue New York, NY 10010	$60,000,000.00	$15,000,000.00	$75,000,000.00

Regions Bank	250 Park Avenue New York NY 10017	$75,000,000.00	$0.00	$75,000,000.00

TD Bank, N.A.	125 Park Avenue, 24th Floor New York, NY 10017	$60,000,000.00	$15,000,000.00	$75,000,000.00

The Toronto-Dominion Bank	TD West Tower, 29th Floor 100 Wellington Street West Toronto, M5K 1A2

Total		$1,400,000,000.00	$350,000,000.00	$1,750,000,000.00

Schedule B
to Credit Agreement

Schedule B: Designated Foreign Currencies

Currency	Principal Financial Center

Euro	Brussels

British Pound Sterling	London

Australian Dollars	Sydney

New Zealand Dollars	Wellington

5

Schedule C
to Credit Agreement

Schedule C: Unrestricted Subsidiaries

None.

6

Schedule D-1
to Credit Agreement

Schedule D-1: Canadian Facility Issuing Lenders and Canadian Facility L/C Sublimit

For the avoidance of doubt, the aggregate Canadian Facility L/C Obligations listed  on this Schedule D-1 shall not exceed $100,000,000 and is a subtranche of the total aggregate L/C obligations under this Agreement of $250,000,000 in accordance with Section 3.1(a).

Canadian Facility Issuing Lender	Canadian Sub- tranche Commitment
Citibank, N.A.	$20,000,000.00

Bank of America, N.A.	$16,000,000.00

Barclays Bank PLC	$16,000,000.00

Goldman Sachs Bank USA	$16,000,000.00

JPMorgan Chase Bank, N.A.	$16,000,000.00

Canadian Imperial Bank of Commerce	$16,000,000.00

Total:	$100,000,000.00

7

Schedule D-2
to Credit Agreement

Schedule D-2: U.S. Facility Issuing Lenders and U.S. Facility L/C Sublimit

U.S. Facility Issuing Lender	Commitment
Citibank, N.A.	$50,000,000.00

Bank of America, N.A.	$40,000,000.00

Barclays Bank PLC	$40,000,000.00

Goldman Sachs Bank USA	$40,000,000.00

JPMorgan Chase Bank, N.A.	$40,000,000.00

Canadian Imperial Bank of Commerce	$40,000,000.00

Total:	$250,000,000.00

8

Schedule E
to Credit Agreement

Schedule E: Fiscal Periods

For the Parent Borrower and each of its Subsidiaries:

•                  Annual Fiscal Periods begin on January 1 and end on December 31 of each year;

•                  Quarterly Fiscal Periods end on March 31, June 30, September 30 and December 31 of each year; and

•                  Monthly Fiscal Periods end on the last day of the applicable calendar month.

9

Schedule F
to Credit Agreement

Schedule F: Existing Letters of Credit

None.

10

Schedule G
to Credit Agreement

Schedule G: Rollover Indebtedness

None.

11

Schedule 4.16(a)
to Credit Agreement

Schedule 4.16(a): DDAs

None.

12

Schedule 4.16(b)
to Credit Agreement

Schedule 4.16(b): Credit Card Arrangements

Mastercard and Visa—Matthews Equipment Limited

1.     Agreement, dated as of August 3, 2002, as amended to date, among The Toronto Dominion Bank and Matthews Equipment Limited.

2.     Transition Services Agreement, to be dated as of July 1, 2016, among First Data Canada Ltd., Wells Fargo Bank, N.A. Canadian Branch, Hertz Canada Limited and Matthews Equipment Limited with respect to the Merchant Services Agreement, dated August 27, 2009, as amended February 17, 2015, among First Data Canada Ltd., Wells Fargo Bank, N.A. Canadian Branch, and Hertz Canada Limited.

Amex, Mastercard and Visa—Herc Rentals Inc.

1.     Transition Services Agreement, dated as of June 30, 2016, among Herc Rentals Inc., The Hertz Corporation, Bank of America, N.A., and First Data Services, LLC with respect to the Merchant Services Bankcard Agreement, dated as of November 13, 2007, among The Hertz Corporation, Bank of America, N.A., and First Data Services, LLC.

2.     Transition Services Agreement, to be dated as of July 1, 2016, among American Express Travel Related Services Company, Inc., The Hertz Corporation and Herc Rentals Inc. with respect to the Card Services Agreement, dated as of January 1, 2009, as amended to date, between American Express Travel Related Services Company, Inc. and The Hertz Corporation.

13

Schedule 4.16(c)
to Credit Agreement

Schedule 4.16(c): Blocked Accounts

BANK NAME	ACCOUNT #	BANK CONTACT	TELEPHONE	ENTITY
JPMORGAN CHASE BANK, N.A.	[Intentionally omitted.]	Jason Bradley	313-256-2219	Herc Rentals Inc.
JPMORGAN CHASE BANK, N.A.	[Intentionally omitted.]	Jason Bradley	313-256-2219	Cinelease Inc.
JPMORGAN CHASE BANK, N.A.	[Intentionally omitted.]	Jason Bradley	313-256-2219	Cinelease Inc.
JPMORGAN CHASE BANK, N.A.	[Intentionally omitted.]	Jason Bradley	313-256-2219	Cinelease Inc.
JPMORGAN CHASE BANK, N.A.	[Intentionally omitted.]	Jason Bradley	313-256-2219	Herc Rentals Inc.
JPMORGAN CHASE BANK, N.A.	[Intentionally omitted.]	Jason Bradley	313-256-2219	Herc Rentals Inc.
JPMORGAN CHASE BANK, N.A.	[Intentionally omitted.]	Jason Bradley	313-256-2219	Herc Rentals Inc.
JPMORGAN CHASE BANK, N.A.	[Intentionally omitted.]	Jason Bradley	313-256-2219	Matthews Equipment Limited
JPMORGAN CHASE BANK, N.A.	[Intentionally omitted.]	Jason Bradley	313-256-2219	Matthews Equipment Limited
JPMORGAN CHASE BANK, N.A.	[Intentionally omitted.]	Jason Bradley	313-256-2219	Matthews Equipment Limited
THE TORONTO-DOMINION BANK	[Intentionally omitted.]	Caren McCracken	416-982-7716	Matthews Equipment Limited

14

Schedule 5.2
to Credit Agreement

Schedule 5.2: Material Adverse Effect Disclosure

None.

15

Schedule 5.4
to Credit Agreement

Schedule 5.4: Consents Required

None.

16

Schedule 5.6
to Credit Agreement

Schedule 5.6: Litigation

None.

17

Schedule 5.9
to Credit Agreement

Schedule 5.9: Intellectual Property Claims

None.

18

Schedule 5.16
to Credit Agreement

Schedule 5.16: Subsidiaries of Holdings

SUBSIDIARY	JURISDICTION	DIRECT EQUITY HOLDER	# SHARES OWNED	TOTAL SHARES OUTSTANDING	OWNERSHIP INTEREST
Herc Rentals Inc.	DE	Herc Intermediate Holdings, LLC	100	100	100%
Hertz Entertainment Services Corporation	DE	Herc Rentals Inc.	990,000	990,000	100%
Cinelease Holdings, Inc.	DE	Hertz Entertainment Services Corporation	1,000	1000	100%
Cinelease, Inc.	NV	Cinelease Holdings, Inc.	500	500	100%
Cinelease, LLC	LA	Cinelease Inc.	N/A	N/A	100%
Cinelease UK Limited	UK	Hertz Equipment Rental Company Holdings Netherlands B.V.	N/A	N/A	100%
CCMG HERC Sub, Inc.	DE	Herc Rentals Inc.	1000	1000	100%
Matthews Equipment Limited	ONTARIO	CCMG HERC Sub, Inc.	1000	1000	100%
3222434 Nova Scotia Company	NOVA SCOTIA	Matthews Equipment Limited	100	100	100%
Western Shut-Down (1995) Limited	ONTARIO	Matthews Equipment Limited	100	100	100%
Hertz Canada Equipment Rental Partnership	ONTARIO	Matthews Equipment Limited; 3222434 Nova Scotia Company;	N/A	N/A	Combined 100%
Hertz Equipment Rental Company Limited	PRC	Hertz Equipment Rental Holdings (HK) Limited	N/A	N/A	100%

19

SUBSIDIARY	JURISDICTION	DIRECT EQUITY HOLDER	# SHARES OWNED	TOTAL SHARES OUTSTANDING	OWNERSHIP INTEREST
Hertz Equipment Rental Holdings (HK) Limited	HONG KONG	Hertz Equipment Rental Company Holdings Netherlands B.V.	N/A	N/A	100%
Hertz Equipment Rental Company Holdings Netherlands B.V.	THE NETHERLANDS	Herc Rentals Inc.	18,000	18,000	100%
Hertz Dayim Equipment Rental Limited	SAUDI ARABIA	Hertz Equipment Rental Company Holdings Netherlands B.V.	N/A	N/A	51%
Hertz Dayim Equipment Rental LLC	Qatar	Hertz Equipment Rental Company Holdings Netherlands B.V.	N/A	N/A	100%

20

Schedule 5.18
to Credit Agreement

Schedule 5.18:  Environmental Matters

None.

21

Schedule 5.21
to Credit Agreement

Schedule 5.21: Insurance

Coverage	Territory	Insurer	Broker	Limit	Deductible	Premium	Policy No.	Renewal
Auto Liability	US	ACE	Marsh	[Intentionally omitted.]	[Intentionally omitted.]	[Intentionally omitted.]	ISA H09044310	6/30/16 - 17
Auto Liability	US	ACE	Marsh	[Intentionally omitted.]	[Intentionally omitted.]	[Intentionally omitted.]	ISA H09044309	6/30/16 – 17
Workers’ Compensation (All States)	US	ACE	Marsh	[Intentionally omitted.]	[Intentionally omitted.]	[Intentionally omitted.]	WLR C48609521	6/30/16 – 17
Workers’ Compensation (AZ, CA, MA)	US	ACE	Marsh	[Intentionally omitted.]	[Intentionally omitted.]	[Intentionally omitted.]	WLR C48609533	6/30/16 – 17
Workers’ Compensation (WI)	US	ACE	Marsh	[Intentionally omitted.]	[Intentionally omitted.]	[Intentionally omitted.]	SCF C48609545	6/30/16 – 17
General Liability	US	ACE	Marsh	[Intentionally omitted.]	[Intentionally omitted.]	[Intentionally omitted.]	HDO G27854679	6/30/16 – 17
Auto Liability	Canada	ACE	Marsh	[Intentionally omitted.]	[Intentionally omitted.]	[Intentionally omitted.]	CAC426240	6/30/16 – 17
General Liability	Canada	ACE	Marsh	[Intentionally omitted.]	[Intentionally omitted.]	[Intentionally omitted.]	CGL325174	6/30/16 – 17
Umbrella Liability	WW	ACE	Marsh	[Intentionally omitted.]	[Intentionally omitted.]	[Intentionally omitted.]	XOO G28131549001	6/30/16 – 17
Excess Liability Layer 1	WW	SwissRe	Marsh	[Intentionally omitted.]	[Intentionally omitted.]	[Intentionally omitted.]	EXS 2000554 00	6/3016 – 17
Excess Liability Layer 2	WW	Everest	Marsh	[Intentionally omitted.]	[Intentionally omitted.]	[Intentionally omitted.]	XC5EX0040161	6/3016 – 17
Excess Liability Layer 3	WW	QBE	Marsh	[Intentionally omitted.]	[Intentionally omitted.]	[Intentionally omitted.]	CCU3977242	6/3016 – 17

22

Schedule 6.1(e)
to Credit Agreement

Schedule 6.1(e): Lien Searches

Debtor	Jurisdiction	Scope of Search
3222434 Nova Scotia Company	DC Superior Court, DC	Judgment Liens
3222434 Nova Scotia Company	Recorder of Deeds, DC	Financing Statements, Fixture Filings, Federal Tax Liens, State Tax Liens, Judgment Liens
3222434 Nova Scotia Company	USDC - District of Columbia, DC	Judgment Liens
3222434 Nova Scotia Company	Department of State, FL	Federal Tax Liens
3222434 Nova Scotia Company	Department of State, FL	Judgment Liens
3222434 Nova Scotia Company	Lee County, FL	Fixture Filings, Federal Tax Liens, State Tax Liens, Judgment Liens
3222434 Nova Scotia Company	USDC - Middle District of Florida, FL	Judgment Liens
Cinelease Holdings, Inc.	Secretary of State, DE	Financing Statements, Federal Tax Liens
Cinelease Holdings, Inc.	Department of State, FL	Federal Tax Liens
Cinelease Holdings, Inc.	Department of State, FL	Judgment Liens
Cinelease Holdings, Inc.	Lee County, FL	Fixture Filings, Federal Tax Liens, State Tax Liens, Judgment Liens
Cinelease Holdings, Inc.	USDC - Middle District of Florida, FL	Judgment Liens
Cinelease, Inc.	Department of State, FL	Federal Tax Liens
Cinelease, Inc.	Department of State, FL	Judgment Liens
Cinelease, Inc.	Lee County, FL	Fixture Filings, Federal Tax Liens, State Tax Liens, Judgment Liens
Cinelease, Inc.	USDC - Middle District of Florida, FL	Judgment Liens
Cinelease, Inc.	Secretary of State, NV	Financing Statements
Cinelease, LLC	Department of State, FL	Federal Tax Liens
Cinelease, LLC	Department of State, FL	Judgment Liens
Cinelease, LLC	Lee County, FL	Fixture Filings, Federal Tax Liens, State Tax Liens, Judgment Liens
Cinelease, LLC	USDC - Middle District of Florida, FL	Judgment Liens
Cinelease, LLC	Central Index, LA	Financing Statements, Fixture Filings, Federal Tax Liens
Hertz Canada Equipment Rental Partnership	DC Superior Court, DC	Judgment Liens
Hertz Canada Equipment Rental Partnership	Recorder of Deeds, DC	Financing Statements, Fixture Filings, Federal Tax Liens, State Tax Liens, Judgment Liens
Hertz Canada Equipment Rental Partnership	USDC - District of Columbia, DC	Judgment Liens
Hertz Canada Equipment Rental Partnership	Department of State, FL	Federal Tax Liens
Hertz Canada Equipment Rental Partnership	Department of State, FL	Judgment Liens
Hertz Canada Equipment Rental Partnership	Lee County, FL	Fixture Filings, Federal Tax Liens, State Tax Liens, Judgment Liens
Hertz Canada Equipment Rental Partnership	USDC - Middle District of Florida, FL	Judgment Liens
Hertz Entertainment Services Corporation	Secretary of State, DE	Financing Statements, Federal Tax Liens
Hertz Entertainment Services Corporation	Department of State, FL	Federal Tax Liens
Hertz Entertainment Services Corporation	Department of State, FL	Judgment Liens

23

Debtor	Jurisdiction	Scope of Search
Hertz Entertainment Services Corporation	Lee County, FL	Fixture Filings, Federal Tax Liens, State Tax Liens, Judgment Liens
Hertz Entertainment Services Corporation	USDC - Middle District of Florida, FL	Judgment Liens
Hertz Equipment Rental Corporation	Secretary of State, DE	Financing Statements and Federal Tax Liens
Hertz Equipment Rental Corporation	Department of State, FL	Federal Tax Liens
Hertz Equipment Rental Corporation	Department of State, FL	Judgment Liens
Hertz Equipment Rental Corporation	Lee County, FL	Financing Statements, Fixture Filings, Federal Tax Liens, State Tax Liens, Judgment Liens
Hertz Equipment Rental Corporation	USDC - Middle District of Florida, FL	Judgment Liens
Matthews Equipment Limited	DC Superior Court, DC	Judgment Liens
Matthews Equipment Limited	Recorder of Deeds, DC	Financing Statements, Fixture Filings, Federal Tax Liens, State Tax Liens, Judgment Liens
Matthews Equipment Limited	USDC - District of Columbia, DC	Judgment Liens
Matthews Equipment Limited	Department of State, FL	Federal Tax Liens
Matthews Equipment Limited	Department of State, FL	Judgment Liens
Matthews Equipment Limited	Lee County, FL	Financing Statements, Federal Tax Liens, State Tax Liens, Judgment Liens
Matthews Equipment Limited	USDC - Middle District of Florida, FL	Judgment Liens
Western Shut-Down (1995) Limited	DC Superior Court, DC	Judgment Liens
Western Shut-Down (1995) Limited	Recorder of Deeds, DC	Financing Statements, Federal Tax Liens, State Tax Liens, Judgment Liens
Western Shut-Down (1995) Limited	USDC - District of Columbia, DC	Judgment Liens
Western Shut-Down (1995) Limited	Department of State, FL	Federal Tax Liens
Western Shut-Down (1995) Limited	Department of State, FL	Judgment Liens
Western Shut-Down (1995) Limited	Lee County, FL	Financing Statements, Federal Tax Liens, State Tax Liens, Judgment Liens
Western Shut-Down (1995) Limited	USDC - Middle District of Florida, FL	Judgment Liens
3222434 Nova Scotia Company	Secured Transaction Registry, FL	Financing Statements
Hertz Canada Equipment Rental Partnership	Secured Transaction Registry, FL	Financing Statements
Matthews Equipment Limited	Secured Transaction Registry, FL	Financing Statements
Western Shut-Down (1995) Limited	Secured Transaction Registry, FL	Financing Statements
Hertz Equipment Rental Corporation	Gwinnett County, GA	Fixture Filings, Federal Tax Liens, State Tax Liens, Judgment Liens
Hertz Equipment Rental Corporation	Gwinnett County State & Superior Courts, GA	Judgment Liens
Hertz Equipment Rental Corporation	USDC - Northern District of Georgia, GA	Judgment Liens
HERC Intermediate Holdings, LLC	Secretary of State, DE	Financing Statements, Federal Tax Liens
HERC Intermediate Holdings, LLC	Department of State, FL	Federal Tax Liens
HERC Intermediate Holdings, LLC	Department of State, FL	Judgment Liens
HERC Intermediate Holdings, LLC	Lee County, FL	Fixture Filings, Federal Tax Liens, State Tax Liens, Judgment Liens
HERC Intermediate Holdings, LLC	USDC - Middle District of Florida, FL	Judgment Liens
Hertz Equipment Rental Corporation	Harris County, TX	Fixture Filings, Federal Tax Liens, State Tax Liens, Judgment Liens
Hertz Equipment Rental Corporation	Harris County Court	Judgment Liens
Hertz Equipment Rental Corporation	Harris County District Court	Judgment Liens
Hertz Equipment Rental Corporation	USDC — Southern District of Texas	Judgment Liens

24

Schedule 7.2
to Credit Agreement

Schedule 7.2: SEC Filings Website Address

Available at: http://ir.hercrentals.com/.

25

Schedule 8.2(j)
to Credit Agreement

Schedule 8.2(j): Permitted Indebtedness

None.

26

Schedule 8.3(j)
to Credit Agreement

Schedule 8.3(j): Permitted Liens

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number
Hertz Equipment Rental Corporation	Delaware	UCC-1	GE Capital Commercial Inc.	Inventory owned or acquired by debtor, including new and used products and all intangibles as specified therein.	08/25/2011	2011 3304030
Hertz Equipment Rental Corporation	Delaware	UCC-1	Vermeer Pacific	1 2011 Vermeer BC1000XL Brush Chipper, including all spare and special parts	06/01/2011	2011 2095993
Hertz Equipment Rental Corporation	Delaware	UCC-1	Toyota Material Handling, U.S.A., Inc.	All rights, titles and interest of listed equipment as specified therein.	05/25/2011	2011 1999450
Hertz Equipment Rental Corporation	Delaware	UCC-1	Doosan Infracore America Corporation	Purchase money security interest in all equipment, inventory and accounts as specified therein.	04/01/2010	2010 1128069
Hertz Equipment Rental Corporation	Delaware	UCC-1	Toyota Material Handling, U.S.A., Inc.	All rights, titles and interest of listed equipment as specified therein.	09/21/2009	2009 3011647
Hertz Equipment Rental Corporation	Delaware	UCC-1	Toyota Material Handling, U.S.A., Inc.	Inventory delivered on or behalf of Secured Party and that has not yet been paid for in whole as specified therein.	02/01/2008	2008 0398857
Hertz Equipment Rental Corporation	Delaware	UCC-1	Komatsu America Corp.	None specified	04/17/2006	6127650 0
Hertz Equipment Rental Corporation	Delaware	UCC-1	Case Corporation/ Case Credit Corporation	None specified	04/15/87 (01/04/2002)	87 03771 (2027899 8-0000000)
Hertz Equipment Rental Corporation	Delaware	UCC-1	Toyota Material Handling, U.S.A., Inc.	All rights, titles and interest of listed equipment	10/20/2011	2011 4051531
Hertz Equipment Rental Corporation	Delaware	UCC-1	Toyota Material Handling, U.S.A., Inc.	All rights, titles and interest of listed equipment	02/10/2012	2012 0546582
Hertz Equipment Rental Corporation	Delaware	UCC-1	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	I ARM257 85035622 (for informational purposes only)	08/01/2013	2013 3001113
Hertz Equipment Rental Corporation	Delaware	UCC-1	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	1ARM257 95033772 (for informational purposes only)	08/01/2013	2013 3001477
Hertz Equipment Rental Corporation	Delaware	UCC-1	Western Pacific Crane & Equipment, LLC	National Boom Truck Model 851D-TM Serial #298461	12/30/2014	2014 5285671

27

Hertz Equipment Rental Corporation	Delaware	UCC-1	Komatsu Financial Limited Partnership	PC360LC-11 Hydraulic Excavator, complete with all attachments and all proceeds thereof	08/27/2015	2015 3763314
Hertz Equipment Rental Corporation	Delaware	UCC-1	Komatsu Financial Limited Partnership	PC360LC-11 Hydraulic Excavator	08/27/2015	2015 3763322
Hertz Equipment Rental Corporation	Delaware	UCC-3 (Continuation)	Komatsu America Corp.	Each item of Komatsu goods sold to Debtor with respect to any unpaid balance or other amounts owing		2006 1276500

28

Schedule 8.4(a)
to Credit Agreement

Schedule 8.4(a): Permitted Guarantee Obligations

None.

29

Schedule 8.9(c)
to Credit Agreement

Schedule 8.9(c): Permitted Investments

Hertz  Dayim Equipment Rental Limited — Join Venture in Saudi Arabia with Dayim Holdings Company Ltd. :

1.              Minority Shareholders’ Agreement between Hertz Equipment Rental Company Holdings Netherlands B.V., Dayim Systems & Services Company Limited, Herc Rentals Inc. (f/k/a Hertz Equipment Rental Corporation) and Dayim Holdings Company Limited.

2.              Hertz Dayim Equipment Rental LLC — Joint Venture in Qatar with Dayim Holdings Inc. and Phoenix Phoenix Project Development W.L.L.

3.              Shareholders’ Agreement between Phoenix Project Development W.L.L., Hertz Equipment Rental Company Holdings Netherlands B.V. and Dayim Systems & Services Company Limited.

4.

5.

30

Schedule 8.11(e): Permitted Transactions with Affiliates

None.

A-1-1

EXHIBIT A-1 TO

CREDIT AGREEMENT

FORM OF REVOLVING CREDIT NOTE

•      THIS REVOLVING CREDIT NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW.  TRANSFERS OF THIS REVOLVING CREDIT NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

• $	New York, New York

•	[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, [HERC RENTALS INC., a Delaware corporation formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Parent Borrower”)], [[MATTHEWS EQUIPMENT LIMITED] [WESTERN SHUT-DOWN (1995) LIMITED] [HERTZ CANADA EQUIPMENT RENTAL PARTNERSHIP], a corporation organized under the laws of Canada]], [U.S. SUBSIDIARY BORROWERS], hereby unconditionally promises to pay to [             ] (the “Lender”) and its successors and assigns, at the office of Citibank, N.A., located at 390 Greenwich Street, New York, New York 10013, in lawful money of the United States of America (or, in the case of Loans denominated in Canadian Dollars or a Designated Foreign Currency (as defined in the Credit Agreement referred to below) evidenced hereby, Canadian Dollars or the relevant Designated Foreign Currency in which the Revolving Credit Loans evidenced hereby are made) and in immediately available funds, the aggregate unpaid principal amount of the Revolving Credit Loans made by the Lender to the undersigned pursuant to Section 2.1 of the Credit Agreement referred to below, which sum shall be payable on the Termination Date, provided that, notwithstanding the fact that the principal amount of this Revolving Credit Note is denominated in Dollars, to the extent provided in the Credit Agreement, all payments hereunder with respect to Revolving Credit Loans denominated in Canadian Dollars or a Designated Foreign Currency evidenced hereby shall be made in Canadian Dollars or the relevant Designated Foreign Currency in which the Revolving Credit Loans evidenced hereby are made, whether or not the Dollar Equivalent (as defined in the Credit Agreement) of such amounts, when added to the outstanding principal amount of the Revolving Credit Loans denominated in Dollars (as defined in the Credit Agreement) evidenced hereby, would exceed the stated principal amount of this Revolving Credit Note.

The [Parent] Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in Section 4.1 of the Credit Agreement until such principal amount is paid in full (both before and after judgment).

This Revolving Credit Note is one of the Revolving Credit Notes referred to in, and is subject in all respects to, the Credit Agreement, dated as of June 30, 2016 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among the Parent Borrower, the Canadian Borrowers (as defined in the Credit Agreement), the U.S. Subsidiary Borrowers (as defined in the Credit Agreement) (the U.S. Subsidiary Borrowers together with the

A-1-1

Schedule 8.3(j)

to Credit Agreement

Canadian Borrowers and the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (including the Lender) (the “Lenders”), Citibank, N.A., as administrative agent and collateral agent for the Lenders, Citibank, N.A., as Canadian agent and Canadian collateral agent for the Lenders, Bank of America, N.A., as co-collateral agent for the Lenders, and the other parties thereto, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and in the other Loan Documents and is subject to optional and mandatory prepayment in whole or in part as provided therein.  Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Revolving Credit Note in respect thereof.  Each holder hereof, by its acceptance of this Revolving Credit Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement.  Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Revolving Credit Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Revolving Credit Note.

A-1-2

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[HERC RENTALS INC.]
[MATTHEWS EQUIPMENT LIMITED]
[WESTERN SHUT-DOWN (1995) LIMITED]
[HERTZ CANADA EQUIPMENT RENTAL PARTNERSHIP]
[U.S. SUBSIDIARY BORROWER]

By:
Name:
Title:

A-1-3

• EXHIBIT A-2 TO
• CREDIT AGREEMENT

FORM OF SWING LINE NOTE

THIS SWING LINE NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW.  TRANSFERS OF THIS SWING LINE NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, [HERC RENTALS INC., a Delaware corporation formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Parent Borrower”)][U.S. Subsidiary Borrower], hereby unconditionally promises to pay to [•] (the “Swing Line Lender”) and its successors and assigns, at the office of Citibank, N.A., 390 Greenwich Street, New York, New York 10013, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Swing Line Loans made by the Swing Line Lender to the undersigned pursuant to Section 2.4 of the Credit Agreement referred to below, which sum shall be payable on the Termination Date.

The [Parent Borrower][U.S. Subsidiary Borrower] further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in Section 4.1 of the Credit Agreement until paid in full (both before and after judgment).

This Swing Line Note is the Swing Line Note referred to in, and is subject in all respects to, the Credit Agreement, dated as of June 30, 2016 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among the Parent Borrower, the Canadian Borrowers (as defined in the Credit Agreement), the U.S. Subsidiary Borrowers (as defined in the Credit Agreement) (the U.S. Subsidiary Borrowers together with the Canadian Borrowers and the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (including the Swing Line Lender) (the “Lenders”), Citibank, N.A., as administrative agent and collateral agent for the Lenders, Citibank, N.A., as Canadian agent and Canadian collateral agent for the Lenders, Bank of America, N.A., as co-collateral agent for the Lenders and the other parties thereto, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and in the other Loan Documents and is subject to optional and mandatory prepayment in whole or in part as provided therein.  Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Swing Line Note in respect thereof.  The holder hereof, by its acceptance of this Swing Line Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement.  Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

A-2-1

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Swing Line Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Swing Line Note.

THIS SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[HERC RENTALS INC.]
[U.S. SUBSIDIARY BORROWER]

By:
Name:
Title:

A-2-2

• EXHIBIT B-1 TO
CREDIT AGREEMENT

FORM OF U.S. GUARANTEE AND
COLLATERAL AGREEMENT

[Please see attached]

B-1-1

• EXHIBIT B-2 TO
CREDIT AGREEMENT

FORM OF CANADIAN GUARANTEE AND

COLLATERAL AGREEMENT

[Please see attached]

B-2-1

• EXHIBIT C TO
CREDIT AGREEMENT

FORM OF MORTGAGE

(2) This instrument was prepared in consultation with
counsel in the state in which the Premises is
located by the attorney named below and after
recording, please return to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attention: Kimberly Lucas, Esq.

STATE OF

COUNTY OF

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT

OF LEASES AND RENTS AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING (the “Mortgage”) is made and entered into as of the [  ]th day of [    ], 2016, by [HERC RENTALS INC. (f/k/a HERTZ EQUIPMENT RENTAL CORPORATION)](3), a Delaware corporation, with an address as of the date hereof at 27500 Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Chief Financial Officer (the “Mortgagor”), for the benefit of CITIBANK, N.A., in its capacity as Administrative Agent and Collateral Agent for the Secured Parties, with an address as of the date hereof at 390 Greenwich Street, New York, New York 10013, Attention: [   ] (in such capacity, the “Mortgagee”).

RECITALS:

WHEREAS, the Mortgagor, as borrower, entered into that certain Credit Agreement, dated as of June 30, 2016, among the Mortgagor, the Subsidiary Borrowers, the Lenders from time to time party thereto, the Mortgagee, and the other financial institutions party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Mortgagor is the owner of the fee simple interest in the real property described on Exhibit A attached hereto and incorporated herein by reference;

(2)  Local counsel to advise as to any recording requirements for the cover page, including need for recording tax notification or a separate tax affidavit.

(3)  Insert name of applicable Loan Party.

1

WHEREAS, the Credit Agreement contemplates that the Mortgagor shall execute and deliver to the Mortgagee this Mortgage;

WHEREAS, concurrently with the entering into of the Credit Agreement, the Mortgagor and certain subsidiaries and affiliates thereof have entered into that certain Guarantee and Collateral Agreement, dated as of the date hereof, in favor of the Mortgagee (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”); and

WHEREAS, this Mortgage is given by the Mortgagor in favor of the Mortgagee for its benefit and the benefit of the other Secured Parties to secure the payment and performance of all of the Obligations (as defined in the Guarantee and Collateral Agreement) of Mortgagor under the Guarantee and Collateral Agreement (such Obligations being hereinafter referred to as the “Obligations”).

W I T N E S S E T H:

The Mortgagor, in consideration of the indebtedness herein recited and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has irrevocably granted, released, sold, remised, bargained, assigned, pledged, warranted, mortgaged, transferred and conveyed, and does hereby grant, release, sell, remise, bargain, assign, pledge, warrant, mortgage, transfer and convey to the Mortgagee and the Mortgagee’s successors and assigns, a continuing security interest in and to, and lien upon, all of the Mortgagor’s right, title and interest in and to the following described land, real property interests, buildings, improvements and fixtures:

(a)           All that tract or parcel of land and other real property interests in               County,               , as more particularly described in Exhibit A attached hereto and made a part hereof, together with any greater or additional estate therein as hereafter may be acquired by Mortgagor (the “Land”), and all of the Mortgagor’s right, title and interest in and to rights appurtenant thereto, including easement rights; and

(b)           All buildings and improvements of every kind and description now or hereafter situated, erected or placed on the Land (the “Improvements”) and all materials, equipment and apparatus and fixtures now or hereafter owned by the Mortgagor and attached to or installed in and used in connection with the aforesaid Land and Improvements (collectively, the “Fixtures”) (hereinafter, the Land, the Improvements and the Fixtures may be collectively referred to as the “Premises.”  As used in the Mortgage, the term “Premises” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.).

TO HAVE AND HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging, subject to Permitted Liens, to the Mortgagee and the Mortgagee’s successors and assigns to secure the Obligations; provided that, should (i) the Loans be paid in full and all other Obligations that are then due and owing be paid, or (ii) conditions set forth in the Credit Agreement for the release of this Mortgage be fully satisfied, the lien and security interest of this Mortgage shall cease, terminate and be void and the Mortgagee or its successor or assign shall promptly cause a release of this Mortgage to be filed in the appropriate office; and until such obligations are fully satisfied, it shall remain in full force and virtue.

And, as additional security for the Obligations, subject to the Guarantee and Collateral Agreement, the Mortgagor hereby unconditionally assigns to the Mortgagee all the security deposits, rents, issues, profits and revenues of the Premises from time to time accruing (the “Rents and Profits”), which assignment constitutes a present, absolute and unconditional assignment and not an assignment for

2

additional security only, reserving only the right to the Mortgagor to collect and apply the same as the Mortgagor chooses as long as no Event of Default (as defined in Article III) has occurred and is continuing.

As additional collateral and further security for the Obligations, subject to the Guarantee and Collateral Agreement, the Mortgagor does hereby assign to the Mortgagee and grants to the Mortgagee a security interest in all of the right, title and the interest of the Mortgagor in and to any and all real property leases and rental agreements (collectively, the “Leases”) with respect to the Premises or any part thereof, and the Mortgagor agrees to execute and deliver to the Mortgagee such additional instruments, in form and substance reasonably satisfactory to the Mortgagee, as may hereafter be requested by the Mortgagee to evidence and confirm said assignment; provided, however, that acceptance of any such assignment shall not be construed to impose upon the Mortgagee any obligation with respect thereto.

The Mortgagor covenants, represents and agrees as follows:

ARTICLE I

Obligations Secured

1.1          Obligations. The Mortgagee and the Lenders have agreed to establish a senior secured credit facility in favor of the Mortgagor pursuant to the terms of the Credit Agreement.  This Mortgage is given to secure the payment and performance by the Mortgagor of the Obligations.  [The maximum amount of the obligations secured hereby will not exceed $          , plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.](4)

1.2          Future Advances.  This Mortgage is given to secure the Obligations and the repayment of the aforesaid obligations together with any renewals or extensions or modifications thereof upon the same or different terms or at the same or different rate of interest and also to secure all future advances that may subsequently be made to the Mortgagor or any other Loan Party by the Lenders pursuant to the Credit Agreement.  The lien of such future advances shall relate back to the date of this Mortgage.

ARTICLE II

Mortgagor’s Covenants, Representations and Agreements

2.1          Taxes and Fees; Maintenance of Premises; Reimbursement.  The Mortgagor agrees to comply with Sections 7.3, 7.5(a) and 11.5 of the Credit Agreement to the extent applicable.

2.2          Intentionally Omitted.

2.3          Additional Documents.  The Mortgagor agrees to comply with Section 7.9(d) of the Credit Agreement to the extent applicable.

(4)  To be included in states that impose mortgage recording tax and subject to applicable laws.

3

2.4          Restrictions on Sale or Encumbrance.  The Mortgagor agrees to comply with Sections 8.2 and 8.3 of the Credit Agreement to the extent applicable.

2.5          Fees and Expenses.  The Mortgagor will promptly pay upon demand any and all reasonable costs and expenses of the Mortgagee, including, without limitation, reasonable attorneys’ fees actually incurred by the Mortgagee, to the extent required under the Credit Agreement.

2.6          Insurance.

(a)           Types Required.  The Mortgagor shall maintain insurance for the Premises as set forth in Sections 7.5(a) and 7.5(b)(ii) of the Credit Agreement to the extent applicable.

(b)           Use of Proceeds.  Insurance proceeds shall be applied or disbursed as set forth in Sections 7.5(a) and 8.4 of the Credit Agreement to the extent applicable.

2.7          Eminent Domain.  All proceeds or awards relating to condemnation or other taking of the Premises pursuant to the power of eminent domain shall be applied pursuant to Sections 7.5(a) and 8.4 of the Credit Agreement to the extent applicable.

2.8          Releases and Waivers.  The Mortgagor agrees that no release by the Mortgagee of any portion of the Premises, the Rents and Profits or the Leases, no subordination of lien, no forbearance on the part of the Mortgagee to collect on any Loan, or any part thereof, no waiver of any right granted or remedy available to the Mortgagee and no action taken or not taken by the Mortgagee shall, except to the extent expressly released, in any way have the effect of releasing the Mortgagor from full responsibility to the Mortgagee for the complete discharge of each and every of the Mortgagor’s obligations hereunder.

2.9          Compliance with Law.  The Mortgagor agrees to comply with Sections 7.4 and 7.8 of the Credit Agreement to the extent applicable.

2.10        Inspection.  The Mortgagor agrees to comply with Section 7.6 of the Credit Agreement to the extent applicable.

2.11                        Security Agreement.

(a)           This Mortgage is hereby made and declared to be a security agreement encumbering the Fixtures, and Mortgagor grants to the Mortgagee a security interest in the Fixtures.  The Mortgagor grants to the Mortgagee all of the rights and remedies of a secured party under the laws of the state in which the Premises are located.  A financing statement or statements reciting this Mortgage to be a security agreement with respect to the Fixtures may be appropriately filed by the Mortgagee.

(b)           The Mortgagor warrants that, as of the date hereof, the name and address of the “Debtor” (which is the Mortgagor) are as set forth in the preamble of this Mortgage and a statement indicating the types, or describing the items, of collateral is set forth hereinabove.  Mortgagor warrants that Mortgagor’s exact legal name is correctly set forth in the preamble of this Mortgage.

(c)           This Mortgage will be filed in the real property records.

(d)           [The Mortgagor is a corporation organized under the laws of the State of [Delaware] and the Mortgagor’s organizational identification number is                     .](5)

(5)  Subject to local counsel review, to be included if required by the jurisdiction

4

ARTICLE III

Events of Default

An Event of Default shall exist and be continuing under the terms of this Mortgage upon the existence and during the continuance of an Event of Default under the terms of the Credit Agreement.

ARTICLE IV

Foreclosure

4.1          Acceleration of Secured Obligations; Foreclosure.  Upon the occurrence and during the continuance of an Event of Default, the entire balance of the Loans and any other obligations due under the Loan Documents, including all accrued interest, shall become due and payable to the extent such amounts become due and payable under the Credit Agreement.  Provided an Event of Default has occurred and is continuing, upon failure to pay the Loans or reimburse any other amounts due under the Loan Documents in full at any stated or accelerated maturity and in addition to all other remedies available to the Mortgagee at law or in equity, the Mortgagee may foreclose the lien of this Mortgage by judicial or non-judicial proceeding in a manner permitted by applicable law.  The Mortgagor hereby waives, to the fullest extent permitted by law, any statutory right of redemption in connection with such foreclosure proceeding.

4.2          Proceeds of Sale. The proceeds of any foreclosure sale of the Premises, or any part thereof, will be distributed and applied in accordance with the terms and conditions of Section 10.14 the Credit Agreement (subject to any applicable provisions of applicable law).

ARTICLE V

Additional Rights and Remedies of the Mortgagee

5.1          Rights Upon an Event of Default.  Upon the occurrence and during the continuance of an Event of Default, the Mortgagee, immediately and without additional notice and without liability therefor to the Mortgagor, except for gross negligence, willful misconduct, bad faith or unlawful conduct, may do or cause to be done any or all of the following to the extent permitted by applicable law, and subject to the terms of the Credit Agreement, the Intercreditor Agreement, any First Lien Intercreditor Agreement and any Other Intercreditor Agreement: (a) enter the Premises and take exclusive possession thereof; (b) invoke any legal remedies to dispossess the Mortgagor if the Mortgagor remains in possession of the Premises without the Mortgagee’s prior written consent; (c) hold, lease, develop, manage, operate or otherwise use the Premises upon such terms and conditions as the Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as the Mortgagee deems necessary or desirable), and apply all rents and other amounts collected by the Mortgagee in connection therewith in accordance with the provisions hereof; (d) institute proceedings for the complete foreclosure of the Mortgage, either by judicial action or by power of sale, in which case the Premises may be sold for cash or credit in one or more parcels; and (e) exercise all other rights, remedies and recourses granted under the Credit Agreement or otherwise available at law or in equity.  At any foreclosure sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, the Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand

5

whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under the Mortgagor.  The Mortgagee or any of the Secured Parties may be a purchaser at such sale and if Mortgagee is the highest bidder, Mortgagee shall credit the portion of the purchase price that would be distributed to Mortgagee against the indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Premises is waived to the extent permitted by applicable law.  With respect to any notices required or permitted under the UCC to the extent applicable, the Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable.

5.2          Appointment of Receiver.  Upon the occurrence and during the continuance of an Event of Default, subject to the terms of the Credit Agreement, the Intercreditor Agreement, any First Lien Intercreditor Agreement and any Other Intercreditor Agreement, the Mortgagee shall be entitled, without additional notice and without regard to the adequacy of any security for the Obligations secured hereby, whether the same shall then be occupied as a homestead or not, or the solvency of any party bound for its payment, to make application for the appointment of a receiver to take possession of and to operate the Premises, and to collect the rents, issues, profits, and income thereof, all expenses of which shall be added to the Obligations and secured hereby.  The receiver shall have all the rights and powers provided for under the laws of the state in which the Premises are located, including without limitation, the power to execute leases, and the power to collect the rents, sales proceeds, issues, profits and proceeds of the Premises during the pendency of such foreclosure suit, as well as during any further times when the Mortgagor, its successors or assigns, except for the intervention of such receiver, would be entitled to collect such rents, sales proceeds, issues, proceeds and profits, and all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during the whole of said period.  Receiver’s fees, reasonable attorneys’ fees and costs incurred in connection with the appointment of a receiver pursuant to this Section 5.2 shall be secured by this Mortgage.  Notwithstanding the appointment of any receiver, trustee or other custodian, subject to the Credit Agreement, the Intercreditor Agreement, any First Lien Intercreditor Agreement and any Other Intercreditor Agreement, the Mortgagee shall be entitled to retain possession and control of any cash or other instruments at the time held by or payable or deliverable under the terms of the Mortgage to the Mortgagee to the fullest extent permitted by law.

5.3          Waivers.  No waiver of a prior Event of Default shall operate to waive any subsequent Event(s) of Default.  All remedies provided in this Mortgage, any Notes, the Credit Agreement or any of the other Loan Documents are cumulative and may, at the election of the Mortgagee, be exercised alternatively, successively, or in any manner and are in addition to any other rights provided by law.

5.4          Delivery of Possession After Foreclosure.  In the event there is a foreclosure sale hereunder and at the time of such sale, the Mortgagor or the Mortgagor’s successors or assigns are occupying or using the Premises, or any part thereof, each and all immediately shall become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; and to the extent permitted by applicable law, the purchaser at such sale, notwithstanding any language herein apparently to the contrary, shall have the sole option to demand possession immediately following the sale or to permit the occupants to remain as tenants at will.  In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible detainer) in any court having jurisdiction.

5.5          Marshalling.  The Mortgagor hereby waives, in the event of foreclosure of this Mortgage or the enforcement by the Mortgagee of any other rights and remedies hereunder, any right otherwise

6

available in respect to marshalling of assets which secure any Loan and any other indebtedness secured hereby or to require the Mortgagee to pursue its remedies against any other such assets.

5.6          Protection of Premises.  Upon the occurrence and during the continuance of an Event of Default, the Mortgagee may take such actions, including, but not limited to disbursements of such sums, as the Mortgagee in its sole but reasonable discretion deems necessary to protect the Mortgagee’s interest in the Premises.

ARTICLE VI

General Conditions

6.1          Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.  The singular used herein shall be deemed to include the plural; the masculine deemed to include the feminine and neuter; and the named parties deemed to include their successors and assigns to the extent permitted under the Credit Agreement.  The term “Mortgagee” shall include the Collateral Agent on the date hereof and any successor Collateral Agent under the Credit Agreement.  The word “person” shall include any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature, and the word “Premises” shall include any portion of the Premises or interest therein.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase without limitation.

6.2          Notices.  All notices, requests and other communications shall be given in accordance with Section 11.2 of the Credit Agreement.

6.3          Severability.  If any provision of this Mortgage is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

6.4          Headings.  The captions and headings herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Mortgage nor the intent of any provision hereof.

6.5          Intentionally Omitted.

6.6          Conflicting Terms.

(a)           In the event of any conflict between the terms of this Mortgage and the Intercreditor Agreement, any First Lien Intercreditor Agreement or any Other Intercreditor Agreement, the terms of any Intercreditor Agreement or any Other Intercreditor Agreement shall govern and control any conflict between Mortgagee and any other lender or agent which is a party thereto, other than with respect to Section 6.7; provided, however, that in the event of any conflict between the terms of this Mortgage and the Intercreditor Agreement, any First Lien Intercreditor Agreement or any Other Intercreditor Agreement with respect to a waiver, amendment, supplement or other modification of any right or obligation of the Mortgagor or a Subsidiary Borrower hereunder or in respect hereof, the terms of this Mortgage shall govern and control.  In the event of any such conflict, the Mortgagor may act (or omit to act) in accordance with such Intercreditor Agreement, First Lien Intercreditor Agreement or Other Intercreditor Agreement, as applicable, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.

7

(b)           In the event of any conflict between the terms and provisions of the Credit Agreement and the terms and provisions of this Mortgage, the terms and provisions of the Credit Agreement shall control and supersede the provisions of this Mortgage with respect to such conflicts other than with respect to Section 6.7.

6.7          Governing Law.  This Mortgage shall be governed by and construed in accordance with the internal law of the state in which the Premises are located.

6.8          Application of the Foreclosure Law.  If any provision in this Mortgage shall be inconsistent with any provision of the foreclosure laws of the state in which the Premises are located, the provisions of such laws shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with such laws.

6.9          Written Agreement.  This Mortgage may not be amended, supplemented or otherwise modified except in accordance with Section 11.1 of the Credit Agreement.

6.10        Waiver of Jury Trial.  Section 11.15 of the Credit Agreement is hereby incorporated by reference.

6.11        Request for Notice.  The Mortgagor requests that a copy of any statutory notice of default and a copy of any statutory notice of sale hereunder be mailed to the Mortgagor at the address specified in Section 6.2 of this Mortgage.

6.12        Counterparts.  This Mortgage may be executed by one or more of the parties on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.13        Release.  If any of the Premises shall be sold, transferred or otherwise disposed of by the Mortgagor in a transaction permitted by the Credit Agreement, then the Mortgagee, at the request of the Mortgagor, shall execute and deliver to the Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on the Premises.  The Mortgagor shall deliver to the Mortgagee prior to the date of the proposed release, a written request for release.

6.14        [Last Dollars Secured; Priority.  This Mortgage secures only a portion of the Obligations owing or which may become owing by the Mortgagor to the Secured Parties.  The parties agree that any payments or repayments of the Obligations shall be and be deemed to be applied first to the portion of the Obligations that is not secured hereby, it being the parties’ intent that the portion of the Obligations last remaining unpaid shall be secured hereby.  If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.](6)

6.15        State Specific Provisions.  In the event of any inconsistencies between this Section 6.15 and any of the other terms and provisions of this Mortgage, the terms and provisions of this Section 6.15 shall control and be binding.

(6)  To be included in mortgages for states with a mortgage recording tax, to the extent required.

8

(a)           [                ]

(b)           [                ]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

9

IN WITNESS WHEREOF, the Mortgagor has executed this Mortgage as of the above written date.

MORTGAGOR:

[HERC RENTALS INC. (f/k/a HERTZ EQUIPMENT RENTAL CORPORATION)]

By:
Name:
Title:

[ADD STATE NOTARY FORM FOR THE MORTGAGOR](1)

(1)  Local counsel to confirm signature page and notary block which is acceptable for recording in the jurisdiction.

10

Exhibit A

Legal Description

(See Attached)

•                  EXHIBIT D-1 TO
CREDIT AGREEMENT

•                  FORM OF SUBSIDIARY BORROWER JOINDER

SUBSIDIARY BORROWER JOINDER, dated as of [       ], 20[  ] (this “Joinder”), by and among each of the undersigned parties hereto (each a “Borrower” and collectively, the “Borrowers”) and Citibank, N.A., as administrative agent under the Credit Agreement (as defined below) (together with its successors in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, reference is made to that certain Credit Agreement, dated as of June 30, 2016 (as amended, restated, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among  HERC RENTALS INC., a Delaware corporation formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined in the Credit Agreement), the U.S. Subsidiary Borrowers (as defined in the Credit Agreement) (the U.S. Subsidiary Borrowers together with the Canadian Borrowers and the Parent Borrower, the “Borrowers”), the Lenders from time to time party thereto, Citibank, N.A., as administrative agent and collateral agent for the Lenders, Citibank, N.A., as Canadian agent and Canadian collateral agent for the Lenders, Bank of America, N.A., as co-collateral agent for the Lenders and certain other parties party thereto from time to time (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement);

WHEREAS, subject to the terms and conditions of the Credit Agreement, [        ], a [       ] corporation (the “New Subsidiary Borrower”), may join the Credit Agreement as a Borrower by entering into a Subsidiary Borrower Joinder;

WHEREAS, the New Subsidiary Borrower has indicated its desire to become a Borrower pursuant to the terms of the Credit Agreement; and

WHEREAS, the New Subsidiary Borrower shall become a party to the [U.S. Guarantee and Collateral Agreement][Canadian Guarantee and Collateral Agreement], substantially concurrently herewith, by executing the [U.S. Guarantee and Collateral Agreement][Canadian Guarantee and Collateral Agreement] in accordance with the terms thereof.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.                            In accordance with subsection 7.9(b) of the Credit Agreement, the New Subsidiary Borrower by its signature below shall become, and shall be deemed, a Borrower and a Loan Party for all purposes under the Credit Agreement with the same force and effect as if originally named therein as a Borrower and Loan Party and, without limiting the generality of the foregoing, hereby expressly obligates itself with respect to all obligations and liability of a Borrower and Loan Party thereunder.  Each reference to a Borrower, Loan Party, Subsidiary Borrower or [U.S. Subsidiary Borrower] [Canadian Borrower] in the Credit Agreement shall be deemed to include the New Subsidiary Borrower.  The Credit Agreement is hereby incorporated herein by reference.

SECTION 2.                            The New Subsidiary Borrower represents and warrants to the Administrative Agent that as of the date hereof:

D-1-1

1.                                                              Authorization; Enforceability.  The New Subsidiary Borrower has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to obtain Extensions of Credit thereunder. This Joinder has been duly authorized, executed and delivered by it and this Joinder and the Credit Agreement (after giving effect to this Joinder) constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

2.                                                              Corporate Organization and Power.  The New Subsidiary Borrower (i) is duly organized, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its incorporation or formation, except to the extent that the failure to be organized, existing and (to the extent applicable) in good standing would not reasonably be expected to have a Material Adverse Effect, (ii) has the corporate or other organizational power and authority and the legal right, to make, deliver and perform this Joinder and the other Loan Documents to which it is or will be a party, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not reasonably be expected to have a Material Adverse Effect, and (iii) is duly qualified as a foreign corporation, partnership or limited liability company and (to the extent applicable) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and (to the extent applicable) in good standing would not be reasonably expected to have a Material Adverse Effect.

3.                                                              No Legal Bar.  The execution, delivery and performance by the New Subsidiary Borrower of this Joinder and of the other Loan Documents to which it is or will be a party (i) will not violate any Requirement of Law, Contractual Obligation of such New Subsidiary Borrower in any respect that would reasonably be expected to have a Material Adverse Effect and (ii) will not result in, or require, the creation or imposition of any Lien (other than the Liens permitted by Section 8.3 of the Credit Agreement) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

SECTION 3.                            This Joinder may be executed by one or more of the parties to this Joinder on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Joinder shall become effective as to the New Subsidiary Borrower when the Administrative Agent shall have received counterparts of this Joinder that, when taken together, bear the signatures of the New Subsidiary Borrower, the Parent Borrower and the Administrative Agent.

SECTION 4.                            Except as expressly modified hereby, the Credit Agreement shall remain in full force and effect.

SECTION 5.                         THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

D-1-2

SECTION 6.                            Any provision of this Joinder that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Credit Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 7.                            All notices, requests and demands pursuant hereto shall be made in accordance with Section 11.2 of the Credit Agreement.  All communications and notices hereunder to the New Subsidiary Borrower shall be given to it in care of the Parent Borrower at the Parent Borrower’s address set forth on Schedule 11.2 to the Credit Agreement.

[Signature pages follow.]

D-1-3

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Joinder to be duly executed and delivered as of the date first above written.

[•],
as the Subsidiary Borrower

By:
Name:
Title:

D-1-4

HERC RENTALS INC.
as the Parent Borrower

By:
Name:
Title:

[ADDITIONAL BORROWERS]

By:
Name:
Title:

D-1-5

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

D-1-6

•                  EXHIBIT D-2 TO
CREDIT AGREEMENT

•                  FORM OF SUBSIDIARY BORROWER TERMINATION

[           ]

Facsimile: ([   ]) [   ]-[    ]

Email: [           ]

Attention: [          ]

[Date]

Ladies and Gentlemen:

The undersigned, Parent Borrower (as defined below), refers to the Credit Agreement, dated as of June 30, 2016 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among HERC RENTALS INC., a Delaware corporation formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined in the Credit Agreement), the U.S. Subsidiary Borrowers (as defined in the Credit Agreement) (the U.S. Subsidiary Borrowers together with the Canadian Borrowers and the Parent Borrower, the “Borrowers”),  the several banks, the other financial institutions from time to time party thereto, Citibank, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein), Citibank, N.A., as Canadian agent for the Lenders and Canadian collateral agent for the Secured Parties, Bank of America, N.A., as co-collateral agent for the Secured Parties and certain other parties party thereto from time to time. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Parent Borrower hereby (i) certifies that the conditions set forth in subsection 11.1(g) of the Credit Agreement to effect the termination contemplated hereunder have been, or substantially concurrently herewith will be, satisfied and (ii) accordingly, terminates the status of [                  ] (the “Terminated Subsidiary Borrower”) as a Subsidiary Borrower under the Credit Agreement and the other Loan Documents.

The Parent Borrower further agrees that, any time and from time to time upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as may be reasonably requested by the Administrative Agent pursuant to Section 11.1(g) of the Credit Agreement in order to effect the purposes of this Subsidiary Borrower Termination.

This Subsidiary Borrower Termination may be executed by one or more of the parties to this Subsidiary Borrower Termination on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Subsidiary Borrower Termination shall become effective as to the Terminated Subsidiary Borrower when the Administrative Agent shall have received counterparts of this Subsidiary Borrower Termination that, when taken together, bear the signatures of the Terminated Subsidiary Borrower and the Parent Borrower.

THIS SUBSIDIARY BORROWER TERMINATION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE

D-2-1

EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Very truly yours,

HERC RENTALS INC.

By:
Name:
Title:

Acknowledged by:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

D-2-2

•                  EXHIBIT E-1 TO
CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Loan(s) held by the undersigned pursuant to the Credit Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of June 30, 2016, among HERC RENTALS INC., a Delaware corporation formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined in the Credit Agreement), the U.S. Subsidiary Borrowers (as defined in the Credit Agreement) (the U.S. Subsidiary Borrowers together with the Canadian Borrowers and the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), Citibank, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, Citibank, N.A., as Canadian agent and as Canadian collateral agent for the Lenders, Bank of America, N.A., as co-collateral agent for the Lenders and the other parties thereto.  The undersigned hereby certifies under penalty of perjury that:

(i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Parent Borrower or any U.S. Subsidiary Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Parent Borrower or any U.S. Subsidiary Borrower as described in Section 881(c)(3)(C) of the Code and (v) interest payments on the Loan(s) are not effectively connected with the conduct of a trade or business within the United States of the undersigned.

The undersigned has furnished you with a certificate of its non-U.S. person status on IRS W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent Borrower and the Administrative Agent (for the benefit of the Parent Borrower, the U.S. Subsidiary Borrowers and the Administrative Agent) in writing and (2) the undersigned shall furnish the Parent Borrower and the Administrative Agent (for the benefit of the Parent Borrower, the U.S. Subsidiary Borrowers and the Administrative Agent), a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Parent Borrower or any of the U.S. Subsidiary Borrowers to the undersigned, or in either of the two calendar years preceding such payment.

E-1-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

[Address]
Dated: , 20

E-1-2

•      EXHIBIT E-2 TO
CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the participation held by the undersigned pursuant to the Credit Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of June 30, 2016, among HERC RENTALS INC., a Delaware corporation formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined in the Credit Agreement), the U.S. Subsidiary Borrowers (as defined in the Credit Agreement) (the U.S. Subsidiary Borrowers together with the Canadian Borrowers and the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), Citibank, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, Citibank, N.A., as Canadian agent and as Canadian collateral agent for the Lenders, Bank of America, N.A., as co-collateral agent for the Lenders and the other parties thereto.  The undersigned hereby certifies under penalty of perjury that:

(i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Parent Borrower or any U.S. Subsidiary Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Parent Borrower or any U.S. Subsidiary Borrower as described in Section 881(c)(3)(C) of the Code, and (v) interest payments on the Loan(s) are not effectively connected with the conduct of a trade or business within the United States of the undersigned.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall furnish such Lender a properly completed and currently effective certificate in either the calendar year in which payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

E-2-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

[Address]

Dated:                                   , 20

E-2-2

•      EXHIBIT E-3 TO
CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the participation held by the undersigned pursuant to the Credit Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of June 30, 2016, among HERC RENTALS INC., a Delaware corporation formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined in the Credit Agreement), the U.S. Subsidiary Borrowers (as defined in the Credit Agreement) (the U.S. Subsidiary Borrowers together with the Canadian Borrowers and the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), Citibank, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, Citibank, N.A., as Canadian agent and as Canadian collateral agent for the Lenders, Bank of America, N.A., as co-collateral agent for the Lenders and the other parties thereto.  The undersigned hereby certifies under penalty of perjury that:

(i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of the Parent Borrower or any U.S. Subsidiary Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a controlled foreign corporation related to the Parent Borrower or any U.S. Subsidiary Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) interest payments on the Loan(s) are not effectively connected with the conduct of a trade or business within the United States of the undersigned or of any of its direct or indirect partners/members that is claiming the portfolio interest exemption.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as appropriate, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as appropriate, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall furnish such Lender a properly completed and currently effective certificate in either the calendar year in which payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

E-3-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

[Address]

Dated:                            , 20

E-3-2

•      EXHIBIT E-4 TO
CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Loan(s) held by the undersigned pursuant to the Credit Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of June 30, 2016, among HERC RENTALS INC., a Delaware corporation formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined in the Credit Agreement), the U.S. Subsidiary Borrowers (as defined in the Credit Agreement) (the U.S. Subsidiary Borrowers together with the Canadian Borrowers and the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), Citibank, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, Citibank, N.A., as Canadian agent and as Canadian collateral agent for the Lenders, Bank of America, N.A., as co-collateral agent for the Lenders and the other parties thereto.  The undersigned hereby certifies under penalty of perjury that:

(i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members  are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of the Parent Borrower or any U.S. Subsidiary Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a controlled foreign corporation related to the Parent Borrower or any U.S. Subsidiary Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) interest payments on the Loan(s) are not effectively connected with the conduct of a trade or business within the United States of the undersigned or of any of its direct or indirect partners/members that is claiming the portfolio interest exemption.

The undersigned has furnished you with a certificate of its non-U.S. person status on IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as appropriate, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as appropriate, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent Borrower and the Administrative Agent (for the benefit of the Parent Borrower, the U.S. Subsidiary Borrowers and the Administrative Agent) in writing and (2) the undersigned shall furnish the Parent Borrower and the Administrative Agent (for the benefit of the Parent Borrower, the U.S. Subsidiary Borrowers and the Administrative Agent), a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Parent Borrower or the U.S. Subsidiary Borrowers to the undersigned, or in either of the two calendar years preceding such payment.

E-4-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

[Address]

Dated:                                 , 20

E-4-2

EXHIBIT F TO

CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE, dated as of                            ,         (this “Assignment and Acceptance”) (between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”).

Reference is made to the Credit Agreement, dated as of June 30, 2016 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among HERC RENTALS INC., a Delaware corporation formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined in the Credit Agreement), the U.S. Subsidiary Borrowers (as defined in the Credit Agreement) (the U.S. Subsidiary Borrowers together with the Canadian Borrowers and the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), Citibank, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders, Citibank, N.A., as Canadian agent (the “Canadian Agent”) and Canadian collateral agent for the Lenders, Bank of America, N.A., as co-collateral agent for the Lenders and the other parties thereto.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor and the Assignee hereby agree as follows:

The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest and that such Assigned Interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all actions necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral thereunder, (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, any of their Subsidiaries or any other obligor or the performance or observance by the Borrowers, any of their Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (d) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative

Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date).](1)

The Assignee (a) represents and warrants that it has full power and authority, and has taken all actions necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance, (c) agrees that it will, independently and without reliance upon the Assignor, any Agent, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto, (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents, or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent and/or the Canadian Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (e) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in Section 10.6 of the Credit Agreement and confirms that it meets the requirements set forth in Section 11.6(b)(ii)(D) of the Credit Agreement, if applicable, (f) agrees that it will be bound by the provisions of the Credit Agreement, (g) agrees that it will perform in accordance with the terms of the Credit Agreement all of the obligations that, by the terms of the Credit Agreement, are required to be performed by it as a Lender, including its obligations pursuant to Section 11.16 of the Credit Agreement, and its obligations pursuant to Sections 4.11(b), 4.11(c) and 4.11(d) of the Credit Agreement, (h) specifies as its address for notices the offices set forth beneath its name on the signature pages hereof and (i) if applicable pursuant to Section 4.11 of the Credit Agreement, attaches two properly completed Forms W-9, W-8EXP, W-8BEN-E, W-8ECI, W8IMY or successor or other form prescribed by the Internal Revenue Service of the United States, certifying that such Assignee is entitled to receive all payments under the Credit Agreement and the Notes payable to it without deduction or withholding of any United States federal income taxes.

The Assignor hereby assigns and the Assignee hereby accepts all of the Assignor’s rights and obligations as a party to the Intercreditor Agreement and the Assignee agrees (i) that its interest in the Loans and the other Obligations being assigned hereunder is subject to the terms of the Intercreditor Agreement and (ii) that such Assignee shall be deemed to be a party to the Intercreditor Agreement as if it were a signatory thereto.

Following the execution of this Assignment and Acceptance it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent pursuant to Section 11.6 of the Credit Agreement, effective as of                                , 20    (the “Transfer Effective Date”) (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent and/or the Canadian Agent, as applicable, shall make all payments in respect of the

(1)  Note:  should only be requested when specifically required by the Assignee and/or Assignor, as the case may be.

Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent and/or the Canadian Agent, as applicable, for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

Upon such acceptance and recording by the Administrative Agent, then as of the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations under the Credit Agreement of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof [and, if such Lender is an Issuing Lender, of such Issuing Lender] and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and other Loan Documents but shall nevertheless continue to be entitled to the benefits (and bound by any related obligations) of Sections 4.10, 4.11, 4.12, and 11.5 other than those relating to events or circumstances occurring prior to the Transfer Effective Date.

Notwithstanding any other provision hereof, if the consents of the Parent Borrower and the Administrative Agent hereto are required under Section 11.6 of the Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained.

This Assignment and Acceptance shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without giving effects to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

This Assignment and Acceptance may be executed in any number of counterparts (including by facsimile or other electronic transmission (i.e. a “pdf” or “tif”)) and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached the same document.  Delivery of an executed counterpart of this Assignment and Acceptance by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

SCHEDULE 1 to the

Assignment and Acceptance

Re: Credit Agreement, dated as of June 30, 2016, among HERC RENTALS INC., a Delaware corporation formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers, the U.S. Subsidiary Borrowers (the U.S. Subsidiary Borrowers together with the Canadian Borrowers and the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto, Citibank, N.A., as administrative agent and collateral agent, Citibank, N.A., as Canadian agent and Canadian collateral agent, Bank of America, N.A., as co-collateral agent for the Lenders and the other parties thereto.

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:

Credit Facility Assigned	Aggregate Amount of Commitment/Loans under Credit Facility for all Lenders		Amount of Commitment/Loans under Credit Facility Assigned
	.	%	$

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

Accepted for recording in the Register:	Consented To:

CITIBANK, N.A.,	[HERC RENTALS INC.
By [•],
as Administrative Agent	By:
Name:
By:	Title:](2)
Name:
Title:	[CITIBANK, N.A.,
By [•],
as Administrative Agent
By:
Name:	By:
Title:	Name:
Title:

By:
Name:
Title:](3)

(2)  Consent necessary if required pursuant to Section 11.6(b) of the Credit Agreement.

(3)  Consent necessary if required pursuant to Section 11.6(b) of the Credit Agreement.

[[•], By [•], as Swing Line Lender

By:
Name:
Title:

By:
Name:
Title:](4)

[[ ],
as U.S. Facility Issuing Lender

By:
Name:
Title:

By:
Name:
Title:](5)

[[ ],
as Canadian Facility Issuing Lender

By:
Name:
Title:

By:
Name:
Title:](6)

(4)  Consent necessary if required pursuant to Section 11.6(b) of the Credit Agreement.

(5)  Consent necessary if required pursuant to Section 11.6(b) of the Credit Agreement.

(6)  Consent necessary if required pursuant to Section 11.6(b) of the Credit Agreement.

•      EXHIBIT G TO

•      CREDIT AGREEMENT

FORM OF SWING LINE LOAN PARTICIPATION CERTIFICATE

, 20

[Name of Lender]

Ladies and Gentlemen:

Pursuant to Section 2.4 of the Credit Agreement, dated as of June 30, 2016 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among HERC RENTALS INC., a Delaware corporation formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers, the U.S. Subsidiary Borrowers (the U.S. Subsidiary Borrowers together with the Canadian Borrowers and the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), Citibank, N.A., as administrative agent and collateral agent for the Lenders (as defined in the Credit Agreement), Citibank, N.A., as Canadian agent and Canadian collateral agent for the Lenders, Bank of America, N.A., as co-collateral agent for the Lenders and the other parties thereto, the undersigned hereby acknowledges receipt from you on the date hereof of          DOLLARS ($            ) as payment for a participating interest in the following Swing Line Loan:

Date of Swing Line Loan:

Principal Amount of Swing Line Loan:

Very truly yours,

[•],
as Swing Line Lender under the Credit Agreement

By:
Name:
Title:

G-1

EXHIBIT H TO

CREDIT AGREEMENT

BORROWING CERTIFICATE

HERC RENTALS INC.

Pursuant to Section 6.1(l) of the Credit Agreement, dated as of June 30, 2016 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), among HERC RENTALS INC., a Delaware corporation formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers, the U.S. Subsidiary Borrowers (the U.S. Subsidiary Borrowers together with the Canadian Borrowers and the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), Citibank, N.A., as administrative agent and collateral agent for the Lenders, Citibank, N.A., as Canadian agent and Canadian collateral agent for the Lenders, Bank of America, N.A., as co-collateral agent for the Lenders and each of the parties thereto, the undersigned hereby certifies, on behalf of the Parent Borrower, that:

1.    Each of the representations and warranties made by any Loan Party pursuant to the Credit Agreement or any other Loan Document (or in any amendment, modification or supplement thereto) to which it is a party and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to the Credit Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

2.     No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof and/or the issuance of any Letters of Credit to be issued on the date hereof.

H-1

IN WITNESS WHEREOF, the undersigned has hereunto set his/her name as of the date set forth below.

HERC RENTALS INC.

By:
Name:
Title:

Date: , 2016

H-2

EXHIBIT I TO THE

CREDIT AGREEMENT

[Reserved]

I-1

•      EXHIBIT J TO

•      CREDIT AGREEMENT

FORM OF
CLOSING CERTIFICATE

[INSERT ENTITY NAME]

June 30, 2016

Reference is hereby made to the asset-based Credit Agreement, dated as of [         ], 2016 among HERC RENTALS INC. formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers, the U.S. Subsidiary Borrowers, Citibank, N.A. (“Citibank”) as administrative and collateral agent for the lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as Canadian agent and Canadian collateral agent for the Lenders, Bank of America, N.A., as co-collateral agent for the Lenders, and other parties named therein (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”).

The undersigned, [            ], as [                     ] of [                    ] (the “Certifying Loan Party”), certifies on behalf of the Certifying Loan Party, in such capacity and not individually, as follows:

attached hereto as Annex 1 is a complete and correct copy of all resolutions authorizing the transactions contemplated by the Credit Agreement, duly adopted by the Board of Directors of the Certifying Loan Party on or before [        ], 2016; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein;

attached hereto as Annex 2 is a complete and correct copy of the By-Laws or the equivalent organization document of the Certifying Loan Party as in effect on the date hereof;

attached hereto as Annex 3 is a complete and correct copy of the Certificate of Incorporation or the equivalent charter document of the Certifying Loan Party as in effect on the date hereof; and

the following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

Debevoise & Plimpton LLP and Richards, Layton & Finger are entitled to rely on this certificate in connection with any opinions they are delivering pursuant to the  Loan Documents to which the Certifying Loan Party is a party.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, I have executed this certificate as of the date first above written.

Name:
Title:

I, [                                       ], [                                       ] of [                                       ], hereby certify that [                                       ] is a duly elected and qualified [Assistant Secretary][Secretary] of the Certifying Loan Party and that the signature appearing above is his genuine signature.

IN WITNESS WHEREOF, the undersigned has executed this certificate this    day of            , 20  .

Name:
Title:

ANNEX 1
to Exhibit J

[Board Resolutions]

ANNEX 2
to Exhibit J

[By-Laws]

ANNEX 3
to Exhibit J

[Certificate of Incorporation]

EXHIBIT K TO
CREDIT AGREEMENT

FORM OF L/C REQUEST(1)

Dated (2)

[                              ] [or name of other Issuing Lender,] as Issuing Lender, and CITIBANK, N.A., as Administrative Agent, under the Credit Agreement, dated as of June 30, 2016 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among HERC RENTALS INC., a Delaware corporation formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers, the U.S. Subsidiary Borrowers (the U.S. Subsidiary Borrowers together with the Canadian Borrowers and the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), CITIBANK, N.A., as administrative agent and collateral agent for the Lenders, CITIBANK, N.A., as Canadian agent and Canadian collateral agent for the Lenders, BANK OF AMERICA, N.A., as co-collateral agent for the Lenders and the other parties thereto.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Attention:

Letter of Credit Issuer: (3)

(1)            Note — any other form satisfactory to the applicable Issuing Lender and Parent Borrower may be used in lieu of this Exhibit K.

(2)            Date of L/C Request.

(3)            For Standby Letters of Credit insert [•][•], [•], [         ]. For Trade Letters of Credit insert [•][•], [         ]. In the event the L/C is to be issued by an affiliate of [•][•], insert name and address of applicable affiliate.

[with a copy to:

Attention:                                       ](4)

Ladies and Gentlemen:

Pursuant to Section 3.2 of the Credit Agreement, we hereby request that the Issuing Lender referred to above issue a [Commercial] [Standby] L/C for the account of the undersigned on (5) (the “Date of Issuance”) in the aggregate Stated Amount of (6).  The requested L/C shall be denominated in [(7)].

For purposes of this L/C Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meanings provided therein.

The beneficiary of the requested L/C will be (8), and such L/C will be in support of (9) and will have a stated expiration date of (10).

We hereby certify that:

(A)                               the representations and warranties contained in the Credit Agreement or the other Loan Documents are true and correct in all material respects on the date hereof except to the extent such representations and warranties relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date;

(B)                               no Default or Event of Default has occurred and is continuing nor, immediately after giving effect to the issuance of the L/C requested hereby, would such a Default or Event of Default occur; and

(C)                               the L/C requested may be issued in accordance with, and will not violate Section 3.1 of the Credit Agreement.

(4)              Insert name and address of Issuing Lender in the case of a L/C Request to any Issuing Lender other than [•][•].

(5)              Date of issuance which shall be (x) a Business Day and (y) at least three days from the date hereof (or such shorter period as is acceptable to the respective Issuing Lender in any given case).

(6)              Insert aggregate Stated Amount (in currency specified in footnote 7).

(7)              Insert applicable Designated Foreign Currency, Dollars or Canadian Dollars.

(8)              Insert name and address of beneficiary.

(9)              Insert a description of relevant obligations.

(10)       Insert the last date upon which drafts may be presented which, unless otherwise agreed by the Administrative Agent, may not be later than the earlier of (A) one year after its date of issuance and (B) the 5th day prior to the Termination Date, in the case of Standby Letters of Credit, or (A) 12 months days after its date of issuance and (B) the 30th day prior to the Termination Date, in the case of Commercial Letters of Credit.

Copies of all documentation with respect to the supported transaction are attached hereto.

[HERC RENTALS INC.]
[MATTHEWS EQUIPMENT LIMITED]
[WESTERN SHUT-DOWN (1995) LIMITED]
[HERTZ CANADA EQUIPMENT RENTAL PARTNERSHIP]
[U.S. SUBSIDIARY BORROWER]

By
Name:
Title:

EXHIBIT L TO
CREDIT AGREEMENT

FORM OF BORROWING BASE CERTIFICATE

As of the last day of the [calendar month] ending                               , 20    (the “Determination Date”)

I,                                    , the                                       of HERC RENTALS INC. formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Parent Borrower”), hereby certifies to the Administrative Agent and the Co-Collateral Agent in my representative capacity on behalf of the Borrowers and not in my individual capacity, to the best of my knowledge and belief, with respect to that certain Credit Agreement dated as June 30, 2016, among the financial institutions from time to time parties thereto (such financial institutions, together with their respective successors and permitted assigns, are referred to each individually as a “Lender” and collectively as the “Lenders”), Citibank, N.A., as administrative agent and collateral agent, Citibank, N.A. as Canadian agent and Canadian collateral agent for the Lenders, Bank of America, N.A., as co-collateral agent for the Lenders and the other agents party thereto, the Borrowers, and each of their respective Subsidiaries identified on the signature pages thereof as borrowers (including all annexes, exhibits and schedules thereto and as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms that are not defined herein have the meanings ascribed to such terms in the Credit Agreement), as follows:

As of the Determination Date, each of the U.S. Borrowing Base and the Canadian Borrowing Base is not less than the respective amount thereof set forth on Annex A hereto and the related calculations of the U.S. Borrowing Base and the Canadian Borrowing Base set forth on such Annex have been made in accordance with the requirements of the Credit Agreement in all material respects (it being understood that a failure to classify an eligible item as eligible shall not be deemed material).

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Base Certificate to be executed and delivered on the          day of                 , 20     .

HERC RENTALS INC., as borrower representative

By:

Name:

Title:

Annex A

[To Come]

EXHIBIT M-1 TO
CREDIT AGREEMENT

FORM OF INCREASE SUPPLEMENT

This INCREASE SUPPLEMENT, dated as of [                               , 20    ] (this “Agreement”), is by and among [U.S. Facility Lender(s)][Canadian Facility Lender(s)] (each, an “Increased Lender” and, collectively, the “Increased Lenders”) and HERC RENTALS INC., a Delaware corporation formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Parent Borrower).

RECITALS:

WHEREAS, reference is made to the Credit Agreement dated as of  June 30, 2016 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among the Parent Borrower, the Canadian Borrowers, the U.S. Subsidiary Borrowers (the U.S. Subsidiary Borrowers together with the Canadian Borrowers and the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), Citibank, N.A., as administrative agent and collateral agent for the Lenders (the “Administrative Agent”), Citibank, N.A., as Canadian agent and Canadian collateral agent for the Lenders (the “Canadian Agent”, and together with the Administrative Agent, the “Agent”), Bank of America, N.A., as co-collateral agent for the Lenders and the other parties thereto (capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement); and

WHEREAS, on the terms and subject to the conditions of the Credit Agreement, the Parent Borrower may request (i) an increase in the U.S. Facility Commitment (the “Increased U.S. Commitment”) and/or (ii) an increase in the Canadian Facility Commitment (the “Increased Canadian Commitment”) to increase the U.S. Facility Commitments and/or the Canadian Facility Commitments, as applicable, pursuant to one or more Increase Supplements with the U.S. Facility Lender(s) and/or Canadian Facility Lender(s), as applicable.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

This Agreement is in respect of [an] [Increased U.S. Commitment[s]] [Increased Canadian Commitment[s]] in an aggregate principal amount of $[          ].  The [Increased U.S. Commitment[s]] [Increased Canadian Commitment[s]] evidenced by this Agreement constitute[s] Indebtedness permitted to be incurred pursuant to Section 8.2(a) of the Credit Agreement.

Each Increased Lender hereby agrees to commit to provide its respective [Increased U.S. Commitment[s]] [Increased Canadian Commitment[s]]as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below.

Each Increased Lender hereby agrees to make its [Increased U.S. Commitment[s]] [Increased Canadian Commitment[s]] on the following terms and conditions:

1.                                      Increased Amount Date.  The Increased Amount Date for the [Increased U.S. Commitment[s]] [Increased Canadian Commitment[s]] shall be                              .

M-1-1

2.                                      Credit Agreement Governs.  Except as set forth in this Agreement, the [Increased U.S. Commitment[s]] [Increased Canadian Commitment[s]] shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

3.                                      Borrower Certifications.  By its execution of this Agreement, the Parent Borrower hereby certifies that no Specified Default has occurred and is continuing immediately prior to and after the Increased Amount Date.

4.                                      Recordation of the Commitments.  Upon execution and delivery hereof, the Agent will record the [Increased U.S. Commitment[s]] [Increased Canadian Commitment[s] of each Increased Lender in the Register.

5.                                      Amendment, Modification and Waiver.  This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto; provided, however, that from and after the Increased Amount Date, any amendments, modifications or waivers shall be governed by the terms of Section 11.1 of the Credit Agreement.

6.                                      Entire Agreement.  This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

7.                                      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8.                                      Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.                                      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Signature page follows]

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of [                                , 20  ].

[NAME OF INCREASED LENDER(S)]

By:
Name:
Title:

HERC RENTALS INC.

By:
Name:
Title:

Acknowledged by:

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

M-1-3

SCHEDULE A

TO INCREASE SUPPLEMENT

Name of Increased Lender	Type of Commitment Increase	Amount
[ ]	[Increased U.S. Commitment[s]] [Increased Canadian Commitment[s]	$
	Total:	$

M-1-4

EXHIBIT M-2 TO
CREDIT AGREEMENT

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [             , 20  ] (this “Agreement”), by and among [Additional Commitment Lenders] (each an “Additional Commitment Lender” and collectively the “Additional Commitment Lenders”)[,][and] HERC RENTALS INC., a Delaware corporation formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Parent Borrower”) [[                  ], as an issuing lender (an “Issuing Lender”), [•] (“[•]”), as swing line lender (the “Swing Line Lender”), and Citibank, N.A., as administrative agent for the Lenders (the “Administrative Agent”)].

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of June 30, 2016 (the “Credit Agreement”) among the Parent Borrower, the Canadian Borrowers, the U.S. Subsidiary Borrowers (the U.S. Subsidiary Borrowers together with the Canadian Borrowers and the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), the Administrative Agent, Citibank, N.A. as collateral agent for the Lenders, Citibank, N.A., as Canadian agent and Canadian collateral agent for the Lenders, Bank of America, N.A., as co-collateral agent for the Lenders and the other parties thereto (capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Parent Borrower may request new (i) Canadian Facility Commitments and (ii) U.S. Facility Commitments, by entering into one or more Lender Joinder Agreements with the Additional Commitment Lenders (such new Canadian Facility Commitment and/or U.S. Facility Commitment, as applicable, an “Additional Commitment”).

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Additional Commitment Lender party hereto hereby agrees to commit to provide its respective Additional Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Additional Commitment Lender (i) confirms that it is legally authorized to enter into this Agreement, (ii) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to in Section 5.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Canadian Agent or the Administrative Agent, as applicable, or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; any other Loan Document or any other instrument or document furnished hereto or thereto, (iii) appoints and authorizes each applicable Agent, to take such action as agent on its behalf and to exercise such powers under the Credit Agreement, the other Loan Documents or any other instrument or document furnished hereto or

M-2-1

thereto as are delegated to such Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations that, by the terms of any Intercreditor Agreement, are required to be performed by it as a “Lender” thereunder, (v) represents and warrants that it has full power and authority, and has taken all actions necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (vi) specifies its address for notices the offices set forth beneath its name on the signature pages hereof and if applicable pursuant to Section 4.11 of the Credit Agreement, attaches two properly completed Forms W-9, W-8EXP, W-8BEN-E, W-8ECI, W8IMY or successor or other form prescribed by the Internal Revenue Service of the United States, certifying that such Additional Commitment Lender is entitled to receive all payments under the Credit Agreement and the Notes payable to it without deduction or withholding of any United States federal income taxes and (vii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Each Additional Commitment Lender hereby agrees to make its Additional Commitment on the following terms and conditions:

1.                                      Additional Commitment Date.  The Increased Amount Date for the Additional Commitment shall be                             .

2.                                      Credit Agreement Governs.  Except as set forth in this Agreement, Additional Commitments shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

3.                                      Parent Borrower’s Certifications.  By its execution of this Agreement, the Parent Borrower hereby certifies that no Specified Default has occurred and is continuing immediately prior to and after the Additional Commitment Date.

4.                                      Notice.  For purposes of the Credit Agreement, the initial notice address of each Additional Commitment Lender shall be as set forth below its signature below.

5.                                      Tax Forms and Other Agreements.  Delivered herewith to the Parent Borrower and the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Committed Lender may be required to deliver to the Parent Borrower and the Administrative Agent pursuant to Section 4.11 of the Credit Agreement.  The Additional Committed Lender agrees to execute such other documents relating to the Facility (including the Intercreditor Agreement and/or similar agreements among Lenders) as the Administrative Agent may reasonably request.

6.                                      Recordation of the New Loans.  Upon execution and delivery hereof, the Administrative Agent will record the Additional Commitment made by the Additional Commitment Lender in the Register.

7.                                      Amendment, Modification and Waiver.  This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

8.                                      Entire Agreement.  This Agreement, the Credit Agreement and  the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and

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thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

9.                                      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.                               Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of [                             ,       ].

[NAME OF ADDITIONAL COMMITMENT LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

HERC RENTALS INC.

By:
Name:
Title:

Acknowledged by:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

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[Consented to:

[•], as Swing Line Lender

By:
Name:
Title:]

[Consented to:

[ ], as Issuing Lender

By:
Name:
Title:]

[Consented to:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:]

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EXHIBIT N-1 TO
CREDIT AGREEMENT

FORM OF
INTERCREDITOR AGREEMENT

by and between

CITIBANK, N.A.,
as ABL Agent

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Note Collateral Agent

Dated as of [•], 2016

N-1

		Page

	ARTICLE I

	DEFINITIONS

Section 1.1	UCC Definitions	2
Section 1.2	Other Definitions	2
Section 1.3	Rules of Construction	20

	ARTICLE II

	LIEN PRIORITY

Section 2.1	Agreement to Subordinate	20
Section 2.2	Waiver of Right to Contest Liens	24
Section 2.3	Remedies Standstill	25
Section 2.4	Exercise of Rights	26
Section 2.5	No New Liens	28
Section 2.6	Waiver of Marshalling	30

	ARTICLE III

	ACTIONS OF THE PARTIES

Section 3.1	Certain Actions Permitted	30
Section 3.2	Delivery of Control Collateral; Agent for Perfection	30
Section 3.3	Sharing of Information and Access	31
Section 3.4	Insurance	31
Section 3.5	No Additional Rights for the Credit Parties Hereunder	32
Section 3.6	Actions upon Breach	32

	ARTICLE IV

	APPLICATION OF PROCEEDS

Section 4.1	Application of Proceeds	32
Section 4.2	Specific Performance	35

	ARTICLE V

	INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1	Notice of Acceptance and Other Waivers	36
Section 5.2	Modifications to Senior Priority Documents and Junior Priority Documents	36
Section 5.3	Reinstatement and Continuation of Agreement	40

i

EXHIBITS:

Exhibit A                                             Additional Indebtedness Designation

Exhibit B                                             Additional Indebtedness Joinder

Exhibit C                                             Joinder of ABL Credit Agreement or Indenture

ii

INTERCREDITOR AGREEMENT

This Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [•], 2016, by and between CITIBANK, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “ABL Agent”) for the ABL Secured Parties referred to below, and Wilmington Trust, National Association, in its capacity as note collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “Note Collateral Agent”) for the Note Secured Parties referred to below.  Capitalized terms used herein without other definition are used as defined in Article I hereof.

RECITALS

A.                                    Pursuant to the ABL Credit Agreement, the ABL Creditors have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrowers.

B.                                    Pursuant to the ABL Guarantees, the ABL Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the ABL Borrowers’ obligations under the ABL Facility Documents, as more particularly provided therein.

C.                                    As a condition to the effectiveness of the ABL Credit Agreement and to secure the obligations of the ABL Borrowers and the ABL Guarantors and each other Subsidiary of the Parent Borrower that is now or hereafter becomes an ABL Credit Party, the ABL Credit Parties have granted or will grant to the ABL Agent (for the benefit of the ABL Secured Parties) Liens on the Collateral, as more particularly provided in the ABL Facility Documents.

D.                                    Pursuant to the Indenture, the Notes have been issued, as more particularly provided therein.

E.                                     Pursuant to the Note Guarantees, the Note Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the Note Issuers’ obligations under the Note Documents, as more particularly provided therein.

F.                                      To secure the obligations of the Note Issuers and the Note Guarantors and each other Subsidiary of the Parent Borrower that is now or hereafter becomes a Note Party, the Note Parties have granted or will grant to the Note Collateral Agent (for the benefit of the Note Secured Parties) Liens on the Collateral, as more particularly provided in the Note Documents.

G.                                    Pursuant to this Agreement, the Parent Borrower may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” by executing and delivering an Additional Indebtedness Designation hereunder, a form of which is attached hereto as Exhibit A, and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Creditors shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Parent Borrower), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Parent Borrower), as the case may be, for all purposes under this Agreement.

H.                                   Each of the ABL Agent (on behalf of the ABL Secured Parties) and the Note Collateral Agent (on behalf of the Note Secured Parties) and, by their acknowledgment hereof, the ABL Credit

Parties and the Note Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

DEFINITIONS

(a)                                                         UCC Definitions.  The following terms which are defined in the Uniform Commercial Code are used herein as so defined (and if defined in more than one Article of the Uniform Commercial Code, as defined in Article 9 thereof):  Accounts, Chattel Paper, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.

(b)                                                         Other Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto in such capacity, as well as any Person designated as the “Agent” or “Collateral Agent” in respect of the ABL U.S. Collateral under the ABL Credit Agreement.

“ABL Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“ABL Borrowers” shall mean the Parent Borrower and each ABL Subsidiary Borrower.

“ABL Canadian Collateral” shall mean all “Collateral” as defined in Section 3 of the ABL Canadian Guarantee and Collateral Agreement.

“ABL Canadian Guarantee and Collateral Agreement” shall mean the “Canadian Guarantee and Collateral Agreement” as defined in the ABL Credit Agreement (or, in the event of any amendment, modification, replacement or refinancing of the ABL Credit Agreement, the equivalent of such “Canadian Guarantee and Collateral Agreement” entered into in connection with such amendment, modification, replacement agreement or refinancing agreement).

“ABL Collateral Documents” shall mean all “U.S. Security Documents” as defined in the ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in respect of ABL U.S. Collateral in connection with any ABL Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien on any ABL U.S. Collateral is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

2

“ABL Credit Agreement” shall mean (a) that certain ABL Credit Agreement, dated as of [•], 2016, among the ABL Borrowers, the ABL Lenders and the ABL Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time (the “Original ABL Credit Agreement”), together with (b) if designated by the Parent Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) providing for Indebtedness that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to extend the maturity of, consolidate, restructure, refund, replace or refinance all or any portion of the ABL Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same (an “Other ABL Credit Agreement”) or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that (i) such Indebtedness is secured by a Lien ranking pari passu with the Lien securing the Senior Priority Obligations and (ii) the requisite creditors party to such Other ABL Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Representative (other than any Senior Priority Representative being replaced in connection with such joinder) (or, if there is no continuing Senior Priority Representative, other than any Designated Agent) and the Junior Priority Representative (or, if there is no continuing Junior Priority Representative, other than any Designated Agent), that the obligations under such Other ABL Credit Agreement are subject to the terms and provisions of this Agreement.  Any reference to the ABL Credit Agreement shall be deemed a reference to the Original ABL Credit Agreement and any Other ABL Credit Agreement, in each case then in existence.

“ABL Credit Parties” shall mean the ABL Borrowers, the ABL Guarantors and each other Domestic Subsidiary of the Parent Borrower that is now or hereafter becomes a party to any ABL Facility Documents; provided that, solely for the purpose of the definition of “ABL Obligations” any other Subsidiary of the Parent Borrower that is now or hereafter becomes a party to any ABL Facility shall be an “ABL Credit Party.”

“ABL Creditors” shall mean the ABL Lenders together with all ABL Bank Product Providers, ABL Hedging Providers, ABL Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “Senior Priority Creditor” under any ABL Credit Agreement.

“ABL Facility Documents” shall mean all ABL Credit Agreements, ABL Guarantees, ABL Collateral Documents, Bank Products Agreements between any ABL Credit Party and any ABL Bank Products Provider, Hedging Agreements between any ABL Credit Party and any ABL Hedging Provider, Management Guarantees in favor of an ABL Management Credit Provider, those other ancillary agreements as to which any ABL Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates and delivered to the ABL Agent in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“ABL Guarantees” means that certain U.S. Guarantee and Collateral Agreement, dated as of [•], 2016, by the ABL Guarantors in favor of the ABL Agent, and all other guarantees (other than the ABL Canadian Guarantee and Collateral Agreement and any other guarantee in respect of any non ABL U.S. Collateral) executed under or in connection with any ABL Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“ABL Guarantors” shall mean, collectively, each Domestic Subsidiary of the Parent Borrower that is or becomes a guarantor under any of the ABL Guarantees.

3

“ABL Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“ABL Lenders” shall mean the financial institutions and other lenders party from time to time to the ABL Credit Agreement (including any such financial institution or lender in its capacity as an issuer of letters of credit thereunder), together with their successors, assigns, transferees and replacements thereof.

“ABL Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an ABL Credit Party, with the obligations of the applicable ABL Credit Party thereunder being secured by one or more ABL Collateral Documents and (b) has been designated by the Parent Borrower in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“ABL Obligations” shall mean all obligations of every nature of each ABL Credit Party from time to time owed to the ABL Agent, the ABL Lenders or any of them, any ABL Bank Products Provider, any ABL Hedging Provider or any ABL Management Credit Provider under any ABL Facility Documents, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Facility Documents, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“ABL Secured Parties” shall mean the ABL Agent, the ABL Creditors and the holders of any other ABL Obligations.

“ABL Subsidiary Borrowers” shall mean each Domestic Subsidiary of the Parent Borrower that is or becomes a borrower under the ABL Credit Agreement.

“ABL U.S. Collateral” shall mean all “Collateral” as defined in Section 3 of the ABL U.S. Guarantee and Collateral Agreement.

“ABL U.S. Guarantee and Collateral Agreement” shall mean the “U.S. Guarantee and Collateral Agreement” as defined in the ABL Credit Agreement(or, in the event of any amendment, modification, replacement or refinancing of the ABL Credit Agreement, the equivalent of such “U.S. Guarantee and Collateral Agreement” entered into in connection with such amendment, modification, replacement agreement or refinancing agreement).

“Additional Agent” shall mean any one or more agents, trustees or other representatives for or of any one or more Additional Credit Facility Creditors, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Parent

4

Borrower in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness, under any Additional Credit Facility, together with its successors and assigns.

“Additional Collateral Documents” shall mean all “Collateral Documents” (or an equivalent definition) as defined in any Additional Credit Facility (other than, at the Parent Borrower’s option, any such document relating to non ABL U.S. Collateral), and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Indebtedness which has been designated as Additional Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Parent Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of such Additional Indebtedness, whether by the same or any other lender, debt holder or other creditor or group of lenders, debt holders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder, provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness.  As used in this definition of “Additional Credit Facilities”, the term “Indebtedness” shall have the meaning assigned thereto in the Original ABL Credit Agreement, whether or not the Original ABL Credit Agreement is then in effect.

“Additional Credit Facility Creditors” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities, together with their permitted successors, assigns and transferees, as well as any Person designated as an “Additional Credit Facility Creditor” under any Additional Credit Facility.

“Additional Credit Party” shall mean the Parent Borrower and each Domestic Subsidiary of the Parent Borrower that becomes a party to any Additional Document, and any other Domestic Subsidiary of the Parent Borrower who becomes a guarantor under any of the Additional Guarantees.

“Additional Creditors” shall mean one or more Additional Credit Facility Creditors and shall include all Additional Bank Products Providers, Additional Hedging Providers and Additional Management Credit Providers in respect of any Additional Documents and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Creditor” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Creditors represented by such Additional Agent.

“Additional Documents” shall mean, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guarantees, any Additional Collateral Documents, any Bank Products Agreement between any Credit Party and any Additional Bank Products Provider, any Hedging Agreement between any Credit Party and any Additional Hedging

5

Provider, any Management Guarantee in favor of an Additional Management Credit Provider, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional Credit Party or any of its respective Subsidiaries or Affiliates and delivered to any Additional Agent in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Secured Parties or between or among any of the other Secured Parties and any of the Additional Secured Parties, in each case as the same may be amended, restated supplemented, waived or otherwise modified from time to time.

“Additional Effective Date” shall have the meaning assigned thereto in Section 7.11(b).

“Additional Guarantees” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guarantee.

“Additional Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time an Additional Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is secured by a Lien on Collateral and is permitted to be so secured by:

•                                          (a)                                 prior to the Discharge of ABL Obligations, Section 8.3 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any Other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

•                                          (b)                                 prior to the Discharge of Note Obligations, Section 413 of the Original Indenture (if the Original Indenture is then in effect) or the corresponding negative covenant restricting Liens contained in any Other Indenture then in effect if the Original Indenture is not then in effect (which covenant is designated in such Indenture as applicable for purposes of this definition); and

•                                          (c)                                  prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Indebtedness” by the Parent Borrower pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

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As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning assigned thereto (x) for purposes of the preceding clause (1)(a), prior to the Discharge of ABL Obligations, in Section 1.1 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or in any Other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of Note Obligations, in Section 101 of the Original Indenture (if the Original Indenture is then in effect) or in any Other Indenture then in effect (if the Original Indenture is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Parent Borrower with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Junior Priority Exposure” shall mean, as to any Additional Credit Facility in respect of Junior Priority Debt, as of the date of determination, the sum of the Dollar Equivalent of (a) as to any revolving facility thereunder, the total commitments (whether funded or unfunded) of the applicable Junior Priority Creditors to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of Additional Obligations in respect of Junior Priority Debt thereunder) plus (b) as to any other facility thereunder, the outstanding principal amount of Additional Obligations in respect of Junior Priority Debt thereunder.

“Additional Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Additional Credit Party, with the obligations of the applicable Additional Credit Party thereunder being secured by one or more Additional Collateral Documents and (b) has been designated by the Parent Borrower in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time an Additional Management Credit Provider with respect to more than one Credit Facility).

“Additional Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Creditors or any of them, including any Additional Bank Products Providers, Additional Hedging Providers or Additional Management Credit Providers, under any Additional Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of any Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Secured Parties” shall mean any Additional Agents and any Additional Creditors.

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“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a)                                 prior to the Discharge of ABL Obligations, Section 8.2 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any Other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (in each case under this clause (a), which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b)                                 prior to the Discharge of Note Obligations, Section 407 of the Original Indenture (if the Original Indenture is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any Other Indenture then in effect (in each case under this clause (b), which covenant is designated in such Indenture as applicable for purposes of this definition); and

(c)                                  prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning assigned thereto (x) for purposes of the preceding clause (a), prior to the Discharge of ABL Obligations, in Section 1.1 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or in any Other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of Note Obligations, in Section 101 of the Original Indenture (if the Original Indenture is then in effect) or in any Other Indenture then in effect (if the Original Indenture is not then in effect) and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.  In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for purposes of such other Credit Document.

“Affiliate” of any specified Person shall mean any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other

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banking, financial or treasury products or services as may be requested by the Parent Borrower or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Provider” shall mean any ABL Bank Products Provider, Note Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Board of Directors” shall mean for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body.  Unless otherwise provided, “Board of Directors” means the Board of Directors of the Parent Borrower.

“Borrower” shall mean any of the ABL Borrowers, any Note Issuer and any Additional Borrower.

“Business Day” shall mean a day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP.

“Captive Insurance Subsidiary” shall mean any Domestic Subsidiary (as defined in the ABL Credit Agreement) that is subject to regulation as an insurance company (and any Domestic Subsidiary (as defined in the ABL Credit Agreement) thereof).

“Cash Collateral” shall mean any Collateral consisting of Money, Cash Equivalents and any Financial Assets.

“Cash Equivalents”:  (1) money and (2)(a) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union (in the case of any such member state, to the extent rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency)) or any agency or instrumentality of any thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any ABL Lender or Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s

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(or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b)(i) or (b)(ii) above, (d) money market instruments, commercial paper or other short term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency), (e) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act, (f) investment funds investing at least 95% of their assets in cash equivalents of the types described in clauses (1) and (2)(a) through (e) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, and (h) solely with respect to any Captive Insurance Subsidiary, any investment that such Person is permitted to make in accordance with applicable law.  For the avoidance of doubt, for purposes of this definition, rating identifiers, watches and outlooks will be disregarded in determining whether any obligations satisfy the rating requirement herein.

“Collateral” shall mean all Property, whether now owned or hereafter acquired by, any Credit Party in or upon which a Lien is granted or purported to be granted to any Agent under any of the ABL Collateral Documents, the Note Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products and Proceeds thereof.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.

“Controlling Junior Priority Secured Parties” shall mean the Secured Parties whose Agent is the Junior Priority Representative.

“Controlling Senior Priority Secured Parties” shall mean (i) at any time when the ABL Agent is the Senior Priority Representative, the ABL Secured Parties and (ii) at any other time, the Secured Parties whose Agent is the Senior Priority Representative.

“Credit Documents” shall mean all ABL Facility Documents, Note Documents and Additional Documents.

“Credit Facility” shall mean the ABL Credit Agreement, the Indenture or any Additional Credit Facility, as applicable.

“Credit Parties” shall mean the ABL Credit Parties, the Note Parties and any Additional Credit Parties.

“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.

“Designated Agent” shall mean any Party that the Parent Borrower designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the execution of this Agreement by such Party or the joinder of such Party to this Agreement), in each case as and to the extent so designated.  Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes hereunder or provisions hereof.

“DIP Financing” shall have the meaning assigned thereto in Section 6.1(a).

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“Discharge of ABL Obligations” shall mean (a) the payment in full in cash of the applicable ABL Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable ABL Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such ABL Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the ABL Facility Documents.

“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Credit Facility.

“Discharge of Junior Priority Obligations” shall mean the occurrence of all of the Discharge of Note Obligations and the Discharge of Additional Obligations in respect of Junior Priority Debt.

“Discharge of Note Obligations” shall mean (a) the payment in full in cash of the applicable Note Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable Indenture is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Indenture (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then-outstanding commitments to extend credit under the Note Documents.

“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of ABL Obligations and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Dollar” and “$” shall mean lawful money of the United States.

“Dollar Equivalent” shall mean, with respect to any amount denominated in Dollars, the amount thereof and, with respect to the principal amount denominated in any currency other than Dollars, at any date of determination thereof, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the Spot Rate of Exchange.

“Domestic Subsidiary” shall have the meaning assigned thereto in the ABL Credit Agreement, the Indenture or any Additional Credit Facility, as applicable.

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“Event of Default” shall mean an Event of Default under any ABL Credit Agreement, any Indenture or any Additional Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)                                 the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

(b)                                 the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)                                  the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)                                 the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)                                  subject to pre-existing rights and licenses, the sale, lease, license or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)                                   the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)                                  the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)                                 the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of, any Collateral.

For the avoidance of doubt, (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the imposition of a default rate or late fee, (iii) the acceleration of the Senior Priority Obligations, (iv) the cessation of lending pursuant to the provisions of any applicable Senior Priority Documents or Junior Priority Documents, (v) the consent by any Senior Priority Agent to the disposition by any Grantor of any Collateral under the Senior Priority Documents, (vi) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies, (vii) the establishment or modification of (x) borrowing base and/or availability reserves or other reserves against collateral, (y) eligibility criteria for accounts or inventory or (z) other conditions for advances or (viii) the changing of advance rates or advance sub-limits .

“Federal District Court” shall have the meaning assigned thereto in Section 7.17(a).

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“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the ABL Documents, in the Note Documents or in any Additional Documents, as applicable; provided, that no Person that is not (i) a Subsidiary of the Parent Borrower or (ii) organized under the laws of the United States of America or any state thereof or the District of Columbia, shall in any case be a Grantor.  For the avoidance of doubt, no Person that is organized under the laws of Puerto Rico or any other territory of the United States of America shall be a Grantor.

“Guarantor” shall mean any of the ABL Guarantors, the Note Guarantors or the Additional Guarantors.

“Hedging Agreement” shall mean any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” shall mean any ABL Hedging Provider, any Note Hedging Provider or any Additional Hedging Provider, as applicable.

“Impairment of Series of Junior Priority Debt” shall have the meaning assigned thereto in Section 4.1(g).

“Impairment of Series of Senior Priority Debt” shall have the meaning assigned thereto in Section 4.1(e).

“Indebtedness” shall have the meaning assigned thereto in the Original ABL Credit Agreement, the Original Indenture or any Additional Credit Facility, as applicable.

“Indenture” shall mean, collectively, (a) that certain Indenture, dated as of June 9, 2016, among the Note Issuers, the Trustee and the Note Collateral Agent (as such agreement is supplemented by the First Supplemental Indenture, dated as of June 9, 2016, the Second Supplemental Indenture, dated as of June 9, 2016, the Third Supplemental Indenture, dated as of [•], 2016, and the Fourth Supplemental Indenture, dated as of [•], 2016, and as may be further amended, restated, supplemented or otherwise modified from time to time (together, the “Original Indenture”), together with (b) if designated by the Parent Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) providing for Indebtedness that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to extend the maturity of, consolidate, restructure, refund, replace or refinance all or any portion of the Note Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders (an “Other Indenture”), or the same or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that (i) such Indebtedness is secured by a Lien ranking pari passu with the Lien securing the Junior Priority Obligations, and (ii) the requisite creditors party to such Other Indenture (or their trustee, agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Representative (or, if there is no continuing Senior Priority Representative other than any Designated Agent, as designated by the Parent Borrower) and the Junior Priority Representative (other than any Junior Priority Representative being replaced in connection with

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such joinder) (or, if there is no continuing Junior Priority Representative other than any Designated Agent, as designated by the Parent Borrower) that the obligations under such Other Indenture are subject to the terms and provisions of this Agreement.  Any reference to the Indenture shall be deemed a reference to the Original Indenture and any Other Indenture, in each case then in existence.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada).

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended from time to time.

“Junior Intervening Creditor” shall have the meaning assigned thereto in Section 4.1(h).

“Junior Priority Agent” shall mean any of the Note Collateral Agent and any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral Documents” shall mean the Note Collateral Documents and any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Agreement” shall mean the Indenture and any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” shall mean the Noteholders and any Additional Creditor in respect of any Junior Priority Obligations.

“Junior Priority Debt” shall mean:

(1)                                 all Note Obligations; and

(2)                                 any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Parent Borrower as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Junior Priority Documents” shall mean the Note Documents and any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” shall mean a Lien granted (a) by a Note Collateral Document to the Note Collateral Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” shall mean the Note Obligations and any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” shall mean the Note Collateral Agent acting for the Junior Priority Secured Parties, unless either (i) the Indenture is no longer in effect or (ii) the aggregate

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Additional Junior Priority Exposure (and in any event excluding Additional Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees) under any Additional Credit Facility in respect of Junior Priority Debt exceeds the aggregate Note Exposure (and in any event excluding Note Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees), in which case the Junior Priority Representative shall be the Junior Priority Agent (if other than a Designated Agent) representing the Junior Priority Creditors with the greatest aggregate Additional Junior Priority Exposure (and in any event excluding Junior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees) under an Additional Credit Facility in respect of Junior Priority Debt acting for the Junior Priority Secured Parties (in each case, unless otherwise agreed in writing among the Junior Priority Agents then party to this Agreement).

“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Junior Standstill Period” shall have the meaning assigned thereto in Section 2.3(a)(i).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory, judgment or other) or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Lien Priority” shall mean, with respect to any Lien of the ABL Agent, the ABL Secured Parties, the Note Collateral Agent, the Note Secured Parties, any Additional Agent or any Additional Creditors in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Management Credit Provider” shall mean any Additional Management Credit Provider, any ABL Management Credit Provider or any Note Management Credit Provider, as applicable.

“Management Guarantee” shall have the meaning assigned thereto (a) with respect to the ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any Other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (b) with respect to the Note Obligations, in the Original Indenture (if the Original Indenture is then in effect), or in any Other Indenture then in effect (if the Original Indenture is not then in effect) and (c) with respect to any Additional Obligations, in the applicable Additional Credit Facility.

“Moody’s” shall have the meaning assigned thereto in the definition of “Cash Equivalents”.

“New York Courts” shall have the meaning assigned thereto in Section 7.17(a).

“New York Supreme Court” shall have the meaning assigned thereto in Section 7.17(a).

“Note Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with a Note Party with the obligations of such Note Party thereunder being secured by one or more Note Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the Note Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Note Collateral Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto in such capacity as well as any Person designated as the “Note Collateral Agent” under the Indenture.

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“Note Collateral Documents” shall mean all “Note Security Documents” as defined in the Original Indenture, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Indenture, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Note Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Note Creditors” shall mean the Noteholders together with all Note Bank Products Providers, Note Hedging Providers, Note Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “Junior Priority Creditor” under any Indenture.

“Note Documents” shall mean all Indentures, Note Guarantees, Note Collateral Documents, Bank Products Agreements between any Note Party and any Note Bank Products Provider, Hedging Agreement between any Note Party and any Note Hedging Provider, Management Guarantees in favor of a Note Management Credit Provider, those other ancillary agreements as to which any Note Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Note Party or any of its respective Subsidiaries or Affiliates, and delivered to the Note Collateral Agent in connection with any of the foregoing or any Indenture, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Note Exposure” shall mean, as to any Indenture, as of the date of determination, the Dollar Equivalent of the outstanding principal amount of Note Obligations thereunder.

“Note Guarantees” shall mean the guarantees provided for in the Indenture, and all other guarantees executed under or in connection with any Indenture, in each case as the same may be amended, restated, modified or supplemented from time to time.

“Note Guarantors” shall mean, collectively, each Domestic Subsidiary of the Parent Borrower that is or becomes a guarantor under any of the Note Guarantees.

“Note Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with a Note Party with the obligations of such Note Party thereunder being secured by one or more Note Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the Note Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Note Issuer” shall mean the Parent Borrower in its capacity as an issuer under the Indenture, together with its successors and assigns.

“Note Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by a Note Party, with the obligations of the applicable Note Party thereunder being secured by one or more Note Collateral Documents and (b) has been designated by the Parent Borrower in accordance with the terms of one or more Note Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“Note Obligations” shall mean all obligations of every nature of each Note Party from time to time owed to the Note Collateral Agent, the Trustee, the Noteholders or any of them, any Note Bank Products Provider, any Note Hedging Provider, any Note Management Credit Provider under any Note Documents, whether for principal, interest (including interest which, but for the filing of a petition in

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bankruptcy with respect to such Note Party, would have accrued on any Note Obligation, whether or not a claim is allowed against such Note Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Note Documents, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Note Parties” shall mean the Note Issuers, the Note Guarantors and each other Domestic Subsidiary that is now or hereafter becomes a party to any Note Documents.

“Note Secured Parties” shall mean the Trustee, the Note Collateral Agent, the Noteholders and any Note Creditors.

“Noteholders” shall mean the holders of the Notes, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Holder” or a “Noteholder” under any Indenture.

“Obligations” shall mean any of the Senior Priority Obligations or the Junior Priority Obligations.

“Original ABL Credit Agreement” shall have the meaning given such term in the definition of “ABL Credit Agreement”.

“Original Indenture” shall have the meaning given such term in the definition of “Indenture”.

“Other ABL Credit Agreement” shall have the meaning assigned thereto in the definition of “ABL Credit Agreement.”

“Other Indenture” shall have the meaning assigned thereto in the definition of “Indenture.”

“Parent Borrower” shall mean Herc Rentals Inc., a Delaware corporation formerly known as Hertz Equipment Rental Corporation, together with its successors and assigns.

“Party” shall mean any of the ABL Agent, the Note Collateral Agent or any Additional Agent.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pledged Securities” shall have the meaning assigned thereto in the Senior Priority Collateral Documents or in the Junior Priority Collateral Documents, as the context requires.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

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“Restricted Subsidiary” shall mean any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“S&P” shall have the meaning assigned thereto in the definition of “Cash Equivalents”.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Senior Intervening Creditor” shall have the meaning assigned thereto in Section 4.1(f).

“Senior Priority Agent” shall mean any of the ABL Agent or any Additional Agent under any Senior Priority Documents.

“Senior Priority Collateral Documents” shall mean all ABL Collateral Documents and Additional Collateral Documents relating to any Senior Priority Obligations.

“Senior Priority Credit Agreement” shall mean any of the ABL Credit Agreement and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Creditors” shall mean the ABL Creditors and any Additional Creditor in respect of any Senior Priority Obligations.

“Senior Priority Debt” shall mean:

(1)                                 all ABL Obligations; and

(2)                                 any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Parent Borrower as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Senior Priority Documents” shall mean all ABL Facility Documents and Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Exposure” shall mean, as to any Credit Facility in respect of Senior Priority Debt, as of the date of determination, the sum of the Dollar Equivalent of (a) as to any revolving facility thereunder, the total commitments (whether funded or unfunded) of the applicable Senior Priority Creditors to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of Senior Priority Obligations thereunder) plus (b) as to any other facility thereunder, the outstanding principal amount of Senior Priority Obligations thereunder.

“Senior Priority Lien” shall mean a Lien granted (a) by an ABL Collateral Document to the ABL Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

“Senior Priority Obligations” shall mean the ABL Obligations and any Additional Obligations constituting Senior Priority Debt.

“Senior Priority Recovery” shall have the meaning assigned thereto in Section 5.3.

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“Senior Priority Representative” shall mean the ABL Agent under the Original ABL Credit Agreement while the Original ABL Credit Agreement is in effect; provided that if the Original ABL Credit Agreement is not in effect, the Senior Priority Representative shall be the Senior Priority Agent (if other than a Designated Agent) representing the Senior Priority Creditors with the greatest aggregate Senior Priority Exposure (and in any event excluding Senior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees) under a Credit Facility in respect of Senior Priority Debt acting for the Senior Priority Secured Parties (in each case, unless otherwise agreed in writing among the Senior Priority Agents then party to this Agreement).

“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Series of Junior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Indenture and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting a Series of Junior Priority Debt.

“Series of Senior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the ABL Credit Agreement, (b) the Indebtedness under each other ABL Credit Agreement and (c) the Indebtedness outstanding under each Additional Credit Facility in respect of or constituting a Series of Senior Priority Debt.

“Series” means (x) with respect to Senior Priority Debt or Junior Priority Debt, all Senior Priority Debt or Junior Priority Debt, as applicable, represented by the same Agent acting in the same capacity and (y) with respect to Senior Priority Obligations or Junior Priority Obligations, all such obligations secured by the same Senior Priority Collateral Documents or Junior Priority Collateral Documents, as the case may be.

“Spot Rate of Exchange” shall have the meaning assigned thereto in the Original ABL Credit Agreement or any Additional Credit Facility, as applicable.

“Subsidiary” shall have the meaning assigned thereto in the Original ABL Credit Agreement, the Original Indenture or any Additional Credit Facility, as applicable.

“Titled Goods” means collectively, all of each Grantor’s motor vehicles, tractors, trailers and other Equipment (as defined in the Uniform Commercial Code) evidenced by a certificate of title or ownership, in each case whether now owned or existing or hereafter acquired.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor thereto.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to

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such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Parent Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors pursuant to the terms of the Indenture and (ii) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Affiliate” of any specified Person shall mean an Affiliate of such Person other than an Affiliate that is organized and existing under the laws of any jurisdiction outside of the United States.  For the avoidance of doubt, an Affiliate organized and existing under the laws of Puerto Rico or any other territory of the United States shall not be a U.S. Affiliate.

(c)                                                          Rules of Construction.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Article, section, subsection, clause, schedule and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders and supplements set forth herein).  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

2.

LIEN PRIORITY

(a)                                                         Agreement to Subordinate.

(i)             Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Secured Party in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Secured Party in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Secured Party or any Junior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Secured Party securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature

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whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that:

(A)                                                                               any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Secured Parties in such Collateral to secure all or any portion of the Senior Priority Obligations;

(B)                                                                               any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Secured Parties in the Collateral to secure all or any portion of the Junior Priority Obligations;

(C)                                                                               except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations; provided that any such separate agreement is expected to allocate the risk of any Impairment of such Series; and

(D)                                                                               except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations; provided that any such separate agreement is expected to allocate the risk of any Impairment of such Series.

(ii)          Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Secured Party in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Secured Party securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby agrees that, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of

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itself and the Senior Priority Secured Parties represented thereby, subject to Sections 4.1(e) and (f) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations.

(iii)       Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Junior Priority Secured Party in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Junior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Junior Priority Documents, (iv) whether any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Junior Priority Secured Party securing any of the Junior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, subject to Sections 4.1(g) and (h) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations.

(iv)      Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein.  Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties with respect to the Collateral shall be as set forth herein.  Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Secured Parties.

(v)         The ABL Agent, for and on behalf of itself and the ABL Creditors, acknowledges and agrees that (x) concurrently herewith, the Note Collateral Agent, for the benefit of itself, the Trustee and the Note Creditors, has been granted Junior Priority Liens upon all of the Collateral in which the ABL Agent has been granted Senior Priority Liens, and the ABL Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior

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Priority Liens upon all of the Collateral in which the ABL Agent has been granted Senior Priority Liens, and the ABL Agent hereby consents thereto.

(vi)      The Note Collateral Agent, for and on behalf of itself, the Trustee and the Note Creditors, acknowledges and agrees that (x) the ABL Agent, for the benefit of itself and the ABL Creditors, has been granted Senior Priority Liens upon all of the Collateral in which the Note Collateral Agent has been granted Junior Priority Liens, and the Note Collateral Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Note Collateral Agent has been granted Junior Priority Liens, and the Note Collateral Agent hereby consents thereto.

(vii)                           Each Additional Agent, for and on behalf of itself and any Additional Creditors represented thereby, acknowledges and agrees that, (x) the ABL Agent, for the benefit of itself and the ABL Creditors, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) the Note Collateral Agent, for the benefit of itself, the Trustee and the Note Creditors, has been granted Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.

(viii)                        The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person.  The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person.  The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

(ix)      So long as the Discharge of Senior Priority Obligations has not occurred, the parties hereto agree that in the event that any ABL Borrower shall, or shall permit any other Grantor to, grant or permit any additional Liens, or take any action to perfect any additional Liens, on any asset or property to secure any Junior Priority Obligation and, unless otherwise provided for in accordance with Section 2.5(d), have not also granted a Lien on such asset or property to secure the Senior Priority Obligations and taken all actions to perfect such Liens, then, without limiting any other rights and remedies available to any Senior Priority Agent and/or the other Senior Priority Secured Parties, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties for which it is a Junior Priority Agent, and each other Junior Priority Secured Party (by its acceptance of the benefits of the Junior Priority Documents), agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.1(i) shall be subject to Section 4.1 (b).

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(b)                                                         Waiver of Right to Contest Liens.

(i)             Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any Senior Priority Secured Party in respect of the Collateral, or the provisions of this Agreement.  Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Secured Party under the Senior Priority Documents with respect to the Collateral.  Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby waives any and all rights it or such Junior Priority Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Secured Party seeks to enforce its Liens in any Collateral.

(ii)          Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any other Senior Priority Agent or any Senior Priority Secured Parties represented thereby, or the provisions of this Agreement.  Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, agrees that none of such Senior Priority Agent and such Senior Priority Secured Parties represented thereby will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any other Controlling Senior Priority Secured Party under any applicable Senior Priority Documents with respect to the Collateral.  Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby waives any and all rights it or such Senior Priority Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any other Senior Priority Agent or any Senior Priority Secured Party represented thereby seeks to enforce its Liens in any Collateral so long as such other Senior Priority Agent or Senior Priority Secured Party represented thereby is not prohibited from taking such action under this Agreement.

(iii)       Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Secured Parties represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding

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(including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any other Junior Priority Agent or any Junior Priority Secured Parties represented by such other Junior Priority Agent, or the provisions of this Agreement.  Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that none of such Junior Priority Agent and Junior Priority Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any Controlling Junior Priority Secured Party under any applicable Junior Priority Documents with respect to the Collateral.  Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby waives any and all rights it or such Junior Priority Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any other Junior Priority Agent or any Junior Priority Secured Party represented by such other Junior Priority Agent seeks to enforce its Liens in any Collateral so long as such other Junior Priority Agent or Junior Priority Creditor is not prohibited from taking such action under this Agreement.

(iv)      The assertion of priority rights established under the terms of this Agreement or in any separate writing contemplated hereby between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

(c)                                                          Remedies Standstill.

(i)             Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Secured Parties:

(A)                                                                               will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of the Senior Priority Representative; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any remedies the exercise of which is otherwise prohibited by this Agreement, including Article VI) after a period of 180 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Agreement) has occurred and is continuing thereunder and that the Junior Priority Obligations are currently due and payable in full (whether as a result of acceleration or otherwise) and stating its intention to Exercise Any Secured Creditor Remedies (the “Junior Standstill Period”), and then such Junior Priority Agent may Exercise Any Secured Creditor Remedies only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding) and, in each case, such Junior Priority Agent has notice thereof;

(B)                                                                               will not contest, protest or object to any foreclosure proceeding or action brought by any Senior Priority Agent or any Senior Priority Creditor or any other exercise by any Senior Priority Agent or any Senior Priority Creditor of any rights and remedies relating to the Collateral

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under the Senior Priority Documents or otherwise (including any Exercise of Secured Creditor Remedies initiated by or supported by any Senior Priority Agent or any Senior Priority Creditor);

(C)                                                                               subject to their rights under clause (i) above, will not object to the forbearance by any Senior Priority Agent or the Senior Priority Creditors from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral; or

(D)                                                                               will not knowingly take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative.

From and after the Discharge of Senior Priority Obligations (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1.

(ii)          Each Senior Priority Agent, for and on behalf of itself and any Senior Priority Secured Parties represented thereby, agrees that such Senior Priority Agent and such Senior Priority Secured Parties will not (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby) Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable.  The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1.

(iii)       Nothing in this Agreement shall prohibit the receipt by any Secured Party of the required payments of interest, principal and other amounts owed in respect of the Senior Priority Obligations or Junior Priority Obligations, as the case may be, so long as such receipt is not the direct or indirect result of the exercise by any Secured Party of rights or remedies as a secured creditor in respect of the Collateral (including set-off) or enforcement in contravention of this Agreement of any Lien held by such Secured Party.

(d)                                                         Exercise of Rights.

(i)             No Other Restrictions.  Until the Discharge of Senior Priority Obligations, subject to Section 2.3(a), the Senior Priority Agents shall have the exclusive right to commence and

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maintain an Exercise of Secured Creditor Remedies; provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1.  In commencing any Exercise of Secured Creditor Remedies, each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents.  Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Secured Party represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Secured Party represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.  Except as may be separately otherwise agreed in writing by and between or among any Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Secured Parties represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.  Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Secured Parties represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(ii)          Release of Liens by Junior Secured Parties.  In the event of (A) any Exercise of Secured Creditor Remedies (including any private or public sale of all or a portion of the Collateral in connection therewith) by or with the consent of the Senior Priority Representative which results in the release of the Senior Priority Secured Parties’ Lien on all or any portion of the Collateral, (B) any sale, transfer or other disposition of all or any portion of the Collateral, so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents, (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral, so long as such release shall have been approved by the requisite Senior Priority Secured Parties (as determined pursuant to the Senior Priority Documents), in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of

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Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred), or (D) upon the termination and discharge of a subsidiary guarantee in accordance with the terms thereof, each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, that (x) so long as, if applicable, the net cash proceeds of any such sale, transfer or other disposition, if any, described in clause (A) above are applied as provided in Section 4.1, and there is a corresponding release of the Liens securing the Senior Priority Obligations, such sale, transfer or other disposition will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released (but not the proceeds thereof) without further action.  In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale, transfer or other disposition described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement.  Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

(e)                                                          No New Liens.

(i)             Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and any Junior Priority Secured Parties represented thereby, hereby agrees that:

(A)                                                                               no Junior Priority Secured Party shall knowingly acquire or hold (x) any guarantee of Junior Priority Obligations by any Person unless such Person also provides a guarantee of the Senior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth in this Agreement; and

(B)                                                                               if any such Junior Priority Secured Party shall nonetheless acquire or hold any guarantee of Junior Priority Obligations by any Person who does not also provide a guarantee of Senior Priority Obligations or any Lien on any assets of any Credit Party securing any Junior Priority Obligation, which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth in this Agreement, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of the Senior Priority Agents as security for the Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such guarantee or Lien and any proceeds of any such Lien shall be subject to Article IV.

(ii)          Until the Discharge of Senior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in

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each case, for and on behalf of itself and any Senior Priority Secured Parties represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby agrees that:

(A)                                                                               no Senior Priority Secured Party shall knowingly acquire or hold (x) any guarantee of any Senior Priority Obligations by any Person unless such Person also provides a guarantee of all the other Senior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth in this Agreement; and

(B)                                                                               if any such Senior Priority Secured Party shall nonetheless acquire or hold any guarantee of any Senior Priority Obligations by any Person who does not also provide a guarantee of all other Senior Priority Obligations or any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth in this Agreement, then such Senior Priority Agent (or the relevant Senior Priority Creditor) shall, without the need for any further consent of any other Senior Priority Secured Party and notwithstanding anything to the contrary in any other Senior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of each other Senior Priority Agent as security for the other Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such guarantee or Lien.

(iii)       Until the Discharge of Junior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case, for and on behalf of itself and any Junior Priority Secured Parties represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that:

(A)                                                                               no such Junior Priority Secured Party shall knowingly acquire or hold (x) any guarantee of any Junior Priority Obligations by any Person unless such Person also provides a guarantee of all the other Junior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein; and

(B)                                                                               if any such Junior Priority Secured Party shall nonetheless acquire or hold any guarantee of any Junior Priority Obligations by any Person who does not also provide a guarantee of all other Junior Priority Obligations or any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of each other Junior Priority Agent as security for the other Junior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Junior Priority Agent in writing of the existence of such guarantee or Lien.

(iv)      No Secured Party shall be deemed to be in breach of this Section 2.5 as a result of any other Secured Party expressly declining, in writing (by virtue of the scope of the grant of

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Liens, including exceptions thereto, exclusions therefrom, and waivers and releases thereof), to acquire, hold or continue to hold any Lien in any asset of any Credit Party.

(v)         Notwithstanding anything to the contrary herein, the provisions of this Section 2.5 shall not apply with respect to (x) any ABL Canadian Collateral or (y) any guarantees, grants or pledges by Holdings (as defined in the ABL Credit Agreement) or by any other direct or indirect parent of the Parent Borrower, in each case in respect of any Senior Priority Obligations.

(f)                                                           Waiver of Marshalling.  Until the Discharge of Senior Priority Obligations, each Junior Priority Agent (including in its capacity as Junior Priority Representative, if applicable), for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

3.

ACTIONS OF THE PARTIES

(a)                                                         Certain Actions Permitted.  Notwithstanding anything herein to the contrary, (a) each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time, (b) in any Insolvency Proceeding commenced by or against the Parent Borrower or any other Credit Party, each Junior Priority Secured Party may file a proof of claim or statement of interest with respect to its respective Junior Priority Obligations, (c) each Junior Priority Secured Party shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of such Junior Priority Secured Party, including any claims secured by the Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (d) each Junior Priority Secured Party shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case if not otherwise in contravention of the terms of this Agreement, (e) each Junior Priority Secured Party shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Junior Priority Obligations and the Collateral and (f) each Junior Priority Secured Party may exercise any of its rights or remedies with respect to the Collateral after the termination of the Junior Standstill Period to the extent permitted by Section 2.3 above.

(b)                                                         Delivery of Control Collateral; Agent for Perfection.

(i)             Each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

(ii)          Each Agent, for the benefit of and on behalf of itself and each other Secured Party represented thereby, agrees to hold all Control Collateral, Cash Collateral and Titled Goods

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that are part of the Collateral in its possession, custody or control (or in the possession, custody or control of agents or bailees for either) as agent for the other Secured Parties solely for the purpose of perfecting the security interest granted in such Control Collateral, Cash Collateral or Titled Goods, subject to the terms and conditions of this Section 3.2.  Each (i) Senior Priority Agent, for and on behalf of itself and each Senior Priority Secured Party represented thereby and (ii) Junior Priority Agent, for and on behalf of itself and each Junior Priority Secured Party represented thereby, agrees that each notation on a certificate of title with respect to any Titled Goods naming such Agent as a secured party or a lien holder (whether made before or after the date hereof) shall be intended and construed to perfect the security interest of the Agent (for and on behalf of itself and each Secured Party represented thereby) in such Titled Goods.  The Senior Priority Agent and the Senior Priority Secured Parties shall not have any obligation whatsoever to the Junior Priority Agents or the other Secured Parties to assure that the Control Collateral, the Cash Collateral or Titled Goods is genuine or owned by any Credit Party or any other Person or to preserve rights or benefits of any Person.  The duties or responsibilities of the Senior Priority Representative under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral as agent for the Junior Priority Secured Parties for purposes of perfecting the Lien held by the Junior Priority Secured Parties.  The Senior Priority Representative is not and shall not be deemed to be a fiduciary of any kind for the other Secured Parties, or any other Person.

(iii)       In the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1.

(iv)      Unless the Liens of the Junior Priority Agents on the Collateral shall have been or are concurrently released, upon the Discharge of Senior Priority Obligations, at the cost and expense of the Grantors all certificates of title with respect to Titled Goods naming the Senior Priority Representative as a secured party shall be re-submitted in order to remove the Senior Priority Representative and to name the Junior Priority Representative as a secured party (it being understood that the Senior Priority Representative shall continue to hold the security interest granted pursuant to this Section 3.2 until such certificates of title are so amended).

(c)                                                          Sharing of Information and Access.  In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.  In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Collateral, such Agent shall, upon request from any other Senior Priority Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.

(d)                                                         Insurance.  The Lien Priority shall govern the ultimate disposition of casualty insurance proceeds.  The Senior Priority Representative shall be named as additional insured or loss

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payee, as applicable, with respect to all insurance policies relating to Collateral.  The Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral.  All proceeds of such insurance shall be remitted to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

(e)                                                          No Additional Rights for the Credit Parties Hereunder.  Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

(f)                                                           Actions upon Breach.  If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties.  Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Secured Party represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Secured Party represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages.

4.

APPLICATION OF PROCEEDS

(a)                                                         Application of Proceeds.

(i)             Revolving Nature of Certain Obligations.  Each Agent, for and on behalf of itself and the Creditors represented thereby, expressly acknowledges and agrees that (i)  any Credit Facility may include a revolving commitment and that in the ordinary course of business the applicable Agents and/or Creditors may apply payments and make advances thereunder; (ii) the amount of the applicable Obligations in respect thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of such Obligations may be modified, extended or amended from time to time, and that the aggregate amount of such Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Agent or Creditor commences the Exercise of Secured Creditor Remedies, all amounts received by such Agent or such Creditor as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1.  The Lien Priority shall not be altered or otherwise affected by any

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such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Note Obligations or any Additional Obligations, or any portion thereof.

(ii)          Application of Proceeds of Collateral.  Except as may be separately otherwise agreed in writing by and between or among any applicable Agents, each Agent, for and on behalf of itself and the Creditors represented thereby, hereby agrees that all Collateral, and all Proceeds thereof, received by such Agent in connection with any Exercise of Secured Creditor Remedies shall be applied, subject to clauses (e) through (h) of this Section 4.1, first, to the payment, on a pro rata basis, of costs and expenses of each Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies (other than any costs and expenses of any Junior Priority Agent in connection with any Exercise of Secured Creditor Remedies by it in willful violation of this Agreement (as determined in good faith by the Senior Priority Representative), which costs and expenses shall be payable in accordance with paragraph third of this clause (b) to the extent that such costs and expenses constitute Junior Priority Obligations), second, to the payment, on a pro rata basis, of the Senior Priority Obligations in accordance with the Senior Priority Documents until the Discharge of Senior Priority Obligations shall have occurred,

third, to the payment, on a pro rata basis, of the Junior Priority Obligations in accordance with the Junior Priority Documents and the Junior Priority Intercreditor Agreement, if then in effect, until the Discharge of Junior Priority Obligations shall have occurred; and

fourth, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(iii)       Limited Obligation or Liability.  In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement.  In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(iv)      Turnover of Cash Collateral After Discharge.  Upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Parent Borrower or as the Junior Priority Representative may reasonably request to enable the Junior Priority Representative to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.  As between any Junior Priority Agent and any other Junior

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Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.

(v)         Impairment of Senior Priority Debt.  Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented by it, hereby acknowledges and agrees that solely as among the Senior Priority Secured Parties, notwithstanding anything herein to the contrary, it is the intention of the Senior Priority Secured Parties of each Series of Senior Priority Debt that the holders of Senior Priority Debt of such Series of Senior Priority Debt (and not the Senior Priority Secured Parties of any other Series of Senior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Priority Obligations of such Series of Senior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) any of the Senior Priority Obligations of such Series of Senior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (ii) the existence of any Collateral for any other Series of Senior Priority Debt that is not also Collateral for such Series of Senior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Priority Debt, an “Impairment of Series of Senior Priority Debt”) (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby).  In the event of any Impairment of Series of Senior Priority Debt with respect to any Series of Senior Priority Debt, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, the results of such Impairment of Series of Senior Priority Debt shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Senior Priority Debt are borne solely by the holders of the Series of such Senior Priority Debt subject to such Impairment of Series of Senior Priority Debt.

(vi)      Senior Intervening Creditor.  Notwithstanding anything in Section 4.1(b) to the contrary, solely as among the Senior Priority Secured Parties with respect to any Collateral for which a third party (other than a Senior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Senior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Senior Priority Debt (such third party, a “Senior Intervening Creditor”), except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, the value of any Collateral or Proceeds that are allocated to such Senior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Senior Priority Debt with respect to which such Impairment of Series of Senior Priority Debt exists.

(vii)   Impairment of Junior Priority Debt.  Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented by it, hereby acknowledges and agrees that solely as among the Junior Priority Secured Parties, notwithstanding anything herein to the contrary, but subject nonetheless to the parenthetical at the end of this sentence, it is the

34

intention of the Junior Priority Secured Parties of each Series of Junior Priority Debt that the holders of Junior Priority Debt of such Series of Junior Priority Debt (and not the Junior Priority Secured Parties of any other Series of Junior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Junior Priority Obligations of such Series of Junior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) any of the Junior Priority Obligations of such Series of Junior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (ii) the existence of any Collateral for any other Series of Junior Priority Debt that is not also Collateral for such Series of Junior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Junior Priority Debt, an “Impairment of Series of Junior Priority Debt”) (except, as to any of the preceding provisions, as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby).  In the event of any Impairment of Series of Junior Priority Debt with respect to any Series of Junior Priority Debt, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, the results of such Impairment of Series of Junior Priority Debt shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Junior Priority Debt are borne solely by the holders of the Series of such Junior Priority Debt subject to such Impairment of Series of Junior Priority Debt.

(viii)                        Junior Intervening Creditor.  Notwithstanding anything in Section 4.1(b) to the contrary, solely as among the Junior Priority Secured Parties with respect to any Collateral for which a third party (other than a Junior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Junior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Junior Priority Debt (such third party, a “Junior Intervening Creditor”), except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, the value of any Collateral or Proceeds that are allocated to such Junior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Junior Priority Debt with respect to which such Impairment of Series of Junior Priority Debt exists.

(b)                                                         Specific Performance.  Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it.  Each Agent, for and on behalf of itself and the Creditors represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

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5.

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

(a)                                                         Notice of Acceptance and Other Waivers.

(i)             All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Secured Party on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Senior Priority Obligations.

(ii)          None of the Senior Priority Agents, the Senior Priority Creditors or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement.  If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Senior Priority Credit Agreement or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Agreement or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement).  Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Agreement and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Other Junior Priority Secured Parties have in the Collateral, except as otherwise expressly set forth in this Agreement.  Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(b)                                                         Modifications to Senior Priority Documents and Junior Priority Documents.

(i)             Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Secured Parties represented thereby may, at any time and from time to time, in their sole

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discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(A)                                                                               subject to Section 2.5 hereof, change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(B)                                                                               subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

(C)                                                                               subject to Section 2.5 hereof, amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(D)                                                                               subject to Section 2.4 hereof, release its Lien on any Collateral or other Property;

(E)                                                                                exercise or refrain from exercising any rights against any Credit Party or any other Person;

(F)                                                                                 subject to Section 2.5 hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(G)                                                                               otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate; provided that in the event of any conflict between (x) any such amendment, restatement, supplement, replacement, refinancing, extension, consolidation, restructuring or modification and (y) this Agreement, the terms of this Agreement shall control.

(ii)          Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, each Junior Priority Agent and the Junior Priority Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:

(A)                                                                               change the manner, place, time or terms of payment, or renew, alter or increase all or any of the Junior Priority Obligations, or otherwise amend, restate, supplement or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

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(B)                                                                               subject to Section 2.5(a) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

(C)                                                                               amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(D)                                                                               release its Lien on any Collateral or other Property;

(E)                                                                                exercise or refrain from exercising any rights against any Credit Party or any other Person;

(F)                                                                                 subject to Section 2.5(a) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(G)                                                                               otherwise manage and supervise the Junior Priority Obligations as the Junior Priority Secured Parties shall deem appropriate; provided that in the event of any conflict between (x) any such amendment, restatement, supplement, replacement, refinancing, extension, consolidation, restructuring or modification and (y) this Agreement, the terms of this Agreement shall control.

(iii)       Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the [Intercreditor Agreement], dated as of [•], 2016 (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Intercreditor Agreement”), initially among Citibank, N.A., in its capacities as administrative agent and collateral agent for the ABL Lenders to the ABL Credit Agreement, Wilmington Trust, National Association, in its capacity as note collateral agent for the Noteholders under the Indenture, and certain other persons party or that may become party thereto from time to time.  In the event of any conflict between the terms of this Agreement and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.

(iv)      Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior

38

Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Secured Party represented thereby is party or beneficiary in any manner whatsoever, including, to:

(A)                                                                               change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(B)                                                                               subject to Section 2.5(b) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(C)                                                                               amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(D)                                                                               release its Lien on any Collateral or other Property;

(E)                                                                                exercise or refrain from exercising any rights against any Credit Party or any other Person;

(F)                                                                                 subject to Section 2.5(b) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(G)                                                                               otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate; provided that in the event of any conflict between (x) any such amendment, restatement, supplement, replacement, refinancing, extension, consolidation, restructuring or modification and (y) this Agreement, the terms of this Agreement shall control.

(v)         Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Secured Party represented thereby is party or beneficiary in any manner whatsoever, including, to:

(A)                                                                               change the manner, place, time or terms of payment, or renew, alter or increase all or any of the Junior Priority Obligations, or otherwise amend, restate, supplement or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

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(B)                                                                               subject to Section 2.5(c) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations and, in connection therewith, to enter into any Junior Priority Documents;

(C)                                                                               amend or grant any waiver, compromise or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(D)                                                                               release its Lien on any Collateral or other Property;

(E)                                                                                exercise or refrain from exercising any rights against any Credit Party or any other Person;

(F)                                                                                 subject to Section 2.5(c) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(G)                                                                               otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Secured Parties shall deem appropriate; provided that in the event of any conflict between (x) any such amendment, restatement, supplement, replacement, refinancing, extension, consolidation, restructuring or modification and (y) this Agreement, the terms of this Agreement shall control.

(vi)      The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document, respectively) of any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that (x) if the Indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Additional Obligations hereunder (as designated by the Parent Borrower), as the case may be, the holders of such Indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to an Additional Indebtedness Joinder and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents and (y) for the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor, as the case may be, to the incurrence of Additional Indebtedness, subject to Section 7.11.

(c)                                                          Reinstatement and Continuation of Agreement.  If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery.  If this Agreement shall have been terminated prior to such Senior Priority Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of

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reinstatement.  All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations.  No priority or right of any Senior Priority Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Secured Party may have.

6.

INSOLVENCY PROCEEDINGS

(a)                                                         DIP Financing.

(i)             If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and any Senior Priority Secured Party shall seek to provide any Credit Party with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code, would be Collateral), then each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that it will raise no objection and will not directly or indirectly support or act in concert with any other party in raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Junior Priority Agent securing the applicable Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing, except as otherwise set forth herein), and will subordinate its Liens on the Collateral to (i) the Liens securing such DIP Financing (and all obligations relating thereto), (ii) any adequate protection Liens provided to the Senior Priority Creditors, and (iii) any “carve-out” for professional or United States Trustee fees agreed to by the Senior Priority Agent, so long as (x) such Junior Priority Agent retains its Lien on the Collateral to secure the applicable Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (y) all Liens on Collateral securing any such DIP Financing are senior to or on a parity with the Liens of the Senior Priority Secured Parties on the Collateral securing the Senior Priority Obligations and (z) if any Senior Priority Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations, such Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the related Junior Priority Obligations, provided that (x) each such Lien in favor of such Senior Priority Secured Party and such Junior Priority Secured Party shall be subject to the provisions of Section 6.1(b) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Secured Party from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(ii)          All Liens granted to any Senior Priority Secured Party or Junior Priority Secured Party in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by

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the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

(b)                                                         Relief from Stay.  Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent.

(c)                                                          No Contest.  Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a)), or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1(a)) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement.  Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case for and on behalf of itself and any Senior Priority Secured Parties represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Secured Parties represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any other Senior Priority Agent or any Senior Priority Secured Party represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral, or (ii) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Secured Party represented by such other Senior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement.  Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Secured Parties represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Secured Parties represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any other Junior Priority Agent or any Junior Priority Secured Party represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral, or (ii) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Secured Party represented by such other Junior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.

(d)                                                         Asset Sales.  Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, that it will not oppose any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.

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(e)                                                          Separate Grants of Security and Separate Classification.  Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding.  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held by a court of competent jurisdiction that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be applied as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution from the Collateral is applied in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them from the Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries.  The foregoing sentence is subject to any separate agreement by and between any Additional Agent, for and on behalf of itself and the Additional Creditors represented thereby, and any other Agent, for and on behalf of itself and the Creditors represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Creditors.

(f)                                                           Enforceability.  The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

(g)                                                          Senior Priority Obligations Unconditional.  All rights of any Senior Priority Agent hereunder, and all agreements and obligations of the other Senior Priority Agents, the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)                                 any lack of validity or enforceability of any Senior Priority Document;

(b)                                 any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

(c)                                  any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee thereof;

(d)                                 the commencement of any Insolvency Proceeding in respect of any Borrower or any other Credit Party; or

43

(e)                                  any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

(h)                                                         Junior Priority Obligations Unconditional.  All rights of any Junior Priority Agent hereunder, and all agreements and obligations of the Senior Priority Agents, the other Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)                                 any lack of validity or enforceability of any Junior Priority Document;

(b)                                 any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(c)                                  any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee thereof;

(d)                                 the commencement of any Insolvency Proceeding in respect of any Credit Party; or

(e)                                  any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

(i)                                                             Adequate Protection.  Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, that it will not contest or support any other Person in contesting any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection or any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on such Senior Priority Agent’s or Senior Priority Creditor’s claiming a lack of adequate protection.  Except to the extent expressly provided in Section 6.1 and this Section 6.9, nothing in this Agreement shall limit the rights of any Agent and the Creditors represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that:

(i)             in the event that any Senior Priority Agent, for and on behalf of itself or any of the Senior Priority Creditors represented thereby, seeks or requests adequate protection in respect of any Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent may seek or request adequate protection in the form of a junior Lien on such collateral as security for the Junior Priority Obligations and that any Lien on such collateral securing the Junior Priority Obligations shall be subordinate to any Lien on such collateral securing the Senior Priority Obligations;

(ii)          the Junior Priority Agents and Junior Priority Creditors shall only be permitted to seek adequate protection with respect to their rights in the Collateral in any Insolvency or

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Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted a Lien on such additional collateral, which Lien shall be senior to any Lien of the Junior Priority Agents and the Junior Priority Creditors on such additional collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted replacement Liens on the Collateral, which Liens shall be senior to the Liens of the Junior Priority Agents and the Junior Priority Creditors on the Collateral; (C) an administrative expense claim; provided that as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted an administrative expense claim which is senior and prior to the administrative expense claim of the Junior Priority Agents and the other Junior Priority Creditors; and (D) cash payments with respect to interest on the Junior Priority Obligations; provided that (1) as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted cash payments with respect to interest on the Senior Priority Obligation represented by it and (2) such cash payments do not exceed an amount equal to the interest accruing on the principal amount of Junior Priority Obligations outstanding on the date such relief is granted at the interest rate under the applicable Junior Priority Documents and accruing from the date the applicable Junior Priority Agent is granted such relief;

(iii)       If any Junior Priority Creditor receives post-petition interest and/or adequate protection payments in an Insolvency Proceeding (“Junior Priority Adequate Protection Payments”) and the Senior Priority Creditors do not receive payment in full in cash of all Senior Priority Obligations upon the effectiveness of the plan of reorganization for, or conclusion of, that Insolvency Proceeding, then each Junior Priority Creditor shall pay over to the Senior Priority Creditors an amount (the “Pay-Over Amount”) equal to the lesser of (i) the Junior Priority Adequate Protection Payments received by such Junior Priority Creditor and (ii) the amount of the short-fall in payment in full in cash of the First Lien Obligations.  Notwithstanding anything herein to the contrary, the Senior Priority Creditors shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Junior Priority Creditors; and

(iv)      in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Creditors represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby).

(j)                                                            Reorganization Securities and Other Plan-Related Issues.

(a)                                 If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of claims of the Senior Priority

45

Secured Parties and/or on account of claims of the Junior Priority Secured Parties, then, to the extent the debt obligations distributed on account of claims of the Senior Priority Secured Parties and/or on account of claims of the Junior Priority Secured Parties are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b)                                 Each Junior Priority Agent and the other Junior Priority Secured Parties(whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Senior Priority Agents or to the extent any such plan is proposed or supported by the number of Senior Priority Creditors required under Section 1126 of the Bankruptcy Code.

(c)                                  Each Senior Priority Agent and the Senior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of each other Senior Priority Agent.

(k)                                                Certain Waivers.

(i)             Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, waives any claim any Junior Priority Secured Party may hereafter have against any Senior Priority Secured Party arising out of the election by any Senior Priority Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law.

(ii)          Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that none of them shall (i) object or contest, or directly or indirectly support any other Person objecting to or contesting, any request by any Senior Priority Agent or any of the Senior Priority Creditors for the payment of interest, fees, expenses or other amounts to such Senior Priority Agent or any other Senior Priority Secured Party under Section 506(b) of the Bankruptcy Code or otherwise, or (ii) assert or directly or indirectly support any claim against any Senior Priority Creditor for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

(iii)       So long as the Senior Priority Agents and holders of the Senior Priority Obligations shall have received and continue to receive all accrued post-petition interest, default interest, premiums, fees or expenses with respect to the Senior Priority Obligations, neither any Senior Priority Agent nor any other holder of Senior Priority Obligations shall object to, oppose or challenge any claim by the Junior Priority Agent or any holder of Junior Priority Obligations for allowance in any Insolvency Proceeding of Junior Priority Obligations consisting of post-petition interest, default interest, premiums, fees or expenses.

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7.

MISCELLANEOUS

(a)                                                         Rights of Subrogation.  Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Secured Parties to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Secured Parties to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations shall have occurred.  Following the Discharge of Senior Priority Obligations, each Senior Priority Agent agrees to execute such documents, agreements and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

(b)                                                         Further Assurances.  The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

(c)                                                          Representations.  The ABL Agent represents and warrants to each other Agent that it has the requisite power and authority under the ABL Facility Documents to enter into, execute, deliver and carry out the terms of this Agreement on behalf of itself and the ABL Creditors.  The Note Collateral Agent represents and warrants to each other Agent that it has the requisite power and authority under the Note Documents to enter into, execute, deliver and carry out the terms of this Agreement on behalf of itself and the Note Creditors.  Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver and carry out the terms of this Agreement on behalf of itself and any Additional Creditors represented thereby.

(d)                                                         Amendments.

(i)             No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by (i) prior to the Discharge of Senior Priority Obligations, each Senior Priority Agent then party to this Agreement and (ii) prior to the Discharge of Junior Priority Obligations, each Junior Priority Agent then party to this Agreement.  Notwithstanding the foregoing, the Parent Borrower may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise as provided for in the definition of “ABL Credit Agreement” or “Indenture”, as applicable.  No amendment, modification or waiver of any provision of this

47

Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Creditor not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Agent or Additional Creditor that may at any subsequent time become a Party or beneficiary hereof), shall be effective unless it is consented to in writing by the Parent Borrower (regardless of whether any such Additional Agent or Additional Creditor ever becomes a Party or beneficiary hereof).  Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of any Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Parent Borrower and each other affected Credit Party.  Any amendment, modification or waiver of clause (b) in any of the definitions of the terms “Additional Credit Facilities,” “ABL Credit Agreement” or “Indenture” shall not be given effect except pursuant to a written instrument executed by the Parent Borrower.

(ii)          In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of, or replace any Senior Priority Collateral Document for the purpose of adding to, deleting from or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of any Senior Priority Agent, any Senior Priority Secured Parties represented thereby or any Credit Party with respect to the Collateral (including the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Secured Parties represented thereby; provided that such amendment, waiver or consent does not materially adversely affect the rights or interests of such Junior Priority Secured Parties in the Collateral (it being understood that the release of any Liens securing Junior Priority Obligations pursuant to Section 2.4(b) shall not be deemed to materially adversely affect the rights or interests of such Junior Priority Secured Parties in the Collateral).  The applicable Senior Priority Agent shall give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

(e)                                                          Addresses for Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed).  The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 7.5) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

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ABL Agent:	Citibank, N.A. Citigroup ABTF Global Loans 1615 Brett Road New Castle, Delaware 19720 Attention: Kimberly Shelton Facsimile: 646-274-5025 Telephone: 302-323-2416 Copy: glabfunitloansops@citi.com

Note Collateral Agent:	Wilmington Trust, National Association Global Capital Markets 50 South Sixth Street, Suite 1290 Minneapolis, MN 55402-1544 Attention: Herc Rentals Administrator

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Any ABL Agent under any Other ABL Credit Agreement:	As set forth in the joinder executed and delivered by such ABL Agent pursuant to the definition of “ABL Credit Agreement.”

Any Note Collateral Agent under any Other Indenture:	As set forth in the joinder executed and delivered by such Note Collateral Agent pursuant to the definition of “Indenture.”

(f)                                                           No Waiver, Remedies.  No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(g)                                                          Continuing Agreement, Transfer of Secured Obligations.  This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations shall have occurred, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of Senior Priority Obligations and the Discharge of Junior Priority Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns.  Nothing herein is intended to, or shall be construed to, give any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10.  All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding.  Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior

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Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise.  The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

(h)                                                         Governing Law; Entire Agreement.  The validity, performance and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to its conflict of laws principles to the extent that such principles are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.  Subject to Section 7.13 and 7.20 hereof, this Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

(i)                                                             Counterparts.  This Agreement may be executed in any number of counterparts (including by telecopy and other electronic transmission), and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

(j)                                                            No Third-Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Secured Parties and the Borrowers and the other Credit Parties.  No other Person shall have or be entitled to assert rights or benefits hereunder.

(k)                                                         Designation of Additional Indebtedness; Joinder of Additional Agents.

(i)             The Parent Borrower may designate any Additional Indebtedness complying with the requirements of the definition thereof as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(A)                                                                               one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Parent Borrower or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to each Agent then party to this Agreement;

(B)                                                                               at least five Business Days (unless a shorter period is agreed in writing by each of the Parties (other than any Designated Agent) and the Parent Borrower) prior to delivery of the Additional Indebtedness Joinder, the Parent Borrower shall have delivered to each Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

(C)                                                                               the Parent Borrower shall have executed and delivered to each Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional

50

Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness; and

(D)                                                                               all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to each Agent then party to this Agreement.

No Additional Indebtedness may be designated as both Senior Priority Debt and Junior Priority Debt.

(ii)          Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Creditor shall constitute an “Additional Creditor”, and any Additional Agent for any such Additional Creditor shall constitute an “Additional Agent” for all purposes under this Agreement.  The date on which such conditions specified in clause (a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness.  Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the Note Collateral Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated.  On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the Note Collateral Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(iii)       In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the ABL Agent, the Note Collateral Agent and each Additional Agent then party hereto agrees (x) to execute and deliver upon receipt of any required documents pursuant to the applicable Senior Priority Documents or Junior Priority Documents any amendments, amendments and restatements, restatements or waivers of, or supplements to or other modifications to, any ABL Collateral Documents, Note Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and delivering for recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Parent Borrower to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

(l)                                                             Senior Priority Representative; Junior Priority Representative .  (a)       The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction or with the consent of the Controlling Senior Priority Secured Parties, or of the requisite percentage of such Controlling Senior Priority Secured Parties as provided in the applicable Senior Priority Documents (or the agent or representative with respect thereto).  Until a

51

Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative.  Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then-existing Senior Priority Representative and is delivered in accordance with Section 7.5, and such Party shall not be required to inquire into the veracity or genuineness of such notice.  Each existing Senior Priority Representative from time to time shall give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

(b)                                 The Junior Priority Representative shall act for the Junior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction or with the consent of the Controlling Junior Priority Secured Parties, or of the requisite percentage of such Controlling Junior Priority Secured Parties as provided in the applicable Junior Priority Documents (or the agent or representative with respect thereto).  Until a Party (other than the existing Junior Priority Representative) receives written notice from the existing Junior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Junior Priority Representative, such Party shall be entitled to act as if the existing Junior Priority Representative is in fact the Junior Priority Representative.  Each Party (other than the existing Junior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Junior Priority Representative which facially appears to be from the then-existing Junior Priority Representative and is delivered in accordance with Section 7.5, and such Party shall not be required to inquire into the veracity or genuineness of such notice.  Each existing Junior Priority Representative from time to time shall give prompt written notice to each Party of any change in the identity of the Junior Priority Representative.

(m)                                                     Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively.  Nothing herein shall be construed to limit the right of any Agent (on behalf of the Secured Parties represented thereby) to enter into any separate agreement (including any Junior Priority Intercreditor Agreement) among all or a portion of the Agents (each on behalf of the Secured Parties represented thereby); and the rights and obligations among such Secured Parties will be governed by, and any provisions herein regarding them will therefore be subject to, the provisions of any such separate agreement. Nothing in this Agreement is intended to or shall impair the rights of any Credit Party, or the obligations of any Credit Party to pay any ABL Obligations, any Note Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

(n)                                                         Headings.  The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

(o)                                                         Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not (i) invalidate or render unenforceable such provision in any other jurisdiction or (ii) invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

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(p)                                                         Attorneys’ Fees.  The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

(q)                                                         VENUE; JURY TRIAL WAIVER.

(i)             EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR, IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.17(A) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(ii)          EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(iii)       EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(r)                                                            Intercreditor Agreement.  This Agreement is the “Base Intercreditor Agreement” referred to in the ABL Credit Agreement, the Indenture and each Additional Credit Facility.  Nothing in

53

this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive regularly scheduled principal, interest and other payments it would be entitled to as an unsecured creditor to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding) so long as such payments are not the direct or indirect result of any Exercise of Secured Creditor Remedies or enforcement in violation of this Agreement, it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

(s)                                                           No Warranties or Liability.  Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Facility Document, any other Note Document or any other Additional Document.  Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

(t)                                                            Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Facility Document, any Note Document or any Additional Document, the provisions of this Agreement shall govern; provided that the foregoing shall not be construed to limit the relative rights and obligations of any Agent (and the Secured Parties represented thereby) that may be set forth in any separate agreement (including any Junior Priority Intercreditor Agreement) among all or a portion of the Agents; such rights and obligations among the applicable Secured Parties will be governed by, and any provisions herein regarding them are therefore subject to, any such separate agreement.  The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, any Credit Party in the Senior Priority Documents or the Junior Priority Documents.

(u)                                                         Information Concerning Financial Condition of the Credit Parties.  No Party has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the ABL Obligations, the Note Obligations or any Additional Obligations, as applicable.  Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances.  In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

(v)                                                         Excluded Assets.  For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 4.1, 6.1 and 6.9) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Document to which such Agent is a party.

[Signature pages follow]

54

IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Creditors, and the Note Collateral Agent, for and on behalf of itself and the Noteholders, have caused this Agreement to be duly executed and delivered as of the date first above written.

CITIBANK, N.A.
in its capacity as ABL Agent

By:
Name:
Title:

By:
Name:
Title:

WILMINGTON TRUST,
NATIONAL ASSOCIATION
in its capacity as Note Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Creditors, the Note Collateral Agent, the Note Creditors, any Additional Agent and any Additional Creditors, and will not do any act or perform any obligation which is not in accordance with this Agreement.  Each Credit Party further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement, except as expressly provided therein.

CREDIT PARTIES:

HERC RENTALS INC.

By:
Name:
Title:

[•]

By:
Name:
Title:

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION, dated as of           , 20  , by [            ] (the “Parent Borrower”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Intercreditor Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of [•], 2016, between [                        ], in its capacity as administrative agent and collateral agent (together with its successors and assigns in such capacity, the “ABL Agent”) for the ABL Creditors, and [                        ], in its capacity as note collateral agent (together with its successors and assigns in such capacity, the “Note Collateral Agent”) for the Noteholders.  Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of           , 20   (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Creditors] [and Additional Agent, as agent (the “Additional Agent”)].

Section 7.11 of the Intercreditor Agreement permits the Parent Borrower to designate Additional Indebtedness under the Intercreditor Agreement.  Accordingly:

Section 1.  Representations and Warranties.  The Parent Borrower hereby represents and warrants to the ABL Agent, the Note Collateral Agent and any Additional Agent that:

(1)                                 The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and

(2)                                 all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.

Section 2.  Designation of Additional Indebtedness.  The Parent Borrower hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt] [Junior Priority Debt] for purposes of the Intercreditor Agreement.

Ex. A-1

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[Parent Borrower]

By:
Name:
Title:

Ex. A-2

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of                , 20  , among [•] (the “Parent Borrower”), [[                        ], (the “ABL Agent”) for the ABL Creditors,] [[                        ], in its capacity as note collateral agent (together with its successors and assigns in such capacities, the “Note Collateral Agent”) for the Noteholders, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] (24) and any successors or assigns thereof, to the Intercreditor Agreement, dated as of [•], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the ABL Agent[,][and] the Note Collateral Agent [and [list any previously added Additional Agent]].  Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of           , 20   (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Creditors (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].

Section 7.11 of the Intercreditor Agreement permits the Parent Borrower to designate Additional Indebtedness under the Intercreditor Agreement.  The Parent Borrower has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,] hereby agrees with the Borrowers and the other Grantors, the ABL Agent, the Note Collateral Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1.  Agreement to be Bound.  The [Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,] hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a Party to the Intercreditor Agreement.

Section 2.  Recognition of Claims.  The ABL Agent (for and on behalf of itself and the ABL Lenders), the Note Collateral Agent (for and on behalf of itself and the Noteholders) and [each of] the Additional Agent[s] (for and on behalf of itself and any Additional Creditors represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the ABL Agent, the Note Collateral Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the ABL Agent, the Note Collateral Agent, any Additional Agent or any Creditor may be entitled or subject.  The ABL Agent (for and on behalf of itself and the ABL Creditors), the Note Collateral Agent (for and on behalf of itself and the Note Creditors), and any Additional Agent party to the Intercreditor Agreement (for and on behalf of itself and any Additional Creditors represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or

(24)       List applicable current Parties, other than any party being replaced in connection herewith.

Ex. B-1

other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.  The [Joining Additional Agent (for and on behalf of itself and the Joining Additional Creditors)] (a) recognize[s] the existence and validity of the ABL Obligations represented by the ABL Credit Agreement and the existence and validity of the Note Obligations represented by the Indenture and (b) agree[s] to refrain from making or asserting any claim that the ABL Credit Agreement, the Indenture or other ABL Facility Documents or Note Documents, as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3.  Notices.  Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4.  Miscellaneous.  THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

Ex. B-2

EXHIBIT C

[ABL CREDIT AGREEMENT][INDENTURE] JOINDER

JOINDER, dated as of                , 20  , among [[        ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”) for the ABL Secured Parties,] [[             ], in its capacity as note collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Note Collateral Agent”) for the Note Secured Parties], [list any previously added Additional Agent]] (1) and [insert name of additional ABL Secured Parties, ABL Agent, Note Secured Parties or Note Collateral Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement, dated as of [•], 2016 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”), among the ABL Agent, [and] the Note Collateral Agent [and (list any previously added Additional Agent)].  Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of           , 20   (the “Joining [ABL Credit Agreement][Indenture]”), among [list any applicable Credit Party], [list any applicable new ABL Secured Parties or new Note Secured Parties, as applicable (the “Joining [ABL][Note] Secured Parties”)] [and insert name of each applicable Agent (the “Joining [ABL][Note Collateral] Agent”)].

The Joining [ABL][Note Collateral] Agent, for and on behalf of itself and the Joining [ABL][Note] Secured Parties, hereby agrees with the Borrowers and the other Grantors, the [ABL][Note Collateral] Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1.  Agreement to be Bound.  The [ABL][Note Collateral] Agent, for and on behalf of itself and the Joining [ABL][Note] Secured Parties,] hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][an] [ABL][Note Collateral] Agent.  As of the date hereof, the Joining [ABL Credit Agreement][Indenture] shall be deemed [the][an] [ABL Credit Agreement][Indenture] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2.  Notices.  Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [ABL][Note Collateral] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3.  Miscellaneous.  THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

(1)              List applicable current Parties, other than any party being replaced in connection herewith.

Ex. C-1

EXHIBIT N-2 TO

CREDIT AGREEMENT

FORM OF

FIRST LIEN INTERCREDITOR AGREEMENT

by and between

[  ],

as ABL Collateral Agent

and

[  ],

as [  ](1) Junior Lien Agent

Dated as of [  ]

		Page

	ARTICLE I

	DEFINITIONS

Section 1.1	UCC Definitions	2
Section 1.2	Other Definitions	2
Section 1.3	Rules of Construction	20

	ARTICLE II

	LIEN PRIORITY

Section 2.1	Agreement to Subordinate	20
Section 2.2	Waiver of Right to Contest Liens	24
Section 2.3	Remedies Standstill	25
Section 2.4	No New Liens	28
Section 2.5	Waiver of Marshalling	30

	ARTICLE III

	ACTIONS OF THE PARTIES

Section 3.1	Certain Actions Permitted	30
Section 3.2	Delivery of Control Collateral; Agent for Perfection	30
Section 3.3	Sharing of Information and Access	31
Section 3.4	Insurance	32
Section 3.5	No Additional Rights for the Credit Parties Hereunder	32
Section 3.6	Actions upon Breach	32

	ARTICLE IV

	APPLICATION OF PROCEEDS

Section 4.1	Application of Proceeds	32
Section 4.2	Specific Performance	35

	ARTICLE V

	INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1	Notice of Acceptance and Other Waivers	36
Section 5.2	Modifications to Senior Priority Documents and Junior Priority Documents	36
Section 5.3	Reinstatement and Continuation of Agreement	40

i

EXHIBITS:

Exhibit A               Additional Indebtedness Designation

Exhibit B               Additional Indebtedness Joinder

Exhibit C               Joinder of ABL Credit Agreement or [  ](1) Junior Lien Credit Agreement

ii

INTERCREDITOR AGREEMENT

This First Lien Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [  ], by and between [  ], in its capacity as collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “ABL Collateral Agent”) for the ABL Secured Parties referred to below, and [  ], in its capacity as collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “[             ](1) Junior Lien Agent”) for the [       ](1) Junior Lien Secured Parties referred to below.  Capitalized terms used herein without other definition are used as defined in Article I hereof.

RECITALS

A.            Pursuant to the ABL Credit Agreement, the ABL Creditors have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrowers.

B.            Pursuant to the ABL Guarantees, the ABL Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the ABL Borrowers’ obligations under the ABL Facility Documents, as more particularly provided therein.

C.            To secure the obligations of the ABL Borrowers and the ABL Guarantors and each other Subsidiary of the Parent Borrower that is now or hereafter becomes a ABL Credit Party, the ABL Credit Parties have granted or will grant to the ABL Collateral Agent (for the benefit of the ABL Secured Parties) Liens on the Collateral, as more particularly provided in the ABL Facility Documents.

D.            Pursuant to the [                ](1) Junior Lien Credit Agreement, the [             ](1) Junior Lien Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the [  ](1) Junior Lien Borrowers, as more particularly provided therein.

E.            Pursuant to the [    ](1) Junior Lien Guarantees, the [    ](1) Junior Lien Guarantors agreed to unconditionally guarantee jointly and severally the payment and performance of the [  ](1) Junior Lien Borrowers’ obligations under the [  ](1) Junior Lien Facility Documents, as more particularly provided therein.

F.             As a condition to the effectiveness of the [  ](1) Junior Lien Credit Agreement and to secure the obligations of the [  ](1) Junior Lien Borrowers and the [  ](1) Junior Lien Guarantors and each other Subsidiary of the Parent Borrower that is now or hereafter becomes a [  ](1) Junior Lien Credit Party, the [  ](1) Junior Lien Credit Parties have granted or will grant to the [  ](1) Junior Lien Agent (for the benefit of the [  ](1) Junior Lien Secured Parties) Liens on the Collateral, as more particularly provided in the [  ](1) Junior Lien Facility Documents.

G.            Pursuant to this Agreement, the Parent Borrower may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” by executing and delivering an Additional Indebtedness Designation hereunder, a form of which is attached hereto as Exhibit A, and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Creditors shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Parent Borrower), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Parent Borrower), as the case may be, for all purposes under this Agreement.

H.            Each of the ABL Collateral Agent (on behalf of the ABL Secured Parties) and the [  ](1) Junior Lien Agent (on behalf of the [  ](1) Junior Lien Secured Parties) and, by their acknowledgment hereof, the ABL Credit Parties and the [  ](1) Junior Lien Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

8.

DEFINITIONS

(a)                   UCC Definitions.  The following terms which are defined in the Uniform Commercial Code are used herein as so defined (and if defined in more than one Article of the Uniform Commercial Code, as defined in Article 9 thereof):  Accounts, Chattel Paper, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.

(b)                   Other Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“ABL Borrowers” shall mean the Parent Borrower and each ABL Subsidiary Borrower.

“ABL Canadian Collateral” shall mean all “Collateral” as defined in Section 3 of the ABL Canadian Guarantee and Collateral Agreement.

“ABL Canadian Guarantee and Collateral Agreement” shall mean the “Canadian Guarantee and Collateral Agreement” as defined in the ABL Credit Agreement (or, in the event of any amendment, modification, replacement or refinancing of the ABL Credit Agreement, the equivalent of such “Canadian Guarantee and Collateral Agreement” entered into in connection with such amendment, modification, replacement agreement or refinancing agreement).

“ABL Collateral Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto in such capacity, as well as any Person designated as the “Agent” or “Collateral Agent” in respect of the ABL U.S. Collateral under the ABL Credit Agreement.

“ABL Collateral Documents” shall mean all “U.S. Security Documents” as defined in the ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in respect of ABL U.S. Collateral in connection with any ABL Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien on any ABL U.S. Collateral is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

2

“ABL Credit Agreement” shall mean (a) that certain ABL Credit Agreement, dated as of June 30, 2016, among the ABL Borrowers, the ABL Lenders and the ABL Collateral Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time (the “Original ABL Credit Agreement”), together with (b) if designated by the Parent Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) providing for Indebtedness that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to extend the maturity of, consolidate, restructure, refund, replace or refinance all or any portion of the ABL Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same (an “Other ABL Credit Agreement”) or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that (i) such Indebtedness is secured by a Lien ranking pari passu with the Lien securing the Senior Priority Obligations and (ii) the requisite creditors party to such Other ABL Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Representative (other than any Senior Priority Representative being replaced in connection with such joinder) (or, if there is no continuing Senior Priority Representative, other than any Designated Agent) and the Junior Priority Representative (or, if there is no continuing Junior Priority Representative, other than any Designated Agent), that the obligations under such Other ABL Credit Agreement are subject to the terms and provisions of this Agreement.  Any reference to the ABL Credit Agreement shall be deemed a reference to the Original ABL Credit Agreement and any Other ABL Credit Agreement, in each case then in existence.

“ABL Credit Parties” shall mean the ABL Borrowers, the ABL Guarantors and each other Domestic Subsidiary of the Parent Borrower that is now or hereafter becomes a party to any ABL Facility Documents; provided that, solely for the purpose of the definition of “ABL Obligations” any other Subsidiary of the Parent Borrower that is now or hereafter becomes a party to any ABL Facility shall be an “ABL Credit Party.”

“ABL Creditors” shall mean the ABL Lenders together with all ABL Bank Products Providers, ABL Hedging Providers, ABL Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “Senior Priority Creditor” under any ABL Credit Agreement.

“ABL Facility Documents” shall mean all ABL Credit Agreements, ABL Guarantees, ABL Collateral Documents, Bank Products Agreements between any ABL Credit Party and any ABL Bank Products Provider, Hedging Agreements between any ABL Credit Party and any ABL Hedging Provider, Management Guarantees in favor of an ABL Management Credit Provider, those other ancillary agreements as to which any ABL Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates and delivered to the ABL Collateral Agent in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“ABL Guarantees” means that certain U.S. Guarantee and Collateral Agreement, dated as of June 30, 2016, by the ABL Guarantors in favor of the ABL Agent, and all other guarantees (other than the ABL Canadian Guarantee and Collateral Agreement and any other guarantee in respect of any non ABL U.S. Collateral) executed under or in connection with any ABL Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“ABL Guarantors” shall mean, collectively, each Domestic Subsidiary of the Parent Borrower that is or becomes a guarantor under any of the ABL Guarantees.

3

“ABL Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“ABL Lenders” shall mean the financial institutions and other lenders party from time to time to the ABL Credit Agreement (including any such financial institution or lender in its capacity as an issuer of letters of credit thereunder), together with their successors, assigns, transferees and replacements thereof.

“ABL Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an ABL Credit Party, with the obligations of the applicable ABL Credit Party thereunder being secured by one or more ABL Collateral Documents and (b) has been designated by the Parent Borrower in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“ABL Obligations” shall mean all obligations of every nature of each ABL Credit Party from time to time owed to the ABL Collateral Agent, the ABL Lenders or any of them, any ABL Bank Products Provider, any ABL Hedging Provider or any ABL Management Credit Provider under any ABL Facility Documents, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Facility Documents, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“ABL Secured Parties” shall mean the ABL Collateral Agent, the ABL Creditors and the holders of any other ABL Obligations.

“ABL Subsidiary Borrowers” shall mean each Domestic Subsidiary of the Parent Borrower that is or becomes a borrower under the ABL Credit Agreement.

“ABL U.S. Collateral” shall mean all “Collateral” as defined in Section 3 of the ABL U.S. Guarantee and Collateral Agreement.

“ABL U.S. Guarantee and Collateral Agreement” shall mean the “U.S. Guarantee and Collateral Agreement” as defined in the ABL Credit Agreement(or, in the event of any amendment, modification, replacement or refinancing of the ABL Credit Agreement, the equivalent of such “U.S. Guarantee and Collateral Agreement” entered into in connection with such amendment, modification, replacement agreement or refinancing agreement).

“Additional Agent” shall mean any one or more agents, trustees or other representatives for or of any one or more Additional Credit Facility Creditors, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Parent

4

Borrower in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness, under any Additional Credit Facility, together with its successors and assigns.

“Additional Collateral Documents” shall mean all “Collateral Documents” (or an equivalent definition) as defined in any Additional Credit Facility (other than, at the Parent Borrower’s option, any such document relating to non ABL U.S. Collateral), and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Indebtedness which has been designated as Additional Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Parent Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of such Additional Indebtedness, whether by the same or any other lender, debt holder or other creditor or group of lenders, debt holders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder, provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness.  As used in this definition of “Additional Credit Facilities”, the term “Indebtedness” shall have the meaning assigned thereto in the Original ABL Credit Agreement, whether or not the Original ABL Credit Agreement is then in effect.

“Additional Credit Facility Creditors” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities, together with their permitted successors, assigns and transferees, as well as any Person designated as an “Additional Credit Facility Creditor” under any Additional Credit Facility.

“Additional Credit Party” shall mean the Parent Borrower and each Domestic Subsidiary of the Parent Borrower that becomes a party to any Additional Document, and any other Domestic Subsidiary of the Parent Borrower who becomes a guarantor under any of the Additional Guarantees.

“Additional Creditors” shall mean one or more Additional Credit Facility Creditors and shall include all Additional Bank Products Providers, Additional Hedging Providers and Additional Management Credit Providers in respect of any Additional Documents and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Creditor” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Creditors represented by such Additional Agent.

“Additional Documents” shall mean, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guarantees, any Additional Collateral Documents, any Bank Products Agreement between any Credit Party and any Additional Bank Products Provider, any Hedging Agreement between any Credit Party and any Additional Hedging

5

Provider, any Management Guarantee in favor of an Additional Management Credit Provider, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional Credit Party or any of its respective Subsidiaries or Affiliates and delivered to any Additional Agent in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Secured Parties or between or among any of the other Secured Parties and any of the Additional Secured Parties, in each case as the same may be amended, restated supplemented, waived or otherwise modified from time to time.

“Additional Effective Date” shall have the meaning assigned thereto in Section 7.11(b).

“Additional Guarantees” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guarantee.

“Additional Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time an Additional Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is secured by a Lien on Collateral and is permitted to be so secured by:

•              (a)           prior to the Discharge of ABL Obligations, Section 8.3 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any Other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

•              (b)           prior to the Discharge of [  ](1) Junior Lien Obligations, Section [•](2) of the Initial [  ](1) Junior Lien Credit Agreement (if the Initial [  ](1) Junior Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any Other [  ](1) Junior Lien Credit Agreement then in effect if the Initial [  ](1) Junior Lien Credit Agreement is not then in effect (which covenant is designated in such [  ](1) Junior Lien Credit Agreement as applicable for purposes of this definition); and

•              (c)           prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Indebtedness” by the Parent Borrower pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

6

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning assigned thereto (x) for purposes of the preceding clause (1)(a), prior to the Discharge of ABL Obligations, in Section 1.1 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or in any Other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of [  ](1) Junior Lien Obligations, in Section [•](3) of the Initial [  ](1) Junior Lien  Credit Agreement (if the Initial [  ](1) Junior Lien Credit Agreement is then in effect) or in any Other [  ](1) Junior Lien Credit Agreement then in effect (if the Initial [  ](1) Junior Lien  Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Parent Borrower with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Junior Priority Exposure” shall mean, as to any Additional Credit Facility in respect of Junior Priority Debt, as of the date of determination, the sum of the Dollar Equivalent of (a) as to any revolving facility thereunder, the total commitments (whether funded or unfunded) of the applicable Junior Priority Creditors to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of Additional Obligations in respect of Junior Priority Debt thereunder) plus (b) as to any other facility thereunder, the outstanding principal amount of Additional Obligations in respect of Junior Priority Debt thereunder.

“Additional Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Additional Credit Party, with the obligations of the applicable Additional Credit Party thereunder being secured by one or more Additional Collateral Documents and (b) has been designated by the Parent Borrower in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time an Additional Management Credit Provider with respect to more than one Credit Facility).

“Additional Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Creditors or any of them, including any Additional Bank Products Providers, Additional Hedging Providers or Additional Management Credit Providers, under any Additional Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of any Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Secured Parties” shall mean any Additional Agents and any Additional Creditors.

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“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a)                                 prior to the Discharge of ABL Obligations, Section 8.2 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any Other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (in each case under this clause (a), which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b)                                 prior to the Discharge of [  ](1) Junior Lien Obligations, Section [•](4) of the Initial [  ](1) Junior Lien Credit Agreement (if the Initial [  ](1) Junior Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any Other [  ](1) Junior Lien Credit Agreement then in effect (in each case under this clause (b), which covenant is designated in such [  ](1) Junior Lien Credit Agreement as applicable for purposes of this definition); and

(c)                                  prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning assigned thereto (x) for purposes of the preceding clause (a), prior to the Discharge of ABL Obligations, in Section 1.1 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or in any Other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of [  ](1) Junior Lien Obligations, in Section [•](3) of the Initial [  ](1) Junior Lien Credit Agreement (if the Initial [  ](1) Junior Lien Credit Agreement is then in effect) or in any Other [  ](1) Junior Lien Credit Agreement then in effect (if the Original [  ](1) Junior Lien Credit Agreement is not then in effect) and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.  In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for purposes of such other Credit Document.

“Affiliate” of any specified Person shall mean any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or similar services (including the processing of payments and other administrative services with respect thereto), (c) cash

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management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Parent Borrower or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Provider” shall mean any ABL Bank Products Provider, [  ](1) Junior Lien Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Base Intercreditor Agreement” shall have the meaning assigned to the term “Intercreditor Agreement” in the Original ABL Credit Agreement.

“Board of Directors” shall mean for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body.  Unless otherwise provided, “Board of Directors” means the Board of Directors of the Parent Borrower.

“Borrower” shall mean any of the ABL Borrowers, any [  ](1) Junior Lien Borrowers and any Additional Borrower.

“Business Day” shall mean a day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP.

“Captive Insurance Subsidiary” means any Domestic Subsidiary of the Company that is subject to regulation as an insurance company (or any Domestic Subsidiary thereof).

“Cash Collateral” shall mean any Collateral consisting of Money, Cash Equivalents and any Financial Assets.

“Cash Equivalents”:  (1) money and (2)(a) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union (in the case of any such member state, to the extent rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency

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(“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency)) or any agency or instrumentality of any thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any ABL Lender or Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b)(i) or (b)(ii) above, (d) money market instruments, commercial paper or other short term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency), (e) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act, (f) investment funds investing at least 95% of their assets in cash equivalents of the types described in clauses (1) and (2)(a) through (e) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, and (h) solely with respect to any Captive Insurance Subsidiary, any investment that such Person is permitted to make in accordance with applicable law.  For the avoidance of doubt, for purposes of this definition, rating identifiers, watches and outlooks will be disregarded in determining whether any obligations satisfy the rating requirement herein.

“Collateral” shall mean all Property, whether now owned or hereafter acquired by, any Credit Party in or upon which a Lien is granted or purported to be granted to any Agent under any of the ABL Collateral Documents, the [  ](1) Junior Lien Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products and Proceeds thereof.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.

“Controlling Junior Priority Secured Parties” shall mean the Secured Parties whose Agent is the Junior Priority Representative.

“Controlling Senior Priority Secured Parties” shall mean (i) at any time when the ABL Collateral Agent is the Senior Priority Representative, the ABL Secured Parties and (ii) at any other time, the Secured Parties whose Agent is the Senior Priority Representative.

“Credit Documents” shall mean all ABL Facility Documents, [  ](1) Junior Lien Facility Documents and Additional Documents.

“Credit Facility” shall mean the ABL Credit Agreement, the [  ](1) Junior Lien Credit Agreement or any Additional Credit Facility, as applicable.

“Credit Parties” shall mean the ABL Credit Parties, the [  ](1) Junior Lien Credit Parties and any Additional Credit Parties.

“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.

“Designated Agent” shall mean any Party that the Parent Borrower designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the execution of this

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Agreement by such Party or the joinder of such Party to this Agreement), in each case as and to the extent so designated.  Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes hereunder or provisions hereof.

“DIP Financing” shall have the meaning assigned thereto in Section 6.1(a).

“Discharge of ABL Obligations” shall mean (a) the payment in full in cash of the applicable ABL Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable ABL Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such ABL Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then-outstanding commitments to extend credit under the ABL Facility Documents.

“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Credit Facility.

“Discharge of Junior Priority Obligations” shall mean the occurrence of all of the Discharge of [  ](1) Junior Lien Obligations and the Discharge of Additional Obligations in respect of Junior Priority Debt.

“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of ABL Obligations and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Discharge of [  ](1) Junior Lien Obligations” shall mean (a) the payment in full in cash of the applicable [  ](1) Junior Lien Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable [  ](1) Junior Lien Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such [  ](1) Junior Lien Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the [  ](1) Junior Lien Facility Documents.

“Dollar” and “$” shall mean lawful money of the United States.

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“Dollar Equivalent” shall mean, with respect to any amount denominated in Dollars, the amount thereof and, with respect to the principal amount denominated in any currency other than Dollars, at any date of determination thereof, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the Spot Rate of Exchange.

“Domestic Subsidiary” shall have the meaning assigned thereto in the ABL Credit Agreement.

“Event of Default” shall mean an Event of Default under any ABL Credit Agreement, any [  ](1) Junior Lien Credit Agreement or any Additional Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)                                 the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

(b)                                 the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)                                  the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)                                 the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)                                  subject to pre-existing rights and licenses, the sale, lease, license or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)                                   the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)                                  the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)                                 the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of, any Collateral.

For the avoidance of doubt, (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the imposition of a default rate or late fee, (iii) the acceleration of the Senior Priority Obligations, (iv) the cessation of lending pursuant to the provisions of any applicable Senior Priority Documents or Junior Priority Documents, (v) the consent by any Senior Priority Agent to the disposition by any Grantor of any Collateral under the Senior Priority Documents, (vi) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies, (vii) the establishment or modification of (x) borrowing base and/or availability reserves or other reserves against collateral, (y)

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eligibility criteria for accounts or inventory or (z) other conditions for advances or (viii) the changing of advance rates or advance sub-limits.

“Federal District Court” shall have the meaning assigned thereto in Section 7.17(a).

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the ABL Facility Documents, in the [  ](1) Junior Lien Facility Documents or in any Additional Documents, as applicable; provided, that no Person that is not (i) a Subsidiary of the Parent Borrower or (ii) organized under the laws of the United States of America or any state thereof or the District of Columbia, shall in any case be a Grantor.  For the avoidance of doubt, no Person that is organized under the laws of Puerto Rico or any other territory of the United States of America shall be a Grantor.

“Guarantor” shall mean any of the ABL Guarantors, the [  ](1) Junior Lien Guarantors or the Additional Guarantors.

“Hedging Agreement” shall mean any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” shall mean any ABL Hedging Provider, any [  ](1) Junior Lien Hedging Provider or any Additional Hedging Provider, as applicable.

“Impairment of Series of Junior Priority Debt” shall have the meaning assigned thereto in Section 4.1(g).

“Impairment of Series of Senior Priority Debt” shall have the meaning assigned thereto in Section 4.1(e).

“Indebtedness” shall have the meaning assigned thereto in the Original ABL Credit Agreement, the Initial [  ](1) Junior Lien Credit Agreement or any Additional Credit Facility, as applicable.

“Initial [  ](1) Junior Lien Credit Agreement” shall have the meaning assigned thereto in the definition of Initial [  ](1) Junior Lien Credit Agreement.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada).

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended from time to time.

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“Junior Intervening Creditor” shall have the meaning assigned thereto in Section 4.1(h).

“Junior Priority Agent” shall mean any of the [  ](1) Junior Lien Collateral Agent and any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral Documents” shall mean the [  ](1) Junior Lien Collateral Documents and any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Agreement” shall mean the [  ](1) Junior Lien Credit Agreement and any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” shall mean the [  ](1) Junior Lien Creditors and any Additional Creditor in respect of any Junior Priority Obligations.

“Junior Priority Debt” shall mean:

(1)                                 all [  ](1) Junior Lien Obligations; and

(2)                                 any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Parent Borrower as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Junior Priority Documents” shall mean the [  ](1) Junior Lien Facility Documents and any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” shall mean a Lien granted (a) by a [  ](1) Junior Lien Collateral Document to the [  ](1) Junior Lien Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” shall mean the [  ](1) Junior Lien Obligations and any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” shall mean the Junior Lien Collateral Agent acting for the Junior Priority Secured Parties, unless either (i) the [  ](1) Junior Lien Credit Agreement is no longer in effect or (ii) the aggregate Additional Junior Priority Exposure (and in any event excluding Additional Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees) under any Additional Credit Facility in respect of Junior Priority Debt exceeds the aggregate [  ](1) Junior Lien Exposure (and in any event excluding [  ](1) Junior Lien Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees), in which case the Junior Priority Representative shall be the Junior Priority Agent (if other than a Designated Agent) representing the Junior Priority Creditors with the greatest aggregate Additional Junior Priority Exposure (and in any event excluding Junior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees) under an Additional Credit Facility in respect of Junior Priority Debt acting for the Junior Priority Secured Parties (in each case, unless otherwise agreed in writing among the Junior Priority Agents then party to this Agreement)].

“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Junior Standstill Period” shall have the meaning assigned thereto in Section 2.3(a)(i).

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“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory, judgment or other) or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Lien Priority” shall mean, with respect to any Lien of the ABL Collateral Agent, the ABL Secured Parties, the [  ](1) Junior Lien Agent, the [  ](1) Junior Lien Secured Parties, any Additional Agent or any Additional Creditors in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Management Credit Provider” shall mean any Additional Management Credit Provider, any ABL Management Credit Provider or any [  ](1) Junior Lien Management Credit Provider, as applicable.

“Management Guarantee” shall have the meaning assigned thereto  (a) with respect to the ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any Other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (b) with respect to the [  ](1) Junior Lien Obligations, in the Initial [  ](1) Junior Lien Credit Agreement (if the Initial [  ](1) Junior Lien Credit Agreement is then in effect), or in any Other [  ](1) Junior Lien Credit Agreement then in effect (if the Initial [  ](1) Junior Lien Credit Agreement is not then in effect) and (c) with respect to any Additional Obligations, in the applicable Additional Credit Facility.

“Moody’s” shall have the meaning assigned thereto in the definition of “Cash Equivalents”.

“New York Courts” shall have the meaning assigned thereto in Section 7.17(a).

“New York Supreme Court” shall have the meaning assigned thereto in Section 7.17(a).

“Obligations” shall mean any of the Senior Priority Obligations or the Junior Priority Obligations.

“Original ABL Credit Agreement” shall have the meaning assigned thereto in the definition of “ABL Credit Agreement”.

“Other ABL Credit Agreement” shall have the meaning assigned thereto in the definition of “ABL Credit Agreement.”

“Parent Borrower” shall mean Herc Rentals Inc., a Delaware corporation formerly known as Hertz Equipment Rental Corporation, together with its successors and assigns.

“Party” shall mean any of the ABL Collateral Agent, the [  ](1) Junior Lien Agent or any Additional Agent.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pledged Securities” shall have the meaning assigned thereto in the Senior Priority Collateral Documents or in the Junior Priority Collateral Documents, as the context requires.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds

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of Pledged Securities, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Restricted Subsidiary” shall mean any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“S&P” shall have the meaning assigned thereto in the definition of “Cash Equivalents”.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Senior Intervening Creditor” shall have the meaning assigned thereto in Section 4.1(f).

“Senior Priority Agent” shall mean any of the ABL Collateral Agent or any Additional Agent under any Senior Priority Documents.

“Senior Priority Collateral Documents” shall mean all ABL Collateral Documents and Additional Collateral Documents relating to any Senior Priority Obligations.

“Senior Priority Credit Agreement” shall mean any of the ABL Credit Agreement and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Creditors” shall mean the ABL Creditors and any Additional Creditor in respect of any Senior Priority Obligations.

“Senior Priority Debt” shall mean:

(1)                                 all ABL Obligations; and

(2)                                 any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Parent Borrower as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Senior Priority Documents” shall mean all ABL Facility Documents and Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Exposure” shall mean, as to any Credit Facility in respect of Senior Priority Debt, as of the date of determination, the sum of the Dollar Equivalent of (a) as to any revolving facility thereunder, the total commitments (whether funded or unfunded) of the applicable Senior Priority Creditors to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of Senior Priority Obligations thereunder) plus (b) as to any other facility thereunder, the outstanding principal amount of Senior Priority Obligations thereunder.

“Senior Priority Lien” shall mean a Lien granted (a) by a ABL Collateral Document to the ABL Collateral Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

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“Senior Priority Obligations” shall mean the ABL Obligations and any Additional Obligations constituting Senior Priority Debt.

“Senior Priority Recovery” shall have the meaning assigned thereto in Section 5.3.

“Senior Priority Representative” shall mean the ABL Collateral Agent under the Original ABL Credit Agreement while the Original ABL Credit Agreement is in effect; provided that if the Original ABL Credit Agreement is not in effect, the Senior Priority Representative shall be the Senior Priority Agent (if other than a Designated Agent) representing the Senior Priority Creditors with the greatest aggregate Senior Priority Exposure (and in any event excluding Senior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees) under a Credit Facility in respect of Senior Priority Debt acting for the Senior Priority Secured Parties (in each case, unless otherwise agreed in writing among the Senior Priority Agents then party to this Agreement).

“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Series of Junior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the [  ](1) Junior Lien Credit Agreement and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Junior Priority Debt.

“Series of Senior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the ABL Credit Agreement, (b) the Indebtedness under each other ABL Credit Agreement and (c) the Indebtedness outstanding under each Additional Credit Facility in respect of or constituting Senior Priority Debt.

“Series” means (x) with respect to Senior Priority Debt or Junior Priority Debt, all Senior Priority Debt or Junior Priority Debt, as applicable, represented by the same Agent acting in the same capacity and (y) with respect to Senior Priority Obligations or Junior Priority Obligations, all such obligations secured by the same Senior Priority Collateral Documents or Junior Priority Collateral Documents, as the case may be.

“Spot Rate of Exchange” shall have the meaning assigned thereto in the Base Intercreditor, whether or not the Base Intercreditor Agreement is then in effect.

“Subsidiary” shall have the meaning assigned thereto in the Original ABL Credit Agreement, the [  ](1) Junior Lien Credit Agreement or any Additional Credit Facility, as applicable.

“Titled Goods” means collectively, all of each Grantor’s motor vehicles, tractors, trailers and other Equipment (as defined in the UCC) evidenced by a certificate of title or ownership, in each case whether now owned or existing or hereafter acquired.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as

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enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Parent Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors pursuant to the terms of the ABL Credit Agreement and (ii) any Subsidiary of an Unrestricted Subsidiary.

“[  ](1) Junior Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto in such capacity, as well as any Person designated as the “Agent” or “Collateral Agent” under the [  ](1) Junior Lien Credit Agreement.

“[  ](1) Junior Lien Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with a [  ](1) Junior Lien Credit Party with the obligations of such [  ](1) Junior Lien Credit Party thereunder being secured by one or more [  ](1) Junior Lien Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the [  ](1) Junior Lien Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“[  ](1) Junior Lien Borrowers” shall mean the Parent Borrower and each [  ](1) Junior Lien Subsidiary Borrower.

“[  ](1) Junior Lien Collateral Documents” shall mean all “[Security] Documents” as defined in the [  ](1) Junior Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any [  ](1) Junior Lien Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any [  ](1) Junior Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“[  ](1) Junior Lien Credit Agreement” shall mean (a) that certain [  ](1) Junior Lien Credit Agreement, dated as of [the date hereof], among the [  ](1) Junior Lien Borrowers, the [  ](1) Junior Lien Lenders and the [  ](1) Junior Lien Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time (the “Initial [  ](1) Junior Lien Credit Agreement”), together with (b) if designated by the Parent Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) providing for Indebtedness that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to extend the maturity of, consolidate, restructure, refund, replace or refinance all or any portion of the [  ](1) Junior Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same (an “Other [  ](1) Junior Lien Credit Agreement”) or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that (i) such Indebtedness is secured by a Lien ranking pari passu with the Lien securing the [Junior] Priority Obligations and (ii) the requisite creditors party to such Other [  ](1) Junior Lien Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Representative (or, if there is no continuing Senior Priority Representative, other than any Designated Agent) and the Junior Priority Representative (other than any Junior Priority Representative being replaced in connection with such joinder) (or, if there is no continuing Junior Priority Representative, other than any Designated Agent), that the obligations under

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such Other [  ](1) Junior Lien Credit Agreement are subject to the terms and provisions of this Agreement.  Any reference to the [  ](1) Junior Lien Credit Agreement shall be deemed a reference to the Initial [  ](1) Junior Lien Credit Agreement and any Other [  ](1) Junior Lien Credit Agreement, in each case then in existence.

“[  ](1) Junior Lien Credit Parties” shall mean the [  ](1) Junior Lien Borrowers, the [  ](1) Junior Lien Guarantors and each other Domestic Subsidiary of the Parent Borrower that is now or hereafter becomes a party to any [  ](1) Junior Lien Facility Documents.

“[  ](1) Junior Lien Creditors” shall mean the [  ](1) Junior Lien Lenders together with all [  ](1) Junior Lien Bank Product Providers, [  ](1) Junior Lien Hedging Providers, [  ](1) Junior Lien Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “Senior Priority Creditor” under any [  ](1) Junior Lien Credit Agreement.

“[  ](1) Junior Lien Facility Documents” shall mean all [  ](1) Junior Lien Credit Agreements, [  ](1) Junior Lien Guarantees, [  ](1) Junior Lien Collateral Documents, Bank Products Agreements between any [  ](1) Junior Lien Credit Party and any [  ](1) Junior Lien Bank Products Provider, Hedging Agreements between any [  ](1) Junior Lien Credit Party and any [  ](1) Junior Lien Hedging Provider, Management Guarantees in favor of an [  ](1) Junior Lien Management Credit Provider, those other ancillary agreements as to which any [  ](1) Junior Lien Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any [  ](1) Junior Lien Credit Party or any of its respective Subsidiaries or Affiliates and delivered to the [  ](1) Junior Lien Agent in connection with any of the foregoing or any [  ](1) Junior Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“[  ](1) Junior Lien Guarantees” means that certain [Guarantee and Collateral Agreement], dated as of the date hereof, and all other guarantees (other than any guarantees by any Affiliate of the Parent Borrower other than a Domestic Subsidiary thereof) executed under or in connection with any [  ](1) Junior Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.

“[  ](1) Junior Lien Guarantors” shall mean, collectively, each Domestic Subsidiary of the Parent Borrower that is or becomes a guarantor under any of the [  ](1) Junior Lien Guarantees.

“[  ](1) Junior Lien Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with an [  ](1) Junior Lien Credit Party with the obligations of such [  ](1) Junior Lien Credit Party thereunder being secured by one or more [  ](1) Junior Lien Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the [  ](1) Junior Lien Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“[  ](1) Junior Lien Lenders” shall mean the financial institutions and other lenders party from time to time to the [  ](1) Junior Lien Credit Agreement (including any such financial institution or lender in its capacity as an issuer of letters of credit thereunder), together with their successors, assigns, transferees and replacements thereof.

“[  ](1) Junior Lien Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an [  ](1) Junior Lien Credit Party, with the obligations of the applicable [  ](1) Junior Lien Credit Party thereunder being secured by one or more [  ](1) Junior Lien Collateral Documents and (b) has been designated by the Parent Borrower in accordance with the terms of one or more [  ](1) Junior Lien Collateral Documents (provided that no Person shall, with respect to any

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Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“[  ](1) Junior Lien Obligations” shall mean all obligations of every nature of each [  ](1) Junior Lien Credit Party from time to time owed to the [  ](1) Junior Lien Agent, the [  ](1) Junior Lien Lenders or any of them, any [  ](1) Junior Lien Bank Products Provider, any [  ](1) Junior Lien Hedging Provider or any [  ](1) Junior Lien Management Credit Provider under any [  ](1) Junior Lien Facility Documents, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such [  ](1) Junior Lien Credit Party, would have accrued on any [  ](1) Junior Lien Obligation, whether or not a claim is allowed against such [  ](1) Junior Lien Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the [  ](1) Junior Lien Facility Documents, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“[  ](1) Junior Lien Secured Parties” shall mean the [  ](1) Junior Lien Agent, the [  ](1) Junior Lien Creditors and the holders of any other [  ](1) Junior Lien Obligations.

“[  ](1) Junior Lien Subsidiary Borrowers” shall mean each Domestic Subsidiary of the Parent Borrower that is or becomes a borrower under the [  ](1) Junior Lien Credit Agreement.

(c)                                                          Rules of Construction.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Article, section, subsection, clause, schedule and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders and supplements set forth herein).  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

9.

LIEN PRIORITY

(a)                                                         Agreement to Subordinate.

(i)             Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Secured Party in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Secured Party in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Secured Party or any Junior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior

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Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Secured Party securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that:

(A)                                                                 any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Secured Parties in such Collateral to secure all or any portion of the Senior Priority Obligations;

(B)                                                                 any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Secured Parties in the Collateral to secure all or any portion of the Junior Priority Obligations;

(C)                                                                 except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations; provided that any such separate agreement is expected to allocate the risk of any Impairment of such Series; and

(D)                                                                 except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party, that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations; provided that any such separate agreement is expected to allocate the risk of any Impairment of such Series.

(ii)          Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Secured Party in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any

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Senior Priority Secured Party securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby agrees that, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, subject to Sections 4.1(e) and (f) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations.

(iii)       Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Junior Priority Secured Party in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Junior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Junior Priority Documents, (iv) whether any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Junior Priority Secured Party securing any of the Junior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, subject to Sections 4.1(g) and (h) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations.

(iv)      Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein.  Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties with respect to the Collateral shall be as set forth herein.  Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Secured Parties.

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(v)         The ABL Collateral Agent, for and on behalf of itself and the ABL Creditors, acknowledges and agrees that (x) concurrently herewith, the [  ](1) Junior Lien Agent, for the benefit of itself and the [  ](1) Junior Lien Creditors, has been granted Junior Priority Liens upon all of the Collateral in which the ABL Collateral Agent has been granted Senior Priority Liens, and the ABL Collateral Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the ABL Collateral Agent has been granted Senior Priority Liens, and the ABL Collateral Agent hereby consents thereto.

(vi)      The [  ](1) Junior Lien Agent, for and on behalf of itself and the [  ](1) Junior Lien Creditors, acknowledges and agrees that (x) the ABL Collateral Agent, for the benefit of itself and the ABL Creditors, has been granted Senior Priority Liens upon all of the Collateral in which the [  ](1) Junior Lien Agent has been granted Junior Priority Liens, and the [  ](1) Junior Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the [  ](1) Junior Lien Agent has been granted Junior Priority Liens, and the [  ](1) Junior Lien Agent hereby consents thereto.

(vii)                           Each Additional Agent, for and on behalf of itself and any Additional Creditors represented thereby, acknowledges and agrees that, (x) the ABL Collateral Agent, for the benefit of itself and the ABL Creditors, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) the [  ](1) Junior Lien Agent, for the benefit of itself and the [  ](1) Junior Lien Creditors, has been granted Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.

(viii)                        The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person.  The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person.  The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

(ix)      So long as the Discharge of Senior Priority Obligations has not occurred, the parties hereto agree that in the event that any ABL Borrower shall, or shall permit any other Grantor to, grant or permit any additional Liens, or take any action to perfect any additional Liens, on any asset or property to secure any Junior Priority Obligation and, unless otherwise provided for in accordance with Section 2.5(d), have not also granted a Lien on such asset or property to secure the Senior Priority Obligations and taken all actions to perfect such Liens, then, without limiting any other rights and remedies available to any Senior Priority Agent and/or the other Senior Priority Secured Parties, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties for which it is a Junior Priority Agent, and each other

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Junior Priority Secured Party (by its acceptance of the benefits of the Junior Priority Documents), agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.1(i) shall be subject to Section 4.1(b).

(b)                                                         Waiver of Right to Contest Liens.

(i)             Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any Senior Priority Secured Party in respect of the Collateral, or the provisions of this Agreement.  Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Secured Party under the Senior Priority Documents with respect to the Collateral.  Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby waives any and all rights it or such Junior Priority Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Secured Party seeks to enforce its Liens in any Collateral.

(ii)          Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any other Senior Priority Agent or any Senior Priority Secured Parties represented thereby, or the provisions of this Agreement.  Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, agrees that none of such Senior Priority Agent and such Senior Priority Secured Parties represented thereby will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any other Controlling Senior Priority Secured Party under any applicable Senior Priority Documents with respect to the Collateral.  Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby waives any and all rights it or such Senior Priority Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any other Senior Priority Agent or any Senior Priority Secured Party represented thereby seeks to enforce its Liens in any Collateral so long as such other Senior Priority Agent or Senior Priority Secured Party represented thereby is not prohibited from taking such action under this Agreement.

(iii)       Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Secured Parties represented thereby, each Junior Priority Agent, for and on behalf of

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itself and the Junior Priority Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any other Junior Priority Agent or any Junior Priority Secured Parties represented by such other Junior Priority Agent, or the provisions of this Agreement.  Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that none of such Junior Priority Agent and Junior Priority Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any Controlling Junior Priority Secured Party under any applicable Junior Priority Documents with respect to the Collateral.  Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby waives any and all rights it or such Junior Priority Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any other Junior Priority Agent or any Junior Priority Secured Party represented by such other Junior Priority Agent seeks to enforce its Liens in any Collateral so long as such other Junior Priority Agent or Junior Priority Creditor is not prohibited from taking such action under this Agreement.

(iv)      The assertion of priority rights established under the terms of this Agreement or in any separate writing contemplated hereby between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

(c)                                                          Remedies Standstill.

(i)             Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Secured Parties:

(A)                                                                 will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of the Senior Priority Representative; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any remedies the exercise of which is otherwise prohibited by this Agreement, including Article VI) after a period of [150] consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Agreement) has occurred and is continuing thereunder and that the Junior Priority Obligations are currently due and payable in full (whether as a result of acceleration or otherwise) and stating its intention to Exercise Any Secured Creditor Remedies (the “Junior Standstill Period”), and then such Junior Priority Agent may Exercise Any Secured Creditor Remedies only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding) and, in each case, such Junior Priority Agent has notice thereof;

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(B)                                                                 will not contest, protest or object to any foreclosure proceeding or action brought by any Senior Priority Agent or any Senior Priority Creditor or any other exercise by any Senior Priority Agent or any Senior Priority Creditor of any rights and remedies relating to the Collateral under the Senior Priority Documents or otherwise (including any Exercise of Secured Creditor Remedies initiated by or supported by any Senior Priority Agent or any Senior Priority Creditor);

(C)                                                                 subject to their rights under clause (i) above, will not object to the forbearance by any Senior Priority Agent or the Senior Priority Creditors from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral; or

(D)                                                                 will not knowingly take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative.

From and after the Discharge of Senior Priority Obligations (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1.

(ii)          Each Senior Priority Agent, for and on behalf of itself and any Senior Priority Secured Parties represented thereby, agrees that such Senior Priority Agent and such Senior Priority Secured Parties will not (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby) Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable.  The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1.

(iii)       Nothing in this Agreement shall prohibit the receipt by any Secured Party of the required payments of interest, principal and other amounts owed in respect of the Senior Priority Obligations or Junior Priority Obligations, as the case may be, so long as such receipt is not the direct or indirect result of the exercise by any Secured Party of rights or remedies as a secured creditor in respect of the Collateral (including set-off) or enforcement in contravention of this Agreement of any Lien held by such Secured Party.

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(d)                                                         Exercise of Rights.

(i)             No Other Restrictions.  Until the Discharge of Senior Priority Obligations, subject to Section 2.3(a), the Senior Priority Agents shall have the exclusive right to commence and maintain an Exercise of Secured Creditor Remedies; provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1.  In commencing any Exercise of Secured Creditor Remedies, each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents.  Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Secured Party represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Secured Party represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.  Except as may be separately otherwise agreed in writing by and between or among any Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Secured Parties represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.  Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Secured Parties represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(ii)          Release of Liens by Junior Secured Parties.  In the event of (A) any Exercise of Secured Creditor Remedies (including any private or public sale of all or a portion of the Collateral in connection therewith) by or with the consent of the Senior Priority Representative which results in the release of the Senior Priority Secured Parties’ Lien on all or any portion of the Collateral, (B) any sale, transfer or other disposition of all or any portion of the Collateral, so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents, (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral, so long as such release shall have been approved by the requisite Senior Priority Secured Parties (as determined pursuant to the Senior Priority

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Documents), in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred), or (D) upon the termination and discharge of a subsidiary guarantee in accordance with the terms thereof, each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, that (x) so long as, if applicable, the net cash proceeds of any such sale, transfer or other disposition, if any, described in clause (A) above are applied as provided in Section 4.1, and there is a corresponding release of the Liens securing the Senior Priority Obligations, such sale, transfer or other disposition will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released (but not the proceeds thereof) without further action.  In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale, transfer or other disposition described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement.  Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

(e)                                                          No New Liens.

(i)             Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and any Junior Priority Secured Parties represented thereby, hereby agrees that:

(A)                                                                 no Junior Priority Secured Party shall knowingly acquire or hold (x) any guarantee of Junior Priority Obligations by any Person unless such Person also provides a guarantee of the Senior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth in this Agreement; and

(B)                                                                 if any such Junior Priority Secured Party shall nonetheless acquire or hold any guarantee of Junior Priority Obligations by any Person who does not also provide a guarantee of Senior Priority Obligations or any Lien on any assets of any Credit Party securing any Junior Priority Obligation, which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth in this Agreement, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of the Senior Priority Agents as security for the Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such guarantee or Lien and any proceeds of any such Lien shall be subject to Article IV.

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(ii)          Until the Discharge of Senior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case, for and on behalf of itself and any Senior Priority Secured Parties represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby agrees that:

(A)                                                                 no Senior Priority Secured Party shall knowingly acquire or hold (x) any guarantee of any Senior Priority Obligations by any Person unless such Person also provides a guarantee of all the other Senior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth in this Agreement; and

(B)                                                                 if any such Senior Priority Secured Party shall nonetheless acquire or hold any guarantee of any Senior Priority Obligations by any Person who does not also provide a guarantee of all other Senior Priority Obligations or any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth in this Agreement, then such Senior Priority Agent (or the relevant Senior Priority Creditor) shall, without the need for any further consent of any other Senior Priority Secured Party and notwithstanding anything to the contrary in any other Senior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of each other Senior Priority Agent as security for the other Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such guarantee or Lien.

(iii)       Until the Discharge of Junior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case, for and on behalf of itself and any Junior Priority Secured Parties represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that:

(A)                                                                 no such Junior Priority Secured Party shall knowingly acquire or hold (x) any guarantee of any Junior Priority Obligations by any Person unless such Person also provides a guarantee of all the other Junior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein; and

(B)                                                                 if any such Junior Priority Secured Party shall nonetheless acquire or hold any guarantee of any Junior Priority Obligations by any Person who does not also provide a guarantee of all other Junior Priority Obligations or any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of each other Junior Priority Agent as security for the other Junior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Junior Priority Agent in writing of the existence of such guarantee or Lien.

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(iv)      No Secured Party shall be deemed to be in breach of this Section 2.5 as a result of any other Secured Party expressly declining, in writing (by virtue of the scope of the grant of Liens, including exceptions thereto, exclusions therefrom, and waivers and releases thereof), to acquire, hold or continue to hold any Lien in any asset of any Credit Party.

(v)         Notwithstanding anything to the contrary herein, the provisions of this Section 2.5 shall not apply with respect to (x) any ABL Canadian Collateral or (y) any guarantees, grants or pledges by Holdings (as defined in the ABL Credit Agreement) or by any other direct or indirect parent of the Parent Borrower, in each case in respect of any Senior Priority Obligations.

(f)                                                           Waiver of Marshalling.  Until the Discharge of Senior Priority Obligations, each Junior Priority Agent (including in its capacity as Junior Priority Representative, if applicable), for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

10.

ACTIONS OF THE PARTIES

(a)                                                         Certain Actions Permitted.  Notwithstanding anything herein to the contrary, (a) each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time, (b) in any Insolvency Proceeding commenced by or against the Parent Borrower or any other Credit Party, each Junior Priority Secured Party may file a proof of claim or statement of interest with respect to its respective Junior Priority Obligations, (c) each Junior Priority Secured Party shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of such Junior Priority Secured Party, including any claims secured by the Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (d) each Junior Priority Secured Party shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case if not otherwise in contravention of the terms of this Agreement, (e) each Junior Priority Secured Party shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Junior Priority Obligations and the Collateral and (f) each Junior Priority Secured Party may exercise any of its rights or remedies with respect to the Collateral after the termination of the Junior Standstill Period to the extent permitted by Section 2.3 above.

(b)                                                         Delivery of Control Collateral; Agent for Perfection.

(i)             Each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

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(ii)          Each Agent, for the benefit of and on behalf of itself and each other Secured Party represented thereby, agrees to hold all Control Collateral, Cash Collateral and Titled Goods that are part of the Collateral in its possession, custody or control (or in the possession, custody or control of agents or bailees for either) as agent for the other Secured Parties solely for the purpose of perfecting the security interest granted in such Control Collateral, Cash Collateral or Titled Goods, subject to the terms and conditions of this Section 3.2.  Each (i) Senior Priority Agent, for and on behalf of itself and each Senior Priority Secured Party represented thereby and (ii) Junior Priority Agent, for and on behalf of itself and each Junior Priority Secured Party represented thereby, agrees that each notation on a certificate of title with respect to any Titled Goods naming such Agent as a secured party or a lien holder (whether made before or after the date hereof) shall be intended and construed to perfect the security interest of the Agent (for and on behalf of itself and each Secured Party represented thereby) in such Titled Goods.  The Senior Priority Agent and the Senior Priority Secured Parties shall not have any obligation whatsoever to the Junior Priority Agents or the other Secured Parties to assure that the Control Collateral, the Cash Collateral or Titled Goods is genuine or owned by any Credit Party or any other Person or to preserve rights or benefits of any Person.  The duties or responsibilities of the Senior Priority Representative under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral as agent for the Junior Priority Secured Parties for purposes of perfecting the Lien held by the Junior Priority Secured Parties.  The Senior Priority Representative is not and shall not be deemed to be a fiduciary of any kind for the other Secured Parties, or any other Person.

(iii)       In the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1.

(iv)      Unless the Liens of the Junior Priority Agents on the Collateral shall have been or are concurrently released, upon the Discharge of Senior Priority Obligations, at the cost and expense of the Grantors all certificates of title with respect to Titled Goods naming the Senior Priority Representative as a secured party shall be re-submitted in order to remove the Senior Priority Representative and to name the Junior Priority Representative as a secured party (it being understood that the Senior Priority Representative shall continue to hold the security interest granted pursuant to this Section 3.2 until such certificates of title are so amended).

(c)                                                          Sharing of Information and Access.  In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.  In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Collateral, such Agent shall, upon request from any other Senior Priority Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.

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(d)                                                         Insurance.  The Lien Priority shall govern the ultimate disposition of casualty insurance proceeds.  The Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral.  The Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral.  All proceeds of such insurance shall be remitted to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

(e)                                                          No Additional Rights for the Credit Parties Hereunder.  Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

(f)                                                           Actions upon Breach.  If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties.  Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Secured Party represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Secured Party represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages.

11.

APPLICATION OF PROCEEDS

(a)                                                         Application of Proceeds.

(i)             Revolving Nature of Certain Obligations.  Each Agent, for and on behalf of itself and the Creditors represented thereby, expressly acknowledges and agrees that (i)  any Credit Facility may include a revolving commitment and that in the ordinary course of business the applicable Agents and/or Creditors may apply payments and make advances thereunder; (ii) the amount of the applicable Obligations in respect thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of such Obligations may be modified, extended or amended from time to time, and that the aggregate amount of such Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Agent or Creditor commences the Exercise of Secured Creditor Remedies, all amounts received by such Agent or such Creditor as a result of such Exercise of Secured Creditor Remedies shall be applied as

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specified in this Section 4.1.  The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the [  ](1) Junior Lien Obligations or any Additional Obligations, or any portion thereof.

(ii)          Application of Proceeds of Collateral.  Except as may be separately otherwise agreed in writing by and between or among any applicable Agents, each Agent, for and on behalf of itself and the Creditors represented thereby, hereby agrees that all Collateral, and all Proceeds thereof, received by such Agent in connection with any Exercise of Secured Creditor Remedies shall be applied, subject to clauses (e) through (h) of this Section 4.1, first, to the payment, on a pro rata basis, of costs and expenses of each Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies (other than any costs and expenses of any Junior Priority Agent in connection with any Exercise of Secured Creditor Remedies by it in willful violation of this Agreement (as determined in good faith by the Senior Priority Representative), which costs and expenses shall be payable in accordance with paragraph third of this clause (b) to the extent that such costs and expenses constitute Junior Priority Obligations), second, to the payment, on a pro rata basis, of the Senior Priority Obligations in accordance with the Senior Priority Documents until the Discharge of Senior Priority Obligations shall have occurred,

third, to the payment, on a pro rata basis, of the Junior Priority Obligations in accordance with the Junior Priority Documents until the Discharge of Junior Priority Obligations shall have occurred; and

fourth, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(iii)       Limited Obligation or Liability.  In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement.  In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(iv)      Turnover of Cash Collateral After Discharge.  Upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Parent Borrower or as the Junior Priority Representative may reasonably request to enable the Junior Priority Representative to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent

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jurisdiction may otherwise direct.  As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.

(v)         Impairment of Senior Priority Debt.  Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented by it, hereby acknowledges and agrees that solely as among the Senior Priority Secured Parties, notwithstanding anything herein to the contrary, it is the intention of the Senior Priority Secured Parties of each Series of Senior Priority Debt that the holders of Senior Priority Debt of such Series of Senior Priority Debt (and not the Senior Priority Secured Parties of any other Series of Senior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Priority Obligations of such Series of Senior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) any of the Senior Priority Obligations of such Series of Senior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (ii) the existence of any Collateral for any other Series of Senior Priority Debt that is not also Collateral for such Series of Senior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Priority Debt, an “Impairment of Series of Senior Priority Debt”) (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby).  In the event of any Impairment of Series of Senior Priority Debt with respect to any Series of Senior Priority Debt, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, the results of such Impairment of Series of Senior Priority Debt shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Senior Priority Debt are borne solely by the holders of the Series of such Senior Priority Debt subject to such Impairment of Series of Senior Priority Debt.

(vi)      Senior Intervening Creditor.  Notwithstanding anything in Section 4.1(b) to the contrary, solely as among the Senior Priority Secured Parties with respect to any Collateral for which a third party (other than a Senior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Senior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Senior Priority Debt (such third party, a “Senior Intervening Creditor”), except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, the value of any Collateral or Proceeds that are allocated to such Senior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Senior Priority Debt with respect to which such Impairment of Series of Senior Priority Debt exists.

(vii)   Impairment of Junior Priority Debt.  Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented by it, hereby acknowledges and agrees that solely as among the Junior Priority Secured Parties, notwithstanding anything herein

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to the contrary, but subject nonetheless to the parenthetical at the end of this sentence, it is the intention of the Junior Priority Secured Parties of each Series of Junior Priority Debt that the holders of Junior Priority Debt of such Series of Junior Priority Debt (and not the Junior Priority Secured Parties of any other Series of Junior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Junior Priority Obligations of such Series of Junior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) any of the Junior Priority Obligations of such Series of Junior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (ii) the existence of any Collateral for any other Series of Junior Priority Debt that is not also Collateral for such Series of Junior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Junior Priority Debt, an “Impairment of Series of Junior Priority Debt”) (except, as to any of the preceding provisions, as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby).  In the event of any Impairment of Series of Junior Priority Debt with respect to any Series of Junior Priority Debt, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, the results of such Impairment of Series of Junior Priority Debt shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Junior Priority Debt are borne solely by the holders of the Series of such Junior Priority Debt subject to such Impairment of Series of Junior Priority Debt.

(viii)                        Junior Intervening Creditor.  Notwithstanding anything in Section 4.1(b) to the contrary, solely as among the Junior Priority Secured Parties with respect to any Collateral for which a third party (other than a Junior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Junior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Junior Priority Debt (such third party, a “Junior Intervening Creditor”), except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, the value of any Collateral or Proceeds that are allocated to such Junior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Junior Priority Debt with respect to which such Impairment of Series of Junior Priority Debt exists.

(b)                                                         Specific Performance.  Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it.  Each Agent, for and on behalf of itself and the Creditors represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

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12.

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

(a)                                                         Notice of Acceptance and Other Waivers.

(i)             All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Secured Party on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Senior Priority Obligations.

(ii)          None of the Senior Priority Agents, the Senior Priority Creditors or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement.  If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Senior Priority Credit Agreement or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Agreement or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement).  Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Agreement and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Other Junior Priority Secured Parties have in the Collateral, except as otherwise expressly set forth in this Agreement.  Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(b)                                                         Modifications to Senior Priority Documents and Junior Priority Documents.

(i)             Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the

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extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(A)                                                                               subject to Section 2.5 hereof, change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(B)                                                                               subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

(C)                                                                               subject to Section 2.5 hereof, amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(D)                                                                               subject to Section 2.4 hereof, release its Lien on any Collateral or other Property;

(E)                                                                                exercise or refrain from exercising any rights against any Credit Party or any other Person;

(F)                                                                                 subject to Section 2.5 hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(G)                                                                               otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate, provided that in the event of any conflict between (x) any such amendment, restatement, supplement, replacement, refinancing, extension, consolidation, restructuring or modification and (y) this Agreement, the terms of this Agreement shall control.

(ii)          Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, each Junior Priority Agent and the Junior Priority Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:

(A)                                                                               change the manner, place, time or terms of payment, or renew, alter or increase all or any of the Junior Priority Obligations, or otherwise amend, restate, supplement or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(B)                                                                               subject to Section 2.5(a) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

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(C)                                                                               amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(D)                                                                               release its Lien on any Collateral or other Property;

(E)                                                                                exercise or refrain from exercising any rights against any Credit Party or any other Person;

(F)                                                                                 subject to Section 2.5(a) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(G)                                                                               otherwise manage and supervise the Junior Priority Obligations as the Junior Priority Agent shall deem appropriate; provided that in the event of any conflict between (x) any such amendment, restatement, supplement, replacement, refinancing, extension, consolidation, restructuring or modification and (y) this Agreement, the terms of this Agreement shall control.

(iii)       Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [•] (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Intercreditor Agreement”), initially among [  ], in its capacity as collateral agent for the ABL Lenders under the ABL Credit Agreement, [  ], in its [capacities as administrative agent and collateral agent] for the [  ](1) Junior Lien Creditors to the [  ](1) Junior Lien Credit Agreement, and certain other persons party or that may become party thereto from time to time.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.

(iv)      Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure or otherwise modify any of the Senior Priority Documents to which such other Senior

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Priority Agent or any Senior Priority Secured Party represented thereby is party or beneficiary in any manner whatsoever, including, to:

(A)                                                                               change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(B)                                                                               subject to Section 2.5(b) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(C)                                                                               amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(D)                                                                               release its Lien on any Collateral or other Property;

(E)                                                                                exercise or refrain from exercising any rights against any Credit Party or any other Person;

(F)                                                                                 subject to Section 2.5(b) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(G)                                                                               otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate; provided that in the event of any conflict between (x) any such amendment, restatement, supplement, replacement, refinancing, extension, consolidation, restructuring or modification and (y) this Agreement, the terms of this Agreement shall control.

(v)         Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Secured Party represented thereby is party or beneficiary in any manner whatsoever, including, to:

(A)                                                                               change the manner, place, time or terms of payment, or renew, alter or increase all or any of the Junior Priority Obligations, or otherwise amend, restate, supplement or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(B)                                                                               subject to Section 2.5(c) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations and, in connection therewith, to enter into any Junior Priority Documents;

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(C)                                                                               amend or grant any waiver, compromise or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(D)                                                                               release its Lien on any Collateral or other Property;

(E)                                                                                exercise or refrain from exercising any rights against any Credit Party or any other Person;

(F)                                                                                 subject to Section 2.5(c) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(G)                                                                               otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate; provided that in the event of any conflict between (x) any such amendment, restatement, supplement, replacement, refinancing, extension, consolidation, restructuring or modification and (y) this Agreement, the terms of this Agreement shall control.

(vi)      The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document, respectively) of any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that (x) if the Indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Additional Obligations hereunder (as designated by the Parent Borrower), as the case may be, the holders of such Indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to an Additional Indebtedness Joinder and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents and (y) for the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor, as the case may be, to the incurrence of Additional Indebtedness, subject to Section 7.11.

(c)                                                          Reinstatement and Continuation of Agreement.  If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery.  If this Agreement shall have been terminated prior to such Senior Priority Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement.  All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the

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Senior Priority Obligations or the Junior Priority Obligations.  No priority or right of any Senior Priority Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Secured Party may have.

13.

INSOLVENCY PROCEEDINGS

(a)                                                         DIP Financing.

(i)             If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and any Senior Priority Secured Party shall seek to provide any Credit Party with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code, would be Collateral), then each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that it will raise no objection and will not directly or indirectly support or act in concert with any other party in raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Junior Priority Agent securing the applicable Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing, except as otherwise set forth herein), and will subordinate its Liens on the Collateral to (i) the Liens securing such DIP Financing (and all obligations relating thereto), (ii) any adequate protection Liens provided to the Senior Priority Creditors, and (iii) any “carve-out” for professional or United States Trustee fees agreed to by the Senior Priority Agent, so long as (x) such Junior Priority Agent retains its Lien on the Collateral to secure the applicable Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (y) all Liens on Collateral securing any such DIP Financing are senior to or on a parity with the Liens of the Senior Priority Secured Parties on the Collateral securing the Senior Priority Obligations and (z) if any Senior Priority Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations, such Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the related Junior Priority Obligations, provided that (x) each such Lien in favor of such Senior Priority Secured Party and such Junior Priority Secured Party shall be subject to the provisions of Section 6.1(b) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Secured Party from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(ii)          All Liens granted to any Senior Priority Secured Party or Junior Priority Secured Party in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

(b)                                                         Relief from Stay.  Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent.

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(c)                                                          No Contest.  Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a)), or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1(a)) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement.  Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case for and on behalf of itself and any Senior Priority Secured Parties represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Secured Parties represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any other Senior Priority Agent or any Senior Priority Secured Party represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral, or (ii) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Secured Party represented by such other Senior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement.  Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Secured Parties represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Secured Parties represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any other Junior Priority Agent or any Junior Priority Secured Party represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral, or (ii) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Secured Party represented by such other Junior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.

(d)                                                         Asset Sales.  Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, that it will not oppose any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.

(e)                                                          Separate Grants of Security and Separate Classification.  Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding.  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held by a court of competent jurisdiction that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and

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agree that all distributions shall be applied as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution from the Collateral is applied in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them from the Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries.  The foregoing sentence is subject to any separate agreement by and between any Additional Agent, for and on behalf of itself and the Additional Creditors represented thereby, and any other Agent, for and on behalf of itself and the Creditors represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Creditors.

(f)                                                           Enforceability.  The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

(g)                                                          Senior Priority Obligations Unconditional.  All rights of any Senior Priority Agent hereunder, and all agreements and obligations of the other Senior Priority Agents, the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)                                 any lack of validity or enforceability of any Senior Priority Document;

(b)                                 any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

(c)                                  any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee thereof;

(d)                                 the commencement of any Insolvency Proceeding in respect of any Borrower or any other Credit Party; or

(e)                                  any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

(h)                                                         Junior Priority Obligations Unconditional.  All rights of any Junior Priority Agent hereunder, and all agreements and obligations of the Senior Priority Agents, the other Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)                                 any lack of validity or enforceability of any Junior Priority Document;

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(b)                                 any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(c)                                  any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee thereof;

(d)                                 the commencement of any Insolvency Proceeding in respect of any Credit Party; or

(e)                                  any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

(i)                                                             Adequate Protection.  Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, that it will not contest or support any other Person in contesting any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection or any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on such Senior Priority Agent’s or Senior Priority Creditor’s claiming a lack of adequate protection.  Except to the extent expressly provided in Section 6.1 and this Section 6.9, nothing in this Agreement shall limit the rights of any Agent and the Creditors represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that:

(i)             in the event that any Senior Priority Agent, for and on behalf of itself or any of the Senior Priority Creditors represented thereby, seeks or requests adequate protection in respect of any Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent may seek or request adequate protection in the form of a junior Lien on such collateral as security for the Junior Priority Obligations and that any Lien on such collateral securing the Junior Priority Obligations shall be subordinate to any Lien on such collateral securing the Senior Priority Obligations;

(ii)          the Junior Priority Agents and Junior Priority Creditors shall only be permitted to seek adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted a Lien on such additional collateral, which Lien shall be senior to any Lien of the Junior Priority Agents and the Junior Priority Creditors on such additional collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted replacement Liens on the Collateral, which Liens shall be senior to the Liens of the Junior Priority Agents and the Junior Priority Creditors on the Collateral; (C) an administrative expense claim; provided that as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted an administrative expense claim which is senior and

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prior to the administrative expense claim of the Junior Priority Agents and the other Junior Priority Creditors; and (D) cash payments with respect to interest on the Junior Priority Obligations; provided that (1) as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted cash payments with respect to interest on the Senior Priority Obligation represented by it and (2) such cash payments do not exceed an amount equal to the interest accruing on the principal amount of Junior Priority Obligations outstanding on the date such relief is granted at the interest rate under the applicable Junior Priority Documents and accruing from the date the applicable Junior Priority Agent is granted such relief;

(iii)       If any Junior Priority Creditor receives post-petition interest and/or adequate protection payments in an Insolvency Proceeding (“Junior Priority Adequate Protection Payments”) and the Senior Priority Creditors do not receive payment in full in cash of all Senior Priority Obligations upon the effectiveness of the plan of reorganization for, or conclusion of, that Insolvency Proceeding, then each Junior Priority Creditor shall pay over to the Senior Priority Creditors an amount (the “Pay-Over Amount”) equal to the lesser of (i) the Junior Priority Adequate Protection Payments received by such Junior Priority Creditor and (ii) the amount of the short-fall in payment in full in cash of the First Lien Obligations.  Notwithstanding anything herein to the contrary, the Senior Priority Creditors shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Junior Priority Creditors; and

(iv)      in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Creditors represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby).

(j)                                                            Reorganization Securities and Other Plan-Related Issues.

(a)                                 If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of claims of the Senior Priority Secured Parties and/or on account of claims of the Junior Priority Secured Parties, then, to the extent the debt obligations distributed on account of claims of the Senior Priority Secured Parties and/or on account of claims of the Junior Priority Secured Parties are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b)                                 Each Junior Priority Agent and the other Junior Priority Secured Parties(whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Senior Priority Agents

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or to the extent any such plan is proposed or supported by the number of Senior Priority Creditors required under Section 1126 of the Bankruptcy Code.

(c)                                  Each Senior Priority Agent and the Senior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of each other Senior Priority Agent.

(k)                                                Certain Waivers.

(i)             Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, waives any claim any Junior Priority Secured Party may hereafter have against any Senior Priority Secured Party arising out of the election by any Senior Priority Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law.

(ii)          Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that none of them shall (i) object or contest, or directly or indirectly support any other Person objecting to or contesting, any request by any Senior Priority Agent or any of the Senior Priority Creditors for the payment of interest, fees, expenses or other amounts to such Senior Priority Agent or any other Senior Priority Secured Party under Section 506(b) of the Bankruptcy Code or otherwise, or (ii) assert or directly or indirectly support any claim against any Senior Priority Creditor for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

(iii)       So long as the Senior Priority Agents and holders of the Senior Priority Obligations shall have received and continue to receive all accrued post-petition interest, default interest, premiums, fees or expenses with respect to the Senior Priority Obligations, neither any Senior Priority Agent nor any other holder of Senior Priority Obligations shall object to, oppose or challenge any claim by the Junior Priority Agent or any holder of Junior Priority Obligations for allowance in any Insolvency Proceeding of Junior Priority Obligations consisting of post-petition interest, default interest, premiums, fees or expenses.

14.

MISCELLANEOUS

(a)                                                         Rights of Subrogation.  Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Secured Parties to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Secured Parties to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations shall have occurred.  Following the Discharge of Senior Priority Obligations, each Senior Priority Agent agrees to execute such documents, agreements and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal

46

fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

(b)                                                         Further Assurances.  The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

(c)                                                          Representations.  The ABL Collateral Agent represents and warrants to each other Agent that it has the requisite power and authority under the ABL Facility Documents to enter into, execute, deliver and carry out the terms of this Agreement on behalf of itself and the ABL Creditors.  The [  ](1) Junior Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the [  ](1) Junior Lien Facility Documents to enter into, execute, deliver and carry out the terms of this Agreement on behalf of itself and the [  ](1) Junior Lien Creditors.  Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver and carry out the terms of this Agreement on behalf of itself and any Additional Creditors represented thereby.

(d)                                                         Amendments.

(i)             No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by (i) prior to the Discharge of Senior Priority Obligations, each Senior Priority Agent then party to this Agreement and (ii) prior to the Discharge of Junior Priority Obligations, each Junior Priority Agent then party to this Agreement.  Notwithstanding the foregoing, the Parent Borrower may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise as provided for in the definition of “ABL Credit Agreement” or “[  ](1) Junior Lien Credit Agreement”, as applicable.  No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Creditor not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Agent or Additional Creditor that may at any subsequent time become a Party or beneficiary hereof), shall be effective unless it is consented to in writing by the Parent Borrower (regardless of whether any such Additional Agent or Additional Creditor ever becomes a Party or beneficiary hereof).  Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of any Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Parent Borrower and each other affected Credit Party.  Any

47

amendment, modification or waiver of clause (b) in any of the definitions of the terms “Additional Credit Facilities,” “ABL Credit Agreement” or “[  ](1) Junior Lien Credit Agreement” shall not be given effect except pursuant to a written instrument executed by the Parent Borrower.

(ii)          In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of, or replace any Senior Priority Collateral Document for the purpose of adding to, deleting from or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of any Senior Priority Agent, any Senior Priority Secured Parties represented thereby or any Credit Party with respect to the Collateral (including the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Secured Parties represented thereby; provided that such amendment, waiver or consent does not materially adversely affect the rights or interests of such Junior Priority Secured Parties in the Collateral (it being understood that the release of any Liens securing Junior Priority Obligations pursuant to Section 2.4(b) shall not be deemed to materially adversely affect the rights or interests of such Junior Priority Secured Parties in the Collateral).  The applicable Senior Priority Agent shall give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

(e)                                                          Addresses for Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed).  The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 7.5) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Collateral Agent:	[ ](5) [ ](6)

[ ](1) Junior Lien Agent:	[ ](7) [ ](8)

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Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Any ABL Collateral Agent under any Other ABL Credit Agreement:	As set forth in the joinder executed and delivered by such ABL Collateral Agent pursuant to the definition of “ABL Credit Agreement.”

Any [ ](1) Junior Lien Agent under any Other [ ](1) Junior Lien Credit Agreement:	As set forth in the joinder executed and delivered by such [ ](1) Junior Lien Agent pursuant to the definition of “[ ](1) Junior Lien Credit Agreement”

(f)                                                           No Waiver, Remedies.  No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(g)                                                          Continuing Agreement, Transfer of Secured Obligations.  This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations shall have occurred, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of Senior Priority Obligations and the Discharge of Junior Priority Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns.  Nothing herein is intended to, or shall be construed to, give any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10.  All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding.  Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise.  The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

(h)                                                         Governing Law; Entire Agreement.  The validity, performance and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to its conflict of laws principles to the extent that such principles are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.  This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

(i)                                                             Counterparts.  This Agreement may be executed in any number of counterparts (including by telecopy and other electronic transmission), and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

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(j)                                                            No Third-Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Secured Parties and the Borrowers and the other Credit Parties.  No other Person shall have or be entitled to assert rights or benefits hereunder.

(k)                                                         Designation of Additional Indebtedness; Joinder of Additional Agents.

(i)             The Parent Borrower may designate any Additional Indebtedness complying with the requirements of the definition thereof as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(A)                                                                               one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Parent Borrower or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to each Agent then party to this Agreement;

(B)                                                                               at least five Business Days (unless a shorter period is agreed in writing by each of the Parties (other than any Designated Agent) and the Parent Borrower) prior to delivery of the Additional Indebtedness Joinder, the Parent Borrower shall have delivered to each Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

(C)                                                                               the Parent Borrower shall have executed and delivered to each Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness; and

(D)                                                                               all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to each Agent then party to this Agreement.

No Additional Indebtedness may be designated as both Senior Priority Debt and Junior Priority Debt.

(ii)          Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Creditor shall constitute an “Additional Creditor”, and any Additional Agent for any such Additional Creditor shall constitute an “Additional Agent” for all purposes under this Agreement.  The date on which such conditions specified in clause (a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness.  Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the ABL Collateral Agent, the [  ](1) Junior Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then

50

designated.  On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the ABL Collateral Agent, the [  ](1) Junior Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(iii)       In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the ABL Collateral Agent, [  ](1) Junior Lien Agent and each Additional Agent then party hereto agrees (x) to execute and deliver upon receipt of any required documents pursuant to the applicable Senior Priority Documents or Junior Priority Documents any amendments, amendments and restatements, restatements or waivers of, or supplements to or other modifications to, any ABL Collateral Documents, [  ](1) Junior Lien Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and delivering for recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Parent Borrower to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

(l)                                                             Senior Priority Representative; Junior Priority Representative .  (a)       The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction or with the consent of the Controlling Senior Priority Secured Parties, or of the requisite percentage of such Controlling Senior Priority Secured Parties as provided in the applicable Senior Priority Documents (or the agent or representative with respect thereto).  Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative.  Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then-existing Senior Priority Representative and is delivered in accordance with Section 7.5, and such Party shall not be required to inquire into the veracity or genuineness of such notice.  Each existing Senior Priority Representative from time to time shall give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

(b)                                 The Junior Priority Representative shall act for the Junior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction or with the consent of the Controlling Junior Priority Secured Parties, or of the requisite percentage of such Controlling Junior Priority Secured Parties as provided in the applicable Junior Priority Documents (or the agent or representative with respect thereto).  Until a Party (other than the existing Junior Priority Representative) receives written notice from the existing Junior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Junior Priority Representative, such Party shall be entitled to act as if the existing Junior Priority Representative is in fact the Junior Priority Representative.  Each Party (other than the existing Junior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Junior Priority Representative which facially appears to be from the then-existing Junior Priority Representative and is delivered in accordance with Section 7.5, and such Party shall not be required to inquire into the veracity or genuineness of such notice.  Each existing Junior Priority

51

Representative from time to time shall give prompt written notice to each Party of any change in the identity of the Junior Priority Representative.

(m)                                                     Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively.  Nothing herein shall be construed to limit the right of any Agent (on behalf of the Secured Parties represented thereby) to enter into any separate agreement among all or a portion of the Agents (each on behalf of the Secured Parties represented thereby); and the rights and obligations among such Secured Parties will be governed by, and any provisions herein regarding them will therefore be subject to, the provisions of any such separate agreement.  Nothing in this Agreement is intended to or shall impair the rights of any Credit Party, or the obligations of any Credit Party to pay any ABL Obligations, any [  ](1) Junior Lien Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

(n)                                                         Headings.  The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

(o)                                                         Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not (i) invalidate or render unenforceable such provision in any other jurisdiction or (ii) invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

(p)                                                         Attorneys’ Fees.  The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

(q)                                                         VENUE; JURY TRIAL WAIVER.

(i)             EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR, IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING

52

MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.17(A) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(ii)          EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(iii)       EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(r)                                                            Intercreditor Agreement.  This Agreement is the “First Lien Intercreditor Agreement” referred to in the ABL Credit Agreement, the [  ](1) Junior Lien Credit Agreement and each Additional Credit Facility.  Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive regularly scheduled principal, interest and other payments it would be entitled to as an unsecured creditor to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding) so long as such payments are not the direct or indirect result of any Exercise of Secured Creditor Remedies or enforcement in violation of this Agreement, it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

(s)                                                           No Warranties or Liability.  Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Facility Document, any other [  ](1) Junior Lien Facility Document or any other Additional Document.  Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

(t)                                                            Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of the Base Intercreditor Agreement, (i) with respect to the relative rights and obligations solely as among the Senior Priority Secured Parties on the one hand and the Junior Priority Secured Parties on the other hand, the provisions of this Agreement shall govern and (ii) with respect to the relative rights and obligations solely as among the Senior Priority Secured Parties (as defined in the Base Intercreditor Agreement) on the one hand and the Junior Priority Secured Parties (as defined in the Base Intercreditor Agreement) on the other hand, the provisions of the Base Intercreditor Agreement shall

53

govern. In addition, the parties hereto agree that (i) the designation of any Indebtedness or Obligations under this Agreement as “Senior Priority Debt” or “Senior Priority Obligations” under and as defined in the Base Intercreditor Agreement shall not be deemed to alter the relative priority of such Indebtedness or Obligations as set forth herein and (ii) for purposes of the Base Intercreditor Agreement, any agreements or provisions thereof which “may be separately otherwise agreed in writing” among the Junior Secured Parties (as defined in the Base Intercreditor Agreement) (or words of similar affect) shall be deemed to be as modified or otherwise agreed by the Secured Parties as set forth in this Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Facility Document, any [  ](1) Junior Lien Facility Document or any Additional Document, the provisions of this Agreement shall govern; provided that the foregoing shall not be construed to limit the relative rights and obligations of any Agent (and the Secured Parties represented thereby) that may be set forth in any separate agreement among all or a portion of the Agents; such rights and obligations among the applicable Secured Parties will be governed by, and any provisions herein regarding them are therefore subject to, any such separate agreement.  The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, any Credit Party in the Senior Priority Documents or the Junior Priority Documents.

(u)                                                         Information Concerning Financial Condition of the Credit Parties.  No Party has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the ABL Obligations, the [  ](1) Junior Lien Obligations or any Additional Obligations, as applicable.  Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances.  In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

(v)                                                         Excluded Assets.  For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 4.1, 6.1 and 6.9) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Document to which such Agent is a party.

[Signature pages follow]

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IN WITNESS WHEREOF, the ABL Collateral Agent, for and on behalf of itself and the ABL Creditors, and the [  ](1) Junior Lien Agent, for and on behalf of itself and the [  ](1) Junior Lien Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.

[ ]
in its capacity as ABL Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[ ]
in its capacity as [ ](1) Junior Lien Agent

By:
Name:
Title:

By:
Name:
Title:

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Collateral Agent, the ABL Creditors, the [  ](1) Junior Lien Agent, the [  ](1) Junior Lien Creditors, any Additional Agent and any Additional Creditors, and will not do any act or perform any obligation which is not in accordance with this Agreement.  Each Credit Party further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement, except as expressly provided therein.

CREDIT PARTIES:

HERC RENTALS INC.

By:
Name:
Title:

[•]

By:
Name:
Title:

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION, dated as of           , 20  , by [            ] (the “Parent Borrower”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the First Lien Intercreditor Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “First Lien Intercreditor Agreement”) entered into as of [  ], between [  ], in its capacity as collateral agent (together with its successors and assigns in such capacity, the “ABL Collateral Agent”) for the ABL Creditors, and [  ], in its [capacities as administrative agent and collateral agent] (together with its successors and assigns in such capacity, the “[  ](1) Junior Lien Agent”) for the [  ](1) Junior Lien Creditors.  Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned thereto in the First Lien Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of           , 20   (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Creditors] [and Additional Agent, as agent (the “Additional Agent”)]. (9)

Section 7.11 of the First Lien Intercreditor Agreement permits the Parent Borrower to designate Additional Indebtedness under the First Lien Intercreditor Agreement.  Accordingly:

Section 1.  Representations and Warranties.  The Parent Borrower hereby represents and warrants to the ABL Collateral Agent, the [  ](1) Junior Lien Agent and any Additional Agent that:

(1)                                 The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the First Lien Intercreditor Agreement; and

(2)                                 all conditions set forth in Section 7.11 of the First Lien Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.

Section 2.  Designation of Additional Indebtedness.  The Parent Borrower hereby designates such Additional Indebtedness as Additional Indebtedness under the First Lien Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt] [Junior Priority Debt] for purposes of the First Lien Intercreditor Agreement.

Ex. A-1

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[Parent Borrower]

By:
Name:
Title:

Ex. A-2

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of                , 20  , among [•] (the “Parent Borrower”), [[  ], (the “ABL  Collateral Agent”) for the ABL Creditors,] (10) [[  ], in its [capacities as administrative agent and collateral agent] (together with its successors and assigns in such capacities, the “[  ](1) Junior Lien Agent”)](11) for the [  ](1) Junior Lien Creditors, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] (26) and any successors or assigns thereof, to the First Lien Intercreditor Agreement dated as of [  ], (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien Intercreditor Agreement”) among the ABL Collateral Agent[,][and] the [  ](1) Junior Lien Agent [and [list any previously added Additional Agent]].  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the First Lien Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of           , 20   (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Creditors (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].(9)

Section 7.11 of the First Lien Intercreditor Agreement permits the Parent Borrower to designate Additional Indebtedness under the First Lien Intercreditor Agreement.  The Parent Borrower has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,](12) hereby agrees with the Borrowers and the other Grantors, the ABL Collateral Agent, the [  ](1) Junior Lien Agent and any other Additional Agent party to the First Lien Intercreditor Agreement as follows:

Section 1.  Agreement to be Bound.  The [Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,](13) hereby agrees to be bound by the terms and provisions of the First Lien Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a Party to the First Lien Intercreditor Agreement.

Section 2.  Recognition of Claims.  The ABL Collateral Agent (for and on behalf of itself and the ABL Lenders), the [  ](1) Junior Lien Agent (for and on behalf of itself and the [  ](1) Junior Lien Creditors) and [each of] the Additional Agent[s] (for and on behalf of itself and any Additional Creditors represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the ABL Collateral Agent, the [  ](1) Junior Lien Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the First Lien Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the ABL Collateral Agent, the [  ](1) Junior Lien Agent, any Additional Agent or any Creditor may be entitled or subject.  The ABL Collateral Agent (for and on behalf of itself and the ABL Creditors), the [  ](1) Junior Lien Agent (for and on behalf of itself and the [  ](1) Junior Lien Creditors), and any Additional Agent party to the First Lien Intercreditor

(26)       List applicable current Parties, other than any party being replaced in connection herewith.

Ex. B-1

Agreement (for and on behalf of itself and any Additional Creditors represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.  The [Joining Additional Agent (for and on behalf of itself and the Joining Additional Creditors)] (a) recognize[s] the existence and validity of the ABL Obligations represented by the ABL Credit Agreement and the existence and validity of the [  ](1) Junior Lien Obligations represented by the [  ](1) Junior Lien Credit Agreement and (b) agree[s] to refrain from making or asserting any claim that the ABL Credit Agreement, the [  ](1) Junior Lien Credit Agreement or other ABL Facility Documents or [  ](1) Junior Lien Facility Documents, as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3.  Notices.  Notices and other communications provided for under the First Lien Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the First Lien Intercreditor Agreement).

Section 4.  Miscellaneous.  THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

Ex. B-2

EXHIBIT C

[ABL CREDIT AGREEMENT][ [  ](1) JUNIOR LIEN CREDIT AGREEMENT] JOINDER

JOINDER, dated as of                , 20  , among [[        ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the First Lien Intercreditor Agreement, the “ABL Collateral Agent”)(xiv) for the ABL Secured Parties,] [[             ], in its [capacities as administrative agent and collateral agent] (together with its successors and assigns in such capacity from time to time, and as further defined in the First Lien Intercreditor Agreement, the “[  ](1) Junior Lien Agent”)(xv) for the [  ](1) Junior Lien Secured Parties], [list any previously added Additional Agent]] (1) and [insert name of additional ABL Secured Parties, ABL Collateral Agent, [  ](1) Junior Lien Secured Parties or [  ](1) Junior Lien Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the First Lien Intercreditor Agreement dated as of [  ] (as amended, supplemented, waived or otherwise modified from time to time, the “First Lien Intercreditor Agreement”) among the ABL Collateral Agent(xvi), [and] the [  ](1) Junior Lien Agent(xvii) [and (list any previously added Additional Agent)].  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the First Lien Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of           , 20   (the “Joining [ABL Credit Agreement][ [  ](1) JUNIOR LIEN CREDIT AGREEMENT]”), among [list any applicable Credit Party], [list any applicable new ABL  Secured Parties or new [  ](1) Junior Lien Secured Parties, as applicable (the “Joining [ABL][ [  ](1) Junior Lien] Secured Parties”)] [and insert name of each applicable Agent (the “Joining [ABL Collateral][[  ](1) Junior Lien] Agent”)].(xviii)

The Joining [ABL Collateral][[  ](1) Junior Lien] Agent, for and on behalf of itself and the Joining [ABL][[  ](1) Junior Lien] Secured Parties, hereby agrees with the Borrowers and the other Grantors, the [ABL Collateral][[  ](1) Junior Lien] Agent and any other Additional Agent party to the First Lien Intercreditor Agreement as follows:

Section 1.  Agreement to be Bound.  The [ABL Collateral][[  ](1) Junior Lien] Agent, for and on behalf of itself and the Joining [ABL][[  ](1) Junior Lien](xix) Secured Parties,](xx) hereby agrees to be bound by the terms and provisions of the First Lien Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the First Lien Intercreditor Agreement as [the][a] [ABL Collateral][[  ](1) Junior Lien] Agent.  As of the date hereof, the Joining [ABL Credit Agreement][[  ](1) Junior Lien Credit Agreement] shall be deemed [the][a] [ABL Credit Agreement][[  ](1) Junior Lien Credit Agreement] under this Agreement, and the obligations thereunder are subject to the terms and provisions of the First Lien Intercreditor Agreement.

Section 2.  Notices.  Notices and other communications provided for under the First Lien Intercreditor Agreement to be provided to the Joining [ABL Collateral][[  ](1) Junior Lien] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the First Lien Intercreditor Agreement).

Section 3.  Miscellaneous.  THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

(1)              List applicable current Parties, other than any party being replaced in connection herewith.

Ex. C-1

[ADD SIGNATURES]

Ex. C-2

•                  EXHIBIT O TO

CREDIT AGREEMENT

•                  DUTCH AUCTION PROCEDURES

This Outline is intended to summarize certain basic terms of the Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.10(c) of the Credit Agreement, of which this Exhibit O is a part. It is not intended to be a definitive statement of all of the terms and conditions of a Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable auction procedures set for each auction (the “Offer Documents”). None of the Administrative Agent or any of its Affiliates makes any recommendation pursuant to the Offer Documents as to whether or not any Lender should sell its Incremental Term Loans to one of the Borrowers pursuant to the Offer Documents, nor shall the decision by the Administrative Agent (or any of its Affiliates) in its capacity as a Lender be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Incremental Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Incremental Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning this auction and the Offer Documents. Capitalized terms used but not otherwise defined in this Exhibit O have the meanings assigned to them in the Credit Agreement.

(A)                               Discounted Incremental Term Loan Prepayments.  Notwithstanding anything in any Loan Document to the contrary, the Borrowers may prepay the outstanding Incremental Term Loans on the following basis:

(i)                                     Right to Prepay.  The Borrowers shall have the right to make a voluntary prepayment of Incremental Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, a Borrower Solicitation of Discount Range Prepayment Offers, or a Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Exhibit O; provided that at the time of such Discounted Term Loan Prepayment, after giving effect thereto, Specified Availability is no less than 10% of the Total Commitment.  Each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that in connection with such Discounted Term Loan Prepayment, (1) the Borrowers then may have, and later may come into possession of, information regarding the Incremental Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on Holdings, the Parent Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, the Parent Borrower, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdings, the Parent Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.  Each Lender participating in any Discounted Term Loan Prepayment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.  Any Incremental Term Loans prepaid pursuant to this Exhibit O shall be immediately and automatically cancelled.

(ii)                                  Borrower Offer of Specified Discount Prepayment.

(1)                                 The Borrowers may from time to time offer to make a Discounted Term Loan Prepayment by providing the Administrative Agent with one Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Parent Borrower, to each Lender and/or to each Lender of one or more Incremental Term Loans on a Tranche by Tranche basis, (II) any such offer shall specify the aggregate Outstanding Amount offered to be prepaid (the “Specified Discount Prepayment Amount”), the Tranches of Incremental Term Loans subject to such offer and the specific percentage discount to par value (the “Specified Discount”) of the Outstanding Amount of such Loans to be prepaid and (III) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date.  The Administrative Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Administrative Agent (or its delegate) by no later than the time and date designated by the Administrative Agent and approved by the Parent Borrower (the “Specified Discount Prepayment Response Date”).

(2)                                 Each relevant Lender receiving such offer shall notify the Administrative Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Incremental Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s Outstanding Amount and Tranches of Incremental Term Loans to be prepaid at such offered discount.  Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable.  Any Lender whose Specified Discount Prepayment Response is not received by the Administrative Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept such Borrower Offer of Specified Discount Prepayment.

(3)                                 If there is at least one Discount Prepayment Accepting Lender, the Borrowers will make prepayment of outstanding Incremental Term Loans pursuant to this paragraph (ii) to each Discount Prepayment Accepting Lender in accordance with the respective Outstanding Amount and Tranches of Incremental Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (2); provided that, if the aggregate Outstanding Amount of Incremental Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective Outstanding Amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Administrative Agent (in consultation with the Parent Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”).  The Administrative Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the Parent Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate Outstanding Amount and the Tranches of all Incremental Term Loans to be prepaid at the Specified Discount on such date, and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the Outstanding Amount, Tranche and Type of Incremental Term Loans of such Lender to be prepaid at the Specified Discount on such date.  Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Parent Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Parent Borrower shall be due and payable by the Borrowers on the Discounted Prepayment Effective Date in accordance with paragraph (vi) below (subject to paragraph (x) below).

(iii)                               Borrower Solicitation of Discount Range Prepayment Offers.

(1)                                 The Borrowers may from time to time solicit Discount Range Prepayment Offers by providing the Administrative Agent with one Business Day’s (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Parent Borrower, to each Lender and/or to each Lender of one or more Incremental Term Loans on a Tranche by Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the relevant Incremental Term Loans that the Borrowers are willing to prepay at a discount (the “Discount Range Prepayment Amount”), the Tranches of Incremental Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the Outstanding Amount of such Incremental Term Loans willing to be prepaid by the Borrowers and (III) each such solicitation by the Borrowers shall remain outstanding through the Discount Range Prepayment Response Date.  The Administrative Agent will promptly provide each relevant Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Lender to the Administrative Agent (or its delegate) by no later the time and date designated by the Administrative Agent and approved by the Parent Borrower (the “Discount Range Prepayment Response Date”).  Each relevant Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Incremental Term Loans and the maximum aggregate Outstanding Amount and Tranches of such Incremental Term Loans such Lender is willing to have prepaid at the Submitted Discount (the “Submitted Amount”).  Any Lender whose Discount Range Prepayment Offer is not received by the Administrative Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Incremental Term Loans at any discount to their par value within the Discount Range.

(2)                                 The Administrative Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Parent Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the Applicable Discount and Incremental Term Loans to be prepaid at such Applicable Discount in accordance with this paragraph (iii).  The Borrowers agree to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Administrative Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate Outstanding Amount equal to the lesser of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts.  Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Incremental Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following clause (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3)                                 If there is at least one Participating Lender, the Borrowers will prepay the respective outstanding Incremental Term Loans of each Participating Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the Outstanding Amount of the relevant Incremental Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Administrative Agent (in

consultation with the Parent Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”).  The Administrative Agent shall promptly, and in any case within three Business Days following the Discount Range Prepayment Response Date, notify (w) the Parent Borrower of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount of the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate Outstanding Amount and Tranches of all Incremental Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate Outstanding Amount and Tranches of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration.  Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Parent Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Parent Borrower shall be due and payable by the Borrowers on the Discounted Prepayment Effective Date in accordance with paragraph (vi) below (subject to paragraph (x) below).

(iv)                              Borrower Solicitation of Discounted Prepayment Offers.

(1)                                 The Borrowers may from time to time solicit Solicited Discounted Prepayment Offers by providing the Administrative Agent with one Business Day’s (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Parent Borrower, to each Lender and/or to each Lender of one or more Incremental Term Loans on a Tranche by Tranche basis, (II) any such notice shall specify the maximum aggregate Outstanding Amount of the Incremental Term Loans  and the Tranches of Incremental Term Loans  the Borrowers are willing to prepay at a discount (the “Solicited Discounted Prepayment Amount”) and (III) each such solicitation by the Borrowers shall remain outstanding through the Solicited Discounted Prepayment Response Date.  The Administrative Agent will promptly provide each relevant Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Administrative Agent (or its delegate) by no later than the time and date designated by the Administrative Agent and approved by the Parent Borrower (the “Solicited Discounted Prepayment Response Date”).  Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Incremental Term Loans  and the maximum aggregate Outstanding Amount and Tranches of such Incremental Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount.  Any Lender whose Solicited Discounted Prepayment Offer is not received by the Administrative Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Incremental Term Loans at any discount to their par value.

(2)                                 The Administrative Agent shall promptly provide the Parent Borrower with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date.  The Parent Borrower shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that the Borrowers are willing to accept (the “Acceptable Discount”), if any.  If the Borrowers elect to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Parent Borrower from the Administrative Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Parent Borrower shall submit an Acceptance and Prepayment Notice to the Administrative Agent setting forth the Acceptable Discount.  If the Administrative Agent shall fail to receive an Acceptance and Prepayment Notice from the Parent Borrower by the Acceptance Date, the Borrowers shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)                                 Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Administrative Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Administrative Agent will determine (in consultation with the Parent Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) the aggregate Outstanding Amount and the Tranches of Incremental Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrowers at the Acceptable Discount in accordance with this Exhibit O.  If the Borrowers elect to accept any Acceptable Discount, then the Borrowers agree to accept all Solicited Discounted Prepayment Offers received by the Administrative Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount.  Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Incremental Term Loans equal to its Offered Amount (subject to any required proration pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”).  The Borrowers will prepay outstanding Incremental Term Loans pursuant to this paragraph (3) to each Qualifying Lender in the aggregate Outstanding Amount and of the Tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the Outstanding Amount of the Incremental Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Administrative Agent (in consultation with the Parent Borrower and subject to rounding requirements of the Administrative Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”).  On or prior to the Discounted Prepayment Determination Date, the Administrative Agent shall promptly notify (w) the Parent Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Tranches to be prepaid, (x) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Incremental Term Loans and the Tranches to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate Outstanding Amount and the Tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration.  Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Parent Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Parent Borrower shall be due and payable by the Borrowers on the Discounted Prepayment Effective Date in accordance with paragraph (vi) below (subject to paragraph (x) below).

(v)                                 Expenses.  In connection with any Discounted Term Loan Prepayment, the Borrowers and the Lenders acknowledge and agree that the Administrative Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Borrowers in connection therewith.

(vi)                              Payment.  If any Incremental Term Loan is prepaid in accordance with paragraphs (ii) through (iv) above, the Borrowers shall prepay such Incremental Term Loans on the Discounted Prepayment Effective Date.  The Borrowers shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying

Lenders, as applicable, at the Administrative Agent’s Office in the applicable currency and in immediately available funds not later than 11:00 A.M. (New York time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the Incremental Term Loans on a pro rata basis.  The Incremental Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date.  Each prepayment of the outstanding Incremental Term Loans pursuant to this Exhibit O shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable.  The aggregate Outstanding Amount of the Tranches of the Incremental Term Loans outstanding shall be deemed reduced by the full par value of the aggregate Outstanding Amount of the Tranches of Incremental Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.  The Lenders hereby agree that, in connection with a prepayment of Incremental Term Loans pursuant to this Exhibit O and notwithstanding anything to the contrary contained in this Agreement, (i) interest in respect of the Incremental Term Loans may be made on a non-pro rata basis among the Lenders holding such Loans to reflect the payment of accrued interest to certain Lenders as provided in this Exhibit O and (ii) all subsequent prepayments and repayments of the Incremental Term Loans (except as otherwise contemplated by the Credit Agreement) shall be made on a pro rata basis among the respective Lenders based upon the then outstanding principal amounts of the Incremental Term Loans then held by the respective Lenders after giving effect to any prepayment pursuant to this Exhibit O as if made at par.  It is also understood and agreed that prepayments pursuant to this Exhibit O shall not be subject to Section 4.4(a) of the Credit Agreement, or, for the avoidance of doubt, Section 11.7(a) of the Credit Agreement or the pro rata allocation requirements of Section 4.8(a) of the Credit Agreement.

(vii)                           Other Procedures.  To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Exhibit O, established by the Administrative Agent acting in its reasonable discretion and as reasonably agreed by the Parent Borrower.

(viii)                        Notice.  Notwithstanding anything in any Loan Document to the contrary, for purposes of this Exhibit O, each notice or other communication required to be delivered or otherwise provided to the Administrative Agent (or its delegate) shall be deemed to have been given upon the Administrative Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix)                              Actions of Administrative Agent.  Each of the Borrowers and the Lenders acknowledges and agrees that Administrative Agent may perform any and all of its duties under this Exhibit O by itself or through any Affiliate of the Administrative Agent and expressly consents to any such delegation of duties by the Administrative Agent to such Affiliate and the performance of such delegated duties by such Affiliate.  The exculpatory provisions in this Agreement shall apply to each Affiliate of the Administrative Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Exhibit O as well as to activities of the Administrative Agent in connection with any Discounted Term Loan Prepayment provided for in this Exhibit O.

(x)                                 Revocation.  The Parent Borrower shall have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is so revoked, any failure by the Borrowers to make any prepayment to a Lender pursuant to this Exhibit O shall not constitute a Default or Event of Default under Section 9(a) or otherwise).

(xi)                              No Obligation.  This Exhibit O shall not (i) require the Borrowers to undertake any prepayment pursuant to this Exhibit O or (ii) limit or restrict the Borrowers from making voluntary prepayments of the Incremental Term Loans in accordance with the other provisions of the Credit Agreement.

(B)                            Definitions

“Acceptable Discount”:  as defined in subsection (A)(iv) of this Exhibit O.

“Acceptable Prepayment Amount”:  as defined in subsection (A)(iv) of this Exhibit O.

“Acceptance and Prepayment Notice”:  an irrevocable written notice from the Parent Borrower accepting a Solicited Discounted Prepayment Offer at the Acceptable Discount specified therein.

“Acceptance Date”:  as defined in subsection (A)(iv) of this Exhibit O.

“Applicable Discount”:  as defined in subsection (A)(iii) of this Exhibit O.

“Borrower Offer of Specified Discount Prepayment”:  the offer by the Borrowers to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to subsection (A)(ii) of this Exhibit O.

“Borrower Solicitation of Discount Range Prepayment Offers”:  the solicitation by the Borrowers of offers for, and the corresponding acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to subsection (A)(iii) of this Exhibit O.

“Borrower Solicitation of Discounted Prepayment Offers”:  the solicitation by the Borrowers of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to subsection (A)(iv) of this Exhibit O.

“Discount Prepayment Accepting Lender”:  as defined in subsection (A)(ii) of this Exhibit O.

“Discount Range”:  as defined in subsection (A)(iii) of this Exhibit O.

“Discount Range Prepayment Amount”:  as defined in subsection (A)(iii) of this Exhibit O.

“Discount Range Prepayment Notice”:  a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to this Exhibit O.

“Discount Range Prepayment Offer”:  the irrevocable written offer by a Lender submitted in response to an invitation to submit offers following the Administrative Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date”:  as defined in subsection (A)(iii) of this Exhibit O.

“Discount Range Proration”:  as defined in subsection (A)(iii) of this Exhibit O.

“Discounted Prepayment Determination Date”:  as defined in subsection (A)(iv) of this Exhibit O.

“Discounted Prepayment Effective Date”:  in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, five Business Days following the receipt by each relevant Lender of notice from the Administrative Agent in accordance with subsection (A)(ii), subsection (A)(iii) or subsection (A)(iv) of this Exhibit O, as applicable, unless a shorter period is agreed to between the Parent Borrower and the Administrative Agent.

“Discounted Term Loan Prepayment”:  as defined in subsection (A)(i) of this Exhibit O.

“Excluded Information”:  as defined in subsection (A)(i) of this Exhibit O.

“Identified Participating Lenders”:  as defined in subsection (A)(iii) of this Exhibit O.

“Identified Qualifying Lenders”:  as defined in subsection (A)(iv) of this Exhibit O.

“Incremental Term Loans”: term loans made in respect of Incremental Term Loan Commitments.

“Offered Amount”:  as defined in subsection (A)(iv) of this Exhibit O.

“Offered Discount”:  as defined in subsection (A)(iv) of this Exhibit O.

“Outstanding Amount”:  with respect to the Incremental Term Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.

“Participating Lender”:  as defined in subsection (A)(iii) of this Exhibit O.

“Qualifying Lender”:  as defined in subsection (A)(iv) of this Exhibit O.

“Solicited Discount Proration”:  as defined in subsection (A)(iv) of this Exhibit O.

“Solicited Discounted Prepayment Amount”:  as defined in subsection (A)(iv) of this Exhibit O.

“Solicited Discounted Prepayment Notice”:  an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to subsection (A)(iv) of this Exhibit O.

“Solicited Discounted Prepayment Offer”:  the irrevocable written offer by each Lender submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date”:  as defined in subsection (A)(iv) of this Exhibit O.

“Specified Discount”:  as defined in subsection (A)(ii) of this Exhibit O.

“Specified Discount Prepayment Amount”:  as defined in subsection (A)(ii) of this Exhibit O.

“Specified Discount Prepayment Notice”:  an irrevocable written notice of the Parent Borrower of Discounted Term Loan Prepayment made pursuant to subsection (A)(ii) of this Exhibit O.

“Specified Discount Prepayment Response”:  the written response by each Lender to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date”:  as defined in subsection (A)(ii) of this Exhibit O.

“Specified Discount Proration”:  as defined in subsection (A)(ii) of this Exhibit O.

“Submitted Amount”:  as defined in subsection (A)(iii) of this Exhibit O.

“Submitted Discount”:  as defined in subsection (A)(iii) of this Exhibit O.

•                  EXHIBIT P TO

CREDIT AGREEMENT

Form of Officer Certificate

This Officer Certificate is delivered to you pursuant to Section 7.2(a) of the Credit Agreement, dated as of June 30, 2016 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among HERC RENTALS INC., a Delaware corporation formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Parent Borrower”), the Canadian Borrowers (as defined in the Credit Agreement), the U.S. Subsidiary Borrowers (as defined in the Credit Agreement) (the U.S. Subsidiary Borrowers together with the Canadian Borrowers and the Parent Borrower, the “Borrowers”), the Lenders from time to time party thereto, CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties (as defined therein).  Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

1.                                      I am the duly elected, qualified and acting [•](1) of the Parent Borrower.

2.                                      I have reviewed and am familiar with the contents of this Officer Certificate.  I am providing this Officer Certificate solely in my capacity as an officer of the Parent Borrower.  To the best of my knowledge, the matters set forth herein are true, correct and complete.

3.                                      I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Parent Borrower and its Restricted Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”).  Such review disclosed at the end of the accounting period covered by the Financial Statements, to the best of my knowledge as of the date of this Officer Certificate, that [(i) the Financial Statements fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries in conformity with GAAP and in reasonable detail and prepared in accordance with GAAP applied consistently throughout periods reflected therein and with prior periods that began on or after the Closing Date (except as disclosed therein or for the absence of footnotes) and (ii)](2) each of Holdings, the Parent Borrower and its Restricted Subsidiaries have observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Credit Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and I have obtained no knowledge of any Default or any Event of Default has occurred and is continuing [, except for          ].(3)

(1)              The Certificate may be signed by a Responsible Officer of the Parent Borrower.  Responsible Officer means (a) the chief executive officer or the president, with respect to financial matters, the chief financial officer, the treasurer or controller or (b) any vice president or, with respect to financial matters, any assistant treasurer or assistant controller, who has been designated in writing to the Administrative Agent or the Collateral Agent as a Responsible Officer by such chief executive officer or president or, with respect to financial matters, by such chief financial officer.

(2)              To be included only in Officer Certificates accompanying Quarterly Reports.

(3)              To be included if there was a Default or Event of Default during the applicable period.  The Default or Event of Default should be described.

[4.                                  Attached hereto as ANNEX 2 are the calculations required to determine compliance the Consolidated Fixed Charge Ratio Covenant set forth in Subsection 8.1 of the Credit Agreement.](4)

(4)              Only include if upon the occurrence and during the continuance of a Financial Covenant Event.

IN WITNESS WHEREOF, I have executed this Officer Certificate this      day of          , 20  .

HERC RENTALS INC.,
as the Parent Borrower

By:
Name:
Title:

ANNEX I

to Exhibit P

[Applicable Financial Statements To Be Attached]

P-4

ANNEX II

to Exhibit P

The information described herein is as of [         ,     ](1) (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [         ,       ] to the Computation Date (the “Relevant Period”).

Consolidated Fixed Charge Coverage Ratio

(1)                                 Insert month and year when this agreement is initially entered into (e.g., January 2014).

(2)                                 Insert the section number of the negative covenant restricting Liens in the Initial [        ](1) Junior Lien Credit Agreement.

(3)                                 Insert the section number of the definitions section in the Initial [        ](1) Junior Lien Credit Agreement.

(4)                                 Insert the section number of the negative covenant restricting Indebtedness in the Initial [        ](1) Junior Lien Credit Agreement

(5)                                 Insert name of ABL Collateral Agent.

(6)                                 Insert address of ABL Collateral Agent.

(7)                                 Insert name of [  ](1) Junior Lien Agent.

(8)                                 Insert address of [  ](1) Junior Lien Agent.

(9)                                 Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.

(10)                          Revise as appropriate to refer to any successor ABL Collateral Agent.

(11)                          Revise as appropriate to refer to any successor [  ](1) Junior Lien Agent.

(12)                          Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Creditors represented thereby.

(13)                          Revise references throughout as appropriate to refer to the party or parties being added.

(xiv)                       Revise as appropriate to refer to any successor Original Senior Lien Agent.

(xv)                          Revise as appropriate to refer to any successor [                  ](1) [Senior/Junior](2)] Lien Agent.

(xvi)                       Revise as appropriate to describe predecessor ABL Collateral Agent or ABL Secured Parties, if joinder is for a new ABL Credit Agreement.

(xvii)                    Revise as appropriate to describe predecessor [            ](1) Junior Lien Agent or [           ] Junior Lien Secured Parties, if joinder is for a new [   ](1) Junior Lien Credit Agreement.

(xviii)                 Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.

(xix)                       Revise as appropriate to refer to any Agent being added hereby and any Creditors represented thereby.

(xx)                          Revise references throughout as appropriate to refer to the party or parties being added.

(1)              Insert the last day of the respective month, fiscal quarter or year covered by the financial statements which are required to be accompanied by this Officer Certificate.

(vi)                subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)             otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate; provided that in the event of any conflict between (x) any such amendment, restatement, supplement, replacement, refinancing, extension, consolidation, restructuring or modification and (y) this Agreement, the terms of this Agreement shall control.

(b)                   Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:

(i)                       change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)                    subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

(iii)                 amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)                release its Lien on any Collateral or other Property;

(v)                   exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)                subject to Section 2.5(a), retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)             otherwise manage and supervise the Junior Priority Obligations as the Junior Priority Agent shall deem appropriate; provided that in the event of any conflict between (x) any such amendment, restatement, supplement, replacement, refinancing, extension, consolidation, restructuring or modification and (y) this Agreement, the terms of this Agreement shall control.

(c)                    Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Intercreditor

Agreement, dated as of [      ], 20[  ] (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Intercreditor Agreement”), initially among [                 ], in its capacities as administrative agent and collateral agent for the Original Senior Lien Lenders to the Original Senior Lien Credit Agreement, [                                ], in its capacities as [administrative agent and collateral agent] for the [       ](1) [Senior/Junior](2) Lien Lenders to the [       ](1) [Senior/Junior](2) Lien Credit Agreement, and certain other persons party or that may become party thereto from time to time.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.

(d)                   Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)                       change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)                    subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(iii)                 amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)                release its Lien on any Collateral or other Property;

(v)                   exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)                subject to Section 2.5(b), retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)             otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate; provided that in the event of any conflict between (x) any such amendment, restatement, supplement, replacement, refinancing, extension, consolidation, restructuring or modification and (y) this Agreement, the terms of this Agreement shall control.

(e)                    Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)                       change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)                    subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;

(iii)                 amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)                release its Lien on any Collateral or other Property;

(v)                   exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)                subject to Section 2.5(c), retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)             otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate; provided that in the event of any conflict between (x) any such amendment, restatement, supplement, replacement, refinancing, extension, consolidation, restructuring or modification and (y) this Agreement, the terms of this Agreement shall control.

(f)                     The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document, respectively) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that (x) if the Indebtedness refunding, replacing or refinancing any such Senior Priority

Obligations or Junior Priority Obligations is to constitute Additional Obligations hereunder (as designated by the Original Senior Lien Parent Borrower [or the [        ]  Senior Lien Borrower]), as the case may be, the holders of such Indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to an Additional Indebtedness Joinder and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents and (y) for the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, to the incurrence of Additional Indebtedness, subject to Section 7.11.

Section 5.3                      Reinstatement and Continuation of Agreement.  If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery.  If this Agreement shall have been terminated prior to such Senior Priority Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement.  All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations.  No priority or right of any Senior Priority Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Secured Party may have.

ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1                                    DIP Financing.

(a)                                 If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and any Senior Priority Secured Party shall seek to provide any Credit Party with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it will raise no objection and will not directly or indirectly support or act in concert with any other party in raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Junior Priority Agent securing the applicable Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing, except as otherwise set forth herein), and will subordinate its Liens on the Collateral to (i) the Liens securing such DIP

Financing (and all obligations relating thereto), (ii) any adequate protection Liens provided to the Senior Priority Creditors, and (iii) any “carve-out” for professional or United States Trustee fees agreed to by the Senior Priority Agent, so long as (x) such Junior Priority Agent retains its Lien on the Collateral to secure the applicable Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (y) all Liens on Collateral securing any such DIP Financing are senior to or on a parity with the Liens of the Senior Priority Secured Parties on the Collateral securing the Senior Priority Obligations and (z) if any Senior Priority Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations, such Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the related Junior Priority Obligations, provided that (x) each such Lien in favor of such Senior Priority Secured Party and such Junior Priority Secured Party shall be subject to the provisions of Section 6.1(b) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Secured Party from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.

(b)                                 All Liens granted to any Senior Priority Secured Party or Junior Priority Secured Party in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter the super-priority of any Liens securing any DIP Financing.

Section 6.2                                    Relief from Stay.  Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent.

Section 6.3                                    No Contest.  Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a)), or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1(a)) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement.  Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any Senior Priority Creditors represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral, or (ii) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement.  Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral, or (ii) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.

Section 6.4                                    Asset Sales.  Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that it will not oppose any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.

Section 6.5                                    Separate Grants of Security and Separate Classification.  Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding.  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held by a court of competent jurisdiction that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be applied as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution from the Collateral is applied in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them from the Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries.  The foregoing sentence is subject to any separate agreement by and between any Additional Agent, for and on behalf of itself and the Additional Creditors represented thereby, and any other Agent, for and on behalf of itself and the Creditors represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Creditors.

Section 6.6                                    Enforceability.  The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

Section 6.7                                    Senior Priority Obligations Unconditional.  All rights of any Senior Priority Agent hereunder, and all agreements and obligations of the other Senior Priority Agents, the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)                                 any lack of validity or enforceability of any Senior Priority Document;

(b)                                 any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

(c)                                  any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee thereof;

(d)                                 the commencement of any Insolvency Proceeding in respect of the Borrower or any other Credit Party; or

(e)                                  any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8                                    Junior Priority Obligations Unconditional.  All rights of any Junior Priority Agent hereunder, and all agreements and obligations of the Senior Priority Agents, the other Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a)                                 any lack of validity or enforceability of any Junior Priority Document;

(b)                                 any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(c)                                  any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee thereof;

(d)                                 the commencement of any Insolvency Proceeding in respect of any Credit Party; or

(e)                                  any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9                                    Adequate Protection.  Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, that it will not contest or support any other Person in contesting any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection or any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on such Senior Priority Agent’s or Senior Priority Creditor’s claiming a lack of adequate protection.  Except to the extent expressly provided in Section 6.1 and this Section 6.9, nothing in this Agreement shall limit the rights of any Agent and the Creditors represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that:

(a)                                 in the event that any Senior Priority Agent, for and on behalf of itself or any of the Senior Priority Creditors represented thereby, seeks or requests adequate protection in respect of any Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent may seek or request adequate protection in the form of a junior Lien on such collateral as security for the Junior Priority Obligations and that any Lien on such collateral securing the Junior Priority Obligations shall be subordinate to any Lien on such collateral securing the Senior Priority Obligations;

(b)                                 the Junior Priority Agents and Junior Priority Creditors shall only be permitted to seek adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted a Lien on such additional collateral, which Lien shall be senior to any Lien of the Junior Priority Agents and the Junior Priority Creditors on such additional collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted replacement Liens on the Collateral, which Liens shall be senior to the Liens of the Junior Priority Agents and the Junior Priority Creditors on the Collateral; (C) an administrative expense claim; provided that as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted an administrative expense claim which is senior and prior to the administrative expense claim of the Junior Priority Agents and the other Junior Priority Creditors; and (D) cash payments with respect to interest on the Junior Priority Obligations; provided that (1) as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted cash payments with respect to interest on the Senior Priority Obligation represented by it and (2) such cash payments do not exceed an amount equal to the interest accruing on the principal amount of Junior Priority Obligations outstanding on the date such relief is granted at the interest rate under the applicable Junior Priority Documents and accruing from the date the applicable Junior Priority Agent is granted such relief;

(c)                                  if any Junior Priority Creditor receives post-petition interest and/or adequate protection payments in an Insolvency Proceeding (“Junior Priority Adequate Protection Payments”) and the Senior Priority Creditors do not receive payment in full in cash of all Senior Priority Obligations upon the effectiveness of the plan of reorganization for, or conclusion of, that Insolvency Proceeding, then each Junior Priority Creditor shall pay over to the Senior Priority Creditors an amount (the “Pay-Over Amount”) equal to the lesser of (i) the Junior Priority Adequate Protection Payments received by such Junior Priority Creditor and (ii) the amount of the short-fall in payment in full in cash of the First Lien Obligations.  Notwithstanding anything herein to the contrary, the Senior Priority Creditors shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Junior Priority Creditors; and

(d)                                 in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority

Agent and the Senior Priority Creditors represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby.

Section 6.10                    Reorganization Securities and Other Plan-Related Issues.

(a)                                 If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of claims of the Senior Priority Creditors and/or on account of claims of the Junior Priority Creditors, then, to the extent the debt obligations distributed on account of claims of the Senior Priority Creditors and/or on account of claims of the Junior Priority Creditors are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b)                                 Each Junior Priority Agent and the other Junior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Senior Priority Agents or to the extent any such plan is proposed or supported by the number of Senior Priority Creditors required under Section 1126 of the Bankruptcy Code.

(c)                                  Each Senior Priority Agent and the other Senior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of each other Senior Priority Agent.

Section 6.11                    Certain Waivers.

(a)                                 Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, waives any claim any Junior Priority Creditor may hereafter have against any Senior Priority Creditor arising out of the election by any Senior Priority Creditor of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law.

(b)                                 Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of them shall (i) object, contest, or directly or indirectly support any other Person objecting to or contesting, any request by any Senior Priority Agent or any of the other Senior Priority Creditors for the payment of interest, fees, expenses or other amounts to such Senior Priority Agent or any other Senior Priority Creditor under Section 506(b) of the Bankruptcy Code or otherwise, or (ii) assert or directly or indirectly support any claim against any Senior Priority Creditor for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

(c)                                  So long as the Senior Priority Agents and holders of the Senior Priority Obligations shall have received and continue to receive all accrued post-petition interest, default interest, premiums, fees or expenses with respect to the Senior Priority Obligations, neither any Senior Priority Agent nor any other holder of Senior Priority Obligations shall object to, oppose, or challenge any claim by the Junior Priority Agent or any holder of Junior Priority Obligations for allowance in any Insolvency Proceeding of Junior Priority Obligations consisting of post-petition interest, default interest, premiums, fees, or expenses.

ARTICLE VII

MISCELLANEOUS

Section 7.1                                    Rights of Subrogation.  Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations shall have occurred.  Following the Discharge of Senior Priority Obligations, each Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

Section 7.2                                    Further Assurances.  The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3                                    Representations.  The Original Senior Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the Original Senior Lien Facility Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Original Senior Lien Creditors.  The [       ](1) [Senior/Junior](2) Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the [       ](1) [Senior/Junior](2) Lien Facility Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the [        ](1) [Senior/Junior](2) Lien Creditors.  Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Creditors represented thereby.

Section 7.4                                    Amendments.

(a)                                 No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by (i) prior to the Discharge of Senior Priority Obligations, each Senior Priority Agent then party to this Agreement and (ii) prior to the Discharge of Junior Priority Obligations, each Junior Priority

Agent then party to this Agreement.  Notwithstanding the foregoing, the Original Senior Lien Parent Borrower may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise as provided for in the definition of “Original Senior Lien Credit Agreement” or “[        ](1) [Senior/Junior](2) Lien Credit Agreement”, as applicable.  No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Creditor not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Agent or Additional Creditor that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Original Senior Parent Lien Borrower (regardless of whether any such Additional Agent or Additional Creditor ever becomes a Party or beneficiary hereof).  Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of any Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Original Senior Lien Parent Borrower and each other affected Credit Party.  Any amendment, modification or waiver of clause (b) in any of the definitions of the terms “Additional Credit Facilities,” “Original Senior Lien Credit Agreement” or “[        ](1) [Senior/Junior](2) Lien Credit Agreement” or of the definition of “Senior Priority Representative” or Section 7.19 shall not be given effect except pursuant to a written instrument executed by the Original Senior Lien Parent Borrower.

(b)                                 In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of or replace any Senior Priority Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of any Senior Priority Agent, any Senior Priority Creditors represented thereby, or any Credit Party with respect to the Collateral (including the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Creditors represented thereby; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of such Junior Priority Creditors in the Collateral (it being understood that the release of any Liens securing Junior Priority Obligations pursuant to Section 2.4(b) shall not be deemed to materially adversely affect the rights or interests of such Junior Priority Creditors in the Collateral).  The applicable Senior Priority Agent shall give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

Section 7.5                                    Addresses for Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed).  The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 7.5) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Original Senior Lien Agent:	[•] [•] Attention: [•] Facsimile: [•] Telephone: [•] Email: [•]

With copies (which shall not constitute notice) to:	[•] Attention: [•] Facsimile: [•] Telephone: [•] Email: [•]

[ ](1) [Senior/Junior](2) Agent:	[•] [•] Attention: [•] Facsimile: [•] Telephone: [•] Email: [•]

With copies (which shall not constitute notice) to:	[•] Attention: [•] Facsimile: [•] Telephone: [•] Email: [•]

Any Additional Agent:                                                                      As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6                                    No Waiver, Remedies.  No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7                                    Continuing Agreement, Transfer of Secured Obligations.  This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations shall have occurred, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of Senior Priority Obligations and the Discharge of Junior Priority Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns.  Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10.  All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding.  Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise.  The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8                                    Governing Law; Entire Agreement.  The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to its conflict of laws principles to the extent that such principles are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.  This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto

Section 7.9                                    Counterparts.  This Agreement may be executed in any number of counterparts (including by telecopy and other electronic transmission), and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10                             No Third-Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Creditors and the Original Senior Lien Borrowers and the other Credit Parties.  No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11                             Designation of Additional Indebtedness; Joinder of Additional Agents.

(a)                                 The Original Senior Lien Parent Borrower may designate any Additional Indebtedness complying with the requirements of the definition thereof as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i)                                     one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Original Senior Lien Parent Borrower or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to each Agent then party to this Agreement;

(ii)                                  at least five Business Days (unless a shorter period is agreed in writing by the Parties (other than any Designated Agent) and the Original Senior Lien Parent Borrower) prior to delivery of the Additional Indebtedness Joinder, the Original Senior Lien Parent Borrower shall have delivered to each Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

(iii)                               the Original Senior Lien Parent Borrower shall have executed and delivered to each Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness; and

(iv)                              all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to each Agent then party to this Agreement.

No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.

(b)                                 Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Creditor shall constitute an “Additional Creditor”, and any Additional Agent for any such Additional Creditor shall constitute an “Additional Agent” for all purposes under this Agreement.  The date on which such conditions specified in clause (a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness.  Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the Original Senior Lien Agent, the [       ](1) [Senior/Junior](2) Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated.  On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the Original Senior Lien Agent, the [       ](1) [Senior/Junior](2) Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c)                                  In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the Original Senior Lien Agent, the [       ](1) [Senior/Junior](2) Lien Agent and each Additional Agent then party hereto agrees (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Original Senior Lien Collateral Documents, [       ](1) [Senior/Junior](2) Lien Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Original Senior Lien Parent Borrower to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12                             Senior Priority Representative; Notice of Senior Priority Representative Change.

(a)                                 The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction or with the consent of the Controlling Senior Priority Secured Parties, or of the requisite percentage of such Controlling Senior Priority Secured Parties as provided in the applicable Senior Priority Documents (or the agent or representative with respect thereto).  Until a Party (other than the existing Senior Priority Representative)

receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative.  Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then-existing Senior Priority Representative and is delivered in accordance with Section 7.5, and such Party shall not be required to inquire into the veracity or genuineness of such notice.  Each existing Senior Priority Representative from time to time shall give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

(b)                                 The Junior Priority Representative shall act for the Junior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction or with the consent of the Controlling Junior Priority Secured Parties, or of the requisite percentage of such Controlling Junior Priority Secured Parties as provided in the applicable Junior Priority Documents (or the agent or representative with respect thereto).  Until a Party (other than the existing Junior Priority Representative) receives written notice from the existing Junior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Junior Priority Representative, such Party shall be entitled to act as if the existing Junior Priority Representative is in fact the Junior Priority Representative.  Each Party (other than the existing Junior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Junior Priority Representative which facially appears to be from the then-existing Junior Priority Representative and is delivered in accordance with Section 7.5, and such Party shall not be required to inquire into the veracity or genuineness of such notice.  Each existing Junior Priority Representative from time to time shall give prompt written notice to each Party of any change in the identity of the Junior Priority Representative

Section 7.13                             Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively.  Nothing herein shall be construed to limit the right of any Agent (on behalf of the Secured Parties represented thereby) to enter into any separate agreement (including any Junior Priority Intercreditor Agreement) among all or a portion of the Agents (each on behalf of the Secured Parties represented thereby); and the rights and obligations among such Secured Parties will be governed by, and any provisions herein regarding them will therefore be subject to, the provisions of any such separate agreement. Nothing in this Agreement is intended to or shall impair the rights of any Credit Party, or the obligations of any Credit Party to pay any Original Senior Lien Obligations, any [        ](1) [Senior/Junior](2) Lien Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.14                             Headings.  The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.15                             Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not (i) invalidate or render unenforceable such provision in any other jurisdiction or (ii) invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.16                             Attorneys’ Fees.  The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.17                             VENUE; JURY TRIAL WAIVER.

(a)                                 EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.17(A) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(b)                                 EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)                                  EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.18                             Intercreditor Agreement.  This Agreement is the “Junior Lien Intercreditor Agreement” referred to in the Original Senior Lien Credit Agreement, the [       ](1) [Senior/Junior](2) Lien Credit Agreement and each Additional Credit Facility.  Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive regularly scheduled principal, interest and other payments it would be entitled to as an unsecured creditor to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding) so long as such payments are not the direct or indirect result of any Exercise of Secured Creditor Remedies or enforcement in violation of this Agreement, it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.19                             No Warranties or Liability.  Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other Original Senior Lien Facility Document, any other [        ](1) [Senior/Junior](2) Lien Facility Document or any other Additional Document.  Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.20                             Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of any Original Senior Lien Facility Document, any [       ](1) [Senior/Junior](2) Lien Facility Document or any Additional Document, the provisions of this Agreement shall govern; provided that the foregoing shall not be construed to limit the relative rights and obligations of any Agent (and the Secured Parties represented thereby) that may be set forth in any separate agreement (including any Junior Priority Intercreditor Agreement) among all or a portion of the Agents; such rights and obligations among the applicable Secured Parties will be governed by, and any provisions herein regarding them are therefore subject to, any such separate agreement.  The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, any Credit Party in the Senior Priority Documents or the Junior Priority Documents.

Section 7.21                             Information Concerning Financial Condition of the Credit Parties.  No Party has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the Original Senior Lien Obligations, the [       ](1) [Senior/Junior](2) Lien Obligations or any Additional Obligations, as applicable.  Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances.  In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

Section 7.22                             Excluded Assets.  For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 4.1, 6.1 and 6.9) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Document to which such Agent is a party.

[Signature pages follow]

IN WITNESS WHEREOF, the Original Senior Lien Agent, for and on behalf of itself and the Original Senior Lien Creditors, and the [       ](1) [Senior/Junior](2) Lien Agent, for and on behalf of itself and the [       ](1) [Senior/Junior](2) Lien Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.

[ ],
in its capacity as Original Senior Lien Agent

By:
Name:
Title:

By:
Name:
Title:

[ ],
in its capacity as [ ](1) [Senior/Junior](2) Lien Agent

By:
Name:
Title:

S-1

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the Original Senior Lien Agent, the Original Senior Lien Creditors, the [       ](1) [Senior/Junior](2) Lien Agent, the [       ](1) [Senior/Junior](2) Lien Creditors, any Additional Agent and any Additional Creditors, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.  Each Credit Party further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement, except as expressly provided therein.

CREDIT PARTIES:

S-2

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of           , 20  , by The Hertz Corporation, a Delaware corporation (the “Original Senior Lien Parent Borrower”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Junior Lien Intercreditor Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”), entered into as of [     ], 20[  ], between [                        ], in its capacity as administrative agent and collateral agent (together with its successors and assigns in such capacity, the “Original Senior Lien Agent”) for the Original Senior Lien Creditors, and [                        ], in its capacities [as administrative agent and collateral agent] (together with its successors and assigns in such capacity, the “[       ](1) [Senior/Junior](2) Lien Agent”) for the [       ](1) [Senior/Junior](2) Lien Lenders.(12) Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of           , 20   (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Creditors] [and Additional Agent, as agent (the “Additional Agent”)].(13)

Section 7.11 of the Intercreditor Agreement permits the Original Senior Lien Parent Borrower to designate Additional Indebtedness under the Intercreditor Agreement.  Accordingly:

Section 1.  Representations and Warranties.  The Original Senior Lien Parent Borrower hereby represents and warrants to the Original Senior Lien Agent, the [       ](1)  [Senior/Junior](2) Lien Agent, and any Additional Agent that:

(1)                                 The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and

(2)                                 all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.

Section 2.  Designation of Additional Indebtedness.  The Original Senior Lien Parent Borrower hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt] [Junior Priority Debt].

Ex. A-1

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

THE HERTZ CORPORATION

By:
Name:
Title:

Ex. A-2

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of                , 20  , among The Hertz Corporation, a Delaware corporation (the “Original Senior Lien Parent Borrower”), those certain Subsidiaries of the Borrower from time to time party to the Intercreditor Agreement described below, [[                        ], in its capacities as administrative agent (together with its successors and assigns in such capacities, the “Original Senior Lien Agent”)(14) for the Original Senior Lien Creditors, [                        ], in its capacities [as administrative agent and collateral agent] (together with its successors and assigns in such capacities, the “[       ](1) [Senior/Junior](2) Lien Agent”)(15) for the [       ](1) [Senior/Junior](2) Lien Lenders, [list any previously added Additional Agent]](16) [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Junior Lien Intercreditor Agreement, dated as of [      ], 20[  ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among the Original Senior Lien Agent[,] [and] the [       ](1) [Senior/Junior](2) Lien Agent [and [list any previously added Additional Agent]].  Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of           , 20   (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Creditors (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].(17)

Section 7.11 of the Intercreditor Agreement permits the Borrower to designate Additional Indebtedness under the Intercreditor Agreement.  The Borrower has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,](18) hereby agrees with the Original Senior Lien Agent, the [       ](1) [Senior/Junior](2) Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1.  Agreement to be Bound.  The [Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,](19) hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a Party to the Intercreditor Agreement.

Section 2.  Recognition of Claims.  The Original Senior Lien Agent (for itself and on behalf of the Original Senior Lien Lenders), the [       ](1) [Senior/Junior](2) Lien Agent (for itself and on behalf of the [       ](1) [Senior/Junior](2) Lien Lenders) and [each of] the Additional Agent[s](for itself and on behalf of any Additional Creditors represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the Original Senior Lien Agent, the [       ](1) [Senior/Junior](2) Lien Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the Original Senior Lien Agent, the [       ](1) [Senior/Junior](2) Lien Agent, any Additional Agent or any Creditor may be entitled or subject.  The Original Senior Lien Agent (for itself and on behalf of the Original Senior Lien Creditors), the [       ](1) [Senior/Junior](2) Lien Agent (for itself and on behalf of the

Ex. B-1

[       ](1) [Senior/Junior](2) Lien Creditors), and any Additional Agent party to the Intercreditor Agreement (for and on behalf of itself and any Additional Creditors represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.  The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors] (a) recognize[s] the existence and validity of the Original Senior Lien Obligations represented by the Original Senior Lien Credit Agreement and the existence and validity of the [       ](1) [Senior/Junior](2) Lien Obligations represented by the [       ](1) [Senior/Junior](2) Lien Credit Agreement(20) and (b) agree[s] to refrain from making or asserting any claim that the Original Senior Lien Credit Agreement, the [       ](1) [Senior/Junior](2) Lien Credit Agreement or other Original Senior Lien Facility Documents or [       ](1) [Senior/Junior](2) Lien Facility Documents,(20) as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3.  Notices.  Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4.  Miscellaneous.  THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

Ex. B-2

EXHIBIT C

[ORIGINAL SENIOR LIEN CREDIT AGREEMENT][[                                        ](1) [SENIOR/JUNIOR LIEN](2) CREDIT AGREEMENT] JOINDER

JOINDER, dated as of                , 20  , among [[    ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Original Senior Lien Agent”)(21) for the Original Senior Lien Secured Parties, [             ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “[                                                ](1) [Senior/Junior](2) Lien Agent”)(22) for the [                                ](1) [Senior/Junior](2) Lien Secured Parties, [list any previously added Additional Agent]](23) [and insert name of additional Original Senior Lien Secured Parties, Original Senior Lien Agent, [                                                ](1) [Senior/Junior](2) Lien Secured Parties or [                                       ](1) [Senior/Junior](2) Lien Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Junior Lien Intercreditor Agreement, dated as of [                  ], 20[  ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Original Senior Lien Agent(24), [and] the [                            ](1) [Senior/Junior](2) Lien Agent(25) [and (list any previously added Additional Agent)].  Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of           , 20   (the “Joining [Original Senior Lien Credit Agreement][ [                                  ](1) [Senior/Junior](2) Lien Credit Agreement]”), among [list any applicable Credit Party], [list any applicable new Original Senior Lien Secured Parties or new [               ](1) [Senior/Junior](2) Lien Secured Parties, as applicable (the “Joining [Original Senior][ [                                               ](1) [Senior/Junior](2)] Lien Secured Parties”)] [and insert name of each applicable Agent (the “Joining [Original Senior][ [                                               ](1) [Senior/Junior](2)] Lien Agent”)].(26)

The Joining [Original Senior][ [                             ](1) [Senior/Junior](2)] Lien Agent, for and on behalf of itself and the Joining [Original Senior][ [                                               ](1) [Senior/Junior](2)](27) Lien Secured Parties, hereby agrees with the Original Senior Lien Parent Borrower and the other Grantors, the [Original Senior][ [                  ](1) [Senior/Junior](2)] Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1.  Agreement to be Bound.  The [Joining [Original Senior][ [                    ](1) [Senior/Junior](2)] Lien Agent, for and on behalf of itself and the Joining [Original Senior][ [                       ](1) [Senior/Junior](2)] Lien Secured Parties,](28) hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][an] [Original Senior][ [                                         ](1) [Senior/Junior](2)] Lien Agent.  As of the date hereof, the Joining [Original Senior Lien Credit Agreement][ [                 ](1) [Senior/Junior](2)] Lien Credit Agreement] shall be deemed [the][a] [Original Senior Lien Credit Agreement][ [           ](1) [Senior/Junior](2)] Lien Credit Agreement] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2.  Notices.  Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [Original Senior][ [                                 ](1) [Senior/Junior](2)] Lien Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3.  Miscellaneous.  THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT

Ex. C-1

THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

(1)                                 Insert month and year when this agreement is initially entered into (e.g., January 2015).

(2)                                 Insert (i) “Senior,” if this Agreement is initially entered into in connection with the incurrence of debt with pari passu Lien priority to the Original Senior Lien Credit Agreement or (ii) “Junior,” if this agreement is initially entered into in connection with the incurrence of debt with Junior Lien Priority to the Original Senior Lien Credit Agreement.

(3)                                 Describe the applicable Borrower.

(4)                                 Insert the section number of the negative covenant restricting Liens in the Initial [        ](1) [Senior/Junior](2) Lien Credit Agreement.

(5)                                 Insert the section number of the definitions section in the Initial [        ](1) [Senior/Junior](2) Lien Credit Agreement.

(6)                                 Insert the section number of the negative covenant restricting Indebtedness in the Initial [        ](1) [Senior/Junior](2) Lien Credit Agreement

(7)                                 Include if this agreement is initially entered into in connection with the incurrence of Junior Priority Debt.

(8)                                 Include if this agreement is initially entered into in connection with the incurrence of Junior Priority Debt.

(9)                                 Include if this agreement is initially entered into in connection with the incurrence of Senior Priority Debt.

(10)                          Insert (i) “Senior,” if this agreement is initially entered into in connection with the incurrence of debt with pari passu Lien priority to the Original Senior Lien Credit Agreement or (ii) “Junior,” if this agreement is initially entered into in connection with the Junior Lien Priority to the Original Senior Lien Credit Agreement.

(11)                          Insert (i) “Senior,” if this agreement is initially entered into in connection with the incurrence of debt with pari passu Lien priority to the Original Senior Lien Credit Agreement or (ii) “Junior,” if this agreement is initially entered into in connection with the Junior Lien Priority to the Original Senior Lien Credit Agreement.

(12)                          Revise as appropriate to refer to any successor Original Senior Lien Agent or [    ](1) [Senior/Junior](2) Lien Agent and to add reference to any previously added Additional Agent.

(13)                          Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.

(14)                          Revise as appropriate to refer to any successor Original Senior Lien Agent.

(15)                          Revise as appropriate to refer to any successor [    ](1) [Senior/Junior](2) Lien Agent.

(16)                          List applicable current Parties, other than any party being replaced in connection herewith.

(17)                          Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.

(18)                          Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Creditors represented thereby.

(19)                          Revise references throughout as appropriate to refer to the party or parties being added.

(20)                          Add references to any previously added Additional Credit Facility and related Additional Obligations as appropriate.

(21)                          Revise as appropriate to refer to any successor Original Senior Lien Agent.

(22)                          Revise as appropriate to refer to any successor [                              ](1) [Senior/Junior](2)] Lien Agent.

(23)                          List applicable current Parties, other than any party being replaced in connection herewith.

(24)                          Revise as appropriate to describe predecessor Original Senior Lien Agent or Original Senior Lien Secured Parties, if joinder is for a new Original Senior Lien Credit Agreement.

(25)                          Revise as appropriate to describe predecessor [                                     ](1) [Senior/Junior](2)] Lien Agent or [                                     ] [Senior/Junior]] Lien Secured Parties, if joinder is for a new [                               ](1) [Senior/Junior](2)] Lien Credit Agreement.

(26)                          Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.

(27)                          Revise as appropriate to refer to any Agent being added hereby and any Creditors represented thereby.

(28)                          Revise references throughout as appropriate to refer to the party or parties being added.

Ex. C-2